As filed with the Securities and Exchange Commission on July 15, 2010

Registration No. 333-162859

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Whitestone REIT

(Exact name of registrant as specified in governing instruments)

2600 South Gessner, Suite 500

Houston, Texas 77063

(713) 827-9595

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James C. Mastandrea

President and Chief Executive Officer

Whitestone REIT

2600 South Gessner, Suite 500

Houston, Texas 77063

(713) 827-9595

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John A. Good, Esq.	David C. Wright, Esq.
Eric J. Loumeau, Esq.	Douglas M. Berman, Esq.
Bass, Berry & Sims PLC	Hunton & Williams LLP
The Tower at Peabody Place	Riverfront Plaza, East Tower
100 Peabody Place, Suite 900	951 East Byrd Street
Memphis, TN 38103	Richmond, VA 23219
(901) 543-5900	(804) 788-8200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated July 15, 2010

Class B Common Shares

Whitestone REIT is a fully integrated, internally managed real estate company founded in 1998 that seeks to own and operate Community Centered Properties™, which we define as visibly located properties in established or developing, culturally diverse neighborhoods in our target markets. We conduct our operations so as to qualify as a real estate investment trust, or REIT, for federal income tax purposes.

We are selling all of the Class B common shares of beneficial interest offered by this prospectus. We currently expect the public offering price to be between $             and $             per share. Our Class B common shares are currently not listed or traded on an exchange or in any other public market. Our Class B common shares have been approved for listing on the NYSE Amex, subject to official notice of issuance, under the symbol “WSR.”

Our declaration of trust contains certain restrictions relating to the ownership and transfer of our Class B common shares, including, subject to certain exceptions, a limit on ownership of more than 9.8% in value or number of shares, whichever is more restrictive, of our outstanding Class B common shares. See “Description of Securities – Restrictions on Ownership and Transfer.”

Investing in our Class B common shares involves a high degree of risk. See “Risk Factors” beginning on page 15 of this prospectus for a discussion of the following and other risks that you should consider before investing:

•

Recent market disruptions have continued to adversely affect our occupancy, rental rates and access to capital and may significantly and negatively affect our financial condition and results of operations in the future.

•	Current conditions in the credit markets could adversely affect our ability to refinance existing indebtedness or obtain additional financing on acceptable terms or at all.

•	Current lack of geographic diversification of our portfolio leaves us vulnerable to an economic downturn in Texas, and particularly the Houston metropolitan area.

•

We lease our properties to approximately 800 tenants and face the risk of non-renewal on approximately 10% to 20% of our leases which expire each year, along with the corresponding cost of re-leasing that space.

•

If we fail to maintain our status as a REIT for federal income tax purposes, our distributions to shareholders will not be deductible by us, and we will pay substantial corporate-level income and excise taxes, reducing our earnings available for distribution.

•	There can be no assurance that we will be able to pay or maintain cash dividends or that dividends will increase over time.

	Per Share	Total
Public offering price	$	$
Underwriting discount and commissions	$	$
Net proceeds to us, before expenses	$	$

We have granted the underwriters an option to purchase up to an additional              Class B common shares from us at the public offering price within 30 days after the date of this prospectus solely to cover over-allotments, if any.

The underwriters expect to deliver the Class B common shares on or about                     , 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Wunderlich Securities	Ladenburg Thalmann & Co. Inc.

J.J.B. Hilliard, W.L. Lyons, LLC	Maxim Group LLC	Southwest Securities, Inc.

The date of this prospectus is                     , 2010.

WHITESTONE™ REIT

Creating Communities in Our Properties™

A WHITESTONE REIT COMMUNITY
SPOERLEIN COMMONS
Creating Communities in Our Properties™

A WHITESTONE REIT COMMUNITY
PIMA NORTE
Creating Communities in Our Properties™

A WHITESTONE REIT COMMUNITY
WESTCHASE PLAZA
Creating Communities in Our Properties™

A WHITESTONE REIT COMMUNITY
LION SQUARE
Creating Communities in Our Properties™

Whitestone REIT•NYSE-AMEX:WSR•Corporate Headquarters 2600 S. Gessner, Suite 500 Houston, TX 77063
713.827.9595•866.789.7348•www.whitestonereit.com

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. We are offering to sell Class B common shares and seeking offers to buy Class B common shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of Class B common shares.

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding our company and the financial statements appearing elsewhere in this prospectus, including under the caption “Risk Factors.” Unless the context suggests otherwise, references in this prospectus to “our company,” “we,” “us,” and “our” mean Whitestone REIT, a Maryland real estate investment trust, and its consolidated subsidiaries, including Whitestone REIT Operating Partnership, L.P., a Delaware limited partnership, of which we are the sole general partner and to which we refer in this prospectus as our Operating Partnership. Unless otherwise indicated, the information included in this prospectus assumes (1) the effectiveness of our Articles of Amendment to our declaration of trust, or the Articles of Amendment, to change the name of our common shares to Class A common shares, (2) a 1-for-3 reverse share split of our Class A common shares and OP units to be effected in connection with this offering, (3) the effectiveness of our Articles Supplementary to our declaration of trust, or the Articles Supplementary, to create a new class of common shares entitled Class B common shares, (4) no exercise by the underwriters of the over-allotment option to purchase up to an additional              Class B common shares, (5) that the Class B common shares to be sold in this offering are sold at $              per share, which is the midpoint of the range indicated on the front cover of this prospectus, and (6) that the per unit value of the units of partnership interest in our Operating Partnership, or OP units, that we will purchase with the proceeds of this offering is equal to the public offering price per share of the Class B common shares indicated on the front cover of this prospectus. Each OP unit is redeemable at the election of the holder for cash, or, at our option, one of our Class A common shares. For more information on our classes of common shares, see “Reclassification of Common Shares” below.

Overview

We are a fully integrated real estate company that owns and operates commercial properties in culturally diverse markets in major metropolitan areas. Founded in 1998, we are internally managed with a portfolio of 36 commercial properties in Texas, Arizona and Illinois.

In October 2006, our current management team joined the company and adopted a strategic plan to acquire, redevelop, own and operate Community Centered Properties. We define Community Centered Properties as visibly located properties in established or developing culturally diverse neighborhoods in our target markets. We market, lease, and manage our centers to match tenants with the shared needs of the surrounding neighborhood. Those needs may include specialty retail, grocery, restaurants and medical, educational and financial services. Our goal is for each property to become a Whitestone-branded business center or retail community that serves a neighboring five-mile radius around our property. We employ and develop a diverse group of associates who understand the needs of our multicultural communities and tenants.

Our current portfolio is concentrated in Houston, with additional properties in the Phoenix, Chicago, Dallas and San Antonio metropolitan areas. According to the United States Census Bureau’s Estimates of Population Change for Metropolitan Statistical Areas and Rankings: July 1, 2008 to July 1, 2009, Dallas and Houston ranked first and second, respectively, in population growth out of 366 metropolitan statistical areas, and Phoenix, Chicago and San Antonio ranked seventh, eighth and sixteenth, respectively. We believe the management infrastructure and capacity we have built can accommodate substantial growth in those markets. We also believe that those cities have expanding multi-cultural neighborhoods, providing us with excellent opportunities to execute our strategic plan in those markets.

We believe that over the next three years we will have opportunities to acquire quality properties at historically attractive prices. Many of these properties will be distressed due to over-leverage, mismanagement or the lack of liquidity in the financial markets. We have extensive relationships with community banks, attorneys, title companies and others in the real estate industry which we believe will enable us to take advantage of these market opportunities and maintain an active acquisition pipeline.

Our Strengths

We believe a number of factors differentiate us from other commercial real estate owners in our markets, including:

•

Investment Focus. We seek to invest in properties that are or can become Community Centered Properties from which our tenants deliver needed services to the surrounding community. We focus on niche properties with smaller rental spaces that present opportunities for attractive returns. We target properties that: (1) typically require relatively low capital investment, are management and leasing intensive and do not draw the interest of larger national real estate companies; (2) can be redeveloped at a low cost utilizing our internal management capabilities; and/or (3) can be Whitestone-branded and re-tenanted, resulting in lower tenant turnover and higher occupancy and rental rates, together with corresponding increases in tenant reimbursement of operating expenses.

•

Multi-Cultural Community Focus. Our multi-cultural community focus sets us apart from traditional commercial real estate operators. We value diversity in our team and maintain in-house leasing, property management, marketing, construction and maintenance departments with culturally diverse and multi-lingual associates who understand the particular needs of our tenants and neighborhoods.

•

Proactive Marketing and Leasing. Our proactive marketing and leasing programs are designed to utilize market research to determine the common and distinctive characteristics and needs of the neighborhood and attract tenants who meet those needs. Our in-depth local knowledge in each of our major markets and in-house research capabilities allow us to quickly access and analyze neighborhood demographics and cultural nuances, market rental trends and valuation metrics. Our streamlined and efficient leasing process allows us to attract tenants and to lease spaces quickly. We typically market and lease our properties to smaller tenants who rent on average less than 3,000 square feet. As of March 31, 2010, our average rent per square foot for our smaller tenants represents a 40% premium over rent paid by our larger tenants.

•

Proven Real Estate and “Turn-Around” Track Record. Our eight-person senior management team has more than 125 years of collective experience acquiring, developing, redeveloping, owning, managing and operating commercial real estate properties, portfolios and companies. Our senior management team has extensive national real estate contacts and investment expertise in our target markets. In particular, our management team has significant expertise in “turning around” properties with complex problems. Our team executes a coordinated strategy, utilizing our corporate branding, philosophy and culture, operational systems and experience to renovate and re-tenant properties, with an intention to increase their net operating income and value.

•

Commitment to Associate Training and Development. Our annual in-house Real Estate Executive Development, or REED, program is designed to provide us with knowledgeable and well-trained associates to meet our strategic goals and provide continuity in our leadership and management. The 12-month REED program promotes in-depth understanding of all aspects of investing in, owning and operating commercial real estate by providing select associates with detailed training from real estate professionals from both within and outside Whitestone.

Our Strategy

Our primary business objective is to increase shareholder value by acquiring, owning and operating Community Centered Properties. The key elements of our strategy include:

•	Strategically Acquiring Properties.

•

Seeking High Growth Markets. We seek to strategically acquire commercial properties in high-growth markets. Our acquisition targets are located in densely populated, culturally diverse neighborhoods, primarily in and around Phoenix, Chicago, Dallas, San Antonio and Houston, five of the top 20 markets in the United States in terms of population growth.

•

Diversifying Geographically. Our current portfolio is concentrated in Houston. We believe that continued geographic diversification into markets where we have substantial knowledge and experience will help offset the economic risk from a single market concentration. We intend to focus our expansion efforts on the Phoenix, Chicago, Dallas and San Antonio markets. We believe our management infrastructure and capacity can accommodate substantial growth in those markets. We may also pursue opportunities in other Southwestern and Western regions that are consistent with our Community Centered Property strategy.

•

Capitalizing on Availability of Distressed Assets. We believe that during the next several years there will be excellent opportunities in our target markets to acquire quality properties at historically attractive prices. We intend to acquire distressed assets directly from owners or financial institutions holding foreclosed real estate and debt instruments that are either in default or on bank watch lists. Many of these assets may benefit from our corporate strategy and our management team’s experience in turning around distressed properties, portfolios and companies. We have extensive relationships with community banks, attorneys, title companies, and others in the real estate industry with whom we regularly work to identify properties for potential acquisition.

•

Redeveloping and Re-tenanting Existing Properties. We “turn around” properties and seek to add value through renovating and re-tenanting our properties to create Whitestone-branded Community Centered Properties. We seek to accomplish this by (1) stabilizing occupancy, with per property occupancy goals of 90% or higher; (2) adding leasable square footage to existing structures; (3) developing and building on excess land; (4) upgrading and renovating existing structures; and (5) investing significant effort in recruiting tenants whose goods and services meet the needs of the surrounding neighborhood.

•

Recycling Capital for Greater Returns. We seek to continually upgrade our portfolio by opportunistically selling properties that do not have the potential to meet our Community Centered Property strategy and redeploying the sale proceeds into properties that better fit our strategy. Some of our properties which were acquired prior to the tenure of our current management team may not fit our Community Centered Property strategy, and we may look for opportunities to dispose of these properties as we continue to execute our strategy.

•

Prudent Management of Capital Structure. We intend to use the net proceeds of this offering to fund acquisitions and selective redevelopment of existing properties. We currently have 15 properties that are not mortgaged. We may seek to add mortgage indebtedness to existing and newly acquired unencumbered properties to provide additional capital for acquisitions. As a general policy, we intend to maintain a ratio of total indebtedness to undepreciated book value of real estate assets that is less than 60%. As of March 31, 2010, our ratio of total indebtedness to undepreciated book value of real estate assets was 53%.

•

Investing in People. We believe that our people are the heart of our culture, philosophy and strategy. We continually focus on developing associates who are self-disciplined and motivated and display at all times a high degree of character and competence. We provide them with equity incentives to align their interests with those of our shareholders.

Summary Risk Factors

You should carefully consider the risks discussed in the section entitled “Risk Factors” before deciding to invest in our common shares. Some of these risks include:

•

Recent market disruptions have continued to adversely affect our occupancy, rental rates and access to capital and may significantly and negatively affect our financial condition and results of operations in the future.

•

Current conditions in the credit markets could adversely affect our ability to refinance existing indebtedness or obtain additional financing on acceptable terms or at all, which could adversely affect our ability to grow, our interest costs and our results of operations.

•

Current lack of geographic diversification of our portfolio leaves us vulnerable to an economic downturn in Texas, and particularly the Houston metropolitan area, which could adversely impact our operations and ability to pay dividends to our shareholders.

•

We lease our properties to approximately 800 tenants, with approximately 10% to 20% of our leases expiring annually. Each year we face the risk of non-renewal of a material percentage of our leases and the cost of re-leasing a significant amount of our available space, and our failure to meet leasing targets and control the cost of re-leasing our properties could adversely affect our rental revenue, operating expenses and results of operations.

•

Many of our tenants are small businesses that depend on cash flows from their businesses to pay their rent and are therefore at a higher risk of bankruptcy or insolvency than larger, national tenants. The bankruptcy or insolvency of a number of smaller tenants may have an adverse impact on our income and our ability to pay dividends.

•

We may not be successful in identifying suitable properties or other assets that meet our acquisition criteria or in consummating acquisitions or investments on satisfactory terms or at all. Failure to identify or consummate acquisitions or investment opportunities, or to integrate successfully any acquired properties without substantial expense, delay or other operational or financial problems, would slow our growth, which could in turn adversely affect our Class B common share price.

•

Our acquisition strategy is focused on distressed and foreclosed commercial real estate, and we could face significant competition from other investors, such as publicly-traded REITs, hedge funds, private equity funds and other private real estate investors with greater financial resources and access to capital than us. This could result in competition for accretive acquisition opportunities and delay our business plan, our ability to successfully invest the proceeds of this offering and our ability to maintain our current dividend rate.

•

Our Community Centered Property strategy is newly adopted and requires intensive management of a large number of small spaces and small tenant relationships. Lack of market acceptance of our Community Centered Property strategy or our inability to successfully manage a large number of tenant relationships could adversely affect our occupancy rates, operating results and dividend rate.

•	We depend on key personnel, particularly our eight senior managers, the loss of any of whom could threaten our ability to execute our strategy and operate our business successfully.

•

If we fail to maintain our status as a REIT for federal income tax purposes, our distributions to shareholders will not be deductible by us, and we will pay substantial corporate-level income and excise taxes, reducing our earnings available for distribution.

•

There can be no assurance that we will be able to pay or maintain cash dividends or that dividends will increase over time. The amount of cash available for dividends will be affected by many factors, such as our ability to buy properties, the yields on securities of other real estate programs that we invest in, and our operating expense levels, as well as many other variables.

Reclassification of Common Shares

Our Board of Trustees, or our Board, has approved Articles of Amendment to our declaration of trust that (i) change the name of all of our “common shares” to “Class A common shares” and (ii) effect a 1-for-3 reverse share split of our Class A common shares. In addition, our Board has approved Articles Supplementary to our declaration of trust that creates a new class of shares entitled “Class B common shares.” The rights of the Class A common shareholders will not change with the change in the title of the class. Each Class B common share will have the following rights:

•	the right to vote together with Class A common shareholders on all matters submitted to our shareholders;

•	one vote on all matters voted upon by our shareholders;

•	the right to receive dividends equal to any dividends declared on the Class A common shares; and

•	liquidation rights equal to the liquidation rights of each Class A common share.

In this prospectus, we refer to Class A and Class B common shares collectively as our “common shares.” We are offering our Class B common shares in this offering, and our Class B common shares have been approved for listing on the NYSE Amex subject to official notice of issuance. We do not intend to list our Class A common shares on a national securities exchange. We do intend to conduct one or more exchange offers in the future, no earlier than                     , 2010, which is six months from the date of this prospectus, that will allow for the exchange of one Class A common share into one Class B common share. For more information, see “Shares Eligible for Future Sale – Exchange Offers.” The terms of our Class A and Class B common shares are described more fully under “Description of Securities” in this prospectus.

The Articles of Amendment and the Articles Supplementary will be filed with the State Department of Assessments and Taxation of Maryland prior to the closing of this offering. Unless otherwise indicated, all information in this prospectus assumes the redesignation of the common shares into Class A common shares, a 1-for-3 reverse share split of our Class A common shares and OP units and the creation of the Class B common shares.

Our Properties

We currently own 36 commercial properties, including 31 properties in Houston, two properties in Dallas, one property in Windcrest, Texas, a suburb of San Antonio, one property in Carefree, Arizona, which is adjacent to North Scottsdale in the Phoenix metropolitan statistical area, and one property in Buffalo Grove, Illinois, a suburb of Chicago. While we are examining prospective acquisitions, we have not contracted to acquire any property with the proceeds of this offering, nor are we at a stage of negotiations with respect to the acquisition of any property such that the acquisition of any property is probable.

Our tenants consist of national, regional and local businesses. Our properties generally attract a mix of tenants who provide basic staples, convenience items and services tailored to the specific cultures, needs and preferences of the surrounding community. These types of tenants are the core of our strategy of creating Whitestone-brand Community Centered Properties. We also believe daily sales of these basic items are less sensitive to fluctuations in the business cycle than higher priced retail items. We typically market and lease our properties to smaller tenants who rent on average less than 3,000 square feet. Our largest tenant represented less than 3% of total revenues for the three months ended March 31, 2010.

We directly manage the operations and leasing of our properties. Substantially all of our revenues consist of base rents received under leases that generally have terms that range from month-to-month to over 15 years. Approximately 73% of our existing leases as of March 31, 2010 contain “step up” rental clauses that provide for increases in the base rental payments. We estimate that approximately 14% of our properties have expandable redevelopment potential to add approximately 300,000 revenue producing square feet. The following table summarizes certain information relating to our properties as of March 31, 2010:

Commercial Properties	Leasable Square Feet	Average Occupancy as of 3/31/10	Annualized Base Rental Revenue (in thousands)(1)	Average Annualized Base Rental Revenue Per Sq. Ft.(2)
Retail	1,180,751	81%	$9,783	$10.23
Office/Flex	1,201,672	84%	8,152	8.08
Office	631,841	78%	7,971	16.17

Total	3,014,264	82%	$25,906	$10.51

(1)

Calculated as the tenant’s actual March 31, 2010 base rent multiplied by 12. Excludes vacant space as of March 31, 2010. Because annualized base rental revenue is not derived from historical results that were accounted for in accordance with generally accepted accounting principles, historical results differ from the annualized amounts.

(2)	Calculated as annualized base rent divided by net rentable square feet leased at March 31, 2010. Excludes vacant space at March 31, 2010.

Our Ownership Structure

Our properties are owned and substantially all of our business is conducted through Whitestone REIT Operating Partnership, L.P., a Delaware limited partnership organized in 1998, which we refer to as our Operating Partnership, and its wholly-owned subsidiaries. Whitestone REIT is the sole general partner of the Operating Partnership. As of March 31, 2010, we owned approximately a 65% interest in our Operating Partnership, and other limited partners collectively own approximately a 35% limited partnership interest. Each unit of limited partnership interest in our Operating Partnership, which we call an OP unit, are redeemable at the election of the holder for cash or, at our option, one of our Class A common shares. This operating structure is sometimes referred to as an Umbrella Partnership Real Estate Investment Trust, or UPREIT. Our UPREIT structure enables a seller to contribute property to our Operating Partnership on a tax-deferred basis in exchange for OP units while affording us the opportunity to issue equity on an efficient basis without commissions and without a lag period to invest the equity proceeds in productive assets. We believe this structure allows us to pursue acquisition opportunities that might not otherwise be available if the only consideration that could be offered to the seller was cash. See “The Operating Partnership Agreement.”

The following chart illustrates our operating structure and ownership as of March 31, 2010:

(1)	Whitestone REIT is the 65% owner and the general partner of our Operating Partnership. This percentage will increase to % after completion of this offering.
(2)

Management and Board ownership of Class A common shares and OP units currently represents 9.8% of all Class A common shares assuming conversion of all OP units, excluding OP units held by Whitestone REIT.

Restriction on Ownership and Transfer

Our Articles of Amendment and Restatement, or our declaration of trust, with certain exceptions, authorize our trustees to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our Board, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code of 1986, as amended, or the Code, more than 9.8% (by value or by number of shares, whichever is more restrictive) of our outstanding Class A or Class B common shares or more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of any class or series of our preferred shares. See “Description of Securities – Restrictions on Ownership and Transfer.” These restrictions on transferability and ownership will not apply if our Board determines that it is no longer in our best interests to continue to qualify as a REIT.

With certain limited exceptions, our OP units may not be transferred, in whole or in part, without our written consent as the general partner, which consent we may withhold at our sole discretion. We may not consent to any transfer that would cause our Operating Partnership to be treated as a corporation for federal income tax purposes.

Our Tax Status

We elected to be treated as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 1999. To maintain our REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute to our shareholders at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains. As a REIT, we generally are not subject to federal income tax on our REIT taxable income that we distribute currently to our shareholders. If we fail to maintain our status as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income or property. See “Material U.S. Federal Income Tax Considerations.”

Our REIT status depends upon our ability to meet, for each taxable year, various requirements imposed under the Code. Those requirements involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. For a discussion of the tax consequences of our failure to qualify as a REIT, see “Material U.S. Federal Income Tax Considerations – Requirements for Qualification as a REIT – Failure to Qualify as a REIT.”

Our REIT status also depends upon our Operating Partnership continuing to be treated as a partnership for federal income tax purposes and not as a “publicly traded partnership” taxable as a corporation under the Code. This treatment is dependent upon at least 90% of our Operating Partnership’s gross income for each taxable year being specified passive income including real property rents, gains from the sale or other disposition of real property, interest and dividends. If our Operating Partnership fails to qualify for taxation as a partnership, we will fail certain asset and income tests required for REIT status.

Our Distribution Policy

In order to maintain our status as a REIT, we must annually distribute to our shareholders an amount at least equal to: (i) 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains; plus (ii) 90% of the excess of our net income from foreclosure property over the tax imposed on such income by the Code; less (iii) any excess non-cash income, as determined under Section 857 of the Code.

We declared the following distributions to our shareholders and holders of OP units with respect to 2007, 2008, 2009 and the six months ended June 30, 2010:

Distributions Per Share(1)/OP Unit
2007
First Quarter	$0.4500
Second Quarter	0.4500
Third Quarter	0.4500
Fourth Quarter	0.4500

2008
First Quarter	$0.4500
Second Quarter	0.4500
Third Quarter	0.3375
Fourth Quarter	0.3375

2009
First Quarter	$0.3375
Second Quarter	0.3375
Third Quarter	0.3375
Fourth Quarter	0.3375

2010
First Quarter	$0.3375
Second Quarter	0.2850

(1)	Distributions paid with respect to Class A common shares.

The timing and frequency of all distributions will be authorized by our Board and declared by us based upon a number of factors, including:

•	our funds from operations;

•	our debt service requirements;

•	our capital expenditure requirements for our properties;

•	our taxable income, combined with the annual distribution requirements necessary to maintain REIT qualification;

•	requirements of Maryland law;

•	our overall financial condition; and

•	other factors deemed relevant by our Board.

Effective with the quarterly dividend declared for the third quarter 2008, we lowered our quarterly distribution rate to $0.3375 per share and OP unit from $0.4500 per share and OP unit in the prior quarter. Our distribution rate for the year ended December 31, 2009 was approximately 80% of our funds from operations per share. We typically declare our distributions quarterly and pay our distributions in three equal monthly installments. For the second quarter 2010, we declared a distribution per share and OP unit of $0.2850, which was or will be paid as follows: $0.0950 on July 8, 2010, $0.0950 on August 6, 2010 and $0.0950 on September 7, 2010. This represents a decrease from the quarterly distribution rate of $0.3375 per share and OP unit declared since the third quarter 2008. We intend to pay a pro rata distribution, covering the partial quarter commencing on the closing of this offering and ending on September 30, 2010, to the purchasers of Class B common shares in this offering.

We cannot assure you that our distributions will be made or sustained. Our actual results of operations may differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the revenue we receive from our properties, our operating expenses, our ability to attract and retain tenants, interest expense, the ability of our tenants to meet their obligations and unanticipated expenditures. There can be no assurance that we will be able to pay or maintain cash distributions or that distributions will increase over time.

The Offering

Class B common shares offered by us

Common shares and OP units outstanding after this offering:

Class A common shares	(1)

Class B common shares	(2)

OP units	(3)

Dividend rights	Each Class B common share will be entitled to dividends equal to the dividends with respect to each Class A common share.

Voting rights	Each Class A and Class B common share entitles its holder to one vote on all matters submitted to shareholders. The Class B common shares will vote together with the Class A common shares as a single class.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $ million, based upon the assumed price of $ per Class B common share and after deducting the underwriting discount and estimated offering expenses of $ million payable by us. If the underwriters’ over-allotment option is exercised in full, our net proceeds will be approximately $ million. We will contribute the net proceeds from this offering to our Operating Partnership in exchange for OP units. Our Operating Partnership intends to use the net proceeds from the offering (1) to acquire commercial properties in our target markets, (2) to acquire loans with the intent to acquire the underlying property through foreclosure or deed in lieu of foreclosure within a short period of time, (3) to redevelop and re-tenant existing properties to create Whitestone-branded Community Centered Properties and (4) for general corporate purposes. Pending these uses, we intend to invest the net offering proceeds in interest-bearing, short-term, marketable investment grade securities or money market accounts that are consistent with our intention to qualify as a REIT.

Proposed NYSE Amex symbol for Class B common shares	“WSR”

(1)	Excludes Class A common shares available for issuance under our 2008 Long-Term Equity Incentive Ownership Plan.
(2)	Excludes up to Class B common shares that may be issued by us upon exercise of the underwriters’ over-allotment option.
(3)	OP units are redeemable for cash or, at our option, Class A common shares on a one-for-one basis.

Our Principal Office

Our principal office is located at 2600 South Gessner, Suite 500, Houston, Texas 77063. Our telephone number is (713) 827-9595. We maintain an Internet site at www.whitestonereit.com. Our internet website and the information contained therein or connected thereto do not constitute a part of this prospectus.

Summary Consolidated Financial and Other Data

The following table sets forth our summary historical consolidated financial, operating and other data. You should read the following historical information in conjunction with our historical consolidated financial statements and notes thereto included elsewhere in this prospectus.

Our historical consolidated balance sheet data as of December 31, 2009, 2008 and 2007 and consolidated statement of operations data for the years ended December 31, 2009, 2008 and 2007 have been derived from our audited historical combined financial statements.

Our unaudited historical consolidated balance sheet data as of March 31, 2010 and the unaudited historical consolidated statement of operations data for the three months ended March 31, 2010 and 2009 are derived from our unaudited historical consolidated financial statements. In the opinion of our management, the unaudited historical combined balance sheet data as of March 31, 2010 and the historical consolidated statements of operations for the three months ended March 31, 2010 and 2009 include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods.

All per share data set forth below has been adjusted to give effect to the 1-for-3 reverse share split of our Class A common shares to be effected in connection with this offering.

Our historical consolidated financial data included below and set forth elsewhere in this prospectus are not necessarily indicative of our future performance.

You should read the following summary financial and other data together with “Business and Properties,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes appearing elsewhere in this prospectus.

	Three Months Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(in thousands, except per share data)
Operating Data:
Revenues	$7,709	$8,044	$32,685	$31,201	$29,374
Property expenses	2,953	3,186	12,991	12,835	12,236
General and administrative (1)	1,200	1,429	6,072	6,708	6,721
Depreciation and amortization	1,734	1,708	6,958	6,859	6,048
Involuntary conversion	—	241	(1,542)	358	—
Interest expense, net	1,400	1,417	5,713	5,675	4,825
Other expense (income), net	—	—	—	—	30

Income (loss) from continuing operations before loss on disposal of assets and income taxes	422	63	2,493	(1,234)	(486)
Provision for income taxes	(54)	(54)	(222)	(219)	(217)
Loss on disposal of assets	(33)	(41)	(196)	(223)	(9)

Income (loss) from continuing operations	335	(32)	2,075	(1,676)	(712)
Income (loss) from discontinued operations	—	—	—	(188)	589
Gain on sale of properties from discontinued operations	—	—	—	3,619	—

Net income (loss)	335	(32)	2,075	1,755	(123)
Less: net income (loss) attributable to noncontrolling interests	118	(11)	733	621	(46)

Net income (loss) attributable to Whitestone REIT	$217	$(21)	$1,342	$1,134	$(77)

(1)

General and administrative expenses for the years ended December 31, 2008 and 2007 include approximately $1.5 million and $2.2 million, respectively, of legal costs resulting from litigation with our former CEO and our former external advisor.

	Three Months Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008	2007
Earnings per share – basic
Income (loss) from continuing operations attributable to Whitestone REIT excluding amounts attributable to unvested restricted shares	$0.06	$(0.01)	$0.41	$(0.32)	$(0.13)
Income from discontinued operations attributable to Whitestone REIT	—	—	—	0.67	0.11

Net income (loss) attributable to common shareholders excluding amounts attributable to unvested restricted shares	$0.06	$(0.01)	$0.41	$0.35	$(0.02)

Earnings per share – diluted
Income (loss) from continuing operations attributable to Whitestone REIT excluding amounts attributable to unvested restricted shares	$0.06	$(0.01)	$0.40	$(0.32)	$(0.13)
Income from discontinued operations attributable to Whitestone REIT	—	—	—	0.67	0.11

Net income (loss) attributable to common shareholders excluding amounts attributable to unvested restricted shares	$0.06	$(0.01)	$0.40	$0.35	$(0.02)

	Three Months Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(in thousands, except per share data and gross leasable area)
Balance Sheet Data:
Real estate (net)	$157,459	$160,346	$158,398	$150,847	$146,460
Real estate (net), discontinued operations	—	—	—	—	7,932
Other assets	20,128	27,324	23,602	27,098	20,752

Total assets	$177,587	$187,670	$182,000	$177,945	$175,144

Liabilities	$110,312	$118,362	$115,141	$110,773	$94,262
Whitestone REIT shareholders’ equity	44,092	44,946	43,590	45,891	52,843
Noncontrolling interest in subsidiary	23,183	24,362	23,269	21,281	28,039

	$177,587	$187,670	$182,000	$177,945	$175,144

Other Data:
Proceeds from issuance of common shares	$—		$—	$—	$261
Additions to real estate	499	6,868	9,230	5,153	10,205
Dividends and distributions per share(1)	0.34	0.34	1.35	1.59	1.80
Funds from operations(2)	1,965	1,556	8,618	4,236	6,001
Occupancy at period end	82%	82%	82%	84%	86%
Average aggregate gross leasable area	3,014,264	3,039,044	3,039,044	3,008,085	3,093,063
Average annualized rent per square foot	$10.23	$10.59	$10.76	$10.37	$9.50

(1)	The dividends per share represent total cash payments divided by weighted average common shares.
(2)

We believe that Funds From Operations, or FFO, is an appropriate supplemental measure of operating performance because it helps our investors compare our operating performance relative to other REITs. The National Association of Real Estate Investment Trusts, or NAREIT, defines FFO as net income (loss) available to common shareholders computed in accordance with U.S. generally accepted accounting principles, or GAAP, excluding gains or losses from sales of operating properties and extraordinary items, plus depreciation and amortization of real estate assets, including our share of unconsolidated partnerships and joint ventures. We calculate FFO in a manner consistent with the NAREIT definition.

	Three Months Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(in thousands)
Net income (loss) attributable to Whitestone REIT	$217	$(21)	$1,342	$1,134	$(77)
Depreciation and amortization of real estate assets(1)	1,597	1,547	6,347	5,877	6,108
(Gain) loss on sale or disposal of assets(1)	33	41	196	(3,396)	16
Net income (loss) attributable to noncontrolling interests	118	(11)	733	621	(46)

FFO	$1,965	$1,556	$8,618	$4,236	$6,001

(1)	Including amounts for discontinued operations.

RISK FACTORS

An investment in our common shares involves risks. In addition to other information contained in this prospectus, you should carefully consider the following factors before acquiring our Class B common shares offered by this prospectus. The occurrence of any of the following risks might cause you to lose all or a part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements, as described in the section entitled “Forward-Looking Statements.”

Risks Associated with Real Estate

The recent market disruptions may significantly and adversely affect our financial condition and results of operations.

The United States is currently in a recession that has resulted in increased unemployment, weakening of tenant financial condition, large-scale business failures and tight credit markets. Our results of operations may be sensitive to changes in overall economic conditions that impact tenant leasing practices. A continuation of ongoing adverse economic conditions affecting tenant income, such as employment levels, business conditions, interest rates, tax rates, fuel and energy costs and other matters, could reduce overall tenant leasing or cause tenants to shift their leasing practices. In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases. At this time, it is difficult to determine the breadth and duration of the economic and financial market problems and the many ways in which they may affect our tenants and our business in general. A general reduction in the level of tenant leasing could adversely affect our ability to maintain our current tenants and gain new tenants, affecting our growth and profitability. Accordingly, continuation or further worsening of these difficult financial and macroeconomic conditions could have a significant adverse effect on our cash flows, profitability and results of operations.

Real estate property investments are illiquid due to a variety of factors and therefore we may not be able to dispose of properties when appropriate or on favorable terms.

Our strategy includes opportunistically selling properties that do not have the potential to meet our Community Centered Property strategy. However, real estate property investments generally cannot be disposed of quickly. In addition, the Code imposes restrictions on the ability of a REIT to dispose of properties that are not applicable to other types of real estate companies. Therefore, we may not be able to vary our portfolio in response to economic or other conditions promptly or on favorable terms, which could cause us to incur extended losses, reduce our cash flows and adversely affect distributions to shareholders.

We cannot predict whether we will be able to sell any property for the price or on the terms set by us or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. To the extent we are unable to sell any properties for our book value, we may be required to take a non-cash impairment charge or loss on the sale, either of which would reduce our net income.

We may be required to expend funds and time to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements, which may impede our ability to sell a property. Further, we may agree to transfer restrictions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These transfer restrictions would impede our ability to sell a property even if we deem it necessary or appropriate. These facts and any others that would further contribute to the illiquid character of real estate properties and impede our ability to respond to adverse changes in the performance of our properties may have a material adverse effect on our business, financial condition, results of operations, our ability to make distributions to our shareholders and the trading price of our Class B common shares.

Our business is dependent upon our tenants successfully operating their businesses and their failure to do so could have a material adverse effect on our ability to successfully and profitably operate our business.

We depend on our tenants to operate the properties we own in a manner which generates revenues sufficient to allow them to meet their obligations to us, including their obligations to pay rent, maintain certain insurance coverage, pay real estate taxes and maintain the properties in a manner so as not to jeopardize their operating licenses or regulatory status. The ability of our tenants to fulfill their obligations under our leases may depend, in part, upon the overall profitability of their operations. Cash flow generated by certain tenant businesses may not be sufficient for a tenant to meet its obligations to us. Our financial position could be weakened and our ability to fulfill our obligations under our indebtedness could be limited if a number of our tenants were unable to meet their obligations to us or failed to renew or extend their relationship with us as their lease terms expire, or if we were unable to lease or re-lease our properties on economically favorable terms. These adverse developments could arise due to a number of factors, including those described in the risk factors discussed in this prospectus.

Turmoil in capital markets could adversely impact acquisition activities and pricing of real estate assets.

Volatility in capital markets could adversely affect acquisition activities by impacting certain factors, including the tightening of underwriting standards by lenders and credit rating agencies and the significant inventory of unsold collateralized mortgage backed securities in the market. These factors directly affect a lender’s ability to provide debt financing as well as increase the cost of available debt financing. As a result, we may not be able to obtain favorable debt financing in the future or at all. This may impair our ability to acquire properties or result in future acquisitions generating lower overall economic returns, which may adversely affect our results of operations and distributions to shareholders. Furthermore, any turmoil in the capital markets could adversely impact the overall amount of capital available to invest in real estate, which may result in price or value decreases of real estate assets.

The value of investments in our common shares will be directly affected by general economic and regulatory factors we cannot control or predict.

Investments in real estate typically involve a high level of risk as the result of factors we cannot control or predict. One of the risks of investing in real estate is the possibility that our properties will not generate income sufficient to meet operating expenses or will generate income and capital appreciation, if any, at rates lower than those anticipated or available through investments in comparable real estate or other investments. The following factors may affect income from properties and yields from investments in properties and are generally outside of our control:

•	conditions in financial markets;

•	over-building in our markets;

•	a reduction in rental income as a result of the inability to maintain occupancy levels;

•	adverse changes in applicable tax, real estate, environmental or zoning laws;

•	changes in general economic conditions;

•	a taking of any of our properties by eminent domain;

•	adverse local conditions (such as changes in real estate zoning laws that may reduce the desirability of real estate in the area);

•	acts of God, such as hurricanes, earthquakes or floods and uninsured losses;

•	changes in supply of or demand for similar or competing properties in an area;

•	changes in interest rates and availability of debt capital, which may render the sale of a property difficult or unattractive; and

•	periods of high interest rates, inflation or tight money supply.

Some or all of these factors may affect our properties, which could adversely affect our operations and ability to pay dividends to shareholders.

All of our properties are subject to property taxes that may increase in the future, which could adversely affect our cash flow.

Our properties are subject to property taxes that may increase as property tax rates change and as the properties are assessed or reassessed by taxing authorities. As the owner of the properties, we are ultimately responsible for payment of the taxes to the government. If property taxes increase, our tenants may be unable to make the required tax payments, ultimately requiring us to pay the taxes. In addition, we will generally be responsible for property taxes related to any vacant space in our properties.

Compliance or failure to comply with laws requiring access to our properties by disabled persons could result in substantial cost.

The Americans with Disabilities Act, or ADA, and other federal, state and local laws generally require public accommodations be made accessible to disabled persons. Noncompliance could result in the imposition of fines by the government or the award of damages to private litigants. These laws may require us to modify our existing properties. These laws may also restrict renovations by requiring improved access to such buildings by disabled persons or may require us to add other structural features which increase our construction costs. Legislation or regulations adopted in the future may impose further burdens or restrictions on us with respect to improved access by disabled persons. We may incur unanticipated expenses that may be material to our financial condition or results of operations to comply with ADA and other federal, state and local laws, or in connection with lawsuits brought by private litigants.

We face intense competition, which may decrease, or prevent increases of, the occupancy and rental rates of our properties.

We compete with a number of developers, owners and operators of commercial real estate, many of which own properties similar to ours in the same markets in which our properties are located. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose existing or potential tenants and we may be pressured to reduce our rental rates below those we currently charge or to offer more substantial rent abatements, tenant improvements, early termination rights or below-market renewal options in order to retain tenants when our tenants’ leases expire. This competitive environment could have a material adverse effect on our ability to lease our properties or any newly developed or acquired property, as well as on the rents charged.

Risks Associated with Our Operations

Because of the current lack of geographic diversification of our portfolio, an economic downturn in the Houston metropolitan area could adversely impact our operations and ability to pay dividends to our shareholders.

The majority of our assets and revenues are currently derived from properties located in the Houston metropolitan area. As of March 31, 2010, we had 79% of our gross leasable square feet in Houston. Our results of operations are directly contingent on our ability to attract financially sound commercial tenants. A significant economic downturn may adversely impact our ability to locate and retain financially sound tenants and could have an adverse impact on our tenants’ revenues, costs and results of operations and may adversely affect their ability to meet their obligations to us. Likewise, we may be required to lower our rental rates to attract desirable tenants in such an environment. Consequently, because of the lack of geographic diversity among our current assets, if the Houston metropolitan area experiences an economic downturn, our operations and ability to pay dividends to our shareholders could be adversely impacted.

We lease our properties to approximately 800 tenants, with 10% to 20% of our leases expiring annually. Each year we face the risk of non-renewal of a material percentage of our leases and the cost of re-leasing a significant amount of our available space, and our failure to meet leasing targets and control the cost of re-leasing our properties could adversely affect our rental revenue, operating expenses and results of operations.

The nature of our business model warrants shorter term leases to smaller, non-national tenants, and substantially all of our revenues consist of base rents received under these leases. As of March 31, 2010, approximately 44% of the aggregate gross leasable area of our properties is subject to leases that expire prior to December 31, 2012, which includes our largest tenant, which accounted for less than 3% of our total revenues for the three months ended March 31, 2010. We are subject to the risk that:

•	tenants may choose not to, or may not have the financial resources to, renew these leases;

•	we may experience significant costs associated with re-leasing a significant amount of our available space;

•	we may not be able to easily re-lease the space subject to these leases, which may cause us to fail to meet our leasing targets or control the costs of re-leasing; and

•	the terms of any renewal or re-lease may be less favorable than the terms of the current leases.

We routinely seek to renew leases with our existing tenants prior to their expiration and typically begin discussions with tenants as early as 18 months prior to the expiration date of the existing lease. While our early renewal program and other leasing and marketing efforts target these expiring leases, and while we hope to re-lease most of that space prior to expiration of the leases at rates comparable to or slightly in excess of the current rates, market conditions, including new supply of properties, and macroeconomic conditions in Houston and nationally could adversely impact our renewal rate and/or the rental rates we are able to negotiate. If any of these risks materialize, our rental revenue, operating expenses and results of operations could be adversely affected.

Many of our tenants are small businesses, which may have a higher risk of bankruptcy or insolvency.

Many of our tenants are small, local businesses with little capital that depend on cash flows from their businesses to pay their rent and are therefore at a higher risk of bankruptcy or insolvency than larger, national tenants. The bankruptcy or insolvency of a number of smaller tenants may have an adverse impact on our income and our ability to pay dividends.

We receive substantially all of our income as rent payments under leases of our properties. We have no control over the success or failure of our tenants’ businesses and, at any time, any of our tenants may experience a downturn in its business that may weaken its financial condition. As a result, our tenants may fail to make rent payments when due or declare bankruptcy. For example, on November 10, 2008, one of our tenants, Circuit City, which leased space at one of our properties and represented approximately 1.3% of our total rent for the year ended December 31, 2008, filed for reorganization under Chapter 11 of the Bankruptcy Code. The tenant elected to reject our lease.

If tenants are unable to comply with the terms of the leases, we may be forced to modify the leases in ways that are unfavorable to us. Alternatively, the failure of a tenant to perform under a lease could require us to declare a default, repossess the space and find a suitable replacement tenant. There is no assurance that we would be able to lease the space on substantially equivalent or better terms than the prior lease, or at all, or successfully reposition the space for other uses.

If any lease expires or is terminated, we could be responsible for all of the operating expenses for that portion of the property until it is re-leased. If we experience a significant number of un-leased spaces, our operating expenses could increase significantly. Any significant increase in our operating expenses may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our shareholders and the trading price of our Class B common shares.

Any bankruptcy filing by or relating to one of our tenants could bar all efforts by us to collect pre- bankruptcy debts from that tenant or seize its property. A tenant bankruptcy could also delay our efforts to collect past due balances under the leases and could ultimately preclude collection of all or a portion of these sums. It is possible that we may recover substantially less than the full value of any unsecured claims we hold, if any, which may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our shareholders and the trading price of our Class B common shares. Furthermore, dealing with a tenant’s bankruptcy or other default may divert management’s attention and cause us to incur substantial legal and other costs.

If one or more of our tenants files for bankruptcy relief, the Bankruptcy Code provides that a debtor has the option to assume or reject the unexpired lease within a certain period of time. The Bankruptcy Code generally requires that a debtor must assume or reject a contract in its entirety. Thus, a debtor cannot choose to keep the beneficial provisions of a contract while rejecting the burdensome ones; the contract must be assumed or rejected as a whole. However, where under applicable law a contract (even though it is contained in a single document) is determined to be divisible or severable into different agreements, or similarly, where a collection of documents is determined to constitute separate agreements instead of a single, integrated contract, then in those circumstances a debtor/trustee may be allowed to assume some of the divisible or separate agreements while rejecting the others.

Uninsured losses relating to real property or excessively expensive premiums for insurance coverage may adversely affect our returns.

We attempt to adequately insure all of our properties to cover casualty losses. However, there are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, which are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Our current geographic concentration in the Houston metropolitan area potentially increases the risk of damage to our portfolio due to hurricanes. Insurance risks associated with potential terrorism acts could sharply increase the premiums we pay for coverage against property and casualty claims. In some instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We cannot assure you that we will have adequate coverage for these losses. Also, to the extent we must pay unexpectedly large insurance premiums, we could suffer reduced earnings that would result in less cash to be distributed to shareholders as dividends.

Discovery of previously undetected environmentally hazardous conditions may adversely affect our operating results.

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in its property. The costs of removal or remediation could be substantial. These laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of any hazardous or toxic substances. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures. Environmental laws provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for release of and exposure to hazardous substances, including asbestos containing materials into the air. In addition, third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances. The cost of defending against claims of liability, of compliance with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims could materially adversely affect our business, assets or results of operations and, consequently, amounts available for payments of dividends to our shareholders.

We may not be successful in consummating suitable acquisitions or investment opportunities, which may impede our growth and negatively affect our results of operations.

Our ability to expand through acquisitions is integral to our business strategy and requires us to consummate suitable acquisition or investment opportunities that meet our criteria and are compatible with our growth strategy. We may not be successful in consummating acquisitions or investments in properties that meet our acquisition criteria on satisfactory terms or at all. Failure to consummate acquisitions or investment opportunities, or to integrate successfully any acquired properties without substantial expense, delay or other operational or financial problems, would slow our growth, which could in turn adversely affect our Class B common share price.

Our ability to acquire properties on favorable terms may be constrained by the following significant risks:

•	competition from other real estate investors with significant capital, including other publicly-traded REITs and institutional investment funds;

•	competition from other potential acquirers which may significantly increase the purchase price for a property we acquire, which could reduce our growth prospects;

•	unsatisfactory results of our due diligence investigations or failure to meet other customary closing conditions; and

•	failure to finance an acquisition on favorable terms or at all.

If any of these risks are realized, our business, financial condition and results of operations, our ability to make distributions to our shareholders and the trading price of our Class B common shares may be materially and adversely affected.

We may face significant competition in our efforts to acquire financially distressed properties and debt.

Our acquisition strategy is focused on distressed commercial real estate, and we could face significant competition from other investors, such as publicly-traded REITs, hedge funds, private equity funds and other private real estate investors with greater financial resources and access to capital than us. Therefore, we may not be able to compete successfully for investments. In addition, the number of entities and the amount of purchasers competing for suitable investments may increase, all of which could result in competition for accretive acquisition opportunities and adversely affect our business plan, our ability to successfully invest the proceeds of this offering and our ability to maintain our current dividend rate.

Our success depends in part on our ability to execute our Community Centered Property strategy.

Our Community Centered Property strategy is newly adopted and requires intensive management of a large number of small spaces and small tenant relationships. Our success will depend in part upon our management’s ability to identify potential Community Centered Properties and find and maintain the appropriate tenants to create such a property. Lack of market acceptance of our Community Centered Property strategy or our inability to successfully attract and manage a large number of tenant relationships could adversely affect our occupancy rates, operating results and dividend rate.

Loss of our key personnel, particularly our eight senior managers, could threaten our ability to execute our strategy and operate our business successfully.

We are dependent on the experience and knowledge of our key executive personnel, particularly our eight senior managers who have been instrumental in setting our strategic direction, operating our business, identifying, recruiting and training key personnel and arranging necessary financing. Losing the services of any of these individuals could adversely affect our business until qualified replacements could be found. We also believe that they could not quickly be replaced with managers of equal experience and capabilities and their successors may not be as effective.

Our systems may not be adequate to support our growth, and our failure to successfully oversee our portfolio of properties could adversely affect our results of operations.

We cannot assure you that we will be able to adapt our portfolio management, administrative, accounting and operational systems, or hire and retain sufficient operational staff, to support any growth we may experience. Our failure to successfully oversee our current portfolio of properties or any future acquisitions or developments could have a material adverse effect on our results of operations and financial condition and our ability to make distributions.

There can be no assurance that we will be able to pay or maintain cash dividends or that dividends will increase over time.

There are many factors that can affect the availability and timing of cash dividends to shareholders. Dividends will be based principally on cash available from our properties, real estate securities, mortgage loans and other investments. The amount of cash available for dividends will be affected by many factors, such as our ability to buy properties, the yields on securities of other real estate programs that we invest in, and our operating expense levels, as well as many other variables. We can give no assurance that we will be able to pay or maintain dividends or that dividends will increase over time. In addition, we can give no assurance that rents from the properties will increase, that the securities we buy will increase in value or provide constant or increased dividends over time, or that future acquisitions of real properties, mortgage loans or our investments in securities will increase our cash available for dividends to shareholders. Our actual results may differ significantly from the assumptions used by our Board in establishing the dividend rate to shareholders.

If we experience decreased cash flows, we may need to use other sources of cash to fund dividends or we may be unable to pay dividends.

Actual cash available for dividends may vary substantially from estimates. If our cash dividends exceed the amount of cash available for dividends, we may need to fund the shortage out of working capital or by obtaining other debt, which would reduce the amount of proceeds available for real estate investments.

Our assets may be subject to impairment charges.

We periodically evaluate our real estate investments and other assets for impairment indicators. The judgment regarding the existence of impairment indicators is based on factors such as market conditions, tenant performance and legal structure. If we determine that a significant impairment has occurred, we would be required to make an adjustment to the net carrying value of the asset, which could have a material adverse effect on our results of operations and funds from operations in the period in which the write-off occurs.

Recent healthcare reform legislation may affect our revenue and financial condition.

On March 23, 2010, the President signed into law the Patient Protection and Affordable Care Act of 2010 and on March 30, 2010, the President signed into law the Health Care and Education Reconciliation Act, which in part modified the Patient Protection and Affordable Care Act. Together, the two Acts serve as the primary vehicle for comprehensive health care reform in the United States. The Acts are intended to reduce the number of individuals in the United States without health insurance and effect significant other changes to the ways in which health care is organized, delivered and reimbursed. The complexities and ramifications of the new legislation are significant, and will be implemented in a phased approach beginning in 2010 and concluding in 2018. At this time, the effects of health care reform and its impact on our business, our revenues and financial condition and those of our tenants are not yet known. Accordingly, the reform could adversely affect the cost of providing healthcare coverage generally and the financial success of our tenants and consequently us.

Risks Associated with Our Indebtedness and Financing

Current market conditions could adversely affect our ability to refinance existing indebtedness or obtain additional financing for growth on acceptable terms or at all, which could adversely affect our ability to grow, our interest cost and our results of operations.

The United States credit markets have recently experienced significant dislocations and liquidity disruptions, including the bankruptcy, insolvency or restructuring of certain financial institutions. These circumstances have materially impacted liquidity in the debt markets, making financing terms for borrowers less attractive, and in certain cases have resulted in the unavailability of various types of debt financing. Reductions in our available borrowing capacity, or inability to establish a credit facility when required or when business conditions warrant, could have a material adverse effect on our business, financial condition and results of operations. In addition, we mortgage most of our properties to secure payment of indebtedness. If we are not successful in refinancing our mortgage debt upon maturity, then the property could be foreclosed upon or transferred to the mortgagee, or we might be forced to dispose of some of our properties upon disadvantageous terms, with a consequent loss of income and asset value. A foreclosure or disadvantageous disposal on one or more of our properties could adversely affect our ability to grow, financial condition, interest cost, results of operations, cash flow and ability to pay dividends to our shareholders.

Furthermore, if prevailing interest rates or other factors at the time of refinancing result in higher interest rates upon refinancing, then the interest expense relating to that refinanced indebtedness would increase. Higher interest rates on newly incurred debt may negatively impact us as well. If interest rates increase, our interest costs and overall costs of capital will increase, which could adversely affect our transaction and development activity, financial condition, results of operation, cash flow, our ability to pay principal and interest on our debt and our ability to pay dividends to our shareholders.

If we invest in mortgage loans, such investments may be affected by unfavorable real estate market conditions, including interest rate fluctuations, which could decrease the value of those loans and the return on your investment.

If we invest in mortgage loans, we will be at risk of defaults by the borrowers on those mortgage loans as well as interest rate risks. To the extent we incur delays in liquidating such defaulted mortgage loans, we may not be able to obtain all amounts due to us under the mortgage loans. Further, we will not know whether the values of the properties securing the mortgage loans will remain at the levels existing on the dates of origination of those mortgage loans or the dates of our investment in the loans. If the values of the underlying properties fall, our risk will increase because of the lower value of the security associated with such loans.

We may incur losses on interest rate hedging arrangements.

Periodically, we have entered into agreements to reduce the risks associated with increases in interest rates, and may continue to do so. Although these agreements may partially protect against rising interest rates, they also may reduce the benefits to us if interest rates decline. If a hedging arrangement is not indexed to the same rate as the indebtedness which is hedged, we may be exposed to losses to the extent which the rate governing the indebtedness and the rate governing the hedging arrangement change independently of each other. Finally, nonperformance by the other party to the hedging arrangement may subject us to increased credit risks.

Our failure to hedge effectively against interest rate changes may adversely affect results of operations.

We currently have mortgages that bear interest at a variable rate and we may incur additional variable rate debt in the future. Accordingly, increases in interest rates on variable rate debt would increase our interest expense, which could reduce net earnings and cash available for payment of our debt obligations and distributions to our shareholders.

We may seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements, such as interest cap agreements and interest rate swap agreements. These agreements involve risks, such as the risk that counterparties may fail to honor their obligations under these arrangements, that these arrangements may not be effective in reducing our exposure to interest rate changes and that a court could rule that such an agreement is not legally enforceable. In the past, we have used derivative financial instruments to hedge interest rate risks related to our variable rate borrowings. We will not use derivatives for speculative or trading purposes and intend only to enter into contracts with major financial institutions based on their credit rating and other factors, but we may choose to change this practice in the future. We may enter into interest rate swap agreements for our variable rate debt, which totals $25.9 million as of March 31, 2010. Hedging may reduce the overall returns on our investments. Failure to hedge effectively against interest rate changes may materially adversely affect our results of operations.

We currently have and may incur additional mortgage indebtedness and other borrowings, which may increase our business risks and our ability to make distributions to our shareholders.

If it is determined to be in our best interests, we may, in some instances, acquire real properties by using either existing financing or borrowing new funds. In addition, we may incur or increase our current mortgage debt to obtain funds to acquire additional properties. We may also borrow funds if necessary to satisfy the REIT distribution requirement described above, or otherwise as may be necessary or advisable to assure that we maintain our qualification as a REIT for federal income tax purposes.

We may incur mortgage debt on a particular property if we believe the property’s projected cash flow is sufficient to service the mortgage debt. As of March 31, 2010, we had approximately $101.6 million of mortgage debt secured by 21 of our properties. If there is a shortfall in cash flow, however, the amount available for dividends to shareholders may be affected. In addition, incurring mortgage debt increases the risk of loss because defaults on such indebtedness may result in loss of property in foreclosure actions initiated by lenders. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds. We may give lenders full or partial guarantees for mortgage debt incurred by the entities that own our properties. When we give a guaranty on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of the debt if it is not paid by that entity. If any mortgages contain cross-collateralization or cross-default provisions, there is a risk that more than one property may be affected by a default. If any of our properties are foreclosed upon due to a default, our ability to pay cash dividends to our shareholders will be adversely affected. For more discussion, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

If we set aside insufficient working capital or are unable to secure funds for future tenant improvements, we may be required to defer necessary property improvements, which could adversely impact our ability to pay cash distributions to our shareholders.

When tenants do not renew their leases or otherwise vacate their space, it is possible that, in order to attract replacement tenants, we may be required to expend substantial funds for tenant improvements and tenant refurbishments to the vacated space. If we have insufficient working capital reserves, we will have to obtain financing from other sources. Because most of our leases will provide for tenant reimbursement of operating expenses, we do not anticipate that we will establish a permanent reserve for maintenance and repairs for our properties. However, to the extent that we have insufficient funds for such purposes, we may establish reserves for maintenance and repairs of our properties from gross proceeds of this offering, out of cash flow generated by operating properties or out of non-liquidating net sale proceeds. If these reserves or any reserves otherwise established are insufficient to meet our cash needs, we may have to obtain financing from either affiliated or unaffiliated sources to fund our cash requirements. We cannot assure you that sufficient financing will be available or, if available, will be available on economically feasible terms or on terms acceptable to us. Additional borrowing for working capital purposes will increase our interest expense, and therefore our financial condition and our ability to pay cash distributions to our shareholders may be adversely affected. In addition, we may be required to defer necessary improvements to our properties that may cause our properties to suffer from a greater risk of obsolescence or a decline in value, or a greater risk of decreased cash flow as a result of fewer potential tenants being attracted to our properties. If this happens, we may not be able to maintain projected rental rates for affected properties, and our results of operations may be negatively impacted.

We may structure acquisitions of property in exchange for limited partnership units in our Operating Partnership on terms that could limit our liquidity or our flexibility.

We may acquire properties by issuing limited partnership units in our Operating Partnership in exchange for a property owner contributing property to the Operating Partnership. If we enter into such transactions, in order to induce the contributors of such properties to accept units in our Operating Partnership, rather than cash, in exchange for their properties, it may be necessary for us to provide them with additional incentives. For instance, our Operating Partnership’s limited partnership agreement provides that any holder of units may redeem limited partnership units for cash, or, at our option, Class A common shares on a one-for-one exchange basis. We may, however, enter into additional contractual arrangements with contributors of property under which we would agree to redeem a contributor’s units for our Class A common shares or cash, at the option of the contributor, at set times. If the contributor required us to redeem units for cash pursuant to such a provision, it would limit our liquidity and thus our ability to use cash to make other investments, satisfy other obligations or pay distributions to you. Moreover, if we were required to redeem units for cash at a time when we did not have sufficient cash to fund the redemption, we might be required to sell one or more properties to raise funds to satisfy this obligation. Furthermore, we might agree that if distributions the contributor received as a limited partner in our Operating Partnership did not provide the contributor with a defined return, then upon redemption of the contributor’s units we would pay the contributor an additional amount necessary to achieve that return. Such a provision could further negatively impact our liquidity and flexibility. Finally, in order to allow a contributor of a property to defer taxable gain on the contribution of property to our Operating Partnership, we might agree not to sell a contributed property for a defined period of time or until the contributor redeemed the contributor’s units for cash or our Class A common shares. Such an agreement would prevent us from selling those properties, even if market conditions made such a sale favorable to us.

We may issue preferred shares with a preference in distributions over our common shares, and our ability to issue preferred shares and additional common shares may deter or prevent a sale of our common shares in which you could profit.

Our declaration of trust authorizes our Board to issue up to 50,000,000 Class A common shares, 350,000,000 Class B common shares and 50,000,000 preferred shares. Our Board may amend our declaration of trust from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series that we have authority to issue. In addition, our Board may classify or reclassify any unissued common shares or preferred shares and may set the preferences, rights and other terms of the classified or reclassified shares. The terms of preferred shares could include a preference in distributions over our common shares. If we authorize and issue preferred shares with a distribution preference over our common shares, payment of any distribution preferences of outstanding preferred shares would reduce the amount of funds available for the payment of distributions on our common shares. Further, holders of preferred shares are normally entitled to receive a preference payment in the event we liquidate, dissolve or wind up before any payment is made to our common shareholders, likely reducing the amount our common shareholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of preferred shares or a separate class or series of common shares may render more difficult or tend to discourage:

•	a merger, tender offer or proxy contest;

•	assumption of control by a holder of a large block of our shares; or

•	removal of incumbent management.

Risks Associated with Income Tax Laws

If we fail to qualify as a REIT, our operations and dividends to shareholders would be adversely impacted.

We intend to continue to be organized and to operate so as to qualify as a REIT under the Code. A REIT generally is not taxed at the corporate level on income it currently distributes to its shareholders. Qualification as a REIT involves the application of highly technical and complex rules for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to continue to qualify as a REIT. In addition, new legislation, new regulations, administrative interpretations or court decisions could significantly change the tax laws, possibly with retroactive effect, with respect to qualification as a REIT or the federal income tax consequences of such qualification.

If we were to fail to qualify as a REIT in any taxable year:

•	we would not be allowed to deduct our distributions to shareholders when computing our taxable income;

•	we would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates;

•	we would be disqualified from being taxed as a REIT for the four taxable years following the year during which qualification was lost, unless entitled to relief under certain statutory provisions;

•	our cash available for dividends to shareholders would be reduced; and

•	we may be required to borrow additional funds or sell some of our assets in order to pay corporate tax obligations that we may incur as a result of our disqualification.

If the Internal Revenue Service, or IRS, were to determine that (i) we failed the 5% asset test for the first quarter of our 2009 taxable year and (ii) our failure of that test was not attributable to reasonable cause, but rather, willful neglect, we would fail to qualify as a REIT for our 2009 taxable year, which would adversely affect our operations and our shareholders.

We recently discovered that we may have inadvertently violated the 5% asset test for the quarter ended March 31, 2009 as a result of utilizing a certain cash management arrangement with a commercial bank. If this investment in a commercial paper investment account is not treated as cash, and is instead treated as a security for purposes of the quarterly 5% asset test applicable to REITs, then we have failed that test for the first quarter of our 2009 taxable year.

If the IRS were to assert that we failed the 5% asset test for the first quarter of our 2009 taxable year and that such failure was not due to reasonable cause, and the courts were to sustain that position, our status as a REIT would terminate as of December 31, 2008. We would not be eligible to again elect REIT status until our 2014 taxable year. Consequently, we would be subject to federal income tax on our taxable income at regular corporate rates and our cash available for distributions to shareholders would be reduced. See “Material U.S. Federal Income Tax Considerations—Failure to Qualify as a REIT,” which describes the consequences of our failure to qualify as a REIT.

Additionally, if we in fact failed the 5% test, but failure is considered due to reasonable cause and not willful neglect, we would be subject to a tax equal to the greater of $50,000 or 35% of the net income from the commercial paper investment account during the period in which we failed to satisfy the 5% asset test. The amount of such tax is $50,000 and we paid such tax on April 27, 2010.

We may need to incur additional borrowings to meet the REIT minimum distribution requirement and to avoid excise tax.

In order to maintain our qualification as a REIT, we are required to distribute to our shareholders at least 90% of our annual real estate investment trust taxable income (excluding any net capital gain and before application of the dividends paid deduction). In addition, we are subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by us with respect to any calendar year are less than the sum of (i) 85% of our ordinary income for that year, (ii) 95% of our net capital gain for that year and (iii) 100% of our undistributed taxable income from prior years. Although we intend to pay dividends to our shareholders in a manner that allows us to meet the 90% distribution requirement and avoid this 4% excise tax, we cannot assure you that we will always be able to do so.

Our income consists almost solely of our share of our Operating Partnership’s income, and the cash available for distribution by us to our shareholders consists of our share of cash distributions made by our Operating Partnership. Because we are the sole general partner of our Operating Partnership, our Board determines the amount of any distributions made by it. Our Board may consider a number of factors in authorizing distributions, including:

•	the amount of the cash available for distribution;

•	our Operating Partnership’s financial condition;

•	our Operating Partnership’s capital expenditure requirements; and

•	our annual distribution requirements necessary to maintain our qualification as a REIT.

Differences in timing between the actual receipt of income and actual payment of deductible expenses and the inclusion of income and deduction of expenses when determining our taxable income, as well as the effect of nondeductible capital expenditures and the creation of reserves or required debt amortization payments could require us to borrow funds on a short-term or long-term basis or make taxable distributions to our shareholders of our shares or debt securities to meet the REIT distribution requirement and to avoid the 4% excise tax described above. In these circumstances, we may need to borrow funds to avoid adverse tax consequences even if our management believes that the then prevailing market conditions generally are not favorable for borrowings or that borrowings would not be advisable in the absence of the tax consideration.

If our Operating Partnership were classified as a “publicly traded partnership” taxable as a corporation for federal income tax purposes under the Code, we would cease to qualify as a REIT and would suffer other adverse tax consequences.

We structured our Operating Partnership so that it would be classified as a partnership for federal income tax purposes. In this regard, the Code generally classifies “publicly traded partnerships” (as defined in Section 7704 of the Code) as associations taxable as corporations (rather than as partnerships), unless substantially all of their taxable income consists of specified types of passive income. In order to minimize the risk that the Code would classify our Operating Partnership as a “publicly traded partnership” for tax purposes, we placed certain restrictions on the transfer and/or redemption of partnership units in our Operating Partnership. If the IRS were to assert successfully that our Operating Partnership is a “publicly traded partnership,” and substantially all of its gross income did not consist of the specified types of passive income, the Code would treat our Operating Partnership as an association taxable as a corporation.

These topics are discussed in greater detail in the “Material U.S. Federal Income Tax Considerations — Tax Aspects of Our Investments in Our Operating Partnership” section of this prospectus. In such event, the character of our assets and items of gross income would change and would prevent us from continuing to qualify as a REIT. In addition, the imposition of a corporate tax on our Operating Partnership would reduce our amount of cash available for payment of distributions by us to our shareholders.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities or liquidate otherwise attractive investments.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our shareholders and the ownership of our shares. In order to meet these tests, we may be required to forego investments we might otherwise make. Thus, compliance with the REIT requirements may hinder our performance.

In particular, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate assets. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by the securities of one or more taxable REIT subsidiaries. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our shareholders.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our Class B common shares.

At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. We cannot predict when or if any new federal income tax law, regulation, or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation, or interpretation may take effect retroactively. We and our shareholders could be adversely affected by any such change in, or any new, federal income tax law, regulation or administrative interpretation.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to income from “qualified dividends” payable to U.S. shareholders that are individuals, trusts and estates has been reduced by legislation to 15% (through the end of 2010). Dividends payable by REITs, however, generally are not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common shares.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code substantially limit our ability to hedge our liabilities. Any income from a hedging transaction that we enter into to manage risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made to acquire or carry real estate assets does not constitute “gross income” for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. See “Material U.S. Federal Income Tax Considerations – Gross Income Tests – Hedging Transactions.” As a result of these rules, we may need to limit our use of advantageous hedging techniques or implement those hedges through taxable REIT subsidiaries. This could increase the cost of our hedging activities because any taxable REIT subsidiary that we may form would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in taxable REIT subsidiaries will generally not provide any tax benefit, except for being carried forward against future taxable income in the taxable REIT subsidiaries.

Risks Related to This Offering and Ownership of our Class B Common Shares

There is currently no public market for our common shares, and an active trading market for our Class B common shares may not develop following this offering.

Prior to this offering, there has been no public market for our common shares. Our Class B common shares have been approved for listing on the NYSE Amex, subject to official notice of issuance, in connection with this offering. We cannot assure you that an active trading market for our Class B common shares will develop or, if one develops, be sustained. Our Class B common shares may have limited trading volume, and many investors may not be interested in owning our Class B common shares because of the inability to acquire or sell a substantial block of our Class B common shares at one time. Such illiquidity could have an adverse effect on the market price of our Class B common shares. In addition, a shareholder may not be able to borrow funds using our Class B common shares as collateral because lenders may be unwilling to accept the pledge of securities having such a limited market.

A substantial sale of our Class B common shares, or the perception that a substantial sale might occur, could cause the market price of our Class B common shares to decline.

The market price and trading volume of our Class B common shares may be volatile following this offering.

Even if an active trading market develops for our Class B common shares after this offering, the market price of our Class B common shares may fluctuate widely. In addition, the trading volume in our Class B common shares may fluctuate and cause significant price variations to occur. If the market price of our Class B common shares declines significantly, you may be unable to resell your Class B common shares at or above the public offering price. We cannot assure you that the market price of our Class B common shares will not fluctuate or decline significantly, including a decline below the public offering price, in the future.

Some of the factors that could negatively affect our share price or result in fluctuations in the market price or trading volume of our Class B common shares include:

•	actual or anticipated declines in our quarterly operating results or distributions;

•	reductions in our funds from operations or earnings estimates;

•	publications of research reports about us or the real estate industry;

•	increases in market interest rates that lead purchasers of our common shares to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional shareholders;

•	speculation in the press or investment community;

•	the realization of any of the other risk factors presented in this prospectus; and

•	general market and economic conditions.

The public offering price does not necessarily bear any relationship to our book value or the fair market value of our assets.

An increase in market interest rates may have an adverse effect on the market price of our Class B common shares.

One of the factors that investors may consider in deciding whether to buy or sell our Class B common shares is our distribution rate as a percentage of our share price, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher distribution rate on our Class B common shares or seek securities paying higher distributions or interest. The market price of our Class B common shares likely will be based primarily on the earnings that we derive from rental income with respect to our properties and our distributions to shareholders, and not from the underlying appraised value of the properties themselves. As a result, interest rate fluctuations and capital market conditions can affect the market price of our Class B common shares. For instance, if interest rates rise without an increase in our distribution rate, the market price of our Class B common shares could decrease because potential investors may require a higher yield on our Class B common shares as market rates on interest-bearing securities, such as bonds, rise. In addition, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and make distributions to our shareholders.

Broad market fluctuations could negatively impact the market price of our Class B common shares.

The stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performances. These broad market fluctuations could reduce the market price of our Class B common shares. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations. Either of these factors could lead to a material decline in the market price of our Class B common shares.

The number of shares available for future sale could adversely affect the market price of our Class B common shares.

We cannot predict whether future issuances of common shares or the availability of shares for resale in the open market will decrease the market price per share of our Class B common shares. Our Class A common shares will not be listed on a national securities exchange. Other than Class A common shares and OP units held by our officers and trustees, none of our outstanding Class A common shares or OP units are subject to any lock-up agreement. We intend to conduct one or more exchange offers in the future, no earlier than         , 2010, which is six months from the date of this prospectus, that will allow for the exchange of one Class A common share into one Class B common share and the exchange of one OP unit into one Class B common share. Sales of a substantial number of Class B common shares in the public market, or upon exchange of Class A common shares or OP units, or the perception that such sales might occur could materially adversely affect the market price of our Class B common shares. For a more detailed description, see “Shares Eligible for Future Sale.”

Our trustees and executive officers have agreed with the underwriters not to offer, sell, contract to sell, pledge or otherwise dispose of any common shares or other securities convertible or exchangeable into our common shares for a period of 180 days after the date of this prospectus. If any or all of these holders cause a large number of their shares to be sold in the public market, the sales could reduce the trading price of our Class B common shares and could impede our ability to raise future capital.

The exercise of the underwriters’ over-allotment option, the exchange of Class A common shares or OP units for Class B common shares, the exercise of any options granted to certain trustees, executive officers and other employees under our long-term equity incentive plan, the issuance of our common shares or OP units in connection with property, portfolio or business acquisitions and other issuances of our common shares could have an adverse effect on the market price of our Class B common shares, and the existence of OP units, options and common shares reserved for issuance as restricted common shares or upon exchange of Class A common shares or OP units may materially adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities. In addition, future sales of our common shares may be dilutive to existing shareholders.

If you purchase shares in this offering, you will experience immediate dilution.

We expect the public offering price of our Class B common shares to be higher than the book value per Class B common share immediately following this offering. Accordingly, if you purchase Class B common shares in this offering, you will experience immediate dilution of approximately $             in book value per share. This means that investors who purchase shares will likely pay a price per share that exceeds the book value of our assets after subtracting our liabilities.

Maryland takeover statutes may deter others from seeking to acquire us and prevent you from making a profit in such transactions.

The Maryland General Corporation Law, or the MGCL, contains many provisions, such as the business combination statute and the control share acquisition statute, that are designed to prevent, or have the effect of preventing, someone from acquiring control of us. The business combination statute, subject to limitations, prohibits certain business combinations between us and an “interested shareholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our outstanding voting shares or an affiliate or associate of our company who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding shares) or an affiliate of an interested shareholder for five years after the most recent date on which the person becomes an interested shareholder and thereafter imposes supermajority voting requirements on these combinations. The control share acquisition statute provides that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the shareholder (except solely by virtue of a revocable proxy), entitle the shareholder to exercise one of three increasing ranges of voting power in electing trustees) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding control shares) have no voting rights except to the extent approved by our shareholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

We are currently subject to the control share acquisition statute, although our Board may amend our bylaws, without shareholder approval, to exempt any acquisition of our shares from the statute. Our Board has adopted a resolution exempting any business combination with any person from the business combination statute. The business combination statute (if our Board revokes the foregoing exemption) and the control share acquisition statute could delay or prevent offers to acquire us and increase the difficulty of consummating any such offers, even if such a transaction would be in our shareholders’ best interest.

The MGCL, the Maryland REIT Law and our organizational documents limit your right to bring claims against our officers and trustees.

The MGCL and the Maryland REIT Law provide that a trustee will not have any liability as a trustee so long as he performs his duties in good faith, in a manner he reasonably believes to be in our best interests, and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, our declaration of trust provides that no trustee or officer will be liable to us or to any shareholder for money damages except to the extent that (a) the trustee or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property, or services actually received; or (b) a judgment or other final adjudication adverse to the trustee or officer is entered in a proceeding based on a finding in the proceeding that the trustee’s or officer’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Finally, our declaration of trust authorizes our company to obligate itself, and our bylaws obligate us, to indemnify and advance expenses to our trustees and officers to the maximum extent permitted by Maryland law.

Our classified Board may prevent others from effecting a change in the control of our Board.

We believe that classification of our Board will help to assure the continuity and stability of our business strategies and policies as determined by the Board. However, the classified board provision could have the effect of making the replacement of incumbent trustees more time-consuming and difficult. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of our Board. Thus, the classified board provision could increase the likelihood that incumbent trustees will retain their positions. The staggered terms of trustees may delay, defer or prevent a transaction or a change in control that might involve a premium price for our common shares or otherwise be in the best interest of the shareholders.

Future offerings of debt, which would be senior to our common shares upon liquidation, and/or preferred equity securities that may be senior to our common shares for purposes of dividends or other distributions or upon liquidation, may adversely affect the market price of our Class B common shares.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred shares. Upon liquidation, holders of our debt securities and preferred shares and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common shares. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common shares, or both. Holders of our common shares are not entitled to preemptive rights or other protections against dilution. Our preferred shares, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to pay a dividend or make another distribution to the holders of our common shares. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our Class B common shareholders bear the risk of our future offerings reducing the market price of our Class B common shares and diluting their share holdings in us.

FORWARD-LOOKING STATEMENTS

We make statements in this prospectus that are forward-looking statements within the meaning of the federal securities laws. In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, all of our statements regarding anticipated growth in our funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “could,” “would,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	adverse economic or real estate developments in Texas, Arizona or Illinois;

•	general economic conditions;

•	market trends;

•	projected capital expenditures;

•	use of the proceeds of this offering;

•	estimates relating to our ability to make distributions to our shareholders in the future;

•	our understanding of our competition and our ability to compete effectively;

•	defaults on or non-renewal of leases by tenants;

•	increased interest rates and operating costs;

•	our failure to obtain necessary outside financing;

•	decreased rental rates or increased vacancy rates;

•	difficulties in identifying properties to complete, and consummating, real estate acquisitions, developments, joint ventures and dispositions;

•	our failure to successfully operate acquired properties and operations;

•	our failure to maintain our status as a REIT;

•	government approvals, actions or initiatives, including the need for compliance with environmental requirements;

•	environmental uncertainties and risks related to natural disasters;

•	financial market fluctuations;

•	changes in foreign currency exchange rates;

•	changes in real estate and zoning laws and increases in real property tax rates; and

•	other factors affecting real estate markets generally.

While forward-looking statements reflect our good faith beliefs, they are not guaranties of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section above entitled “Risk Factors.”

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $             million, based upon the assumed price of $             per Class B common share and after deducting the underwriting discount and estimated offering expenses of $             million payable by us. If the underwriters’ over-allotment option is exercised in full, our net proceeds will be approximately $             million. We will contribute the net proceeds from this offering to our Operating Partnership in exchange for OP units. Our Operating Partnership intends to use the net proceeds from the offering (1) to acquire commercial properties in our target markets, (2) to acquire loans with the intent to acquire the underlying property through foreclosure or deed in lieu of foreclosure within a short period of time, (3) to redevelop and re-tenant existing properties to create Whitestone-branded Community Centered Properties and (4) for general corporate purposes. Pending these uses, we intend to invest the net offering proceeds in interest-bearing, short-term, marketable investment grade securities or money market accounts that are consistent with our intention to qualify as a REIT.

RECLASSIFICATION OF COMMON SHARES

Our Board has approved Articles of Amendment to our declaration of trust that (i) change the name of all of our “common shares” to “Class A common shares” and (ii) effect a 1-for-3 reverse share split of our Class A common shares. In addition, our Board has approved Articles Supplementary to our declaration of trust that creates a new class of common shares entitled “Class B common shares.” The rights of the Class A common shareholders will not change with the change in the title of the class. Each Class B common share will have the following rights:

•	the right to vote together with Class A common shareholders on all matters submitted to our shareholders;

•	one vote on all matters voted upon by our shareholders;

•	the right to receive dividends equal to any dividends declared on the Class A common shares; and

•	liquidation rights equal to the liquidation rights of each Class A common share.

Our Class B common shares have been approved for listing on the NYSE Amex, subject to official notice of issuance, and we do not intend to list our Class A common shares on a national securities exchange. We do intend to conduct one or more exchange offers in the future, no earlier than                     , 2010, which is six months from the date of this prospectus, that will allow for the exchange of one Class A common share or one OP unit into one Class B common share. As of March 31, 2010, we had 3,483,700 Class A common shares outstanding and 1,814,599 OP units, not held by us, outstanding. For more information, see “Shares Eligible for Future Sale – Exchange Offers.” The terms of our Class A and Class B common shares are described more fully under “Description of Securities” in this prospectus.

The Articles of Amendment and the Articles Supplementary will be filed with the State Department of Assessments and Taxation of Maryland prior to the closing of this offering.

DISTRIBUTION POLICY

Subsequent to this offering, we intend to continue to declare distributions to holders of our common shares and OP units, payable monthly. U.S. federal income tax law generally requires that a REIT distribute annually to its shareholders at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates on any taxable income that it does not distribute. We generally intend over time to pay dividends in an amount equal to our taxable income. You should read the following discussion and in the information set forth in the table and footnotes below together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes that are located elsewhere in this prospectus.

Any distributions we make will be at the discretion of our Board and we cannot assure you that our distributions will be made or sustained.

The timing and frequency of distributions will be authorized by our Board and declared by us based upon a number of factors, including:

•	our funds from operations;

•	our debt service requirements;

•	our capital expenditure requirements for our properties;

•	our taxable income, combined with the annual distribution requirements necessary to maintain REIT qualification;

•	requirements of Maryland law;

•	our overall financial condition; and

•	other factors deemed relevant by our Board.

We declared the following distributions to our shareholders and holders of OP units with respect to the fiscal years ended 2007 and 2008, 2009 and the six months ended June 30, 2010:

Distributions Per Share(1)/OP Unit
2007
First Quarter	$0.4500
Second Quarter	0.4500
Third Quarter	0.4500
Fourth Quarter	0.4500

2008
First Quarter	$0.4500
Second Quarter	0.4500
Third Quarter	0.3375
Fourth Quarter	0.3375

2009
First Quarter	$0.3375
Second Quarter	0.3375
Third Quarter	0.3375
Fourth Quarter	0.3375

2010
First Quarter	$0.3375
Second Quarter	0.2850

(1)	Distributions paid with respect to Class A common shares.

Effective with the quarterly dividend declared for the third quarter 2008, we lowered our quarterly distribution rate to $0.3375 per share and OP unit from $0.4500 per share and OP unit in the prior quarter. Our distribution rate for the year ended December 31, 2009 was approximately 80% of our funds from operations per share. We typically declare our distributions quarterly and pay our distributions in three equal monthly installments. For the second quarter 2010, we declared a distribution per share and OP unit of $0.2850, which was or will be paid as follows: $0.0950 on July 8, 2010, $0.0950 on August 6, 2010 and $0.0950 on September 7, 2010. This represents a decrease from the quarterly distribution rate of $0.3375 per share and OP unit declared since the third quarter 2008. We intend to pay a pro rata distribution, covering the partial quarter commencing on the closing of this offering and ending on September 30, 2010, to the purchasers of Class B common shares in this offering.

We cannot assure you that our distributions will be made or sustained. Our actual results of operations may differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the revenue we receive from our properties, our operating expenses, our ability to attract and retain tenants, interest expense, the ability of our tenants to meet their obligations and unanticipated expenditures. There can be no assurance that we will be able to pay or maintain cash distributions or that distributions will increase over time.

CAPITALIZATION

The following table sets forth as of March 31, 2010:

•	our historical capitalization; and

•	our as-adjusted capitalization after application of the net proceeds of this offering as described in “Use of Proceeds.”

This table should be read in conjunction with the sections captioned “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial information and related notes included elsewhere in this prospectus. All share data set forth below has been adjusted to give effect to the 1-for-3 reverse share split of our Class A common shares to be effected in connection with this offering.

	As of March 31, 2010
	Historical	As Adjusted(1)

Notes payable	$101,569	$101,569

Equity:

Preferred shares, $0.001 par value per share, 50,000,000 shares authorized and no shares issued and outstanding	—	—

Class A common shares, $0.001 par value per share; 50,000,000 shares authorized, 3,483,700 shares issued and outstanding, 3,483,700 shares issued and outstanding as adjusted	10	10

Class B common shares, $0.001 par value per share; 350,000,000 shares authorized, 0 shares issued and outstanding, shares issued and outstanding as adjusted	—

Additional paid in capital	70,568
Accumulated deficit	(26,486)	(26,486)
Noncontrolling interest in subsidiary	23,183	23,183

Total equity	67,275

Total capitalization	$168,834

(1)	Assumes no exercise of the underwriters’ option to purchase up to an additional Class B common shares.

DILUTION

Purchasers of our Class B common shares in this offering will experience an immediate and substantial dilution of the net tangible book value of our Class B common shares from the initial public offering price. Prior to this offering, we had no Class B common shares outstanding. Only Class B common shares are being issued in this offering. We intend to conduct one or more exchange offers in the future, no earlier than                          , 2010, which is six months from the date of this prospectus, that will allow for the exchange of one Class A common share into one Class B common share. As of March 31, 2010, we had a net tangible book value of approximately $44.1 million, or $12.66 per Class A common share. The net tangible book value per Class A common share is determined by subtracting our total liabilities from our total tangible assets (total assets less deferred costs) and dividing the difference by the total number of our Class A common shares outstanding.

After giving effect to the sale of our Class B common shares offered hereby, the deduction of underwriting discounts and commissions and estimated offering expenses, the pro forma net tangible book value at March 31, 2010 attributable to Class A common shareholders would have been $             million, or $             per Class A common share. This amount represents an immediate increase in net tangible book value of $             per share to existing Class A common shareholders and an immediate dilution in pro forma net tangible book value of $             per share from the public offering price of $             per share of our Class B common shares to new public investors. The following table illustrates this per share dilution:

Public offering price per Class B common share		$
Net tangible book value per Class A common share before this offering(1)	$12.66
Increase in net tangible book value per Class A common share to existing Class A common shareholders attributable to this offering

Net tangible book value per Class A common share assuming the completion of this offering(2)

Dilution in pro forma net tangible book value per Class B common share to new investors(3)		$

(1)

Net tangible book value per Class A common share before this offering is determined by dividing our net tangible book value (total tangible assets less total liabilities) by 3,483,700 Class A common shares outstanding.

(2)	Based on net tangible book value of approximately $ million divided by Class A common shares outstanding.
(3)	Dilution is determined by subtracting net tangible book value per Class B common share after this offering from the public offering price paid by a new investor for a Class B common share.

The table below summarizes, as of March 31, 2010 on the basis discussed above, the total consideration paid and the average price per share paid by our existing Class A common shareholders and by the investors in this offering, based on an assumed initial public offering price of $             per Class B common share, the midpoint of the range set forth on the cover of this prospectus.

	Common Shares Purchased		Total Consideration		Average Price Per Share
	Number (000’s)	Percent	Amount (000’s)	Percent
Existing Class A common shareholders	3,484%		$70,568%			$20.25
New Class B investors		%	$	%	$

Total		100%		$100%

If the underwriters’ option to purchase additional Class B common shares to cover any over-allotment is exercised in full, the pro forma net tangible book value per share as of March 31, 2010 would be approximately $             per share and the dilution in pro forma net tangible book value per share to new Class B common shareholders would be $             per share. Furthermore, the percentage of our common shares held by existing equity owners would decrease to approximately     %, and the percentage of our common shares on a fully-diluted basis held by new common shareholders would increase to approximately     %.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth our selected historical consolidated financial, operating and other data for our historical consolidated balance sheet data as of December 31, 2009, 2008, 2007, 2006 and 2005, and consolidated statement of operations data for the years ended December 31, 2009, 2008, 2007, 2006 and 2005, have been derived from our audited historical combined financial statements.

Our unaudited historical consolidated balance sheet data as of March 31, 2010 and the unaudited historical consolidated statement of operations data for the three months ended March 31, 2010 and 2009 are derived from our unaudited historical consolidated financial statements. In the opinion of our management, the unaudited historical combined balance sheet data as of March 31, 2010 and the historical consolidated statements of operations for the three months ended March 31, 2010 and 2009 include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods.

All per share data set forth below has been adjusted to give effect to the 1-for-3 reverse share split of our Class A common shares to be effected in connection with this offering.

Our historical consolidated financial data included below and set forth elsewhere in this prospectus are not necessarily indicative of our future performance.

You should read the following summary financial and other data together with “Business and Properties,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes appearing elsewhere in this prospectus.

	Three Months Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(in thousands, except per share data)
Operating Data:
Revenues	$7,709	$8,044	$32,685	$31,201	$29,374	$28,378	$23,490
Property expenses	2,953	3,186	12,991	12,835	12,236	11,438	8,624
General and administrative(1)	1,200	1,429	6,072	6,708	6,721	2,299	567
Property and other asset management fees to an affiliate	—	—	—	—	—	1,482	1,319
Depreciation and amortization	1,734	1,708	6,958	6,859	6,048	6,181	5,733
Involuntary conversion	—	241	(1,542)	358	—	—	—
Interest expense, net	1,400	1,417	5,713	5,675	4,825	4,910	3,469
Other expense (income), net	—	—	—	—	30	(30)	—

Income (loss) from continuing operations before loss on disposal of assets and income taxes	422	63	2,493	(1,234)	(486)	2,098	3,778
Provision for income taxes	(54)	(54)	(222)	(219)	(217)	—	—
Loss on disposal of assets	(33)	(41)	(196)	(223)	(9)	197	—

Income (loss) from continued operations	335	(32)	2,075	(1,676)	(712)	2,295	3,778
Income (loss) from discontinued operations	—	—	—	(188)	589	554	561
Gain on sale of properties from discontinued operations	—	—	—	3,619	—	—	—

Net income (loss)	335	(32)	2,075	1,755	(123)	2,849	4,339
Less: net income (loss) attributable to noncontrolling interests	118	(11)	733	621	(46)	1,068	1,891

Net income (loss) attributable to Whitestone REIT	$217	$(21)	$1,342	$1,134	$(77)	$1,781	$2,448

(1)

General and administrative expenses for the years ended December 31, 2008, 2007 and 2006 include approximately $1.5 million, $2.2 million and $0.9 million, respectively, of legal costs resulting from litigation with our former CEO and our former external advisor.

	Three Months Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
Basic earnings per common share:
Income (loss) from continuing operations attributable to Whitestone REIT excluding amounts attributable to unvested restricted shares	$0.06	$(0.01)	$0.41	$(0.32)	$(0.13)	$0.45	$0.81
Income from discontinued operations attributable to Whitestone REIT	—	—	—	0.67	0.11	0.11	0.12

Net income (loss) attributable to common shareholders excluding amounts attributable to unvested restricted shares	$0.06	$(0.01)	$0.41	$0.35	$(0.02)	$0.55	$0.93

Diluted earnings per common share:
Income (loss) from continuing operations attributable to Whitestone REIT excluding amounts attributable to unvested restricted shares	$0.06	$(0.01)	$0.40	$(0.32)	$(0.13)	$0.45	$0.81
Income from discontinued operations attributable to Whitestone REIT	—	—	—	0.67	0.11	0.11	0.12

Net income (loss) attributable to common shareholders excluding amounts attributable to unvested restricted shares	$0.06	$(0.01)	$0.40	$0.35	$(0.02)	$0.55	$0.93

	Three Months Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(in thousands, except per share data and gross leasable area)
Balance Sheet Data:
Real estate (net)	$157,459	$160,346	$158,398	$150,847	$146,460	$141,236	$145,581
Real estate (net), discontinued operations	—	—	—	—	7,932	8,252	8,384
Other assets	20,128	27,324	23,602	27,098	20,752	17,599	17,497

Total assets	$177,587	$187,670	$182,000	$177,945	$175,144	$167,087	$171,462

Liabilities	$110,312	$118,362	$115,141	$110,773	$94,262	$76,464	$83,462
Whitestone REIT shareholders’ equity	44,092	44,946	43,590	45,891	52,843	58,914	53,728
Noncontrolling interest in subsidiary	23,183	24,362	23,269	21,281	28,039	31,709	34,272

	$177,587	$187,670	$182,000	$177,945	$175,144	$167,087	$171,462

Other Data:
Proceeds from issuance of common shares	$—		$—	$—	$261	$9,453	$17,035
Additions to real estate	499	6,868	9,230	5,153	10,205	1,833	31,712
Dividends and distributions per Class A share(1)	0.34	0.34	1.35	1.59	1.80	1.89	2.10
Funds from operations(2)	1,965	1,556	8,618	4,236	6,001	8,993	9,851
Occupancy at period end	82%	82%	82%	84%	86%	83%	82%
Average aggregate gross leasable area	3,014,264	3,039,044	3,039,044	3,008,085	3,093,063	3,121,039	2,962,616
Average rent per square foot	$10.23	$10.59	$10.76	$10.37	$9.50	$9.09	$7.93

(1)	The dividends per share represent total cash payments paid with respect to Class A common shares divided by weighted average Class A common shares.

(2)

We believe that Funds From Operations, or FFO is an appropriate supplemental measure of operating performance because it helps our investors compare our operating performance relative to other REITs. The National Association of Real Estate Investment Trusts, or NAREIT defines FFO as net income (loss) available to common shareholders computed in accordance with GAAP, excluding gains or losses from sales of operating properties and extraordinary items, plus depreciation and amortization of real estate assets, including our share of unconsolidated partnerships and joint ventures. We calculate FFO in a manner consistent with the NAREIT definition.

Below is the calculation of FFO and the reconciliation to net income (loss) attributable to Whitestone REIT, which we believe is the most comparable GAAP financial measure (in thousands):

	Three Months Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
Net income (loss) attributable to Whitestone REIT	$217	$(21)	$1,342	$1,134	$(77)	$1,781	$2,448
Depreciation and amortization of real estate assets(1)	1,597	1,547	6,347	5,877	6,108	6,341	5,512
(Gain) loss on sale or disposal of assets(1)	33	41	196	(3,396)	16	(197)	—
Net income (loss) attributable to noncontrolling interests	118	(11)	733	621	(46)	1,068	1,891

FFO	$1,965	$1,556	$8,618	$4,236	$6,001	$8,993	$9,851

(1)	Including amounts for discontinued operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with our audited consolidated financial statements and the notes thereto. For more detailed information regarding the basis of presentation for the following information, you should read the notes to the audited consolidated financial statements. All share and per share data set forth below has been adjusted to give effect to the 1-for-3 reverse share split of our Class A common shares to be effected in connection with this offering.

Overview of Our Company

We are a fully integrated real estate company that owns and operates commercial properties in culturally diverse markets in major metropolitan areas. Founded in 1998, we are internally managed with a portfolio of commercial properties in Texas, Arizona and Illinois.

In October 2006, our current management team joined the company and adopted a strategic plan to acquire, redevelop, own and operate Community Centered Properties. We define Community Centered Properties as visibly located properties in established or developing culturally diverse neighborhoods in our target markets. We market, lease, and manage our centers to match tenants with the shared needs of the surrounding neighborhood. Those needs may include specialty retail, grocery, restaurants and medical, educational and financial services. Our goal is for each property to become a Whitestone-branded business center or retail community that serves a neighboring five-mile radius around our property. We employ and develop a diverse group of associates who understand the needs of our multicultural communities and tenants.

Our current portfolio is concentrated in Houston, and we intend to diversify geographically into Phoenix, Chicago, Dallas and San Antonio. According to the United States Census Bureau’s Estimates of Population Change for Metropolitan Statistical Areas and Rankings: July 1, 2008 to July 1, 2009, Dallas and Houston ranked first and second, respectively, in population growth out of 366 metropolitan statistical areas, and Phoenix, Chicago and San Antonio ranked seventh, eighth and sixteenth, respectively. We believe the management infrastructure and capacity we have built can accommodate substantial growth in those markets. We also believe that those cities have expanding multi-cultural neighborhoods, providing us with excellent opportunities to execute our strategic plan in those markets.

We believe that over the next three years we will have opportunities to acquire quality properties at historically attractive prices. Many of these properties will be distressed due to over-leverage, mismanagement or the lack of liquidity in the financial markets. We have extensive relationships with community banks, attorneys, title companies and others in the real estate industry which we believe will enable us to take advantage of these market opportunities and maintain an active acquisition pipeline.

As of March 31, 2010, we had 772 total tenants. We have a diversified tenant base with our largest tenant comprising less than 3% of our total revenues for the three months ended March 31, 2010. Lease terms for our properties range from less than one year for smaller tenants to over 15 years for larger tenants. Our leases generally include minimum monthly lease payments and tenant reimbursements for payment of taxes, insurance and maintenance.

We employed 50 full-time employees as of March 31, 2010. As an internally managed REIT, we bear our own expenses of operations, including the salaries, benefits and other compensation of our employees, office expenses, legal, accounting and investor relations expenses and other overhead costs.

How We Derive Our Revenue

Substantially all of our revenue is derived from rents received from leases at our properties. We had rental income and tenant reimbursements of approximately $7.7 million for the three months ended March 31, 2010 as compared to $8.0 million for the three months ended March 31, 2009, a decrease of $0.3 million, or 4%. The decrease in revenue is primarily attributable to lower tenant reimbursement revenues resulting from decreased property expenses and waiving of late fees resulting from settlements with a small number of delinquent tenants. Our occupancy rate was 82% for the three months ended March 31, 2010 and 2009.

Known Trends in Our Operations; Outlook for Future Results

Rental Income

We expect our rental income to increase year-over-year due to the addition of properties. We also expect modest continued improvement in the overall economy in Houston to provide slight increases in occupancy at certain of our properties, which should result in some growth in rental income.

Scheduled Lease Expirations

We tend to lease space to smaller businesses that desire shorter term leases. As of March 31, 2010, approximately 44% of our gross leasable square footage is subject to leases that expire prior to December 31, 2012. We routinely seek to renew leases with our existing tenants prior to their expiration and typically begin discussions with tenants as early as 18 months prior to the expiration date of the existing lease. While our early renewal program and other leasing and marketing efforts target these expiring leases, and while we hope to re-lease most of that space prior to expiration of the leases at rates comparable to or slightly in excess of the current rates, market conditions, including new supply of properties, and macroeconomic conditions in Houston and nationally could adversely impact our renewal rate and/or the rental rates we are able to negotiate. If any of these risks materialize, our cash flow and ability to pay dividends could be adversely affected.

Acquisitions

We expect to actively seek acquisitions in the foreseeable future. As of March 31, 2010, we owned and operated 36 Community Centered properties consisting of:

•	eighteen retail centers containing approximately 1.2 million square feet of leasable space and having a total carrying amount (net of accumulated depreciation) of $69.8 million;

•	seven office building centers containing approximately 0.6 million square feet of leasable space and having a total carrying amount (net of accumulated depreciation) of $45.6 million; and

•	eleven office/flex centers containing approximately 1.2 million square feet of leasable space and having a total carrying amount (net of accumulated depreciation) of $42.1 million.

We intend to aggressively source additional acquisition opportunities that meet our investment criteria in all our markets. We believe that after the completion of this offering we will have the ability to finance, with offering proceeds and additional debt, over $75 million of additional acquisitions over the next two years.

Property Acquisitions

We seek to acquire commercial properties in high-growth markets. Our acquisition targets are properties that fit our Community Centered Properties strategy. We define Community Centered Properties as visibly located properties in established or developing, culturally diverse neighborhoods in our target markets, primarily in and around Phoenix, Chicago, Dallas, San Antonio and Houston. We market, lease, and manage our centers to match tenants with the shared needs of the surrounding neighborhood. Those needs may include specialty retail, grocery and medical, educational and financial services. Our goal is for each property to become a Whitestone-branded business center or retail community that serves a neighboring five-mile radius around our property.

In January 2009, we acquired a property that meets our Community Centered Property strategy, containing 41,396 leasable square feet located in Buffalo Grove, Illinois for approximately $9.4 million, including cash of $5.5 million, issuance of 703,912 OP units valued at approximately $3.6 million and credit for net prorations of

$0.3 million. The property, Spoerlein Commons, is a two-story complex of retail, medical and professional office tenants. We acquired the property from Midwest Development Venture IV, or MDV IV, an Illinois limited partnership controlled by James C. Mastandrea, our Chairman, President and Chief Executive Officer. Because of Mr. Mastandrea’s relationship with the seller, a special committee consisting solely of the independent trustees, negotiated the terms of the transaction, which included the use of an independent appraiser to value the property.

In October 2007, we acquired a property that meets our Community Centered Property strategy, containing 33,400 leasable square feet in the Phoenix, Arizona metropolitan area, for approximately $8.3 million. The property, Pima Norte, is a one-story and two-story class “A” professional, executive and medical office building. We began leasing Pima Norte during 2008. Since we acquired the property in 2007, we have invested approximately $0.8 million to complete the build-out of one of the buildings and have capitalized approximately $0.5 million in interest cost, resulting in the total investment through March 31, 2010 of approximately $9.6 million.

Results of Operations

Three Months Ended March 31, 2010 Compared to Three Months Ended March 31, 2009

The following tables provide a general comparison of our results of operations for the three months ended March 31, 2010 and 2009 (in thousands, except for number of properties, aggregate gross leasable area and per share and OP Unit data):

	March 31, 2010	March 31, 2009
		(revised)
Number of properties owned and operated	36	36
Aggregate gross leasable area (sq. ft)(1)	3,014,264	3,039,300
Ending occupancy rate	82%	82%
Total property revenues	$7,709	$8,044
Total property expenses	2,953	3,186
Total other expenses	4,334	4,795
Provision for income taxes	(54)	(54)
Loss on disposal of assets	(33)	(41)

Net income (loss)	335	(32)
Less: Net income (loss) attributable to noncontrolling interests	118	(11)

Net income (loss) attributable to Whitestone REIT	$217	$(21)

Funds from operations(2)	$1,965	$1,556
Dividends and distributions paid on common shares and OP Units	1,773	1,687
Per common share and OP Unit	$0.34	$0.34
Dividends paid as a % of funds from operations	90%	108%

(1)

During the first quarter of 2010, we concluded that approximately 25,000 square feet at our Kempwood Plaza and Centre South locations were no longer leasable, and they are no longer included in the gross leasable area.

(2)	For a reconciliation of funds from operations to net income, see “Funds From Operations” below.

Property revenues. We had rental income and tenant reimbursements of approximately $7.7 million for the three months ended March 31, 2010 as compared to $8.0 million for the three months ended March 31, 2009, a decrease of $0.3 million, or 4%. The decrease in revenue is primarily attributable to lower tenant reimbursement revenues resulting from decreased reimbursable property expenses and waiving of late fees resulting from settlements with a small number of delinquent tenants.

Property expenses. Our property expenses were $3.0 million for the three months ended March 31, 2010, as compared to $3.2 million for the three months ended March 31, 2009, a decrease of $0.2 million, or 6%. The primary components of total property expenses are detailed in the table below (in thousands):

	Three Months Ended March 31,
	2010	2009
		(revised)
Real estate taxes	$1,152	$1,049
Utilities	580	618
Contract services	514	543
Repairs and maintenance	230	263
Bad debt	29	218
Labor and other	448	495

Total property expenses	$2,953	$3,186

Real estate taxes. Real estate taxes increased $103,000, or 10%, during 2010. We actively work with various appraisal districts to keep our assessed values low and litigate if necessary.

Utilities. Utilities decreased $38,000, or 6%, during 2010. The majority of our utility expense is the electricity usage of our six office buildings in Texas which were charged at a lower rate per kilowatt hour during 2010 due to our new contracts with our electricity provider for lower fixed rates.

Contract services. Contract services decreased $29,000, or 5%, during 2010.

Repairs and Maintenance. Repairs and maintenance decreases of $33,000, or 13%, during 2010 are primarily attributable to decreases in parking lot and HVAC repair costs and the internalization of many maintenance functions.

Bad debt. Bad debt for the three months ended March, 31 2010 was $189,000, or 87%, less than in 2009. The decrease in bad debt is primarily attributable to settlements with a small number of tenants that carried large past due accounts receivable balances. The settlements resulted in recoveries of accounts receivable balances on which we previously recorded allowances for bad debt, resulting in decreased bad debt expense in 2010. The settlements also provided for partial reversals of late fees when certain payment arrangement milestones were met, resulting in decreased late fee revenues and bad debt expense in 2010. We vigorously pursue past due accounts, but expect for collection of rents to continue to be challenging for the foreseeable future.

Labor and other. Decreases of $47,000, or 10%, in labor and other during 2010 are the result of decreases in other non-reimbursable property expenses.

Other expenses. Our other expenses were $4.3 million for the three months ended March 31, 2010, as compared to $4.8 million for the three months ended March 31, 2009, a decrease of approximately $0.5 million, or 10%. The primary components of other expenses, net are detailed in the table below (in thousands):

	Three Months Ended March 31,
	2010	2009
		(revised)
General and administrative	$1,200	$1,429
Depreciation and amortization	1,734	1,708
Involuntary conversion	—	241
Interest expense	1,407	1,428
Interest income	(7)	(11)

Total other expenses	$4,334	$4,795

General and administrative. General and administrative expenses decreased approximately $229,000 or 16% for the three months ended March 31, 2010 compared to the same period in 2009. Share-based compensation expense decreased approximately $170,000 during 2010. The majority of share-based compensation recognized during 2009 represented the achievement of the first performance-based target. With our current asset base, management does not expect to achieve the second performance-based target and expects share-based compensation to be significantly lower during 2010 than 2009. Should we increase our asset base, we may achieve the next performance-based target and begin expensing the shares expected to vest upon the achievement of the second target. Salaries and benefits, excluding share-based compensation, were approximately $68,000 less during the three months ended March 31, 2010 than during the same period in 2009, primarily as a result of lower headcount and company wide salary reductions taken in October 2009.

Involuntary conversion. Involuntary conversion expense of $241,000 during 2009 represents costs associated with Hurricane Ike. As of March 31, 2010, we have accrued $2.7 million in expenses representing the cost to complete the remaining repairs. A portion of the $2.7 million accrual is estimated and is sensitive to the scope requirements of our lenders and labor and material cost of our vendors. We completed a settlement of our insurance claims during the third quarter of 2009 for $7.0 million.

Interest expense. Interest expense for the three months ended March 31, 2010 was $1.4 million, a decrease of $21,000, or 2%, from 2009. A decrease in the average outstanding note payable balance of $3.3 million accounted for approximately $45,000 in decreased interest expense during 2010, while a higher effective per annum interest rate (excluding loan fee amortization) of 5.5% in 2010 as compared to 5.4% in 2009 accounted for approximately $24,000 in increases to interest expense.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

The following table provides a general comparison of our results of operations for the years ended December 31, 2009 and December 31, 2008 (dollars in thousands, except per share and OP unit data):

	Year Ended December 31,
	2009	2008
Number of properties owned and operated	36	35
Aggregate gross leasable area (sq. ft.)	3,039,044	2,990,892
Ending occupancy rate	82%	84%
Total property revenues	$32,685	$31,201
Total property expenses	12,991	12,835
Total other expenses	17,201	19,600
Provision for income taxes	222	219
Loss on disposal of assets	196	223

Income (loss) from continuing operations	2,075	(1,676)
Loss from discontinued operations	—	(188)
Gain on sale of properties from discontinued operations	—	3,619

Net income	2,075	1,755
Less: Net income attributable to noncontrolling interests	733	621

Net income attributable to Whitestone REIT	$1,342	$1,134

Funds from operations(1)	$8,618	$4,236
Dividends and distributions paid on Class A common shares and OP Units	6,926	8,672
Per Class A common share and OP Unit	$1.35	$1.74
Dividends paid as a % of funds from operations	80%	205%

(1)	For a reconciliation of funds from operations to net income, see “Funds From Operations” below.

Property revenues. We had rental income and tenant reimbursements of approximately $32.7 million for the year ended December 31, 2009 as compared to $31.2 million for the year ended December 31, 2008, an increase of $1.5 million, or 5%. The increase is primarily attributable to the addition of our Spoerlein Commons property during January 2009.

Property expenses. Our property expenses were $13.0 million for the year ended December 31, 2009, as compared to $12.8 million for the year ended December 31, 2008, an increase of $0.2 million, or 2%. The primary components of total property expenses are detailed in the table below (in thousands):

	Year Ended December 31,
	2009	2008
Real estate taxes	$4,472	$3,973
Utilities	2,387	2,679
Contract services	2,108	2,138
Repairs and maintenance	1,408	1,633
Bad debt	877	731
Labor and other	1,739	1,681

Total property expenses	$12,991	$12,835

Real estate taxes. Increases during 2009 in real estate taxes of $499,000, or 13%, are the result of increased assessed values on our properties and the addition of the Spoerlein Commons property during January 2009.

Utilities. Utilities decreased $292,000, or 11%, during 2009. The majority of our utility expense is the electricity usage of our seven office buildings which were charged at a lower rate per kilowatt hour during the second half of 2009 due to our new contracts with our electricity provider for lower fixed rates in the Texas market.

Contract services. Contract services decreased $30,000, or 1%, during 2009.

Repairs and Maintenance. Repairs and maintenance decreases of $225,000, or 14%, during 2009 are primarily attributable to decreases in hard surface and parking lot repair costs and the internalization of many maintenance functions.

Bad debt. Bad debt for the year ended December 31, 2009 increased by $146,000, or 20%. The increase in bad debt is driven by slower paying tenants and abandonments. We vigorously pursue past due accounts, but expect for collection of rents to continue to be challenging for the foreseeable future.

Labor and other. Increases of $58,000, or 4%, in labor and other during 2009 are the result of increased travel and marketing costs.

Other expenses. Our other expenses were $17.2 million for the year ended December 31, 2009, as compared to $19.6 million for the year ended December 31, 2008, a decrease of $2.4 million, or 12%. The primary components of other expenses, net are detailed in the table below (in thousands):

	Year Ended December 31,
	2009	2008
General and administrative	$6,072	$6,708
Depreciation and amortization	6,958	6,859
Involuntary conversion	(1,542)	358
Interest expense	5,749	5,857
Interest income	(36)	(182)

Total other expenses	$17,201	$19,600

General and administrative. The decrease of $636,000, or 10%, in general and administrative expense is primarily due to decreased legal fees related to litigation with our former CEO and our former external advisor, offset by share-based compensation that was incurred in 2009 but not in 2008. Legal fees were $323,000 for the year ended December 31, 2009, as compared to $1,717,000 for the same period in 2008. Share-based compensation was $1,013,000 and $0 for the years ended December 31, 2009 and 2008, respectively.

Depreciation and amortization. Depreciation and amortization increased $99,000, or 1%, for the year ended December 31, 2009, as compared to the year ended December 31, 2008. During 2009, depreciation increased $797,000, or 16%, while amortization decreased $698,000, or 35%. The increase in depreciation expense is the result of tenant improvements placed in service and depreciation on our Pima Norte and Spoerlein Commons properties which were placed in service in late 2008 and early 2009, respectively. The decrease in amortization expense is primarily attributable to the loan fees which were $440,000 during 2009 compared to $1,072,000 during 2008.

Involuntary conversion. Involuntary conversion was a gain of $1,542,000 for the year ended December 31, 2009, as compared to a loss of $358,000 during the same period in 2008. During the year ended December 31, 2009, we completed a settlement of our insurance claims related to our 31 properties damaged by Hurricane Ike. The settlement was $7,000,000 in its entirety, with $6,529,000 allocated to casualty claims and approximately $471,000 allocated to loss of rents claims. The $6,529,000 in insurance proceeds allocated to casualty losses were offset by accrued repair costs of $5,107,000, resulting in a gain of $1,422,000. The remaining $120,000 in involuntary conversion gain for the year ended December 31, 2009 was realized on an insurance settlement we completed during 2009 on a chiller unit at our Uptown Tower property in Dallas, Texas. Repair costs of $364,000 expensed during the twelve months ended December 31, 2008 related to Hurricane Ike are included in the 2008 involuntary conversion loss.

Interest expense, net. Interest expense for the year ended December 31, 2009 was $5,749,000, a decrease of $108,000 over the same period in 2008. An increase in the average outstanding note payable balance of $14,906,000 accounted for approximately $972,000 in increased interest expense during 2009, while a lower effective interest rate of 1.0% per annum (excluding amortized loan fees) accounted for approximately $1,080,000 in decreased interest expense during 2009. The decrease in interest income of approximately $146,000 is primarily due to lower interest rates of return on our deposits.

Discontinued operations. Discontinued operations are comprised of the two properties known as Garden Oaks and Northeast Square. The two properties were transferred to our former CEO and our former external advisor as part of a legal settlement on May 30, 2008. Below is a summary of income from discontinued operations (in thousands):

	Year Ended December 31,
	2009	2008
Property Revenues
Rental revenues	$—	$333
Other revenues	—	225

Total property revenues	—	558

Property Expenses
Properties operation and maintenance	—	391
Real estate taxes	—	133

Total property expenses	—	524

Other expense
General and administrative	—	—
Depreciation and amortization	—	218

Total other expense	—	218

	Year Ended December 31,
	2009	2008
Loss before gain on sale of assets and income taxes	—	(184)
Gain on sale of properties	—	3,619
Provision for income taxes	—	(4)

Income from discontinued operations	$—	$3,431

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

The following table provides a general comparison of our results of operations for the years ended December 31, 2008 and December 31, 2007 (dollars in thousands, except per share and OP Unit data):

	Year Ended December 31,
	2008	2007
Number of properties owned and operated(1)	35	37
Aggregate gross leasable area (sq. ft.)(1)	2,990,892	3,093,063
Ending occupancy rate(1)	84%	86%

Total property revenues	$31,201	$29,374
Total property expenses	12,835	12,236
Total other expenses	19,600	17,594
Provision for income taxes	219	217
Change in fair value of derivative instrument	—	30
Loss on disposal of assets	223	9

Loss from continuing operations	(1,676)	(712)
Income (loss) from discontinued operations	(188)	589
Gain on sale of properties from discontinued operations	3,619	—

Net income (loss)	1,755	(123)
Less: Net income (loss) attributable to noncontrolling interests	621	(46)

Net income (loss) attributable to Whitestone REIT	$1,134	$(77)

Funds from operations(2)	$4,236	$6,001
Dividends and distributions paid on common shares and OP Units	8,672	9,507
Per common share and OP Unit	$1.74	$1.80
Dividends paid as a % of funds from operations	205%	158%

(1)

Two properties disposed in May of 2008 with a total area of 135,571 sq. ft. are included in the (i) number of properties owned and operated; (ii) aggregate gross leasable area (sq. ft.), and (iii) ending occupancy rate for the year ended December 31, 2007, but are excluded from continuing operations revenues and expenses.

(2)	For a reconciliation of funds from operations to net income, see “Funds From Operations” below.

Property revenues. We had rental income and tenant reimbursements of approximately $31.2 million for the year ended December 31, 2008 compared to $29.4 million for the year ended December 31, 2008, an increase of $1.8 million, or 6%. Our year-end occupancy rate for 2008 was 84%, as compared to 86% at year-end 2007. The majority of the decrease in occupancy occurred near the end of the year in 2008 and did not have a material affect on revenue in 2008. We lost several large tenants towards the end of the year in 2008 either to bankruptcy or expiring leases that were not renewed.

Property expenses. Our property expenses were $12.8 million for the year ended December 31, 2008, compared to $12.2 million for the year ended December 31, 2007, an increase of $0.6 million, or 5%. The primary components of total property expenses are detailed in the table below (in thousands):

	Year Ended December 31,
	2008	2007
Real estate taxes	$3,973	$3,629
Utilities	2,679	2,481
Contract services	2,138	1,945
Repairs and maintenance	1,633	1,947
Bad debt	731	440
Labor and other	1,681	1,794

Total property expenses	$12,835	$12,236

Real estate taxes. Real estate taxes increased $344,000, or 10%, during 2008. Assessed values on many of our properties increased in 2008. We actively work with various appraisal districts to keep our assessed values low and litigate if necessary.

Utilities. Utilities increased $198,000 or 8% during 2008.

Contract services and repairs and maintenance. Contract services and repairs and maintenance combined decreased $121,000, or 3%, during 2008.

Bad debt. Bad debt increased $291,000, or 66%, during 2008. The tightening credit markets and slowing economy impacted many of our tenants negatively in 2008. During 2008, we added a full time collector to constantly improve our collection efforts.

Labor and other. During the twelve months ended December 31, 2008, labor and other decreased $113,000, or 6%.

Other expenses. Our other expenses were $19.6 million for the year ended December 31, 2008 compared to $17.6 million for the year ended December 31, 2007, a decrease of $2.0 million, or 11%. The primary components of other expenses, net are detailed in the table below (in thousands):

	Year Ended December 31,
	2008	2007
General and administrative	$6,708	$6,721
Depreciation and amortization	6,859	6,048
Involuntary conversion	358	—
Interest expense	5,857	5,402
Interest income	(182)	(577)
Total other expenses	$19,600	$17,594

General and administrative. Legal expenses are included in general and administrative for the years ending December 31, 2008 and 2007 and were $1,717,000 and $2,365,000, respectively. The majority of legal fees were surrounding the termination of our former CEO and our former external advisor.

Depreciation and amortization. Depreciation and amortization increased $811,000, or 13%, during 2008. Amortization of loan fees are included in amortization, and the extension of a revolving credit facility included an approximately $900,000 fee that was amortized during 2008. During 2008, we incurred approximately $1,700,000 in additional fees related to new debt, which will be amortized over five to seven years.

Involuntary conversion. Repair costs of $364,000 expensed during the twelve months ended December 31, 2008 related to Hurricane Ike are included in the 2008 involuntary conversion loss.

Interest expense, net. Interest expense for the year ended December 31, 2008 was $5,857,000, an increase of $455,000 over the same period in 2007. An increase in the average outstanding note payable balance of $12,902,000 accounted for approximately $906,000 in increased interest expense during 2008, while a lower effective interest rate of 0.5% per annum (excluding amortized loan fees) accounted for approximately $451,000 in decreased interest expense during 2008. The decrease in interest income of approximately $395,000 is primarily due to lower interest rates of return on our deposits.

Discontinued operations. Discontinued operations are comprised of the two properties known as Garden Oaks and Northeast Square. The two properties were transferred to our former CEO and our former external advisor as part of a legal settlement on May 30, 2008. Below is a summary of income from discontinued operations (in thousands):

	Year Ended December 31,
	2008	2007
Property Revenues
Rental revenues	$333	$1,181
Other revenues	225	427

Total property revenues	558	1,608

Property Expenses
Properties operation and maintenance	391	558
Real estate taxes	133	159

Total property expenses	524	717

Other expense
General and administrative	—	—
Depreciation and amortization	218	295

Total other expense	218	295

Income (loss) before gain (loss) on disposal of assets and income taxes	(184)	596
Gain on sale of properties	3,619	(7)
Provision for income taxes	(4)	—

Income from discontinued operations	$3,431	$589

Funds From Operations. The National Association of Real Estate Investment Trusts, or NAREIT, defines funds from operations, or FFO, as net income (loss) available to common shareholders computed in accordance with GAAP, excluding gains or losses from sales of operating real estate assets and extraordinary items, plus depreciation and amortization of operating properties, including our share of unconsolidated real estate joint ventures and partnerships. We calculate FFO in a manner consistent with the NAREIT definition.

Management uses FFO as a supplemental measure to conduct and evaluate our business because there are certain limitations associated with using GAAP net income alone as the primary measure of our operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Because real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself. In addition, securities analysts, investors, and other interested parties use FFO as the primary metric for comparing the relative performance of equity REITs. There can be no assurance that FFO presented by us is comparable to similarly titled measures of other REITs.

FFO should not be considered as an alternative to net income or other measurements under GAAP as an indicator of our operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity. FFO does not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness.

Below is the calculation of FFO and the reconciliation to net income (loss), which we believe is the most comparable GAAP financial measure (in thousands):

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(in thousands, except per share data and gross leasable area)
Net income (loss) attributable to Whitestone REIT	$217	$(21)	$1,342	$1,134	$(77)
Depreciation and amortization of real estate assets(1)	1,597	1,547	6,347	5,877	6,108
(Gain) loss on sale or disposal of assets(1)	33	41	196	(3,396)	16
Net income (loss) attributable to noncontrolling interests	118	(11)	733	621	(46)

FFO	$1,965	$1,556	$8,618	$4,236	$6,001

(1)	Including amounts for discontinued operations

Liquidity and Capital Resources

Overview

Our primary liquidity demands are distributions to holders of our common shares and OP units, capital improvements and repairs and maintenance for our properties, acquisition of additional properties, tenant improvements and debt repayments.

Primary sources of capital for funding our acquisitions and redevelopment programs are cash flows generated from operating activities, issuances of notes payable, sales of common shares, sales of OP units, sales of properties that do not fit our Community Centered Property strategy and other financing opportunities. We expect that our rental income will increase as we acquire additional properties, subsequently increasing our cash flows generated from operating activities.

Our capital structure includes non-recourse secured debt that we originated on certain properties. We may hedge the future cash flows of certain debt transactions principally through interest rate swaps with major financial institutions.

During the three months ended March 31, 2010, our cash provided from operating activities was $1.5 million and our total distributions were $1.8 million. Therefore, we had distributions in excess of cash provided from operating activities of approximately $0.3 million. We believe that cash flows from operating activities and our borrowing capacity will allow us to make all distributions required for us to continue to qualify to be taxed as a REIT. When we are unable to pay distributions entirely out of our cash flow from operations and funds from operations, we may use cash flows from working capital, borrowings under any lines of credit available to us at the time, obtaining other debt and proceeds from notes payable.

We anticipate that cash flows from operating activities and our borrowing capacity will provide adequate capital for our working capital requirements, anticipated capital expenditures and scheduled debt payments during the next 12 months. We have approximately $101.8 million in debt obligations due to mature over the next five years. We expect these debt obligations to be satisfied through growth in cash generated by operations and external sources of debt and equity capital. The United States credit markets have recently experienced significant dislocations and liquidity disruptions, including the bankruptcy, insolvency or restructuring of certain financial institutions. These circumstances have materially impacted liquidity in the debt markets, making financing terms for borrowers less attractive, and in certain cases have resulted in the unavailability of various types of debt financing. In addition, the stock market has recently experienced extreme price and volume fluctuations. These broad market fluctuations could adversely impact our ability to utilize the capital markets.

If poor conditions in the debt and equity markets preclude us from accessing capital, we may not have enough existing liquidity from operations to repay our debt obligations. If that were to happen, management would pursue extensions from our current lenders in order to provide additional time to obtain replacement financing. We may also be able to obtain necessary capital by reducing capital spending, cost reductions, offerings conducted by us and disposition of properties, particularly those that do not meet our Community Centered Property strategy. In the event we are unable to meet our debt obligations upon maturity, one or more of the encumbered properties could be foreclosed upon or transferred to the lenders. A foreclosure on or disadvantageous disposal of one or more of our properties could adversely affect our ability to grow, financial condition, interest cost, results of operations, cash flow and ability to pay distributions to our shareholders. Additionally, a foreclosure on an encumbered property by a lender or a transfer of an encumbered property to a lender could cause us to recognize taxable income at a time when our cash would be insufficient to make a distribution to our shareholders that would otherwise reduce such taxable income. See “Material U.S. Federal Income Tax Consideration—Requirements for Qualification as a REIT—Annual Distribution Requirements.”

Furthermore, if prevailing interest rates or other factors at the time of refinancing result in higher interest rates upon refinancing, then the interest expense relating to that refinanced indebtedness would increase. Higher interest rates on newly incurred debt may negatively impact us as well. If interest rates increase, our interest costs and overall costs of capital will increase, which could adversely affect our transaction and development activity, financial condition, results of operation, cash flow, our ability to pay principal and interest on our debt and our ability to pay distributions to our shareholders.

Cash and Cash Equivalents

We had cash and cash equivalents of $4.8 million as of March 31, 2010, as compared to $6.3 million on December 31, 2009. The decrease of $1.5 million was primarily the result of the following:

Sources of Cash

•	Cash provided from operations of $1.5 million.

Uses of Cash

•	Payment of dividends and distributions of $1.8 million to holders of common shares and OP units.

•	Principal payments on loans of $0.7 million.

•	Improvements to real estate of $0.5 million.

We place all cash in short-term, highly liquid investments that we believe provide appropriate safety of principal.

Debt

Mortgages and other notes payable consist of the following (in thousands):

Description	March 31, 2010	December 31, 2009
Fixed rate notes:
$10.0 million 6.04% Note, due 2014	$9,611	$9,646
$11.2 million 6.52% Note, due 2015	11,010	11,043
$21.4 million 6.53% Notes, due 2013	20,580	20,721
$24.5 million 6.56% Note, due 2013	24,336	24,435
$9.9 million 6.63% Notes, due 2014	9,694	9,757
$0.5 million 3.25% Note, due 2010	402	—
$0.5 million 5.05% Note, due 2010	—	52
Floating rate note:
$26.9 million LIBOR + 2.60% Note, due 2013	25,936	26,128

Total	$101,569	$101,782

As of March 31, 2010, we had $101.2 million in notes secured by 21 properties with a carrying value of $107.9 million. Our loans contain restrictions that would require the payment of prepayment penalties for the acceleration of outstanding debt and are secured by deeds of trust on certain of our properties and assignment of certain rents and leases associated with those properties. As of March 31, 2010, we are in compliance with all loan terms and conditions.

Annual maturities of notes payable as of March 31, 2010, are due as set forth below (in thousands):

Year	Amount Due
2010	$2,137
2011	2,423
2012	2,555
2013	66,386
2014	17,799
2015 and thereafter	10,269

Total	$101,569

Capital Expenditures

We continually evaluate our properties’ performance and value. We may determine it is in our shareholders’ best interest to invest capital in properties we believe have potential for increasing value. We also may have unexpected capital expenditures or improvements for our existing assets. Additionally, we intend to continue investing in similar properties outside of Texas in cities with exceptional demographics to diversify market risk, and we may incur significant capital expenditures or make improvements in connection with any properties we may acquire.

Distributions

The following distributions for common shares and OP units were paid or declared payable during the three months ended March 31, 2010 and the year ended December 31, 2009 (in thousands, except per share and OP unit data):

Period	2010 Status	2010 Amount	Per Share / Op Unit	2009 Amount	Per Share / Op Unit
January - March	Paid	$1,773	$0.3375	$1,687	$0.3375
April	Payable	596	0.1125	564	0.1125
May				564	0.1125
June				565	0.1125
July – September				1,773	0.3375
October – December				1,773	0.3375

Taxes

We elected to be taxed as a REIT under the Code, beginning with our taxable year ended December 31, 1999. As a REIT, we generally are not subject to federal income tax on income that we distribute to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate rates. We believe that we are organized and operate in such a manner as to qualify to be taxed as a REIT, and we intend to operate so as to remain qualified as a REIT for federal income tax purposes.

Inflation

We anticipate that our leases will continue to be triple-net leases or otherwise provide that tenants pay for increases in operating expenses and will contain provisions that we believe will mitigate the effect of inflation. In addition, many of our leases are for terms of less than five years, which allows us to adjust rental rates to reflect inflation and other changing market conditions when the leases expire. Consequently, increases due to inflation, as well as ad valorem tax rate increases, generally do not have a significant adverse effect upon our operating results.

Environmental Matters

Our properties are subject to environmental laws and regulations adopted by various governmental authorities in the jurisdictions in which our operations are conducted. From our inception, we have incurred no significant environmental costs, accrued liabilities or expenditures to mitigate or eliminate future environmental contamination.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements as of March 31, 2010 and December 31, 2009.

Quantitative and Qualitative Disclosures About Market Risk

Our future income, cash flows and fair value relevant to our financial instruments depend upon prevailing market interest rates. Market risk is the risk of loss arising from adverse changes in market prices and interest rates. The principal market risk to which we are exposed is the risk related to interest rate fluctuations. Based upon the nature of our operations, we are not subject to foreign exchange or commodity risk. We will be exposed to changes in interest rates as a result of our financial instruments consisting of loans that have floating interest rates. As of March 31, 2010, we had $25.9 million of loans, or about 25% of our debt, with floating interest rates. All of our financial instruments were entered into for other than trading purposes. As of March 31, 2010, we did not have a fixed rate hedge in place, leaving $25.9 million subject to interest rate fluctuations. The impact of a 1% increase or decrease in interest rates on our debt would result in a decrease or increase of annual net income of approximately $0.3 million, respectively.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. Our significant accounting policies are described in the notes to our consolidated financial statements. The preparation of these consolidated financial statements in conformity with GAAP requires us to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. We base these estimates, judgments and assumptions on historical experience and on various other factors that we believe to be reasonable under the circumstances. Our results may differ from these estimates. Actual results may differ from these estimates under different assumptions or conditions, as described below. Currently, we believe that our accounting policies do not require us to make estimates using assumptions about matters that are highly uncertain. You should read Note 2, Summary of Significant Accounting Policies, to our consolidated financial statements in conjunction with this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The critical accounting policies and estimates most significant to us are the subjective assessments management makes as to whether declines in the fair values of our investments in the real estate entities below their carrying amounts represent other-than-temporary impairments. When making these assessments, we consider our intent and ability to hold the investment until forecasted recovery in value, the severity of the impairment and its duration. These assessments have a direct impact on our net income because recording an impairment loss results in an immediate negative adjustment to income.

We have described below the critical accounting policies that we believe could impact our consolidated financial statements most significantly.

Revenue Recognition. All leases on our properties are classified as operating leases, and the related rental income is recognized on a straight-line basis over the terms of the related leases. Differences between rental income earned and amounts due per the respective lease agreements are capitalized or charged, as applicable, to accrued rent and accounts receivable. Percentage rents are recognized as rental income when the thresholds upon which they are based have been met. Recoveries from tenants for taxes, insurance, and other operating expenses are recognized as revenues in the period the corresponding costs are incurred. We have established an allowance for doubtful accounts against the portion of tenant accounts receivable which is estimated to be uncollectible.

Development Properties. Land, buildings and improvements are recorded at cost. Expenditures related to the development of real estate are carried at cost which includes capitalized carrying charges, acquisition costs and development costs. Carrying charges, primarily interest, real estate taxes and loan acquisition costs, and direct and indirect development costs related to buildings under construction, are capitalized as part of construction in progress. The capitalization of such costs ceases when the property, or any completed portion, becomes available for occupancy. We capitalize acquisition costs once the acquisition of the property becomes probable. Prior to that time, we expense these costs as acquisition expense. During the year ended December 31, 2009, no interest was capitalized on properties under development. Approximately $0.4 million of interest was capitalized during the same period in 2008 and $0.1 million was capitalized in 2007. No amounts were capitalized in the three months ended March 31, 2010 or 2009.

Acquired Properties and Acquired Lease Intangibles. We account for real estate acquisitions pursuant to Statement of Financial Accounting Standards, or SFAS, No. 141R, Business Combinations, which is codified in FASB ASC 825, Financial Instrument (“ASC 825”). Accordingly, we allocate the purchase price of the acquired properties to land, building and improvements, identifiable intangible assets and the acquired liabilities based on their respective fair values. Identifiable intangibles include amounts allocated to acquired out-of-market leases, the value of in-place leases and customer relationship value, if any. We determine fair value based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including the historical operating results, known trends and specific market and economic conditions that may affect the property. Factors considered by management in our analysis of determining the as-if-vacant property value include an estimate of carrying costs during the expected lease-up periods considering market conditions, and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and estimates of lost rentals at market rates during the expected lease-up periods, tenant demand and other economic conditions. Management also estimates costs to execute similar leases including leasing commissions, tenant improvements, legal and other related expenses. Intangibles related to out-of-market leases and in-place lease value are recorded as acquired lease intangibles and are amortized as an adjustment to rental revenue or amortization expense, as appropriate, over the remaining terms of the underlying leases. Premiums or discounts on acquired out-of-market debt are amortized to interest expense over the remaining term of such debt.

Depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of five to 39 years for the buildings and improvements. Tenant improvements are depreciated using the straight-line method over the life of the lease.

Impairment. We review our properties for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of the assets, including accrued rental income, may not be recoverable through operations. We determine whether an impairment in value has occurred by comparing the estimated future cash flows (undiscounted and without interest charges), including the estimated residual value of the property, with the carrying cost of the property. If impairment is indicated, a loss will be recorded for the amount by which the carrying value of the property exceeds its fair value.

Accrued Rent and Accounts Receivable. Included in accrued rent and accounts receivable are base rents, tenant reimbursements and receivables attributable to recording rents on a straight-line basis. An allowance for the uncollectible portion of accrued rents and accounts receivable is determined based upon customer credit-worthiness (including expected recovery of our claim with respect to any tenants in bankruptcy), historical bad debt levels, and current economic trends. As of March 31, 2010 and 2009, we had an allowance for uncollectible accounts of $0.8 million and $0.9 million, respectively. During the three months ended March 31, 2010 and 2009 we recorded bad debt expense of approximately $29,000 and $218,000, respectively. As of December 31, 2009, we had an allowance for uncollectible accounts of $0.9 million. As of December 31, 2008 and 2007, we had an allowance for uncollectible accounts of $1.5 million and $0.9 million, respectively. During 2009, 2008 and 2007, we recorded bad debt expense in the amount of $0.9 million, $0.7 million and $0.4 million, respectively, related to tenant receivables that we specifically identified as potentially uncollectible based on our assessment of each tenant’s credit-worthiness. Bad debt expenses and any related recoveries are included in property operation and maintenance expense.

Unamortized Lease Commissions and Loan Costs. Leasing commissions are amortized using the straight-line method over the terms of the related lease agreements. Loan costs are amortized on the straight-line method over the terms of the loans, which approximates the interest method. Costs allocated to in-place leases whose terms differ from market terms related to acquired properties are amortized over the remaining life of the respective leases.

Federal Income Taxes. We elected to be taxed as a REIT under the Code beginning with our taxable year ended December 31, 1999. As a REIT, we generally are not subject to federal income tax on income that we distribute to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate rates. We believe that we are organized and have operated in such a manner as to qualify to be taxed as a REIT, and we intend to operate so as to remain qualified as a REIT for federal income tax purposes.

Derivative Instruments. We have initiated a program designed to manage exposure to interest rate fluctuations by entering into financial derivative instruments. The primary objective of this program was to comply with debt covenants on a credit facility. We entered into an interest rate swap agreement with respect to amounts borrowed under certain of our credit facilities, which effectively exchanged existing obligations to pay interest based on floating rates for obligations to pay interest based on fixed LIBOR rates.

We have adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as subsequently amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities,” and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” which are codified in FASB ASC 815, Derivatives and Hedging (“ASC 815”), which require for items appropriately classified as cash flow hedges that changes in the market value of the instrument and in the market value of the hedged item be recorded as other comprehensive income with the exception of the portion of the hedged items that are considered ineffective. The derivative instruments are reported at fair value as other assets or other liabilities as applicable. As of March 31, 2010, we did not have any interest rate swaps in place. As of December 31, 2007, we had an interest rate swap with a $70.0 million notional which was designated as a cash flow hedge. The fair value of this interest rate swap as of December 31, 2007 was approximately ($0.4) million and is included in accounts payable and accrued expenses in the consolidated balance sheet. This interest rate swap matured on October 1, 2008 and was not renewed by us. Additionally, for a previous interest rate swap which was not designated as a cash flow hedge, approximately ($0.03) million and $0.03 million are included in other expense and other income on the consolidated statements of income for the year ended December 31, 2007 and 2006, respectively.

Recent Accounting Pronouncements

In January 2010, the FASB provided additional disclosure requirements for fair value measurements under ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”). The new pronouncement requires a reporting entity to disclose the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers. In addition, the reconciliation for fair value measurements using significant unobservable inputs (Level 3) should present separately information about purchases, sales, issuances and settlements (that is, on a gross basis rather than as one net number). We adopted the pronouncement in January 2010, and it did not have a material effect on our financial statements.

In January 2010, the FASB issued ASU No. 2010-01, “Equity (Topic 505): Accounting for Distributions to Shareholders with Components of Stock and Cash.” This update requires that dividends declared and payable in a combination of stock and cash be included in earnings per share prospectively and not considered a stock dividend for purposes of computing earnings per share. To date, we have not declared dividends in this manner, so this update has had no impact on our computation of earnings per share.

Effective January 1, 2010, we implemented the requirements of ASU No. 2009-17, “Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” (“ASU No. 2009-17”). ASU No. 2009-17 requires enterprises to perform a qualitative approach to determining whether or not a variable interest entity, or VIE, will need to be consolidated on a continuous basis. This evaluation is based on an enterprise’s ability to direct and influence the activities of a VIE that most significantly impact that entity’s economic performance. Adoption of ASU No. 2009-17 did not have a material effect on our financial statements.

BUSINESS AND PROPERTIES

Overview

We are a fully integrated real estate company that owns and operates commercial properties in culturally diverse markets in major metropolitan areas. Founded in 1998, we are internally managed with a portfolio of 36 commercial properties in Texas, Arizona and Illinois.

In October 2006, our current management team joined the company and adopted a strategic plan to acquire, redevelop, own and operate Community Centered Properties. We define Community Centered Properties as visibly located properties in established or developing culturally diverse neighborhoods in our target markets. We market, lease, and manage our centers to match tenants with the shared needs of the surrounding neighborhood. Those needs may include specialty retail, grocery, restaurants and medical, educational and financial services. Our goal is for each property to become a Whitestone-branded business center or retail community that serves a neighboring five-mile radius around our property. We employ and develop a diverse group of associates who understand the needs of our multicultural communities and tenants.

Our current portfolio is concentrated in Houston, with additional properties in the Phoenix, Chicago, Dallas and San Antonio metropolitan areas. According to the United States Census Bureau’s Estimates of Population Change for Metropolitan Statistical Areas and Rankings: July 1, 2008 to July 1, 2009, Dallas and Houston ranked first and second, respectively, in population growth out of 366 metropolitan statistical areas, and Phoenix, Chicago and San Antonio ranked seventh, eighth and sixteenth, respectively. We believe the management infrastructure and capacity we have built can accommodate substantial growth in those markets. We also believe that those cities have expanding multi-cultural neighborhoods, providing us with excellent opportunities to execute our strategic plan in those markets.

We believe that over the next three years we will have opportunities to acquire quality properties at historically attractive prices. Many of these properties will be distressed due to over-leverage, mismanagement or the lack of liquidity in the financial markets. We have extensive relationships with community banks, attorneys, title companies and others in the real estate industry which we believe will enable us to take advantage of these market opportunities and maintain an active acquisition pipeline.

Our Strengths

We believe a number of factors differentiate us from other commercial real estate owners in our markets, including:

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Investment Focus. We seek to invest in properties that are or can become Community Centered Properties from which our tenants deliver needed services to the surrounding community. We focus on niche properties with smaller rental spaces that present opportunities for attractive returns. We target properties that: (1) typically require relatively low capital investment, are management and leasing intensive and do not draw the interest of larger national real estate companies; (2) can be redeveloped at a low cost utilizing our internal management capabilities; and/or (3) can be Whitestone-branded and re-tenanted, resulting in lower tenant turnover and higher occupancy and rental rates, together with corresponding increases in tenant reimbursement of operating expenses.

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Multi-Cultural Community Focus. Our multi-cultural community focus sets us apart from traditional commercial real estate operators. We value diversity in our team and maintain in-house leasing, property management, marketing, construction and maintenance departments with culturally diverse and multi-lingual associates who understand the particular needs of our tenants and neighborhoods.

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Proactive Marketing and Leasing. Our proactive marketing and leasing programs are designed to utilize market research to determine the common and distinctive characteristics and needs of the neighborhood and attract tenants who meet those needs. Our in-depth local knowledge in each of our major markets and in-house research capabilities allow us to quickly access and analyze neighborhood demographics and cultural nuances, market rental trends and valuation metrics. Our streamlined and efficient leasing process allows us to attract tenants and to lease spaces quickly. We typically market and lease our properties to smaller tenants who rent on average less than 3,000 square feet. As of March 31, 2010, our average rent per square foot for our smaller tenants represents a 40% premium over rent paid by our larger tenants.

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Proven Real Estate and “Turn-Around” Track Record. Our eight-person senior management team has more than 125 years of collective experience acquiring, developing, redeveloping, owning, managing and operating commercial real estate properties, portfolios and companies. Our senior management team has extensive national real estate contacts and investment expertise in our target markets. In particular, our management team has significant expertise in “turning around” properties with complex problems. Our team executes a coordinated strategy, utilizing our corporate branding, philosophy and culture, operational systems and experience to renovate and re-tenant properties, with an intention to increase their net operating income and value.

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Commitment to Associate Training and Development. Our annual in-house Real Estate Executive Development, or REED, program is designed to provide us with knowledgeable and well-trained associates to meet our strategic goals and provide continuity in our leadership and management. The 12-month REED program promotes in-depth understanding of all aspects of investing in, owning and operating commercial real estate by providing select associates with detailed training from real estate professionals from both within and outside Whitestone.

Our Strategy

Our primary business objective is to increase shareholder value by acquiring, owning and operating Community Centered Properties. The key elements of our strategy include:

•	Strategically Acquiring Properties.

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Seeking High Growth Markets. We seek to strategically acquire commercial properties in high-growth markets. Our acquisition targets are located in densely populated, culturally diverse neighborhoods, primarily in and around Phoenix, Chicago, Dallas, San Antonio and Houston, five of the top 20 markets in the United States in terms of population growth.

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Diversifying Geographically. Our current portfolio is concentrated in Houston. We believe that continued geographic diversification into markets where we have substantial knowledge and experience will help offset the economic risk from a single market concentration. We intend to focus our expansion efforts on the Phoenix, Chicago, Dallas and San Antonio markets. We believe our management infrastructure and capacity can accommodate substantial growth in those markets. We may also pursue opportunities in other Southwestern and Western regions that are consistent with our Community Centered Property strategy.

•

Capitalizing on Availability of Distressed Assets. We believe that during the next several years there will be excellent opportunities in our target markets to acquire quality properties at historically attractive prices. We intend to acquire distressed assets directly from owners or financial institutions holding foreclosed real estate and debt instruments that are either in default or on bank watch lists. Many of these assets may benefit from our corporate strategy and our management team’s experience in turning around distressed properties, portfolios and companies. We have extensive relationships with community banks, attorneys, title companies, and others in the real estate industry with whom we regularly work to identify properties for potential acquisition.

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Redeveloping and Re-tenanting Existing Properties. We “turn around” properties and seek to add value through renovating and re-tenanting our properties to create Whitestone-branded Community Centered Properties. We seek to accomplish this by (1) stabilizing occupancy, with per property occupancy goals of

90% or higher; (2) adding leasable square footage to existing structures; (3) developing and building on excess land; (4) upgrading and renovating existing structures; and (5) investing significant effort in recruiting tenants whose goods and services meet the needs of the surrounding neighborhood.

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Recycling Capital for Greater Returns. We seek to continually upgrade our portfolio by opportunistically selling properties that do not have the potential to meet our Community Centered Property strategy and redeploying the sale proceeds into properties that better fit our strategy. Some of our properties which were acquired prior to the tenure of our current management team may not fit our Community Centered Property strategy, and we may look for opportunities to dispose of these properties as we continue to execute our strategy.

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Prudent Management of Capital Structure. We intend to use the net proceeds of this offering to fund acquisitions and selective redevelopment of existing properties. We currently have 15 properties that are not mortgaged. We may seek to add mortgage indebtedness to existing and newly acquired unencumbered properties to provide additional capital for acquisitions. As a general policy, we intend to maintain a ratio of total indebtedness to undepreciated book value of real estate assets that is less than 60%. As of March 31, 2010, our ratio of total indebtedness to undepreciated book value of real estate assets was 53%.

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Investing in People. We believe that our people are the heart of our culture, philosophy and strategy. We continually focus on developing associates who are self-disciplined and motivated and display at all times a high degree of character and competence. We provide them with equity incentives to align their interests with those of our shareholders.

Our Opportunity

The Economic Opportunity

We believe that over the next three years we will have excellent opportunities to acquire quality properties at historically attractive prices. We have extensive relationships with community banks, attorneys, title companies and others in the real estate industry which we believe will enable us to take advantage of these market opportunities and maintain an active acquisition pipeline.

Since the first quarter of 2008, the market for commercial mortgage-backed securities, or CMBS, has substantially contracted. Spreads on commercial mortgage debt have expanded to make most commercial mortgage debt unaffordable, and an ever-increasing number of mortgage defaults has curbed the willingness of traditional commercial mortgage lenders to extend credit. The global recession has dramatically impacted the profitability of both large and small businesses, and many companies have gone bankrupt. We believe that these factors have resulted in a decrease in the amount of real estate investment capital from traditional financing sources.

Severe recession and tight credit have resulted in many commercial real estate developers being unable to finance tenant improvements necessary to lease their spaces and to meet or refinance current debt maturities. Institutional lenders who have extended mortgage credit to developers and owners are experiencing higher levels of payment and covenant defaults, are accumulating substantial inventories of commercial real estate from foreclosures, and are facing increased pressure from banking regulators to divest these assets. We believe these dynamics have created numerous opportunities to acquire distressed assets and distressed debt instruments at prices at or below replacement cost of the underlying real estate.

The following charts/tables reflect (1) continued tightening of credit standards by banks; (2) the evaporation of the CMBS market since 2008; and (3) the upcoming maturities of indebtedness secured by commercial real estate:

Source: Federal Reserve Loan Officer Survey (January 2010)

Source: Commercial Mortgage Alert (April 2, 2010)

Source: Tripp, LLC, Gilberto-Levy Index, Federal Reserve, FDIC, Property and Portfolio Research (PPO).

We believe that these events will greatly increase the number of quality properties available for acquisition. Furthermore, we believe that real estate companies with sufficient equity capital and turnaround experience will be best able to maximize the returns on these properties.

The demand for basic goods and services such as specialty retail, grocery, and medical, educational and financial services remains strong, despite the recession, in neighborhoods throughout our Phoenix, Chicago, Dallas, San Antonio and Houston markets. These staple goods and services tend to be non-luxuries and are needed on an everyday basis. Many of these goods and services are provided by smaller, entrepreneurial businesses that have lower operating costs and require less commercial space. We believe that traditional real estate developers over the past five years have designed properties to accommodate larger national tenants requiring bigger spaces and that these types of properties have been harder hit by the credit and economic crises. We expect that many of these properties are currently, or will in the future be, distressed and can be re-positioned and re-tenanted into Community Centered Properties that better meet the needs of their surrounding neighborhoods.

The Socio-Economic Opportunity

According to the United States Census Bureau, all five of our target markets were in the top 10 largest United States cities as of July 1, 2008. In the Census Bureau’s Estimates of Population Change for Metropolitan Statistical Areas and Rankings: July 1, 2008 to July 1, 2009, Dallas and Houston ranked first and second, respectively, in population growth out of 366 metropolitan statistical areas, and Phoenix, Chicago and San Antonio ranked seventh, eighth and sixteenth, respectively. Each of our markets except Chicago and Phoenix had population growth of at least two percent during this period and experienced better employment statistics than the national average during the current recession. The following table shows that the unemployment rates in four of our five markets (Phoenix, Dallas, San Antonio and Houston) were less than the national average in each of the last six months.

	Aug.	Sept.	Oct.	Nov.	Dec.	Jan. 2010
National(1)	9.7%	9.8%	10.1%	10.0%	10.0%	9.7%

Houston(2)	8.4	8.5	8.4	8.2	8.3	8.8
Dallas(2)	8.3	8.3	8.3	7.9	8.0	8.7
Chicago(2)	9.7	10.0	10.3	10.3	10.6	11.7
Phoenix(2)	8.6	8.6	8.7	8.1	8.2	9.2
San Antonio(2)	7.0	7.1	7.0	6.8	6.8	7.7

(1)	Seasonally adjusted.
(2)	Not seasonally adjusted.

Source: Bureau of Labor Statistics

The Census Bureau in August 2008 forecasted that by 2042 minorities will become the majority of the United States population, and that by 2050 the Hispanic and Asian populations will nearly double as a percentage of the total United States population. We believe our primary markets represent some of the most culturally diverse cities in the United States and that Hispanic and Asian communities are prevalent in these cities. The following table shows changes in ethnic population in our primary markets:

	2005-2008 % Change in Population by Ethnicity
City	White	Black	Asian	Hispanic
Chicago	4.8%	1.3%	8.4%	8.1%
Houston	9.6	12.6	13.6	15.2
Dallas	10.3	11.3	14.7	17.1
San Antonio	28.1	15.0	20.0	10.9
Phoenix	17.6	27.3	21.4	19.1

Source: US Census Bureau

We believe that multicultural entrepreneurs will comprise a growing base of tenants for our Community Centered Properties. According to the United States Small Business Administration, or SBA, immigrants are nearly 30% more likely to start a new business than non-immigrants. According to SBA, between 1996 and 2007, immigrants represented nearly 17% of all new business owners in the United States. In Texas during this period, immigrants accounted for nearly 28% of new business owners, while in Arizona and Illinois, immigrants accounted for approximately 19% of new business owners. Each of these states was in the top 10 nationally for new business formations by immigrants.

Our Acquisition Process

Commercial Real Estate

We intend to continue acquiring properties that meet or can be repositioned to meet our criteria for Community Centered Properties in our target markets of Phoenix, Chicago, Dallas and San Antonio. Currently, we have an active acquisition pipeline exceeding 75 properties from approximately 40 sources in our target markets. We believe that declining commercial real estate prices resulting from banks and other financial institutions and conduit lenders disposing of large numbers of commercial properties acquired between 2005 and 2009, combined with a shortage of affordable mortgage financing forcing distressed property owners to sell, will provide us with excellent opportunities in these markets to acquire quality properties. Once we acquire a property, we seek to turn around the property and add value through renovating and re-tenanting in order to create a Whitestone-branded Community Centered Property. We seek to accomplish this by (1) stabilizing occupancy, with per property occupancy goals of 90% or higher; (2) adding leasable square footage to existing structures; (3) developing and building on excess land; (4) upgrading and renovating existing structures; and (5) investing significant effort in recruiting tenants whose goods and services meet the needs of the surrounding neighborhood.

We believe that over the next three years we will have opportunities to acquire quality properties at historically low prices. Many of these properties will be distressed due to over-leverage, mismanagement or the lack of liquidity in the financial markets. We have extensive relationships with community banks, attorneys, title companies and others in the real estate industry which we believe will enable us to take advantage of these market opportunities and maintain an active acquisition pipeline.

We target properties from 50,000 to 200,000 square feet in established or developing neighborhoods, generally resulting in acquisitions priced between $5 million and $30 million. In our experience, large institutional investors generally do not compete to purchase properties having values under $30 million, thus limiting competition that would typically inflate the values of acquisition properties. We are not specifically limited by our governance documents, our management policies or the governance documents of our Operating Partnership in the number or size of properties we may acquire or the percentage of net proceeds of this offering that we may invest in a single property. The number and mix of properties we acquire will depend on real estate and market conditions existing at the time we acquire properties and the availability of debt and equity capital.

We have developed extensive research capabilities and utilize proprietary asset management and modeling tools that our management believes help it to identify favorable property acquisitions, forecast growth and make estimates at the time of the acquisition of a property relating to disposition timing and sales price to maximize our return on investment. Using these tools in concert with our overall strategies, including individual market monitoring and ongoing analysis of macro- and micro-regional economic cycles, we expect to be better able to identify favorable acquisition targets. We believe our experience and investment discipline will enable us to maximize current returns and distributions to investors and maintain higher relative portfolio property values.

Commercial Mortgage Loans

In the near to medium term, we anticipate a significant opportunity to acquire distressed loans on quality commercial real estate at historically attractive prices with the intent to acquire the underlying property through foreclosure or deed in lieu of foreclosure within a short period of time. The global liquidity crisis has led to a repricing of risk, more dramatic and severe than other recent periods of distress. The market is demanding the continued de-leveraging of balance sheets of financial institutions in the face of rising loan maturities. We believe that unlike the Resolution Trust Corporation crisis of 1990 to 1992, distress today is affecting much higher quality assets where opportunities are created by excessive leverage and distressed sellers. Given the low interest rate environment, we believe many of these assets cover debt service, but the likelihood that they can be refinanced at maturity is in doubt. In light of this, we anticipate attractive investment opportunities in acquiring performing and non-performing loans from banks, investment banks or any other forced sellers due to margin calls, redemptions, capital adequacy concerns or capital requirements during the next year or two. We believe that our market knowledge, real estate expertise, geographic coverage and our ability to complete transactions quickly will enable us to succeed in these acquisitions. When we purchase debt, we intend to underwrite the underlying real estate in the same manner and method as we use to underwrite direct real estate acquisitions with a view toward ultimately acquiring the real estate securing the purchased debt.

Our Disposition Strategy

We seek to continually upgrade our asset base by opportunistically selling properties that do not have the potential to meet our Community Centered Property strategy and redeploying the sale proceeds into properties that fit our strategy. Some of our properties which were acquired prior to the tenure of our current management team may not fit our Community Centered Property strategy, and we will look for opportunities to dispose of these properties as we continue to execute our strategy. A property may be sold before the end of the expected holding period if, in our judgment, the value of the property has reached its peak or might decline substantially or an opportunity has arisen to acquire other properties. We generally intend to hold our investments long-term; however, economic or market conditions may influence us to hold our investments for different periods of time.

The determination of whether a particular property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing economic conditions, with a view to achieving maximum capital appreciation. We cannot assure you that this objective will be realized. The selling price of a leased property will be determined in large part by the amount of net operating income of the property.

Development and Construction of Properties

We do not currently intend to engage in the acquisition of raw land for development or the acquisition of existing improved property for “tear-downs” and rebuilding. However, we intend to engage in selective redevelopment of existing improved properties where such redevelopment will reposition the property and/or increase its earning capacity and long-term returns on invested capital. We turn around properties and add value through renovating and re-tenanting to create Whitestone-branded Community Centered Properties. We seek to accomplish this by (1) stabilizing occupancy, with per property occupancy goals of 90% or higher; (2) adding leasable square footage to existing structures; (3) developing and building on excess land; (4) upgrading and renovating existing structures; and (5) investing significant effort in recruiting tenants whose goods and services meet the needs of the surrounding neighborhood.

Property Management, Leasing and Marketing

We manage and lease what we own and retain the decision making authority and strategic planning responsibility for our properties. Our management team directly oversees our property portfolio and seeks to increase our operating cash flow through aggressive oversight of our leasing, property management and asset management functions. Our property management functions include the oversight of all day-to-day operations of our properties as well as the coordination and oversight of tenant improvements and building services. Property managers are required to communicate either in-person or via telephone with each tenant twice per quarter and more frequently for larger tenants on a property and for tenants close to a renewal period or at risk of default.

Our current management team has implemented a number of operating strategies and reporting systems, which have been developed over their careers. Once we acquire a property we seek to aggressively manage the property in accordance with a strategic plan developed during pre-acquisition due diligence. Depending on the property, the strategic plan may seek to add value either through active property leasing efforts, investment in targeted capital improvement projects or the repositioning or redevelopment of certain properties. We intend to increase cash flows through cost efficient property operations and leasing strategies designed to capture market rental growth from the renewal of below-market leases at higher rates and/or recruitment of quality new tenants. We believe we have maintained both rigorous lessee underwriting and strong tenant relationships.

In implementing our Community Centered Property strategy, we strive to market, lease, and manage our centers to match tenants with the shared needs of the surrounding neighborhood. Those needs may include specialty retail, grocery, restaurants and medical, educational and financial services. Our goal is for each property to become a Whitestone-branded business center or retail community that serves a neighboring five-mile radius around our property. We employ and develop a diverse group of associates who understand the needs of our multicultural communities and tenants.

Marketing is an integral part of our leasing strategy. We deploy a multi-prong marketing effort as it focuses on mailings including post cards, e-mail distributions and door-to-door marketing for potential tenants in neighboring buildings. In addition, we outsource certain marketing functions for further penetration of the potential tenant market. We hold training seminars for our marketing employees and leasing agents specifically oriented towards the marketing process and other leasing principals.

We utilize large, conspicuous signage to advertise the availability of space at our vacant properties. We also actively communicate with tenant representatives in our markets in order to keep them continuously informed of our inventory of available space. We also utilize direct mail and telephone “cold calls” to create prospective tenants. Once a prospective tenant becomes interested in leasing from us, we provide our leasing agents with autonomy, within set parameters, to negotiate leases in order to fill vacant space. Leasing agents are allowed to use concessions to attract new tenants.

Our properties are marketed to smaller tenants, who rent on average less than 3,000 square feet. As of March 31, 2010, 552 of our 772 tenants are small tenants (representing approximately 72% of our tenant base), and we have tailored our management and leasing approach to deal with the unique needs of these types and size tenants. For example, we have implemented a streamlined lease approval process, and we allow our trained representatives to make independent leasing decisions. Many competing properties often face a substantially more bureaucratic approval process, which could potentially inhibit a property from being fully leased. Our ability to act quickly allows us to capture those tenants that are unable or unwilling to wait a substantial period of time for a lease to be approved. We are able to examine the credit of a potential tenant during the lease negotiation process and finalize the terms of the lease. Smaller tenants generally pay us a premium per square foot to occupy smaller spaces. As of December 31, 2009, this premium averaged 39% over what larger tenants pay on an average per square foot in our current portfolio.

We carefully monitor our property expenses and manage how we incur and bill expenses to our tenants. Because a significant amount of our leases are triple net leases, which means that the tenant is responsible for paying the cost of all maintenance and minor repairs, property taxes and insurance relating to its leased space, most operating expenses, such as insurance, taxes and common area maintenance, are reimbursed to us by our tenants. We also use gross leases and full service leases, which vary from our triple net leases. A gross lease typically includes the base or first year’s property operating expenses, taxes and insurance in the rent. Any increases in the property operating expenses, taxes or insurance over the base year are generally reimbursed by the tenant. The cost of common area maintenance is also reimbursed by the tenant, as are utilities and other premises-specific costs. In a full service lease, all expenses, with the occasional exception of electricity and other utility costs, are included in the rent. Any increases in the expenses over the base year are generally reimbursed by the tenant. We have implemented collection and billing policies to assure we are collecting all expense reimbursements, and we plan our incurrence of such expenses so as to maximize recoverability in any given year, while minimizing the added cost to our tenants.

Leasing for our portfolio is generally performed internally and is a key component to our success. Members of our leasing team have developed strong relationships with the local tenant community in the respective markets. We aggressively seek to renegotiate and extend any existing leases that are below market at market rates. Although we maintain ongoing dialogue with our tenants, we will generally raise the issue of renewal 12 months prior to lease renewal often providing concessions for early renewal. We also aggressively pursue new tenants for any vacant space. As necessary, we will use third-party leasing agents in attracting tenants. Our use of third party brokerage firms is based on their demonstrated track record and knowledge of the sub-markets in which our properties are located.

Terms of Leases and Tenant Creditworthiness

We typically lease our properties to a wide variety of tenants on a triple net basis. The terms and conditions of any lease that we enter into with our tenants may vary substantially from those we describe in this prospectus. Our leases range from terms of month-to-month to over 15 years with renewal options. However, we expect that a majority of our leases will be leases customarily used between landlords and tenants in the geographic area where the property is located and require the tenant to pay a pro rata share of building expenses, including real estate taxes and insurance. Under such typical leases, the landlord is directly responsible for all real estate taxes, sales and use taxes, special assessments, utilities, insurance and building repairs, and other building operation and management costs.

We execute new tenant leases and tenant lease renewals, expansions and extensions with terms that are dictated by the current sub-market conditions and the verifiable creditworthiness of each particular tenant. We use a number of industry credit rating services to determine the creditworthiness of potential tenants and any personal guarantor or corporate guarantor of each potential tenant. The reports produced by these services are compared to the relevant financial data collected from these parties before consummating a lease transaction. Relevant financial data from potential tenants and guarantors include income statements and balance sheets for the current year and for prior periods, net worth or cash flow statements of guarantors and other information we deem relevant. We have established leasing guidelines to use in evaluating prospective tenants and proposed lease terms and conditions.

Our Owned Properties

We currently own 36 commercial properties, including 31 properties in Houston, two properties in Dallas, one property in Windcrest, Texas, a suburb of San Antonio, one property in Carefree, Arizona, which is adjacent to North Scottsdale in the Phoenix metropolitan statistical area, and one property in Buffalo Grove, Illinois, a suburb of Chicago.

Our tenants consist of national, regional and local businesses. Our properties generally attract a mix of tenants who provide basic staples, convenience items and services tailored to the specific cultures, needs and preferences of the surrounding community. These types of tenants contribute to our Community Centered Property strategy. We also believe sales of these basic items are less sensitive to fluctuations in the business cycle than higher priced retail items. Our largest tenant represented less than 3% of total revenues for the three months ended March 31, 2010.

We directly manage the operations and leasing of our properties. Substantially all of our revenues consist of base rents received under leases that generally have terms ranging from month-to-month to over 15 years. Approximately 73% of our existing leases as of March 31, 2010 contain “step up” rental clauses that provide for increases in the base rental payments. Approximately 14% of our properties have expandable redevelopment potential to add approximately 300,000 revenue producing square feet.

As of March 31, 2010, we had one property that accounted for more than 10% of total gross revenue. Uptown Tower is an office building located in Dallas, Texas that was acquired during 2005 and accounts for 12.2% of our total revenue in the three months ended March 31, 2010 and 11.0% of real estate assets, net of accumulated depreciation.

The following table sets forth information about our fifteen largest tenants as of March 31, 2010, based upon annualized rental revenues as of March 31, 2010.

Tenant Name	Location	Annualized Rental Revenue (in thousands)	Percentage of Total Annualized Base Rental Revenues	Initial Lease Year	Year Expiring
US Census	Houston	$708	2.7%	2008	2011	(1)
Sports Authority	San Antonio	450	1.7%	2004	2015
Brockett Davis Drake Inc.	Dallas	365	1.4%	1994	2011
Compass Insurance	Dallas	367	1.4%	2005	2011
Air Liquide America, L.P.	Dallas	363	1.4%	2001	2013
Kroger	Houston	265	1.0%	1999	2011
Petsmart, Inc	San Antonio	255	1.0%	2004	2013
X-Ray X-Press Corporation	Houston	252	1.0%	1998	2019
Marshall’s	Houston	248	1.0%	1983	2013
Merrill Corporation	Dallas	234	0.9%	2001	2014
Rock Solid Images	Houston	206	0.8%	2004	2012
River Oaks L-M, Inc.	Houston	195	0.8%	1993	2010
New Lifestyles, Inc.	Dallas	187	0.7%	1998	2013
Landworks, Inc.	Houston	168	0.6%	2004	2013
University of Texas	Houston	166	0.6%	2007	2017

		$4,429	17.0%

(1)	US Census leases two spaces, one of which expires in December 2010, and one that expires in February 2011.

General Physical and Economic Attributes

The average age of our portfolio is approximately 27 years, and the average total leasable area per property is 84,418 square feet. Currently, our portfolio is dispersed primarily among the sub-markets of the greater Houston metropolitan area, generally in high-traffic areas with good visibility and accessibility. Our portfolio provides our tenants with solid properties in preferred locations at competitive rental rates. As of March 31, 2010, our portfolio’s average occupancy rate was approximately 82%. The average base rental revenue per square foot for the retail, office/flex and office properties was $10.23, $8.08 and $16.17, respectively. The following table sets forth certain information relating to each of our properties owned as of March 31, 2010.

Property Name	Location	Year Built/ Renovated	Leasable Square Feet	Percent Occupied at 3/31/10	Annualized Base Rental Revenue (in thousands)(1)	Average Base Rental Revenue Per Sq. Ft.(2)
Retail Properties:
Bellnott Square	Houston	1982	73,930	37%	$273	$10.03
Bissonnet/Beltway	Houston	1978	29,205	100%	357	12.22
Centre South	Houston	1974	39,134	82%	282	8.76
Greens Road	Houston	1979	20,507	79%	170	10.56
Holly Knight	Houston	1984	20,015	100%	331	16.57
Kempwood Plaza	Houston	1974	92,929	89%	846	10.22
Lion Square	Houston	1980	119,621	70%	797	9.46
Providence	Houston	1980	90,327	96%	762	8.76
Shaver	Houston	1978	21,926	89%	224	11.54
South Richey	Houston	1980	69,928	94%	506	7.70
Spoerlein Commons	Chicago	1987	41,455	89%	706	19.05
SugarPark Plaza	Houston	1974	95,032	99%	927	9.89
Sunridge	Houston	1979	49,359	99%	449	9.18
Torrey Square	Houston	1983	105,766	88%	783	8.43
Town Park	Houston	1978	43,526	100%	746	17.14
Webster Point	Houston	1984	26,060	100%	247	9.48
Westchase	Houston	1978	49,573	57%	329	11.60
Windsor Park	San Antonio	1992	192,458	66%	1,048	8.25

			1,180,751	81%	$9,783	$10.23

Office/Flex Properties:
Brookhill	Houston	1979	74,757	95%	$272	$3.81
Corporate Park Northwest	Houston	1981	185,627	72%	1,227	9.13
Corporate Park West	Houston	1999	175,665	83%	1,339	9.17
Corporate Park Woodland	Houston	2000	99,937	83%	740	8.93
Dairy Ashford	Houston	1981	42,902	90%	200	5.16
Holly Hall	Houston	1980	90,000	100%	675	7.50
Interstate 10	Houston	1980	151,000	94%	900	6.32
Main Park	Houston	1982	113,410	79%	582	6.50
Plaza Park	Houston	1982	105,530	85%	1,016	11.39
Westbelt Plaza	Houston	1978	65,619	81%	743	14.01
Westgate	Houston	1984	97,225	69%	458	6.85

			1,201,672	84%	$8,152	$8.08

Office Properties:
9101 LBJ Freeway	Dallas	1985	125,874	73%	$1,439	$15.64
Featherwood	Houston	1983	49,760	75%	679	18.22
Pima Norte	Phoenix	2007	33,417	11%	102	27.75
Royal Crest	Houston	1984	24,900	75%	255	13.60
Uptown Tower	Dallas	1982	253,981	85%	3,667	17.09
Woodlake Plaza	Houston	1974	106,169	86%	1,281	14.01
Zeta Building	Houston	1982	37,740	95%	548	15.35

			631,841	78%	$7,971	$16.17

Grand Totals			3,014,264	82%	$25,906	$10.51

(1)

Calculated as the tenant’s actual December 31, 2009 base rent multiplied by 12. Excludes vacant space as of December 31, 2009. Because annualized base rental revenue is not derived from historical results that were accounted for in accordance with generally accepted accounting principles, historical results differ from the annualized amounts.

(2)	Calculated as annualized base rent divided by net rentable square feet leased at December 31, 2009. Excludes vacant space at December 31, 2009.

Lease Expirations

Our leases range from terms of month-to-month to over 15 years with renewal options. As a result of the length of our average lease term, we have, on average, 10% to 20% of our portfolio expiring on an annual basis. The following table sets forth a summary schedule of the lease expirations for the leases in place as of March 31, 2010 over the next ten years. Unless otherwise provided, the information set forth in the table assumes that tenants exercise no renewal options or early termination rights.

		Gross Leasable Area		Annualized Base Rent as of March 31, 2010
Year	Number of Leases	Approximate Square Feet	Percent of Total	Amount (in thousands)	Percent of Total
2010	178	366,833	12%	$4,205	16%
2011	161	498,357	17%	5,451	21%
2012	156	465,819	15%	4,831	19%
2013	102	392,017	13%	4,312	17%
2014	81	311,089	10%	3,100	12%
2015	53	240,007	8%	2,092	8%
2016	12	46,145	2%	523	2%
2017	9	43,725	1%	347	1%
2018	7	32,531	1%	313	1%
Thereafter	13	62,508	3%	733	3%

Total	772	2,459,031	82%	$25,907	100%

Significant Properties

Uptown Tower, Dallas, Texas. Uptown Tower accounts for 10.9% of our total assets. The Uptown Tower office property, which was built in 1982, consists of 253,981 rentable square feet located in the Uptown area of Dallas, Texas. We acquired the property in 2005. The average office space is approximately 2,800 square feet, and the typical tenants include professional services and non-profit organizations. As of March 31, 2010, the building was 84% leased to 81 tenants. Typical lease terms are generally gross lease where the tenant pays a monthly base rent and a reimbursement of operating expenses above its base year. These expense reimbursements include, but are not limited to, property taxes, insurance, security, utilities, landscaping and other common area maintenance items. Generally leased space has a term ranging from month-to-month to over 15 years. The federal income tax basis for the Uptown Tower property is $18,647,426 as of December 31, 2009.

No tenant occupied 10% or more of the property’s rentable square footage as of March 31, 2010.

The following table sets forth the occupancy rate and average annual rent per leased rentable square foot for the Uptown Tower property at the end of each year indicated.

	Occupancy Rate	Average Annual Base Rent per Leased Square Foot
2005	85.3%	$12.64
2006	80.5%	$12.72
2007	89.9%	$14.35
2008	89.8%	$16.81
2009	83.9%	$16.82

Depreciation on the Uptown Tower property is taken on a straight line basis over 6 to 39 years for book purposes, resulting in a depreciation rate of approximately 3% per year.

Lease Expiration Schedule – Uptown Tower

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Property's Gross Leasable Area	Annualized Base Rent of Expiring Leases(1)	Percentage of Property's Annualized Base Rent(2)
2010	35	29,601	11.7%	$395,628	10.8%
2011	14	47,554	18.7%	852,865	23.3%
2012	12	35,444	14.0%	657,269	17.9%
2013	9	39,651	15.6%	704,803	19.2%
2014	5	32,805	12.9%	585,947	16.0%
2015	4	19,089	7.5%	268,167	7.3%
2016	1	5,152	2.0%	102,000	2.8%
2017	0	—	0.0%	—	—
2018	0	—	0.0%	—	—
Thereafter	1	5,421	2.1%	100,289	2.7%

Total	81	214,717	84.5%	$3,666,968	100.0%

(1)

Calculated as the tenant's actual March 31, 2010 base rent multiplied by 12. Excludes vacant space as of March 31, 2010. Because annualized base rental revenue is not derived from historical results that were accounted for in accordance with generally accepted accounting principles, historical results differ from the annualized amounts.

(2)	Calculated as annualized base rent divided by net rentable square feet leased at March 31, 2010. Excludes vacant space at March 31, 2010.

We hold fee simple title to this property, which is subject to a mortgage loan, collateralized by this property and two others. The loan which has a principal balance, as of March 31, 2010, of approximately $24.3 million, requires monthly interest-only payments for the first twelve months and has a 25 year amortization thereafter, bears interest at a fixed rate of 6.56% and matures on October 1, 2013. While prepayment of the loan is not restricted, prepayments are subject to a penalty provision. The outstanding balance at the time of maturity will be approximately $23.0 million.

The property is held primarily for its income producing capabilities. Uptown Tower directly competes with other office buildings in the North Central Expressway corridor. There are no current plans for renovating this property. We believe the property to be adequately covered by insurance.

Real estate taxes for 2009 on the Uptown Tower property were approximately $472,000, and the current real property tax rate with respect to the property is 2.62% of the assessed value.

Indebtedness

As a general policy, we limit our total indebtedness to 60% of the undepreciated book value of our real estate assets as of the date of any borrowing. The Board may, at any time, waive or change our borrowing policy. Moreover, the terms of certain mortgage loans and other credit facilities to which we may be a party may be more restrictive than our Board’s policy. As of March 31, 2010, our total indebtedness is approximately 53% of the undepreciated book value of our real estate assets, and we were in compliance with all financial covenants in all loan documents to which we are a party.

Mortgages and other notes payable consist of the following (in thousands):

Description	March 31, 2010	December 31, 2009
Fixed rate notes:
$10.0 million 6.04% Note, due 2014	$9,611	$9,646
$11.2 million 6.52% Note, due 2015	11,010	11,043
$21.4 million 6.53% Notes, due 2013	20,580	20,721
$24.5 million 6.56% Note, due 2013	24,336	24,435
$9.9 million 6.63% Notes, due 2014	9,694	9,757
$0.5 million 3.25% Note, due 2010	402	—
$0.5 million 5.05% Note, due 2010	—	52

Floating rate note:
$26.9 million LIBOR + 2.60% Note, due 2013	25,936	26,128

Total	$101,569	$101,782

Competition

All of our properties are located in areas that include competing properties. The amount of competition in a particular area could impact our ability to acquire additional real estate, sell current real estate or lease space and the amount of rent we are able to charge. We may be competing with owners, including but not limited to, other REITs, insurance companies and pension funds, with access to greater resources than those available to us.

Many of our competitors have greater financial and other resources than us and may have more operating experience than us. Generally, there are other neighborhood and community retail centers within relatively close proximity to each of our properties. There is, however, no dominant competitor in the Houston, Dallas, San Antonio, Phoenix or Chicago metropolitan areas. Our retail tenants face increasing competition from outlet malls, internet discount shopping clubs, catalog companies, direct mail and telemarketing.

Insurance

We believe that we have adequate property and liability insurance with reputable, commercially rated companies. We also believe that our insurance policies contain commercially reasonable deductibles and limits, adequate to cover our properties. We expect to maintain this type of insurance coverage and to obtain similar coverage with respect to any additional properties we acquire in the near future.

Employees

As of March 31, 2010 we had 50 full-time employees.

Regulation

Environmental Regulations

Our properties, as well as any other properties that we may acquire in the future, are subject to various federal, state and local laws, ordinances and regulations, including, among other things, environmental regulations (as discussed below), zoning regulations and land use controls. We believe that we have all permits and approvals necessary under current law to operate our properties.

All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. These laws and regulations generally govern air and water quality, noise pollution and indirect environmental impacts such as increased motor vehicle activity, wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, and the remediation of contamination associated with disposals. Under these laws and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in such property. Some of these laws and regulations may impose joint and several liability on tenants, owners or operators for the costs of investigation or remediation of contaminated properties, regardless of fault or the legality of the original disposal and whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances.

Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures. Environmental laws provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for release of and exposure to hazardous substances, including asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances. Additionally, concern about indoor exposure to mold has been increasing as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected property, and could expose us to liability from our tenants, their employees and others. The cost of defending against claims of liability, of compliance with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims could materially adversely affect our business, assets or results of operations and, consequently, amounts available for payments of distributions to our shareholders. In addition, the presence of these substances, or the failure to properly remediate these substances, may adversely affect our ability to sell or rent such property or to use the property as collateral for future borrowing.

Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require material expenditures by us. We cannot assure you that future laws, ordinances or regulations will not impose any material environmental liability, or that the current environmental condition of our properties will not be affected by the operations of the tenants, by the existing condition of the land, by operations in the vicinity of the properties, such as the presence of underground storage tanks, or by the activities of unrelated third parties. In addition, there are various local, state and federal fire, health, life-safety and similar regulations that we may be required to comply with, and which may subject us to liability in the form of fines or damages for noncompliance.

We will not purchase any property unless we are generally satisfied with the environmental status of the property. We may obtain a Phase I environmental site assessment, which includes a visual survey of the building and the property in an attempt to identify areas of potential environmental concerns, visually observing neighboring properties to assess surface conditions or activities that may have an adverse environmental impact on the property, and contacting local governmental agency personnel and performing a regulatory agency file search in an attempt to determine any known environmental concerns in the immediate vicinity of the property. A Phase I environmental site assessment does not generally include any sampling or testing of soil, groundwater or building materials from the property. Certain properties that we have acquired contain, or contained, dry-cleaning establishments utilizing solvents. Where believed to be warranted, samplings of building materials or subsurface investigations were undertaken with respect to these and other properties. To date, the costs associated with these investigations and any subsequent remedial measures taken have not been material to us.

We believe that our properties are in compliance in all material respects with all federal, state and local ordinances and regulations regarding the handling, discharge and emission of hazardous or toxic substances. During the re-financing of twenty-one of our properties in late 2008 and early 2009, Phase I environmental site assessments were completed at those properties. These assessments revealed that five of the twenty-one properties currently or previously had a dry cleaning facility as a tenant. Since release of chlorinated solvents can occur as a result of dry cleaning operations, a Phase II subsurface investigation was conducted at the five identified properties, and all such investigations revealed the presence of chlorinated solvents. Based on the findings of the Phase II subsurface investigations, we promptly applied for entry into the Texas Commission on Environmental Quality Dry Cleaner Remediation Program, or DCRP for four of the identified properties and were accepted. Upon entry, and continued good standing with the DCRP, the DCRP administers the Dry Cleaning Remediation fund to assist with remediation of contamination caused by dry cleaning solvents. The remaining identified property is still under investigation and upon conclusion of the investigation, we intend to enter the property into the DCRP. The response actions associated with the ongoing investigation and subsequent remediation, if necessary, have not been determined at this time. However, we believe that the costs of such response actions will be immaterial and therefore no liability has been recorded to our financial statements. We have not been notified by any governmental authority, other than the five identified properties described above, and are not otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances in connection with any of our present or former properties. We have not recorded in our financial statements any material liability in connection with environmental matters. Nevertheless, it is possible that the environmental assessments conducted thus far and currently available to us do not reveal all potential environmental liabilities. It is also possible that subsequent investigations will identify material contamination or other adverse conditions, that adverse environmental conditions have arisen subsequent to the performance of the environmental assessments, or that there are material environmental liabilities of which management is unaware.

Americans with Disabilities Act of 1990

Under the Americans with Disabilities Act, or ADA, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. Our properties must comply with the ADA to the extent that they are considered “public accommodations” as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in public areas of our properties where such removal is readily achievable. We believe that our properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. In addition, we will continue to assess our compliance with the ADA and to make alterations to our properties as required.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

Our Board reviews our investment policies periodically to determine that the policies we follow are in the best interest of our shareholders. We acquire assets primarily for income and growth (value appreciation). The methods of implementing our investment policies also may vary as new investment techniques are developed. The methods of implementing our investment objectives and policies, except as otherwise provided in the organizational documents, may be altered by our Board without shareholder approval.

Investments in Real Estate and Interests in Real Estate

Commercial Real Estate

We intend to continue acquiring properties that meet or can be repositioned to meet our criteria for Community Centered Properties in our target markets of Phoenix, Chicago, Dallas and San Antonio. Currently we have an active acquisition pipeline exceeding 75 properties from approximately 40 sources in our target markets. We believe that declining commercial real estate prices resulting from banks and other financial institutions and conduit lenders disposing of large numbers of commercial properties acquired between 2005 and 2009, combined with a shortage of affordable mortgage financing forcing distressed property owners to sell, will provide us with excellent opportunities in these markets to acquire quality properties. Once we acquire a property, we seek to turn around the property and add value through renovating and re-tenanting in order to create a Whitestone-branded Community Centered Property. We seek to accomplish this by (1) stabilizing occupancy, with per property occupancy goals of 90% or higher; (2) adding leasable square footage to existing structures; (3) developing and building on excess land; (4) upgrading and renovating existing structures; and (5) investing significant effort in recruiting tenants whose goods and services meet the needs of the surrounding neighborhood.

We have extensive relationships with community banks, attorneys, title companies and others in the real estate industry with whom we regularly work to identify properties for potential acquisition. Due to the size and depth of our target markets, we believe we can continue our selective acquisition strategy in the future.

We target properties from 50,000 to 200,000 square feet in established or developing neighborhoods. In our experience, large institutional investors generally do not compete to purchase these types of properties, thus limiting competition that would typically inflate the values of acquisition properties. We are not specifically limited by our governance documents, our management policies or the governance documents of our Operating Partnership in the number or size of properties we may acquire or the percentage of net proceeds of this offering that we may invest in a single property. The number and mix of properties we acquire will depend on real estate and market conditions existing at the time we acquire properties and the availability of debt and equity capital.

We have the capability to use OP units or common shares as currency along with a combination of cash and debt as consideration for our acquisitions. Our UPREIT structure is attractive to potential sellers because in addition to allowing sellers to defer taxable gains related to the sale of the property, it gives the seller an interest in a larger, more diversified pool of assets. It is possible that, in making future acquisitions in return for OP units, we may agree to restrictions on our ability, for a specified period of time following the acquisition, to dispose of the acquired properties in a taxable transaction.

Currently all of our properties are owned by our Operating Partnership or a wholly owned subsidiary of our Operating Partnership in fee simple title. We expect to continue to pursue our investment objectives through the direct ownership of properties. However, in the future, we may also participate with other entities (including non-affiliated entities) in property ownership, through joint ventures, limited liability companies, partnerships, co-tenancies or other types of common ownership. We may also consider entering into joint ventures with institutional partners to acquire properties in the future. Joint ventures generally entail the acquisition of properties in conjunction with an equity partner who, in most cases, provides the majority of the equity needed for the acquisition. We only anticipate using joint ventures for transactions in certain situations, such as where the property would be disproportionately larger than the other properties in our portfolio or would otherwise have a significantly higher risk profile than our other properties. We presently have no agreements to own any properties jointly with another entity or entities.

In addition, we may purchase properties and lease them back to the sellers of such properties. While we will use our best efforts to structure any such sale-leaseback transaction such that the lease will be characterized as a “true lease” so that we will be treated as the owner of the property for federal income tax purposes, we cannot assure you that the IRS will not challenge such characterization. In the event that any such sale-leaseback transaction is recharacterized as a financing transaction for federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed.

Although we currently intend to acquire Community Centered Properties in the Phoenix, Chicago, Dallas, and San Antonio metropolitan areas, our future acquisition or redevelopment activities are not limited to any geographic area or to a specified property use. We may invest in any geographic area and we may invest in other commercial properties such as manufacturing facilities, warehouse and distribution facilities in order to reduce overall portfolio risk, enhance overall portfolio returns, or respond to changes in the real estate market if our management determines that it would be advantageous to do so.

We have developed extensive research capabilities and utilize proprietary asset management and modeling tools that our management believes help it to identify favorable property acquisitions, forecast growth and make estimates at the time of the acquisition of a property, relating to disposition timing and sales price to maximize our return on investment. Using these tools in concert with our overall strategies, including individual market monitoring and ongoing analysis of macro- and micro-regional economic cycles, we expect to be better able to identify favorable acquisition targets. We believe our experience and investment discipline will enable us to maximize current returns and distributions to investors and maintain higher relative portfolio property values. We intend to execute timely dispositions at appropriate sales prices to enhance capital gains distributable to our investors.

When identifying particular properties as potential acquisitions, we consider relevant real estate property and financial factors, including:

•	the location of the property and visibility to high traffic areas;

•	the physical condition;

•	the property’s historical operating use and any potential liabilities;

•	impediments to value identified from surveys, environmental reports, title reports and policies and similar materials;

•	current and pro forma financial information to determine a property’s income-producing history and capacity, based on rent rolls and lease expiration format;

•	the “turn around” prospects for transforming the property to a Whitestone-branded Community Centered Property;

•	the potential prospects for sale of the property when the transformed value is realized;

•	market demographics and trends, along with unique needs within a community; and

•	income tax considerations.

Our obligation to purchase any property will generally be conditioned upon completion of due diligence including, where appropriate: plans and specifications; environmental reports; surveys; evidence of marketable title subject to such liens and encumbrances as are acceptable to us; financial statements and other data covering recent operations of properties having operating histories; and title and liability insurance policies.

We will not purchase any property unless we are generally satisfied with the environmental status of the property. We may obtain a Phase I environmental site assessment, which includes a visual survey of the building and the property in an attempt to identify areas of potential environmental concerns, visually observing neighboring properties to assess surface conditions or activities that may have an adverse environmental impact on the property, and contacting local governmental agency personnel and performing a regulatory agency file search in an attempt to determine any known environmental concerns in the immediate vicinity of the property. A Phase I environmental site assessment does not generally include any sampling or testing of soil, groundwater or building materials from the property.

In purchasing, leasing and developing properties, we will be subject to risks generally incident to the ownership of real estate. See “Risk Factors – Risks Associated with Real Estate.”

As a general policy, we intend to maintain a ratio of total indebtedness to undepreciated book value of real estate assets that is less than 60%, with flexibility to add higher leverage on a property-by-property basis where appropriate.

Commercial Mortgage Loans

In the near to medium term, we anticipate a significant opportunity to acquire distressed loans on quality commercial real estate at historically attractive prices with the intent to acquire the underlying property through foreclosure or deed in lieu of foreclosure within a short period of time. The global liquidity crisis has led to a repricing of risk, more dramatic and severe than other recent periods of distress. The market is demanding the continued de-leveraging of balance sheets of financial institutions in the face of rising loan maturities. We believe that unlike the Resolution Trust Corporation crisis of 1990 to 1992, distress today is affecting much higher quality assets where opportunities are created by excessive leverage and distressed sellers. Given the low interest rate environment, we believe many of these assets cover debt service, but the likelihood that they can be refinanced at maturity is in doubt. In light of this, we anticipate attractive investment opportunities in acquiring performing and non-performing loans from banks, investment banks or any other forced sellers due to margin calls, redemptions, capital adequacy concerns or capital requirements during the next year or two. We believe that our market knowledge, real estate expertise, geographic coverage and our ability to complete transactions quickly will enable us to succeed in these acquisitions. When we purchase debt, we intend to underwrite the underlying real estate in the same manner and method as we use to underwrite direct real estate acquisitions with a view toward ultimately acquiring the real estate securing the purchased debt.

We will only make loans to other entities or other persons if they meet our underwriting and due diligence requirements. We will seek to obtain a customary lender’s title insurance policy or commitment as to the priority of the mortgage or condition of the title.

As a general rule, we will not make mortgage loans if our total indebtedness would exceed 60% of the undepreciated book value of our real estate assets, unless we find substantial justification due to the presence of other underwriting criteria. We may find such justification in connection with the purchase of mortgage loans in cases in which we believe there is a high probability of our foreclosure upon the property in order to acquire the underlying assets and in which the cost of the mortgage loan investment does not exceed the appraised value of the underlying property.

In evaluating prospective mortgage loan investments, our management will consider factors such as the following:

•	the ratio of the amount of the investment in the loan to the value of the property by which it is secured;

•	the property’s potential for capital appreciation;

•	expected levels of rental and occupancy rates;

•	current and projected cash flow of the property;

•	potential for rental increases;

•	the degree of liquidity of the investment;

•	geographic location of the property;

•	the condition and use of the property;

•	the property’s income-producing capacity;

•	the quality, experience and creditworthiness of the borrower;

•	general economic conditions in the area where the property is located; and

•	any other factors that our management believes are relevant.

We may purchase existing loans that were originated by other lenders. Our management will evaluate all potential mortgage loan investments to determine if the security for the loan and the loan-to-value ratio meets our investment criteria and objectives. We will inspect the property during the loan approval process. Most loans which we will consider for investment would provide for monthly payments of interest and some may also provide for principal amortization, although many loans of the nature which we will consider provide for payments of interest only and a payment of principal in full at the end of the loan term.

We do not have any policies directing the portion of our assets that may be invested in construction loans, loans secured by leasehold interests and second and wraparound mortgage loans. However, we recognize that these types of loans are riskier than first deeds of trust or first priority mortgages on income-producing, fee-simple properties, and expect to seek to minimize the amount of these types of loans in our portfolio, to the extent that we make or invest in mortgage loans. Our management will evaluate the fact that these types of loans are riskier in determining the rate of interest on the loans.

Our mortgage loan investments may be subject to regulation by federal, state and local authorities and subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, including among other things, regulating credit granting activities, establishing maximum interest rates and finance charges, requiring disclosures to customers, governing secured transactions and setting collection, repossession and claims handling procedures and other trade practices. In addition, certain states have enacted legislation requiring the licensing of mortgage bankers or other lenders and these requirements may affect our ability to effectuate our proposed investments in mortgage loans. Commencement of operations in these or other jurisdictions may be dependent upon a finding of our financial responsibility, character and fitness. We may determine not to make mortgage loans in any jurisdiction in which the regulatory authority believes that we have not complied in all material respects with applicable requirements.

Other Securities

While we intend to invest in commercial real estate, through acquisitions of properties and commercial mortgage loans, with the intent to own the assets, we may invest in other real estate related assets such as common and preferred stocks of public or private real estate companies.

Our management will have substantial discretion with respect to the selection of specific investments in other real estate related assets. Neither our declaration of trust, our bylaws, nor the governance documents of our Operating Partnership place any limit or restriction on:

•	the percentage of our assets that may be invested in any type of mortgage or in any single mortgage; or

•	the types of properties subject to mortgages in which we may invest.

Our Disposition Strategy

We seek to continually upgrade our asset base by opportunistically selling properties that do not have the potential to meet our Community Centered Property strategy and redeploying the sale proceeds into properties that fit our strategy. Some of our properties which were acquired prior to our current management team may not fit our Community Centered Property strategy, and we will look for opportunities to dispose of these properties as we continue to execute our strategy. A property may be sold before the end of the expected holding period if, in our judgment, the value of the property has reached its peak or might decline substantially or an opportunity has arisen to acquire other properties. We generally intend to hold our investments long-term; however, economic or market conditions may influence us to hold our investments for different periods of time.

The determination of whether a particular property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing economic conditions, with a view to achieving maximum capital appreciation. We cannot assure you that this objective will be realized. The selling price of a leased property will be determined in large part by the amount of net operating income of the property.

Development and Construction of Properties

We do not currently intend to engage in the acquisition of raw land for development or the acquisition of existing improved property for “tear-downs” and rebuilding. However, we intend to engage in selective redevelopment of existing improved properties where such redevelopment will reposition the property and/or increase its earning capacity and long-term returns on invested capital. We turn around properties and add value through renovating and re-tenanting to create Whitestone-branded Community Centered Properties. We seek to accomplish this by (1) stabilizing occupancy, with per property occupancy goals of 90% or higher; (2) adding leasable square footage to existing structures; (3) developing and building on excess land; (4) upgrading and renovating existing structures; and (5) investing significant effort in recruiting tenants whose goods and services meet the needs of the surrounding neighborhood.

Borrowing Policies

Fifteen of our 36 current properties are not subject to mortgages. If we acquire a property for cash in the future, we will most likely fund a portion of the purchase price with debt. By operating and acquiring on a leveraged basis, we will have more funds available for investment in properties. We expect that initially we will purchase assets with cash, and subsequently obtain debt financing. This will allow us to make more investments than would otherwise be possible, resulting in a more diversified portfolio of assets and higher returns. However, this also subjects us to risks associated with borrowing. For example, our ability to increase our diversification through borrowing could be adversely impacted if banks and other lending institutions reduce the amount of funds available for loans secured by real estate. See “Risk Factors – Risks Associated with Our Indebtedness and Financing.” When interest rates on mortgage loans are high or financing is otherwise unavailable on a timely basis, we may purchase certain properties for cash with the intention of obtaining a mortgage loan for a portion of the purchase price at a later time.

As a general policy we intend to maintain a ratio of total indebtedness to undepreciated book value of our real estate assets that is less than 60%. As of March 31, 2010, our ratio of total indebtedness to undepreciated book value of our assets was 53%. However, we cannot assure you that we will be able to continue to achieve this objective.

By operating on a leveraged basis, we expect that we will have more funds available for investment in properties and other investments. This will allow us to make more investments than would otherwise be possible, resulting in a more diversified portfolio. Although we expect our liability for the repayment of indebtedness to be limited to the value of the property securing the liability and the rents or profits derived therefrom, our use of leveraging increases the risk of default on the mortgage payments and a resulting foreclosure of a particular property. See “Risk Factors – Risks Associated with Real Estate.” To the extent that we do not obtain mortgage loans on our properties, our ability to acquire additional properties will be restricted. We will use our best efforts to obtain financing on the most favorable terms available to us. Lenders may have recourse to assets not securing the repayment of the indebtedness.

We may reevaluate and change our debt policy in the future without a shareholder vote. Factors that we would consider when reevaluating or changing our debt policy include then-current economic conditions, the relative cost of debt and equity capital, any acquisition opportunities, the ability of our properties to generate sufficient cash flow to cover debt service requirements, the appreciation of the market value of the property and other similar factors. Further, we may increase or decrease our ratio of debt to undepreciated book value of our real estate assets in connection with any change of policy.

We may refinance properties during the term of a loan in limited circumstances, such as when a decline in interest rates makes it beneficial to prepay an existing mortgage, when an existing mortgage matures or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase such investment. The benefits of the refinancing may include an increased cash flow resulting from reduced debt service requirements, an increase in dividend distributions from proceeds of the refinancing, and an increase in property ownership if refinancing proceeds are reinvested in real estate.

In the future we may also obtain a revolving credit facility which would be subject to our 60% leverage guideline.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

We may acquire securities of entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities and investing in other companies or funds owning securities. However, all acquisitions of securities of such entities will be subject to the percentage ownership limitations and gross income tests necessary for REIT qualification. We refer you to the “Material U.S. Federal Income Tax Considerations – Requirements for Qualification as a REIT” section of this prospectus for a discussion of these tests. We may acquire all or substantially all of the securities or assets of REITs or similar entities where such investments would be consistent with our investment policies. We anticipate that we will only acquire securities or other interests in issuers engaged in commercial real estate activities involving retail, office or mixed retail-office properties. We may also invest in entities owning undeveloped acreage. Neither our declaration of trust nor our bylaws place any limit or restriction on the percentage of our assets that may be invested in securities of or interests in other issuers. The governance documents of our Operating Partnership also do not contain any such restrictions.

Equity Capital Policies

In the event that our trustees determine to raise additional equity capital, they have the authority, without shareholder approval, to issue additional common shares or preferred shares of beneficial interest. Additionally, our trustees could cause our Operating Partnership to issue OP units which are convertible into our common shares. Subject to limitations contained in the organizational and governance documents of our Operating Partnership and us, the trustees could issue, or cause to be issued, such securities in any manner (and on such terms and for such consideration) they deem appropriate, including in exchange for real estate. We have issued securities in exchange for real estate and we expect to continue to do so in the future. Existing shareholders have no preemptive right to purchase such shares in any offering, and any such offering might cause a dilution of a shareholder’s initial investment.

Other Policies and Investments

We continually review our investment activity to attempt to ensure that we do not come within the application of the Investment Company Act of 1940. Among other things, the Board will monitor the proportion of our portfolio that is placed in various investments so that we do not come within the definition of an “investment company” under the Investment Company Act. We generally do not intend to:

•	invest in the securities of other issuers for the purpose of exercising control over an issuer (except as described above);

•	underwrite securities of other issuers; or

•	actively trade in loans or other investments.

Subject to certain restrictions we are subject to in order to qualify to be taxed as a REIT, we may make investments other than as previously described, although we do not currently intend to do so. We have authority to purchase or otherwise reacquire our common shares or any of our other securities. We have no present intention of repurchasing any of our common shares, and we would only take such action in conformity with applicable federal and state laws and the requirements for qualifying as a REIT under the Code.

Other than as disclosed elsewhere in this document relative to transactions with related parties, we have not made any material loans to third parties and we have no present intention to do so. However, we may in the future make loans to third parties, including, without limitation, loans to joint ventures in which we participate. We have not engaged in the trading, underwriting or agency distribution or sale of securities of other issuers, and we do not intend to do so in the future.

We are subject to the full information reporting requirements of the Securities Exchange Act of 1934, as amended. Pursuant to these requirements, we file periodic reports, proxy statements and other information, including certified financial statements, with the Securities and Exchange Commission, or the SEC. See “Where You Can Find More Information.”

MANAGEMENT

Executive Officers and Trustees

We operate under the direction of our Board. Our Board is responsible for the management of our business and affairs. Our declaration of trust provides that the number of trustees may be determined pursuant to our bylaws and our bylaws provide that such number may be established, increased or decreased by a majority of our entire Board. However, under our bylaws, our Board must always have at least one member and no more than fifteen members. Our Board is divided into three classes, with each trustee holding office for three years and until his successor is duly elected and qualifies. We currently have a total of five members on our Board. We believe a majority of our Board meets the independence requirements of the NYSE Amex. Our executive officers serve one-year terms at the pleasure of our Board. The following is information related to our trustees and executive officers:

Name	Age	Position(s)
James C. Mastandrea	66	Chairman of our Board of Trustees and Chief Executive Officer
John J. Dee	59	Chief Operating Officer
David K. Holeman	47	Chief Financial Officer
Valarie L. King	49	Sr. Vice President of Property Management
Daniel E. Nixon, Jr.	61	Sr. Vice President of Leasing and Redevelopment
Daryl J. Carter	54	Trustee
Daniel G. DeVos	52	Trustee
Donald F. Keating	77	Trustee
Jack L. Mahaffey	78	Trustee

James C. Mastandrea has been our Chairman and Chief Executive Officer since October 2006. Mr. Mastandrea has over 35 years of experience in the real estate industry and 17 years serving in high level positions of publicly traded companies. He also serves, since 2003, as the President, Chief Executive Officer and Chairman of the Board of Trustees of Paragon Real Estate Equity and Investment Trust, a real estate company currently focused on value-added real estate and investments in shares of publicly-traded real estate investment trusts and a publicly traded company on the former American Stock Exchange until 2006, and, since 1978, as the Chief Executive Officer/Founder of MDC Realty Corporation, a privately held residential and commercial real estate development company. From 1999 to 2002, Mr. Mastandrea served as Chief Executive Officer of Eagle’s Wings Aviation Corporation, an entity formed to purchase a troubled aviation services business. At the time of the purchase, the business was in default on debt obligations. Following the September 11, 2001 terrorist attacks, the business was further adversely affected and in March 2002, Eagle’s Wings Aviation Corporation filed for protection under Chapter 11 of the federal bankruptcy laws. From 1994 to 1998, Mr. Mastandrea served as Chairman and Chief Executive Officer of First Union Real Estate Investments, a NYSE-listed real estate investment trust. Mr. Mastandrea also served in the U.S. Army as a Military Police Officer. Mr. Mastandrea currently is a director of Cleveland State University Foundation Board and a member of the investment committee, director of University Circle Inc. Board, Cleveland, Ohio and is a member of the real estate committee, and a director of the Calvin Business Alliance Board at Calvin College, Grand Rapids, Michigan. Mr. Mastandrea regularly lectures to MBA students at the University of Chicago and Rice University and also regularly presents to institutional investors in the U.S. and Europe. Mr. Mastandrea’s significant experience and familiarity with the commercial real estate industry and public companies, as well as his intimate knowledge of Whitestone due to his service as our Chief Executive Officer, allow him to provide insight into various aspects of our business and is of significant value to our Board.

John J. Dee has served as our Chief Operating Officer since 2006. Mr. Dee also serves, since 2003, as the Senior Vice President, Chief Financial Officer and member of the Board of Trustees of Paragon Real Estate Equity and Investment Trust. Prior to joining us, Mr. Dee served from 2002 to 2003 as Senior Vice President and

Chief Financial Officer of MDC Realty Corporation, a privately held residential and commercial real estate development company. From 2000 to 2002, he also served as Director of Finance and Administration for Frantz Ward, LLP. From 1978 to 2000, he held several management positions at First Union Real Estate Investments, a NYSE-listed REIT, and most recently served as Senior Vice President and Chief Accounting Officer.

David K. Holeman is our Chief Financial Officer and has served in this capacity since 2006. Mr. Holeman also served as the Chief Financial Officer of our former Management company. Prior to joining us, Mr. Holeman served as Vice President and Chief Financial Officer of Gexa Energy, a NASDAQ listed retail electricity provider from 2004 to 2006, and as Controller and Chief Financial Officer of Houston Cellular Telephone Company from 1994 to 2003.

Valarie L. King is our Senior Vice President of Property Management. From 2000 to 2006, Ms. King also held several management positions, and most recently served as Vice President of Property Management for Hartman Management. Ms. King has over 15 years of property management experience in Houston, Texas. From 1986 until 1989, she was Property Manager at Helmsley Spear National Realty, a New York-based company, where she was responsible for running the Houston office, including property management, leasing and construction.

Daniel E. Nixon, Jr. is our Senior Vice President of Leasing and Redevelopment and has served in this capacity since 2007. Prior to joining us, Mr. Nixon served as the Executive Vice President for Hull Storey Retail Group, LLC, owner of 17 enclosed malls, totaling 11 million square feet from 2000 to 2007. He also held several management positions and most recently Executive Vice President, Director of Retail at First Union Real Estate Investments, a NYSE listed REIT from 1978 until 1999.

Daryl J. Carter has been a member of our Board since February 2009. Mr. Carter is the Founder, Chairman and CEO of Avanath Capital Partners, LLC, an investment firm focused on urban-themed real estate and mortgage investments. Previously, Mr. Carter was an Executive Managing Director of Centerline Capital Group, or Centerline, a subsidiary of Centerline Holding Company (NYSE) and head of the Commercial Real Estate Group. He was also the President of American Mortgage Acceptance Corporation, a publicly-held, commercial mortgage lender that was externally managed by Centerline. Mr. Carter became part of Centerline when his company, Capri Capital Finance, or CCF, was acquired by Centerline in 2005. Mr. Carter co-founded and served as Co-Chairman of both CCF and Capri Capital Advisors since 1992. Prior to Capri, Mr. Carter was Regional Vice President at Westinghouse Credit Corporation in Irvine and a Second Vice President at Continental Bank in Chicago. Mr. Carter currently is a Trustee of Paragon Real Estate Equity and Investment Trust, a company that was traded on the former American Stock Exchange until 2006, Trustee of the Urban Land Institute, treasurer of the National Multifamily Housing Association and former Chairman of the Commercial Board of Governors of the Mortgage Bankers Association. Mr. Carter serves on the Dean’s Advisory Council of the M.I.T. Sloan School of Management. Mr. Carter brings to our Board significant management experience and demonstrated leadership skills with financial and real estate entities.

Daniel G. DeVos has been a member of our Board since February 2009. Since 1998, Mr. DeVos has served as Chairman of the Board and Chief Executive Officer of DP Fox Ventures, LLC, a diversified investment and management enterprise with investments in real estate, transportation, and sports teams. In addition, Mr. DeVos is the majority owner of the Grand Rapids Griffins (AHL) and has an ownership interest in the Orlando Magic (NBA). Mr. DeVos is currently a director of Alticor, Inc., the parent of Amway Corporation, located in Ada, Michigan, and the Orlando Magic (NBA). Mr. DeVos has also serves as a trustee of Paragon Real Estate Equity and Investment Trust, a company that was traded on the former American Stock Exchange until 2006, and served as a trustee of First Union Real Estate Investments (NYSE) from 1994 to 1998. Mr. DeVos has extensive and diverse business experience within and outside the real estate industry and possesses exceptional leadership skills in business and non-profit management.

Donald F. Keating has been a member of our Board since 2008. Mr. Keating was formerly the Chief Financial Officer of Shell Mining Company. Mr. Keating retired from Shell Mining Company in 1992 and continued to provide consulting services to Shell Oil until 2002. Since 2002, Mr. Keating has managed his personal investments. Mr. Keating graduated from Fordham University with a Bachelor of Science Degree in Finance and served in the United States Marine Corps as infantry company commander. He is a former board member of Billiton Metals Company, R & F Coal Company and Marrowbone Coal Company. Mr. Keating’s educational and professional experience in the field of finance and accounting, as well as his supervisory roles in the accounting industry, have brought to our Board the ability to oversee our accounting and financial reporting practices, risk management efforts and compliance with applicable regulatory standards.

Jack L. Mahaffey has served on our Board since 2000. Mr. Mahaffey was formerly the President and Chief Executive Officer of Shell Mining Company. Since retiring from Shell Mining Company in 1991, Mr. Mahaffey has managed his personal investments. Mr. Mahaffey served in the United States Air Force and is a former board member of the National Coal Association and the National Coal Counsel. Mr. Mahaffey brings to our Board demonstrated ability of oversight and decision making from his tenure within the petroleum industry and his experience in managing investments.

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our shareholders. The corporate governance initiatives that we have enacted include the following:

•	our Board is staggered, with two of our trustees subject to election every year and each of our trustees subject to re-election every three years;

•	of the six persons who will serve on our Board immediately after the completion of this offering, five have been determined by us to be independent for purposes of the NYSE Amex’s listing standards;

•	we have opted out of the Maryland business combination statute; and

•	we do not have a shareholder rights plan.

Committees of the Board of Trustees

Our entire Board considers all major decisions concerning our business, including any property acquisitions. However, our Board has established committees so that certain functions can be addressed in more depth than may be possible at a full board meeting. Our Board has established three permanent committees, each comprised solely of independent trustees: the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee. The charter for each of these committees is posted on the Corporate Governance section of our website at www.whitestonereit.com.

Audit Committee

Our Audit Committee consists of Daryl J. Carter, Donald F. Keating and Jack Mahaffey with Mr. Keating serving as chairman. Our Board has determined that Mr. Keating, chairman and a former chief financial officer, is an “audit committee financial expert,” as defined by the rules of the SEC. Each member of the committee is “independent” under the NYSE Amex listing standards and applicable SEC rules.

The primary purposes of our Audit Committee are:

•	overseeing our accounting and financial reporting process, the audits of our financial statements; and

•	assisting our Board in monitoring the following:

•	the integrity of our financial statements and financial reporting processes and systems of internal controls;

•	the qualifications and independence of our independent accountants;

•	the performances of our independent accountants; and

•	our compliance with legal and regulatory requirements.

The committee also prepares a report each year for inclusion in our annual proxy statement in accordance with the rules of the SEC.

Nominating and Corporate Governance Committee

The committee currently consists of Daniel G. DeVos, Donald F. Keating and Jack L. Mahaffey, with Mr. DeVos serving as chairman. Each member of the committee is “independent” under the NYSE Amex listing standards and applicable SEC rules.

The primary purposes of the Nominating and Corporate Governance Committee are:

•	identifying individuals qualified to become trustees;

•	recommending nominees for committees of our Board; and

•	overseeing matters concerning corporate governance practices.

Compensation Committee

The committee currently consists of Daniel G. DeVos, Donald F. Keating and Jack L. Mahaffey, with Mr. Mahaffey serving as chairman. Each member of the committee is “independent” under the NYSE Amex listing standards and applicable SEC rules. The primary purposes of our Compensation Committee are:

•	assisting our Board in discharging the Board’s responsibilities relating to compensation and our overall compensation and benefit structure; and

•	producing an annual report on executive compensation for inclusion in our annual meeting proxy statement in accordance with SEC rules.

Code of Business Conduct and Ethics

Our Board has adopted a code of business conduct that is applicable to all members of our Board, our executive officers and our employees. We have posted our Code of Business Conduct and Ethics on the Corporate Governance section of our website at www.whitestonereit.com.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is currently comprised of Messrs. DeVos, Keating, and Mahaffey. During 2009, the Compensation Committee consisted of Messrs. Keating, Mahaffey and Chris A. Minton. None of the members of our Compensation Committee during 2009 is or has served as an officer or employee for us and none of our executive officers has served on the board of directors of compensation committee of any company whose executive officers served on our Compensation Committee or our Board.

Compensation Discussion and Analysis

The Compensation Committee of our Board (for purposes of this discussion and analysis, the “Committee”) has responsibility for establishing, implementing, and continually monitoring our executive compensation programs. Additionally, it is responsible for the assessment of the relationship of compensation relative to our performance, the rationale in the application of our compensation plans to specific incentive awards, and all recommendations to our Board relative to compensation under its charter.

The scope of this Compensation Discussion and Analysis (“CD&A”) relates to (1) all compensation components for our Named Executive Officers, as defined below, and, (2) to the extent appropriate in order to define Committee activities, responsibilities and decisions, summary information on:

•	our overall compensation programs;

•	performance evaluation methodology;

•	compensation plan development/adoption; and

•	comparative market compensation assessment.

Throughout this discussion, James C. Mastandrea, our Chairman and Chief Executive Officer, John J. Dee, our Chief Operating Officer, David K. Holeman, our Chief Financial Officer, Valarie L. King, our Senior Vice President of Property Management, and Daniel E. Nixon, Jr., our Senior Vice President of Leasing and Redevelopment, are referred to as the “Named Executive Officers.”

Compensation Strategy and Philosophy

The Committee believes that the most effective executive compensation strategy is one that encourages entrepreneurship, which is a core driver of creating real estate value and is designed to target specific annual and long-term goals defined by management and approved by our Board, which align the economic interests of employees with shareholders. This strategy should be designed to reward the achievement of performance above established goals that contribute to increased shareholder value.

The Committee believes that an effective executive compensation strategy has several components aimed at specific objectives and timeframes.

•

Base Salary. The Committee believes the base salary should be reflective of position, responsibility and experience, and correlated with market-based salary levels for similar positions and competitor companies. The Committee presently believes that the competitive market 50th percentile level is the appropriate benchmark to target for base salary at this time in our growth and size, which members of our senior management, including the Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer, fall below. Because of the current economic conditions all senior management salaries were frozen at their March 2008 levels, and the Named Executive Officers voluntarily agreed to reductions in their base salaries by 12.5% effective October 2, 2009 as part of a corporate realignment to reduce overhead and other operating expenses.

•

Annual Incentive Bonus. A bonus provides an opportunity for selected employees (and potentially all employees) to receive an annual cash (or potentially cash and shares) award based on the achievement of specific organization, operating and financial goals and objectives at three levels during any fiscal year of our operation:

•	corporate performance;

•	business unit (functional area) performance; and

•	individual performance.

Currently, we have not formalized an annual bonus incentive plan, but may design a plan in the future. The Committee believes that any design of an annual incentive plan should establish a threshold, target and maximum incentive opportunity for participants. Additionally, the annual incentive plan should be designed to provide an effective weighting and performance measurement system to us, business unit (functional) and individual objectives, and be flexible to adapt to our changing needs and circumstances. Because of the current economic conditions all senior management annual incentive bonuses were eliminated subsequent to March 2008.

•	Long-Term Equity Incentive Plan. On July 29, 2008, our shareholders approved the 2008 Long-Term Equity Incentive Ownership Plan (the “2008 Plan”) to provide equity-based grants as incentive compensation to our employees. A long-term incentive plan is an opportunity for our employees to participate in a plan which provides awards of equity (restricted shares and restricted share units) upon the long-term achievement of incremental value for us and our shareholders. This plan is designed to encourage entrepreneurship and align employees with our long-term strategy and is expected to be an important component of total compensation and key employee retention.

•

Benefits and Other Perquisites. We provide the Named Executive Officers (and all other employees) a full range of benefits related to insurances for health and security. These benefit plans, and other perquisites to key employees, are consistent with our competitors for experienced executives and are an important component of employee retention.

The Compensation Committee Charter outlines the Committee’s key objectives in the governance of compensation plan development and award decisions, including its major responsibilities to evaluate our performance and executive compensation (and the relationship between them in any year and over time), one of the fundamental rationales for incentive compensation. Additionally, the Committee must ensure to the extent possible that we maintain our ability to attract and retain superior employees in key positions and that compensation opportunities to key employees remain competitive relative to that paid to similarly situated executives of our peer companies. To that end, the Committee believes executive compensation packages provided and to be developed will reflect the elements outlined above and have specific performance measurement and accountability procedures to correlate with incentive awards.

Compensation Objectives

In association with the overall compensation strategy and philosophy outlined above, the Committee defines its core values and fundamental guiding principles relating to executive compensation as follows:

•

Compensation is linked to performance. Executive pay is linked to our performance and individual performance. Named Executive Officers should be rewarded for achieving annual strategic, operating, and financial goals. Goals should be defined and directed by our strategic plan. Long-term compensation should promote retention and align management and employees with the long-term interests of shareholders.

•

Compensation elements should be appropriately balanced. The mix of compensation elements will vary with position and with our circumstances. Base salary and benefits are designed to attract and retain experienced key personnel. Annual incentives emphasize annual objectives, while long-term compensation emphasizes growth in profitability and shareholder value. The proportion of “guaranteed” and “at risk (incentive)” compensation should be structured by position consistent with responsibility, target total compensation level, and market benchmarks. Additionally, a severance benefits program is appropriate to encourage retention and objectivity in connection with events that may trigger a change in control of us or other circumstances of separation. We do not currently have a severance benefits program, but will develop one in the future. We have agreed to reimburse our Chief Executive Officer, Chief Operating Officer and Sr. Vice President of Leasing for certain relocation expenses.

•

Compensation should be fair and competitive. We, along with the Committee, strive to establish fair and competitive compensation for the Named Executive Officers (and other management), and do so by the process and assessment methods as described in the Compensation Committee Charter.

•

Executive stock ownership is expected. We believe that all executive officers (and to the extent possible, all employees) should be our shareholders. We, along with the Committee, expect the 2008 Plan to assist in achievement of this objective.

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The Committee and Board exercise independent judgment. On behalf of the shareholders, the Committee and our Board ensure that executive compensation is appropriate and effective, and that all assessments, advisors, analysis, discussion, rationale and decision making are through the exercise of independent judgment.

•

Compensation may be structured to meet corporate tax and accounting rules. We generally structure the Named Executive Officers’ compensation so that all elements of pay are tax deductible to us. Section 162(m) of the Code limits the amount of compensation we may deduct in any fiscal year. Compensation above these limits can be deducted if it is awarded under a shareholder approved “performance based” incentive compensation plan. Under an annual incentive plan, awards which would limit the deductibility of compensation by us may (upon approval of the Committee) be delayed into a period where the deduction can be taken. We adhere to all Financial Accounting Standards Board requirements related to the accounting treatment and reporting of compensation expense and valuation.

Roles and Responsibilities in Compensation Decisions

The Committee is specifically responsible for compensation decisions related to the Chairman and Chief Executive Officer.

The Committee reviews, assesses and approves recommendations from the Chairman and Chief Executive Officer regarding any determination regarding base salary and bonuses to all officers, management and employees, including the other Named Executive Officers. The Committee’s philosophy and strategy, and the programs adopted by our Board, establish the general parameters within which the Chairman and Chief Executive Officer determine the recommended compensation for the other Named Executive Officers.

James C. Mastandrea, Chairman and Chief Executive Officer, and John J. Dee, Chief Operating Officer, annually review the performance of our other executive officers. The conclusions reached and recommendations made based on these reviews, including base salary adjustments as well as bonuses, are presented to the Committee. The Committee can exercise its discretion in modifying any recommended salary adjustment or bonus award. The Committee reviews in detail the performance of our Named Executive Officers.

Compensation consultants familiar with the real estate industry and our competitors are used by our Chairman and Chief Executive Officer, our Chief Operating Officer, and the Committee to provide updated market compensation information regarding competitor compensation levels for various positions; to provide trends in the industry related to compensation awards and industry performance; and to address questions related to effective compensation plans and employee retention.

Setting Executive Compensation

Based on the strategy and philosophy described above, the Committee has structured our annual and long-term executive compensation to motivate executive officers to achieve our business goals and reward the executive officers for achieving such goals. In furtherance of this agenda in 2007 and 2008, the Committee engaged CEL, an independent executive compensation consulting firm with specific expertise in the real estate industry, to conduct a review and benchmarking of total compensation levels for our executive officers and to assist in setting levels of executive compensation. CEL provided the Committee with relevant market data and plan alternatives to consider when designing and adopting compensation programs for our executive officers. The Committee also independently reviews public disclosures made by companies in the real estate industry and on published surveys with particular focus on companies of similar size within our industry.

As a part of the compensation decision making process, the Committee compares each element comprising total compensation for our positions against similar positions in a peer group of publicly-traded REITs and private owner/developer/investment companies (collectively, the “Compensation Peer Group”). The Compensation Peer Group, which is periodically reviewed and updated by the Committee, consists of companies with which we believe we compete for talent, investment opportunity, and shareholder investment.

The companies comprising the Compensation Peer Group were selected in 2008 on the following criteria and remained the same in 2009:

•	competitive public real estate companies in our major markets;

•

public companies with market capitalization (implied market cap) of $150 million to $750 million in 2008 when CEL provided the information and within the retail shopping center, office, industrial and diversified sectors; and

•	private real estate investment and development companies based on portfolio size and range of geographic investments.

A total of seventeen (17) public companies and nine (9) private companies were used in the CEL analysis in 2007 and 2008. The public companies included the following, though some of them have since been acquired or merged:

Acadia Realty Trust	PS Business Parks, Inc.
AmREIT	Ramco-Gershenson Properties Trust
Capital Lease Funding, Inc.	Republic Property Trust
Cedar Shopping Centers, Inc.	Saul Centers, Inc.
Columbia Equity Trust	Spirit Finance Corporation
First Potomac Realty Trust	Thomas Properties Group, Inc.
Government Properties Trust, Inc.	Urstadt Biddle Properties, Inc.
Kite Realty Group Trust	Winthrop Realty Trust
Marcus Corporation

We compete with many companies for experienced executives, and the Committee generally has set compensation for executive officers relative to the range of compensation paid to similarly situated executives of the companies comprising the Compensation Peer Group. Variations to this objective may occur as dictated by the experience level of the individual, market factors, and our situation.

In late 2006, we were restructured from an externally managed REIT to one with our own employees and infrastructure. As a result of this change, salaries were, by necessity and directive, to be below market (below the 50th percentile). Bonuses were awarded in 2007 and 2008 (on a discretionary basis but highly related to performance in a new company start-up environment) to account for some of this difference. During 2009, salaries remained at the same amount as in 2008, until October 2009 when the Named Executive Officers voluntarily agreed to reductions in their base salaries by 12.5%. In addition, we and the Committee believe that it is important to have an equity-based incentive program to retain experienced and qualified executives and to provide them long-term compensation aligned with our economic growth and the creation of shareholder value.

The philosophy of the Committee is to provide programs that offer a significant percentage of total compensation from performance based incentives. Alignment of key management and employees with our growth and the creation of value is the guiding principle of our compensation program. Currently, given our limited operating history as an internally managed REIT, policies, specific incentive compensation opportunity “targets,” and the mix between cash and equity incentives for key employees will continue to evolve. The Committee will continue to review a variety of information, including that provided by CEL, to determine the appropriate level and mix of incentive compensation. Income from incentive compensation is realized as a result of our performance and that of individual performance, measured against established goals. The Committee believes that our executive officers must think and act like owners to create value, and therefore a significant portion of total compensation to our executive officers should be in the form of non-cash share-based long-term incentive compensation. A comprehensive incentive compensation program is a key strategic plan element for us. With the implementation of the 2008 Plan in 2009, the Committee believes the Named Executive Officers have a long-term equity program that meets the philosophy of the Committee to link executive compensation to our increased value. The Committee and management continue to evaluate annual incentive plans as part of the comprehensive compensation program.

Equity Compensation Plans

At our annual meeting of shareholders held on July 29, 2008, our shareholders approved the 2008 Plan. The purpose of the 2008 Plan is to promote our interests and the interests of our subsidiaries and our shareholders by (i) attracting and retaining key officers with strong leadership, employees, and trustees of, and consultants to, us and our subsidiaries and affiliates; (ii) motivating these individuals by means of performance-related incentives to achieve long-range performance goals; (iii) enabling these individuals to participate in our long-term growth and financial success; (iv) encouraging ownership in our equity by these individuals; and (v) linking their compensation to our long-term interests and the interests of our shareholders. The 2008 Plan will be interpreted in a manner consistent with the requirements of “performance-based compensation” under Section 162(m) of the Code for any awards granted under the 2008 Plan that are intended to comply with the requirements of that particular section.

Under the 2008 Plan, awards may be made in our Class A common shares or OP units, which may be redeemed for cash or, at our option, our Class A common shares. The 2008 Plan initially authorized awards in respect of an aggregate of 687,961 Class A common shares. The maximum aggregate number of Class A common shares that may be issued under the 2008 Plan is increased upon each issuance of Class A common shares by us (including issuances pursuant to the 2008 Plan) so that at any time the maximum number of Class A common shares that may be issued under the 2008 Plan will equal 12.5% of the aggregate number of Class A common shares and units of our Operating Partnership issued and outstanding (other than units issued to or held by us). Following the completion of this offering, we intend to amend the plan to allow for awards of Class B common shares.

If any Class A common shares covered by an award under the 2008 Plan are forfeited or if any such award otherwise terminates, expires unexercised or is cancelled, those Class A common shares will again become shares with respect to which awards can be made under the 2008 Plan. Class A common shares issued under the 2008 Plan may be either newly issued Class A common shares or Class A common shares that have been reacquired by us. In addition, shares that are canceled, tendered or withheld in payment of all or part of the exercise price of an award or in satisfaction of withholding tax obligations, and shares that are reacquired with cash tendered in payment of the exercise price of an award, will be included in or added to the number of Class A common shares available for grant under the 2008 Plan. Class A common shares issued by us as substitute awards granted solely in connection with the assumption of outstanding awards previously granted by a company acquired by, or with which we combine, or substitute awards, do not reduce the number of shares available for awards under the 2008 Plan.

In addition, the 2008 Plan imposes individual limitations on the amount of certain awards in order to comply with Section 162(m) of the Code. Under these limitations, no single participant may receive options or Class A share appreciation rights, or SARs, in any calendar year that, taken together, relate to more than 166,166 common shares, subject to adjustment in certain circumstances. In addition, the maximum number of Class A common shares that may be issued by options intended to be incentive share options will be limited in total to 12.5% of the outstanding Class A common shares and OP units, during the life of the 2008 Plan.

With certain limitations, awards made under the 2008 Plan will be adjusted by the Compensation Committee of our Board, or the Committee, to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the 2008 Plan in the event of any share dividend, reorganization, recapitalization, share split, combination, merger, consolidation, change in laws, regulations or accounting principles or other relevant unusual or nonrecurring event affecting us.

Eligibility and Administration. Current and prospective officers, employees and trustees of, and consultants to, us or our subsidiaries or affiliates are eligible to be granted awards under the 2008 Plan. The Committee will administer the 2008 Plan, except with respect to awards to non-employee trustees, for which the 2008 Plan will be administered by the our Board. Subject to the terms of the 2008 Plan, the Committee is authorized to select participants, determine the type and number of awards to be granted, determine and later amend (subject to certain limitations) the terms and conditions of any award, interpret and specify the rules and regulations relating to the 2008 Plan, and make all other determinations which may be necessary or desirable for the administration of the 2008 Plan.

Share Options and Share Appreciation Rights. The Committee is authorized to grant share options, including both incentive share options, which can result in potentially favorable tax treatment to the participant, and non-qualified share options. The Committee may specify the terms of these grants subject to the terms of the 2008 Plan. The Committee is also authorized to grant SARs, either with or without a related option. The exercise price per share subject to an option is determined by the Committee, but may not be less than the fair market value of a common share on the date of the grant, except in the case of substitute awards. The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and the provisions requiring forfeiture of unexercised options at or following termination of employment generally are fixed by the Committee, except that no option or SAR relating to an option may have a term exceeding 10 years. Incentive share options that are granted to holders of more than 10% of our voting securities are subject to certain additional restrictions, including a five-year maximum term and a minimum exercise price of 110% of fair market value.

Restricted Common Shares and Restricted Common Share Units. The Committee is authorized to grant restricted Class A common shares and restricted Class A common share units. Restricted Class A common shares are Class A common shares subject to transfer restrictions as well as forfeiture upon certain terminations of employment prior to the end of a restricted period or other conditions specified by the Committee in the award agreement. Restricted Class A common shares are also subject to restrictions on voting rights and receipt of dividends. None of the restricted Class A common shares may be transferred, encumbered or disposed of during the restricted period or until after fulfillment of the restrictive conditions.

Restricted Unit Award. The Committee is authorized to grant units in our Operating Partnership, subject to the terms of the limited partnership agreement of our Operating Partnership. The units are represented by a restricted unit award agreement. A participant who receives a restricted unit award agreement has immediate rights of ownership in the units underlying the award, but these units are subject to restrictions in accordance with the terms and provisions of the 2008 Plan and the limited partnership agreement of our Operating Partnership, as amended, and may be subject to additional restrictions in accordance with the terms of a restricted unit award agreement, including provisions causing the units to be subject to forfeiture by the individual until the earlier of (a) the time these restrictions lapse or are satisfied, or (b) the time these shares are forfeited, pursuant to the terms and provisions of any award agreement pertaining to the award.

Performance Awards. A performance award consists of a right that is denominated in cash or Class A common shares, valued in accordance with the achievement of certain performance goals during certain performance periods as established by the Committee, and payable at a time and in a form as the Committee will determine. Performance awards may be paid in a lump sum or in installments following the close of a performance period or on a deferred basis, as determined by the Committee. Termination of employment prior to the end of any performance period, other than for reasons of death or total disability, will result in the forfeiture of the performance award. A participant’s rights to any performance award may not be transferred, encumbered or disposed of in any manner, except by will or the laws of descent and distribution or as the Committee may otherwise determine.

Other Share-Based Awards. The Committee is authorized to grant any other type of awards that are denominated or payable in, valued by reference to, or otherwise based on or related to our Class A common shares. The Committee will determine the terms and conditions of these awards, consistent with the terms of the 2008 Plan.

Non-Employee Trustee Awards. Subject to applicable legal requirements, our Board may provide that all or a portion of a non-employee trustee’s annual retainer and/or retainer fees or other awards or compensation as determined by our Board be payable in non-qualified Class A common share options, restricted shares, restricted share units and/or other share-based awards, including unrestricted Class A common shares, either automatically or at the option of the non-employee trustees. Our Board will determine the terms and conditions of any of these awards, including those that apply upon the termination of a non-employee trustee’s service as a member of our Board. Non-employee trustees are also eligible to receive other awards pursuant to the terms of the 2008 Plan, including options and SARs, restricted shares and restricted share units, and other share-based awards upon terms as the Committee may determine; provided, however, that with respect to awards made to members of the Committee, the 2008 Plan is administered by our Board.

Termination of Employment. The Committee will determine the terms and conditions that apply to any award upon the termination of employment with us, our subsidiaries and affiliates, and provide the terms in the applicable award agreement or in our rules or regulations.

Change in Control. The Committee may specify in the applicable award agreement at or after grant, or otherwise by resolution prior to a Change in Control (as defined in the 2008 Plan), that all or a portion of the outstanding awards under the 2008 Plan will vest, become immediately exercisable or payable and have all restrictions lifted upon a Change in Control.

Amendment and Termination. Our Board may amend, alter, suspend, discontinue or terminate the 2008 Plan or any portion of the 2008 Plan at any time, provided that none of these amendments, alterations, suspensions, discontinuations or terminations will be made without shareholder approval if (a) approval is necessary to comply with any tax or regulatory requirement for which or with which our Board deems it necessary or desirable to comply or (b) if the amendment, alteration, suspension, discontinuation or termination constitutes a material revision to the 2008 Plan. Among other things, a material revision includes: (i) a material increase in the number of shares subject to the 2008 Plan (other than the Share Increase, as defined in the 2008 Plan, (ii) an expansion of the types of awards under the Plan; (iii) a material expansion of the class of employees, trustees or other participants eligible to participate in the 2008 Plan; (iv) a material extension of the term of the 2008 Plan; (v) a material change to the method of determining option price under the 2008 Plan; and (vi) an amendment to the section regarding the pricing of options.

A material revision does not include any revision that curtails rather than expands the scope of the 2008 Plan. Subject to certain restrictions in the 2008 Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any award, either prospectively or retroactively. The Committee does not have the power, however, to amend the terms of previously granted options to reduce the exercise price per share subject to those options or to cancel those options and grant substitute options with a lower exercise price per share than the cancelled options. The Committee also may not materially and adversely affect the rights of any award holder without the award holder’s consent.

Other Terms of Awards. We may take action, including the withholding of amounts from any award made under the 2008 Plan, to satisfy withholding and other tax obligations. The Compensation Committee may provide for additional cash payments to participants to defray any tax arising from the grant, vesting, exercise or payment of any award.

Shares Authorized. The following table provides information regarding our equity compensation plans as of March 31, 2010:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	—	(1)	—	721,481	(2)
Equity compensation plans not approved by security holders	—		—	—	(3)

Total	—		—	721,481

(1)	Excludes 386,896 Class A common shares subject to outstanding restricted Class A common share units granted pursuant to our 2008 Long-Term Equity Incentive Plan.
(2)

Pursuant to our 2008 Plan, the maximum aggregate number of Class A common shares that may be issued under the 2008 Plan will be increased upon each issuance of Class A common shares by us (including issuances pursuant to the 2008 Plan) so that at any time the maximum number of shares that may be issued under the 2008 Plan shall equal 12.5% of the aggregate number of our Class A common shares and OP units issued and outstanding (other than OP units issued to or held by the Company).

(3)	Excludes 8,333 restricted Class A common shares issued to trustees outside the 2008 Plan.

Employment Agreements

We have not entered into employment agreements with any of our executive officers. However, the 2008 Plan provides for certain vesting in the event of a change in control. The following summarizes the compensation payable to each Named Executive Officer in the event of a termination of the executive’s employment.

Payments Made Upon Any Termination. In all events, we are obligated to pay all salary and benefits accrued to the executive through and including the date of termination.

Payments Made Upon Death or Disability. In the event of the employee’s death or disability, any unvested restricted common shares or unvested restricted common share units shall immediately vest.

Award Vesting Acceleration. In the event of a Change in Control, as defined below, any unvested restricted common shares or restricted Class A common share units granted pursuant to the 2008 Plan will automatically vest prior Class A to the consummation of such Change in Control. In addition, if there are any restricted Class A common share units which have been allocated but not yet granted and the employee remains employed with the acquiring or successor entity, then the employee must receive an award of a comparable value covering shares of a successor corporation.

Change in Control means, unless otherwise defined in the applicable award agreement, any of the following events:

1.	any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than us or one of our wholly-owned subsidiaries or any employee benefit plan of us or any of our Subsidiaries, becomes the beneficial owner of our securities having 35% or more of the combined voting power of our then outstanding securities that may be cast for the election of our trustees (other than as a result of an issuance of securities initiated by us in the ordinary course of business);

2.	as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of our then outstanding securities or any successor company or entity entitled to vote generally in the election of our trustees or such other corporation or entity after such transaction is held in the aggregate by our security holders entitled to vote generally in the election of our trustees immediately prior to such transaction;

3.	during any period of two (2) consecutive years, individuals who at the beginning of any such period constitute our Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by our shareholders, of each of our trustees first elected during such period was approved by a vote of at least two-thirds (2/3rds) of our trustees then still in office who were (a) our trustees at the beginning of any such period, and (b) not initially (1) appointed or elected to office as result of either an actual or threatened election and/or proxy contest by or on behalf of a person other than our Board, or (2) designated by a person who has entered into an agreement with us to effect a transaction described in (1) or (2) above or (4) or (5) below;

4.	our complete liquidation or dissolution;

5.	the sale or other disposition of all or substantially all of our assets to any person (other than a transfer to a subsidiary); or

6.	with respect to award agreements for James C. Mastandrea, as Chairman and Chief Executive Officer, John J. Dee, the Chief Operating Officer and David K. Holeman, the Chief Financial Officer only, a termination of the chief executive officer without cause, excluding non-appealable determinations by a court of law for fraud, gross negligence, or willful neglect, which would be considered termination for cause.

2009 Executive Compensation Elements

The year 2009 will be remembered as one of the most difficult years our economy has experienced since the Great Depression. The near collapse of international and our national credit and equity markets in the latter part of 2008 carried over into 2009, resulting in record highs for unemployment, foreclosures, and bank failures not seen since at least the 1970’s or 1980’s. The mantra of real estate companies throughout 2009 was “preserve cash.” Consequently, changes to or increases in any of our compensation programs that involved “cash” were placed “on hold.”

Base Salary. The Named Executive Officers receive a base salary established by an assessment of the responsibilities, skills and experience related to their respective positions, and an evaluation of the base salary of comparable positions in peer companies in the market in general. Other factors considered in base salary determinations are individual performance, the success of each business unit (functional area), the competitiveness of the executive’s total compensation, our ability to pay an appropriate and competitive salary, and grants under our 2008 Plan. In the past, the Named Executive Officers were eligible for annual increases in their base salary as a result of: individual performance; their salary relative to the compensation paid to similarly situated executives in companies comprising the Compensation Peer Group; cost of living considerations; and the time interval and changes in responsibility since the last salary increase. Our Board implemented a salary freeze at the March 2008 salary levels for all employees above the Assistant Vice President level, which includes all of our Named Executive Officers. Because of the difficult economic times during 2009, no employee received an annual raise. Additionally, in October 2009, the Named Executive Officers voluntarily agreed to reductions in their base salaries by 12.5% as part of a corporate realignment program to reduce overhead, which included salary reductions by other employees, eliminating positions, and combining job responsibilities throughout the company.

Annual Bonus. At this time we do not have an annual cash bonus incentive plan, though the Committee may adopt one and may, in accordance with that plan, award annual bonuses to executive for the achievement of specific operating and financial goals by us, the individual’s business unit or functional area, and the individual’s personal achievements and performance. Because of the difficult economic times, no bonuses were paid in 2009.

Long-Term Equity Incentive Compensation. The Committee made initial grants under our 2008 Plan in January 2009. Because the Named Executive Officers’ annual salaries have been below the Committee’s goal of the 50th percentile of the Compensation Peer Group, and because the 2008 Plan had been under discussion, review, and development since 2007, and to provide a meaningful incentive to create value for our shareholders by growing our company and getting our securities listed on a national securities exchange, the grants from the 2008 Plan are a significant portion of compensation compared to annual cash compensation. The Committee consulted extensively with CEL during 2007 and 2008 and used market information and recommendations from CEL to determine the level of grants for the CEO. A portion of these grants were in recognition of the risk the CEO undertook to internalize the management functions and recruit a staff capable of taking over the responsibilities of a start-up operation quickly and efficiently. These risks included, but were not limited to, integrating a new management team, making a long term commitment to us, accepting below market annual compensation based on his experience and compared to the Compensation Peer Group, leaving behind his family and personal matters, and foregoing other business and financial opportunities to dedicate his efforts to stabilize and grow our company. Accordingly, the

Committee granted Mr. Mastandrea 66,667 restricted Class A common shares and 127,063 restricted Class A common share units. As reflected in the table below, the other Named Executive Officers received grants that were commensurate with the level the CEO received and their positions and responsibilities within the Company. While the grants may provide significant value for the Named Executive Officers, because the grants are 100% performance contingent, the Named Executive Officers will only receive that value by achieving ever increasing financial goals, listing the company on a national securities exchange and profitably growing the company. The Committee believes the Named Executive Officers are truly shoulder-to-shoulder with the shareholders and they are very motivated to cause us to achieve above normal results to have the grants vest and the restrictions removed. The first of five goals was achieved in 2009 when the company recorded FFO of $8.6 million, which is more than double the FFO in 2008. In order for all of the grants to vest, FFO will need to exceed $43 million, an increase of more than ten times the 2008 funds from operations. The following table reflects all of the restricted Class A common shares and restricted Class A common share units granted to the Named Executive Officers in 2009:

Name	Grant Date	Number of Shares(1)	Award Type
James C. Mastandrea	1/2/2009	66,667	Class A Common Share Award
	1/2/2009	127,063	Class A Common Share Unit Award

John J. Dee	1/2/2009	41,667	Class A Common Share Award
	1/2/2009	105,832	Class A Common Share Unit Award

David K. Holeman	1/2/2009	25,000	Class A Common Share Award
	1/2/2009	20,000	Class A Common Share Unit Award

Valarie L. King	1/2/2009	16,667	Class A Common Share Award
	1/2/2009	20,000	Class A Common Share Unit Award

Daniel E. Nixon, Jr.	1/2/2009	16,667	Class A Common Share Award
	1/2/2009	25,000	Class A Common Share Unit Award

(1)	The restricted Class A common shares and restricted Class A common share units will vest as follows:

(a) 10% of these shares vest when our annual FFO increased 72% from our 2008 level. This target was achieved in 2009, and such awards vested as of March 25, 2010.

(b) 20% of these shares vest when our annual FFO increases 162% from our 2008 level.

(c) 20% of these shares vest when our annual FFO increases 332% from our 2008 level.

(d) 25% of these shares vest when our annual FFO increases 581% from our 2008 level.

(e) 25% of these shares vest when our annual FFO increases 915% from our 2008 level.

FFO is defined as the annual audited FFO as it appears in our annual report on Form 10-K.

Perquisites and Other Personal Benefits. We provide the Named Executive Officers with benefits and other personal perquisites that we deem reasonable and consistent with our overall compensation program. Such benefits enable us to attract and retain superior employees for key positions. The Committee periodically reviews our overall compensation program and specific perquisites provided to the Named Executive Officers.

Three of the Named Executive Officers (James C. Mastandrea, John J. Dee, and Daniel E. Nixon, Jr.) have relocated to the Houston area. We have agreed to pay for all reasonable relocation costs including, but not limited to, temporary living expenses, all costs associated with moving household items and personal cars, necessary roundtrip air travel, the costs associated with selling homes, including the cost of preparing the houses for sale, sales consultation costs, reimbursement of realtor’s commission upon sale, and other selling costs. The Committee is evaluating alternatives for the sale of Mr. Nixon’s home. We have contracted with a professional relocation firm based on a review and recommendation of the Committee to assist with the marketing and sale of Mr. Mastandrea’s home. Since the engagement of the relocation firm, no offers on the home have been received. On July 9, 2010, upon the unanimous recommendation of the Committee, we entered into an arrangement with Mr. Mastandrea with respect to the disposition of his home. Under the relocation arrangement, we will pay Mr. Mastandrea the shortfall, if any, in the amount realized from the sale of the Cleveland residence, below $2,450,000, not to exceed $700,000, plus tax on the amount of such payment at the maximum federal income tax rate. The first $450,000 plus the tax on that amount will be paid in cash. Any amount payable in excess of $450,000 will be paid in common shares at the market value of the shares, as determined in the reasonable judgment of the Board, as of the time of the sale of the residence. The common shares payable to Mr. Mastandrea, if any, will be delivered over four consecutive quarters in equal installments. In addition, the arrangement requires us to continue paying the previously agreed upon cost of housing expenses for the Mastandrea family in Houston, Texas for a period of one year following the date of sale of the residence. See “Certain Relationships and Related Transactions – Executive Relocation.”

Analysis of Risk in Compensation Structure

Our Board has considered the current risk profile of our executive and broad-based compensation programs and noted numerous ways in which risk is effectively managed or mitigated, including the balanced mix between short-term and long-term incentives, caps on incentives, use of multiple performance measures, discretion on individual awards, long-term incentives and the use of stock ownership guidelines. Based on these mitigating risks, we do not believe that our officers are encouraged to take excessive or unnecessary risk, and we do not believe that our compensation policies and practices for employees generally are reasonably likely to have a material adverse effect on us.

Executive Compensation

Summary Compensation Table

The table below summarizes the total compensation paid or earned to each of the Named Executive Officers in 2007, 2008 and 2009. No bonus or salary increases have occurred since March 2008. Additionally in October 2009, the Named Executive Officers voluntarily agreed to reductions in their base salaries by 12.5% as part of a corporate realignment program to reduce overhead and other operating expenses.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	All Other Compensation		Total
James C. Mastandrea Chairman & Chief Executive Officer	2009	$291,346	—	$2,402,196	$66,137	(4)	$2,759,679
	2008	284,616	75,000		89,130	(5)	448,746
	2007	200,000	—		51,541	(6)	251,541

John J. Dee Chief Operating Officer	2009	194,281	—	1,795,481	44,493	(7)	2,034,255
	2008	193,846	50,000		40,509	(8)	284,355
	2007	160,000	—		26,994	(9)	186,994

David K. Holeman Chief Financial Officer	2009	172,674	—	593,010	3,472	(10)	769,156
	2008	176,703	5,000		4,676	(11)	186,379
	2007	170,000	—		2,550	(12)	172,550

Valarie L. King SVP - Property Management	2009	101,000	—	469,560	1,440	(13)	572,000
	2008	103,385	10,000		3,402	(14)	116,787
	2007	100,375	—		1,500	(15)	101,875

Daniel E. Nixon, Jr. SVP - Leasing and Redevelopment	2009	176,944	—	525,225	11,073	(16)	713,242
	2008	175,000	5,396		26,324	(17)	206,720
	2007	77,085	10,000		11,073	(18)	98,158

(1)	Base salary paid in 2009, 2008 and 2007.
(2)	Discretionary bonuses for 2009, 2008 and 2007. Bonuses paid were based on prior year performance and to make up for below-market base salary levels.

(3)

Represents the grant date fair value of restricted Class A common shares and restricted Class A common share units with a 2009 grant date and does not necessarily reflect compensation actually received by the named executive officers in 2009. The grant date fair values were calculated in accordance with Accounting Standards Codification (“ASC”) 718, “Compensation-Stock Compensation”. For further discussion see Note 13 to our audited financial statements for the year ended December 31, 2009.

(4)

Represents (a) the incremental cost of a Whitestone automobile not used exclusively for business purposes, (b) housing cost of $31,244, (c) matching contributions under our 401(k) plan of $5,885, (d) health insurance, and (e) relocation related travel.

(5)

Represents (a) the incremental cost of a Whitestone automobile not used exclusively for business purposes, (b) housing cost of $37,354, (c) matching contributions under our 401(k) plan of $10,173, (d) health insurance, and (e) relocation related travel of $25,825.

(6)

Represents (a) the incremental cost of a Whitestone automobile not used exclusively for business purposes, (b) housing costs, (c) matching contributions under our 401(k) plan of $3,000, (d) health insurance, and (e) relocation related travel.

(7)

Represents (a) the incremental cost of a Whitestone automobile not used exclusively for business purposes, (b) housing costs of $30,000, (c) matching contributions under our 401(k) plan of $3,923, (d) health insurance, and (e) relocation related travel.

(8)

Represents (a) the incremental cost of a Whitestone automobile not used exclusively for business purposes, (b) housing costs, (c) matching contributions under our 401(k) plan of $7,750, (d) health insurance, and (e) relocation related travel.

(9)

Represents (a) the cost of a Whitestone automobile not used exclusively for business purposes, (b) housing costs, (c) matching contributions under our 401(k) plan of $2,400, and (d) relocation related travel.

(10)	Represents matching contributions under our 401(k) plan of $3,427.
(11)	Represents matching contributions under our 401(k) plan of $4,676.
(12)	Represents matching contributions under our 401(k) plan of $2,550.
(13)	Represents matching contributions under our 401(k) plan of $1,440.
(14)	Represents matching contributions under our 401(k) plan of $3,402.
(15)	Represents matching contributions under our 401(k) plan of $1,500.
(16)	Represents (a) auto allowance, (b) matching contributions under our 401(k) plan of $3,433, and (c) relocation related travel.
(17)	Represents (a) auto allowance, (b) temporary housing costs, (c) matching contributions under our 401(k) plan of $4,038, (d) health insurance and (e) relocation related travel.
(18)	Represents (a) auto allowance, (b) temporary housing costs, (c) health insurance and (d) relocation related travel.

Grants of Plan Based Awards

The following table sets forth certain information with respect to shares and units granted during the year ended December 31, 2009 for each named officer.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)			Grant Date Fair Value of Class A Share Awards(2)
		Threshold	Target	Maximum
James C. Mastandrea	1/2/2009	19,373	58,119	193,730	$2,402,196
John J. Dee	1/2/2009	14,750	44,250	147,499	1,795,481
David K. Holeman	1/2/2009	4,500	13,500	45,000	593,010
Valarie L. King	1/2/2009	3,667	11,000	36,667	469,560
Daniel E. Nixon, Jr.	1/2/2009	4,167	12,500	41,667	525,225

(1)	For details regarding the equity incentive awards, see “2009 Executive Compensation Elements—Long-Term Equity Incentive Compensation” above.

(2)

Amount represents the grant date fair value of share awards measured in accordance with FASB ASC Topic 718, utilizing the assumptions discussed in Note 13 to our audited financial statements for the year ended December 31, 2009.

Outstanding Equity Awards at Fiscal Year End 2009

The following table sets forth certain information with respect to the market value as of December 31, 2009 of all unvested share and unit awards held by each named executive officer as of December 31, 2009.

	Class A Share Awards
Name	Equity Incentive Plan Awards Number of Unearned Shares or Units that Have Not Vested(2)(3)	Equity Incentive Plan Awards Market Value of Unearned Shares or Units that Have Not Vested(1)
James C. Mastandrea	58,119	$720,659
John J. Dee	44,250	538,644
David K. Holeman	13,500	177,903
Valarie L. King	11,000	140,868
Daniel E. Nixon, Jr.	12,500	157,568

(1)	Our Class A common shares are currently not listed on a national securities exchange. The market value is based on observable market transactions.
(2)	For details regarding the vesting schedule of such shares, see “2009 Executive Compensation Elements—Long-term Equity Incentive Compensation” above.
(3)

Reflects shares and units that will vest at the target performance goal, or 30% of the total award. The threshold performance goal, or 10% of the total award, vested on March 25, 2010 based on 2009 performance.

2009 Option Exercises and Shares Vested

We have not granted any stock options to employees, and no shares or units held by Named Executive Officers vested during the year ended December 31, 2009.

Compensation of Trustees

Cash Compensation

We pay our non-employee trustees an annual fee of $10,000 and $1,000 for each in-person Board meeting and $500 for each telephonic Board meeting they attend. Trustees do not receive additional compensation for committee meetings. Non-employee trustees also are reimbursed for out-of-pocket expenses incurred to attend Board meetings.

Equity Awards

On March 25, 2009, each of our five independent trustees were granted 1,667 restricted Class A common shares which vest in equal installments in 2010, 2011, and 2012.

2009 Trustee Compensation

The table below summarizes the compensation we paid to each non-employee trustee in 2009. No employee who serves as a trustee is paid for those services.

Name(1)	Fees Earned of Paid in Cash	Class A Share Awards(2)	Total(3)
Daryl J. Carter	$14,500	$24,690	$39,190
Daniel G. DeVos	14,500	24,690	39,190
Donald F. Keating	14,000	24,690	38,690
Jack F. Mahaffey	14,500	24,690	39,190
Chris A. Minton(4)	14,500	24,690	39,190

(1)

James C. Mastandrea, our Chairman of the Board and Chief Executive Officer, is not included in the table as he is an employee and thus receives no compensation for his services as a trustee. The compensation received by Mr. Mastandrea as an employee is shown in the Summary Compensation Table.

(2)

Represents the grant date fair value of restricted common shares and restricted common share units with a 2009 grant date and do not necessarily reflect compensation actually received by the trustees in 2009. The grant date fair values were calculated in accordance with Accounting Standards Codification (“ASC”) 718, “Compensation-Stock Compensation”. For further discussion see Note 13 to our audited financial statements for the year ended December 31, 2009.

(3)	We do not have a pension plan or non-qualified deferred compensation plan.
(4)	Mr. Minton’s term as trustee ended on June 3, 2010.

PRINCIPAL SHAREHOLDERS

The following table sets forth beneficial ownership information with respect to our common shares, as of May 29, 2010, including shares such persons had a right to acquire within 60 days after May 29, 2010 through the exercise of vested restricted common share units for (i) each of our trustees, (ii) each of our Named Executive Officers and (iii) all of our trustees and executive officers as a group. We are not aware of any shareholder who owns 5% or more of our outstanding common shares. All share and OP unit data set forth below has been adjusted to give effect to the 1-for-3 reverse share split of our Class A common shares to be effected in connection with this offering.

Name and Address(1) of Beneficial Owner	Class A Shares Beneficially Owned(2)		Ownership Prior to Offering Percentage		Percentage Ownership After Offering(3)
Named Executive Officers:
James C. Mastandrea	79,373	(4)	2.3%
John J. Dee	52,250	(5)	1.5%
David K. Holeman	27,000	(6)	*
Valarie L. King	18,667	(7)	*
Daniel E. Nixon, Jr.	19,167	(8)	*
Non-Employee Trustees:
Daryl J. Carter	1,667	(9)	*
Daniel G. DeVos	1,667	(10)	*
Donald F. Keating	14,811	(11)	*
Jack L. Mahaffey	25,910	(12)	*
Chris A. Minton	16,557	(13)	*
All executive officers and trustees as a Group (10 persons)(14)	257,069		7.4	%(15)		%(16)

*	Less than 1%
(1)	Unless otherwise indicated, the address for each beneficial owner is 2600 South Gessner, Suite 500, Houston, Texas 77063.
(2)

Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person or group who has or shares voting or investment power with respect to those shares.

(3)	Assumes exchange of all Class A common shares into Class B common shares.
(4)

Includes 65,172 restricted Class A common shares and excludes 114,357 restricted Class A common share units issued pursuant to the 2008 Plan and 234,637 OP units issued in connection with our acquisition of the Spoerlein property, which are redeemable for cash or, at our option, for Class A common shares on a one-for-one basis. Mr. Mastandrea’s total ownership of Class A common shares and OP units represents 5.9% of all Class A common shares assuming conversion of all OP units, excluding OP units held by Whitestone REIT.

(5)	Includes 41,574 restricted Class A common shares and excludes 95,249 restricted Class A common share units issued pursuant to the 2008 Plan.
(6)	Includes 23,915 restricted Class A common shares and excludes 18,000 restricted Class A common share units issued pursuant to the 2008 Plan.
(7)	Includes 16,197 restricted Class A common shares and excludes 18,000 restricted Class A common share units issued pursuant to the 2008 Plan.
(8)	Includes 16,314 restricted Class A common shares and excludes 22,500 restricted Class A common share units issued pursuant to the 2008 Plan.
(9)	Includes 1,111 restricted Class A common shares.
(10)	Includes 1,111 restricted Class A common shares.
(11)	Includes 1,111 restricted Class A common shares and excludes 7,986 OP units, which are redeemable for cash or, at our option, for Class A common shares on a one-for-one basis.

(12)	Includes 1,111 restricted Class A common shares and excludes 10,648 OP units, which are redeemable for cash or, at our option, for Class A common shares on a one-for-one basis.
(13)

Includes 1,111 restricted Class A common shares and 14,891 Class A common shares owned by Mr. Minton’s wife for which Mr. Minton shares voting and dispositive power and excludes 10,077 OP units, which are redeemable for cash or, at our option, for Class A common shares on a one-for-one basis. Mr. Minton’s term as trustee ended on June 3, 2010.

(14)	None of the shares beneficially owned by our trustees or named executive officers have been pledged as security for an obligation.
(15)

Total ownership of executive officers and trustees of Class A common shares and OP units represents 9.8% of all Class A common shares assuming conversion of all OP units, excluding OP units held by Whitestone REIT.

(16)

Total ownership of executive officers and trustees, after giving effect to the offering and assuming the exchange of all Class A common shares and OP units into Class B common shares, represents     % of all Class B common shares outstanding after the offering.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Executive Relocation

On July 9, 2010, upon the unanimous recommendation of our Compensation Committee, we entered into an arrangement with Mr. Mastandrea with respect to the disposition of his residence in Cleveland, Ohio. Mr. Mastandrea listed the residence in the second half of 2007 and has had no offers. In the meantime, Mr. Mastandrea has continued to pay for security, taxes, insurance and maintenance expenses related to the residence. In May 2010 we engaged a professional relocation firm to market the home and assist in moving the Mastandrea family to Houston. Since the engagement of the relocation firm, no offers on the home have been received. Under the relocation arrangement, we will pay Mr. Mastandrea the shortfall, if any, in the amount realized from the sale of the Cleveland residence, below $2,450,000, not to exceed $700,000, plus tax on the amount of such payment at the maximum federal income tax rate. The first $450,000 plus the tax on that amount will be paid in cash. Any amount payable in excess of $450,000 will be paid in common shares at the market value of the shares, as determined in the reasonable judgment of the Board, as of the time of the sale of the residence. The common shares payable to Mr. Mastandrea, if any, will be delivered over four consecutive quarters in equal installments. In addition, the arrangement requires us to continue paying the previously agreed upon cost of housing expenses for the Mastandrea family in Houston, Texas for a period of one year following the date of sale of the residence. We have previously agreed to reimburse Mr. Mastandrea for out of pocket moving costs including packing, temporary storage, transportation and moving supplies. See “Management—2009 Executive Compensation Elements—Perquisites and Other Personal Benefits.”

Spoerlein Commons Acquisition

On January 16, 2009, we, through our Operating Partnership, acquired Spoerlein Commons, a property located in Buffalo Grove, Illinois. Our Operating Partnership acquired Spoerlein Commons pursuant to the terms and conditions of the purchase, sale and contribution agreement dated December 18, 2008, between our Operating Partnership and Bank One, Chicago, NA, as trustee under the Trust Agreement dated January 29, 1986 and known as Trust Number TWB-0454, or the Seller. Midwest Development Venture IV, an Illinois limited partnership, or Midwest, is the sole beneficiary of the Seller under the Trust Agreement.

An independent appraiser valued Spoerlein Commons at $9,600,000. In exchange for this property, our Operating Partnership paid the Seller $5,500,000, received credit for net prorations of $275,854 and issued 234,637 OP units, valued at $15.45 per unit by the independent appraiser, or an aggregate of approximately $3,625,146, for a total purchase price of $9,401,000.

Midwest, the sole beneficiary of the Seller, was entitled to all earnings and proceeds from the sale of Spoerlein Commons. James C. Mastandrea, our Chairman, President and Chief Executive Officer, is the controlling limited partner in Midwest. Because of Mr. Mastandrea’s relationship with the Seller, a special committee of the independent trustees determined the terms of the transaction, which included the use of an independent appraiser to value Spoerlein Commons.

Our OP units were issued in reliance on the exemption from registration provided by Section 4(2) under the Securities Act of 1933, as amended. The issuance was not effected using any form of general advertising or general solicitation and the issuance was made to a qualified investor.

Our OP units are redeemable for cash or, at our option, on a one-for-one basis into our Class A common shares at any time after July 1, 2009 in accordance with the terms of the partnership agreement. The Seller was not entitled to any distributions with respect to the OP units prior to June 30, 2009.

Settlement between Whitestone REIT and Our Former CEO

In October 2006, the board of trustees removed our former chief executive officer, Allen R. Hartman, from that position, terminated the property management agreement and did not renew the advisory agreement between us and our former external advisor, which was affiliated with our former CEO. In addition, at that time we commenced litigation against our former CEO and his affiliated companies alleging various causes of action. Our former CEO made counterclaims against us and third party claims against Messrs. Mastandrea and Dee. On May 30, 2008, we and our former CEO and our former external advisor entered into a settlement agreement and mutual release bringing resolution to two lawsuits between the parties. Both suits, one of which was pending in Federal Court in Houston and the other suit pending in Harris County District Court, were filed in the fall of 2006.

The settlement agreement provided for, among other things:

•	the transfer of two properties known as Garden Oaks and Northeast Square, which had a net book value of approximately $7.8 million as of May 30, 2008, from Whitestone to our former CEO;

•	the transfer of 97,987.18 Class A common shares and 356,150.424 OP units from our former CEO to us; and

•

a five-year standstill agreement, wherein, among other things, neither party will acquire or invest in the voting securities of the other party, enter into a merger or combination transaction involving the other party or seek to control, change or influence the management, board or policies of the other party, propose a plan of liquidation, dissolution, recapitalization or sale of the other party, or participate in any solicitation or proxies of voting securities of the other party.

The mutual release provided for, among other things:

•	the dismissal of the lawsuits, with prejudice;

•	the mutual release of the parties and their affiliates; and

•	the retraction of all statements and proxy filings filed by our former CEO with the SEC.

We recorded a gain on this transaction of approximately $3.6 million in the second quarter of 2008.

Management Experience with Proxy Contests

As executive officers and / or trustees at First Union Real Estate Investments, a NYSE-listed REIT formerly in Cleveland, Ohio, Messrs. Mastandrea, DeVos, Dee and Nixon were involved in two proxy contests.

The first proxy contest began shortly after Mr. Mastandrea was appointed Chairman and CEO of First Union in 1994. At that time, First Union was paying dividends in excess of funds from operations and the First Union board of trustees made the decision to significantly reduce the quarterly dividend to align the dividend policy more closely with the company’s current operations and to fund needed improvements for the company’s real estate portfolio. The reduction in dividend precipitated a decrease in the publicly traded share price. An investor purchased a significant block of shares and commenced a proxy solicitation to remove the board and management. Mr. Mastandrea on behalf of First Union negotiated a settlement with the dissident investor for a long-term standstill agreement and the purchase of a portion of his shares at the average market price for the preceding year.

The second proxy contest occurred in 1997. A group of four investment firms accumulated a significant block in excess of 30% of First Union’s outstanding shares with the intent to exercise control of First Union for its special tax structure as a “paired-share REIT.” Only a handful of “paired-share REITs” existed at that time and they were typically valued at a premium for having a significant operating advantage over other taxable companies. First Union was using its “paired-share” structure to buy real estate operating assets providing a stream of cash flows for dividends, whereas the dissident investment firms desired First Union to pursue alternative business strategies, which included a sale of the company. The significant block of shares owned by the investment firms was enough to control the proxy vote, even though the company put forth several arguments in court to disallow those shares from voting. To avoid further costly litigation and before the First Union 1998 annual meeting, Mr. Mastandrea and the Board agreed to terminate his employment agreement without cause and provide a payment of a fraction of the obligated amount under the agreement. The dissidents elected their slate of trustees at the 1998 annual meeting, and Mr. DeVos resigned immediately. Messrs. Nixon and Dee remained for a short period of time to assist with the transition of the company to the new board and its management group.

Conflicts of Interest

Under our Declaration of Trust, we may enter into any contract or transaction with our trustees, officers, employees or agents (or any affiliated person), provided that in the case of any contract or transaction in which any of our trustees, officers, employees or agents (or any affiliated person) have a material financial interest, (1) the fact of the interest is disclosed or known to the following: (a) the Board of Trustees, and the Board of Trustees shall approve or ratify the contract or transaction by the affirmative vote of a majority of disinterested trustees, even if the disinterested trustees constitute less than a quorum, or (b) the shareholders entitled to vote, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the shareholders entitled to vote other than the votes of shares owned of record or beneficially by the interested party; or (2) the contract or transaction is fair and reasonable to us.

Our bylaws also provide that any of our trustees or officers, in a personal capacity or in a capacity as an affiliate, employee or agent of any other person, or otherwise, may have business interests and engage in business activities similar (and even competitive) to or in addition to those relating to our business. Our independent trustees review these matters annually to determine if there are any potential conflicts of interest.

THE OPERATING PARTNERSHIP AGREEMENT

The material terms and provisions of the Agreement of Limited Partnership of Whitestone REIT Operating Partnership, L.P. which we refer to as the “partnership agreement” are summarized below. For more detail, you should refer to the partnership agreement itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. For purposes of this section, references to “we,” “our,” “us” and “our company” refer to Whitestone REIT.

General

Our Operating Partnership was formed in December 1998 to acquire, own and operate properties on our behalf. As a result of this structure, we are considered to be an umbrella partnership real estate investment trust, or UPREIT. An UPREIT is a structure REITs often use to acquire real property from owners on a tax deferred basis (the sellers can generally accept partnership units and defer taxable gain otherwise required to be recognized by them upon the disposition of their properties). Such owners may also desire to achieve diversity in their investment and other benefits afforded to shareholders in a REIT. For purposes of satisfying the asset and income tests for qualification as a REIT for tax purposes, the REIT’s proportionate share of the assets and income of our Operating Partnership will be deemed to be assets and income of the REIT.

Substantially all of our assets are currently held by our Operating Partnership and we expect that additional investments will also be held in this manner. We are the sole general partner of our Operating Partnership.

Management of Our Operating Partnership

As our Operating Partnership’s general partner, we generally have complete and exclusive discretion to manage and control our Operating Partnership’s business and to make all decisions affecting its assets. This authority generally includes, among other things, the authority to:

•	operate our business;

•	prepare applications for rezoning and objections to rezoning of other property;

•	improve, renovate and perform construction activities with regard to the properties owned by the Operating Partnership;

•	procure and maintain insurance;

•	acquire and own real, personal and mixed property of the Operating Partnership in the name of the Operating Partnership or in the name of a nominee;

•	negotiate, execute and deliver agreements on behalf of and in the name of the Operating Partnership;

•	borrow money on a secured or unsecured basis;

•	coordinate all accounting and clerical functions of the Operating Partnership;

•

acquire any assets, and encumber, sell, assign, transfer, ground lease or otherwise dispose of any or all of the assets of the Operating Partnership, or any part thereof or interest therein including, without limitation, by way of any OP unit dividend, split, recapitalization, merger, consolidation, combination, exchange of OP units or other similar Operating Partnership organizational change; and

•	organize one or more partnerships, corporations, limited liability companies or other business entities which are controlled, directly or indirectly, by the Operating Partnership.

Our Operating Partnership will pay all the administrative and operating costs and expenses it incurs in acquiring and operating real properties. Our Operating Partnership also will pay all of our administrative costs and expenses and such expenses will be treated as expenses of our Operating Partnership. Such expenses will include:

•	all expenses relating to our formation and continuity of existence;

•	all expenses relating to the public offering and registration of our securities;

•	all expenses associated with the preparation and filing of our periodic reports under federal, state or local laws or regulations;

•	all expenses associated with our compliance with applicable laws, rules and regulations; and

•	all of our other operating or administrative costs incurred in the ordinary course of business.

The only costs and expenses we may incur for which we will not be reimbursed by our Operating Partnership will be costs and expenses relating to properties we may own outside of our Operating Partnership. We will pay the expenses relating to such properties directly.

Transferability of Interests

We are generally not allowed to withdraw as the general partner of our Operating Partnership or transfer our general partnership interest in our Operating Partnership (except to an affiliate of us) without the consent of limited partners holding not less than a majority of the issued and outstanding OP units held by all limited partners. The principal exception to this is if we transfer our general partnership interest in connection with a recapitalization of our Operating Partnership and either (1) such recapitalization has been approved by the consent of limited partners holding not less than a majority of the issued and outstanding OP units held by all limited partners or (2) an appropriate adjustment to the number of units held by each limited partner is made in accordance with the terms of the partnership agreement. The limited partners have no right to remove us as general partner.

Capital Contributions

We will transfer substantially all of the net proceeds of this offering to our Operating Partnership as a capital contribution; however, we will be deemed to have made capital contributions in the amount of the gross offering proceeds received from investors. If our Operating Partnership requires additional funds at any time in excess of capital contributions made by us or from borrowing, we may borrow funds from a financial institution or other lender and lend or contribute such funds to our Operating Partnership.

Amendment to the Partnership Agreement

By its execution of the partnership agreement, each limited partner grants to us the power to amend the partnership agreement other than any amendment:

•	to enlarge the obligation of any partner to make contributions to the capital of our Operating Partnership, which requires our consent and the consent of any partner affected by such amendment;

•

to modify the allocation of profits or losses or distributions among partners except as may be otherwise permitted under the partnership agreement, which requires our consent and the consent of the holders of not less than 67% of the issued and outstanding OP units held by all limited partners;

•

to amend the transferability provisions contained in the partnership agreement, the provision regarding the limitations on the power and authority of the general partner and certain provisions regarding the organization and name of our Operating Partnership, which requires our consent and the consent of the holders of not less than 67% of the issued and outstanding OP units held by all limited partners; or

•	the amendment provisions contained in the partnership agreement, which requires our consent and the consent of all of the limited partners.

Redemption Rights

The limited partners of our Operating Partnership have the right to cause our Operating Partnership to redeem all or a portion of their OP units for cash equal to the value of an equivalent number of our Class A common shares, or, at our option, we may issue one of our Class A common shares for each OP unit redeemed. These exchange rights may not be exercised, however, if and to the extent that the delivery of shares upon such exercise would:

•	result in our shares being beneficially owned by fewer than 100 persons;

•	result in any person owning more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding Class A common shares (unless exempted by our Board);

•

result in us being “closely held” within the meaning of Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT under the Code; (including by causing us to own 10% or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Code);

•	cause the acquisition of our shares to be “integrated” with any other distribution of interests in us for purposes of complying with the registration provisions of the Securities Act; or

•	cause the Operating Partnership to be terminated as a partnership under Section 708 of the Code.

Issuance of Additional Units, Common Shares or Convertible Securities

We as the general partner may cause our Operating Partnership to issue additional units as follows:

•	to us upon our issuance of additional common shares and the contribution of the net proceeds thereof as a capital contribution to the partnership;

•	upon exercise of conversion rights to holders of preference units that are convertible into OP units;

•	to us or limited partners holding OP units if and to the extent of such partner’s participation in any reinvestment program as defined in the partnership agreement;

•	preference units to us upon our issuance of debt or equity securities other than common shares and the contribution of the net proceeds thereof as a capital contribution to the partnership; and

•	at our discretion, OP units or preference units to existing or newly admitted partners in exchange for the contribution by a partner of capital contributions to the partnership.

Allocations of Net Income and Net Losses to Partners

The partnership agreement provides that taxable income is allocated to the partners of our Operating Partnership in accordance with their relative percentage interests. Subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and corresponding Treasury Regulations, the effect of these allocations will be that a holder of one OP unit will be allocated taxable income for each taxable year in an amount equal to the amount of taxable income to be recognized by a holder of one of our common shares. Losses, if any, will generally be allocated among the partners in accordance with their respective percentage interests in our Operating Partnership. Losses cannot be passed through to our shareholders.

Operations and Distributions

The partnership agreement provides that, so long as we remain qualified as a REIT, our Operating Partnership is to be operated in a manner that will enable us to satisfy the requirements for being classified as a REIT for federal income tax purposes. As a general partner of our Operating Partnership, we are also empowered to take steps to ensure that our Operating Partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code. Classification as a publicly traded partnership could result in our Operating Partnership being taxed as a corporation, rather than as a partnership.

The partnership agreement provides that our Operating Partnership will distribute cash flow from operations to its partners in accordance with their relative percentage interests on at least an annual basis in amounts we, as general partner, determine. The effect of these distributions will be that a holder of one OP unit will receive the same amount of annual cash flow distributions as the amount of annual distributions paid to the holder of one of our common shares. See “Description of Securities – Distributions.”

If our Operating Partnership liquidates, debts and other obligations must be satisfied before the partners may receive any distributions. Any distributions to partners then will be made to partners in accordance with their respective positive capital account balances.

Term

The partnership will continue until December 31, 2046, or until sooner dissolved upon:

•	the sale of all or substantially all the assets of the partnership;

•	the agreement of those partners holding at least 67% of the OP units; or

•	the bankruptcy of us or the partnership.

Indemnification and Limitation of Liability

Our Operating Partnership shall indemnify us and our trustees and officers from any liability, loss, cost or damage incurred by us and our trustees and officers by reason of anything done or refrained from in connection with our Operating Partnership, except for any liability, loss, cost or damage incurred as a result of fraud, willful misconduct or gross negligence. In addition, the partnership agreement expressly limits our liability by providing that we shall not be liable or accountable to our Operating Partnership for anything in the absence of fraud, willful misconduct, or gross negligence and breaches of the partnership agreement, and we shall not be liable to our Operating Partnership for money damages except (1) for active and deliberate dishonesty established by a final judgment, order or decree of a court of competent jurisdiction, or (2) if the indemnified party received an improper personal benefit in money, property or services.

Amendment to the Limited Partnership Agreement

In connection with the reclassification of the Class B common shares, no sooner than six months after this offering, we expect to amend the partnership agreement to reclassify unissued OP units into Class B OP units, which would be redeemable at the election of the holder for cash or, at our option, one of our Class B common shares.

DESCRIPTION OF SECURITIES

The following description of the terms of our shares assumes the effectiveness of our Articles of Amendment to redesignate our common shares as Class A common shares and the effectiveness of our Articles Supplementary to reclassify a portion of the unissued Class A common shares into Class B common shares. The description is not complete, but is a summary. For a complete description, we refer you to the Maryland REIT Law, our declaration of trust and our bylaws. Our declaration of trust and bylaws are included as exhibits to this registration statement.

General

Our declaration of trust provides that we may issue up to 50,000,000 Class A common shares, $0.001 par value per share, up to 350,000,000 Class B common shares $0.001 par value per share, and up to 50,000,000 preferred shares, $0.001 par value per share. In addition, our Board, without any action by our shareholders, may amend our declaration of trust to increase or decrease the aggregate number of shares or the number of shares of any class or series that we have authority to issue. As of March 31, 2010, we had 3,483,700 Class A common shares outstanding held by 1,447 shareholders, no Class B common shares outstanding and no preferred shares outstanding. Pursuant to Maryland law and our declaration of trust, no shareholder will be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to us by reason of his being a shareholder, nor shall any shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with our property or affairs by reason of his being a shareholder.

Common Shares

All the Class B common shares offered by this prospectus will be duly authorized, fully paid and non-assessable. Holders of our common shares are entitled to receive distributions when authorized by our Board and declared by us out of assets legally available for the payment of distributions. Class B common shares will be entitled to dividends equal to the dividends paid with respect to Class A common shares. Holders of our common shares are also entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. All of these rights are subject to the preferential rights of any other class or series of our shares and to the provisions of our declaration of trust regarding restrictions on transfer of our shares.

Subject to the provisions of our declaration of trust regarding restrictions on transfer and ownership of our shares, each outstanding Class A common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and each outstanding Class B common share entitles the holder to one vote on all matters submitted to shareholders, including the election of trustees. The Class A and Class B common shareholders vote together as a single class. There is no cumulative voting in the election of trustees, which means that the holders of Class A and Class B common shares entitled to cast a majority of all the votes entitled to be cast can elect all of the trustees then standing for election, and the holders of the remaining shares will not be able to elect any trustees.

Holders of our common shares have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any of our securities and generally have no appraisal rights unless our Board determines that appraisal rights apply, with respect to all or any classes or series of shares, to one or more transactions occurring after the date of such determination in connection with which shareholders would otherwise be entitled to exercise appraisal rights.

Power to Reclassify Our Shares

Our declaration of trust authorizes our Board to classify and reclassify any of our unissued common shares and preferred shares into other classes or series of shares. Prior to issuance of classified or reclassified shares of each class or series, our Board is required by Maryland law and by our declaration of trust to set, subject to the restrictions on transfer and ownership of shares contained in our declaration of trust, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, our Board could authorize the issuance of common or preferred shares with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common shares or otherwise be in their best interest. No preferred shares are presently outstanding, and we have no present plans to issue any preferred shares.

Power to Issue Additional Common Shares and Preferred Shares

We believe that our Board’s power to amend our declaration of trust to increase the aggregate number of shares or the number of shares of any class or series that we have authority to issue, to issue additional common shares or preferred shares, and to classify or reclassify unissued common or preferred shares and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. These actions can be taken without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of shares that could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of our common shares or otherwise be in their best interest.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the Code, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year. These requirements do not apply to the first year for which an election to be a REIT is made.

Our declaration of trust contains restrictions on the number of our shares that a person may own. No person may acquire or hold, directly or indirectly, more than 9.8% (by value or by number of shares, whichever is more restrictive) of our outstanding Class A or Class B common shares or more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of any class or series of our preferred shares.

Our declaration of trust further prohibits (a) any person from owning our shares if that ownership would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and (b) any person from transferring our shares if the transfer would result in our shares being beneficially owned by fewer than 100 persons. Any person who acquires or intends to acquire any of our shares that may violate any of these restrictions, or who is the intended transferee of our shares that are transferred to the trust for the charitable beneficiary, as described below, is required to give us immediate written notice or, in the case of a proposed or attempted transaction, 15 days prior written notice and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our Board determines that it is no longer in our best interests to continue to qualify as a REIT.

Our Board, in its sole discretion, may exempt, prospectively or retroactively, a person from the 9.8% ownership limits. However, the Board may not exempt a person unless, among other information, such person submits to the Board information satisfactory to the Board, in its reasonable discretion, demonstrating that (i) such person is not an individual, (ii) no individual would be considered to beneficially own shares in excess of the 9.8% ownership limits by reason of the exemption of such person from the 9.8% ownership limits and (iii) the exemption of such person from the 9.8% ownership limits will not cause us to fail to qualify as a REIT. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer of the shares causing the violation to the trust for the charitable beneficiary, as described below. Our Board may require a ruling from the IRS or an opinion of counsel in order to determine or ensure our status as a REIT.

Any attempted transfer of our shares that, if effective, would result in our shares being beneficially owned by fewer than 100 persons will be null and void and the proposed transferee will not acquire any rights in the shares. Any attempted transfer of our shares that, if effective, would result in violation of the 9.8% ownership limits discussed above or in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the Business Day (as defined in the declaration of trust) prior to the date of the transfer. Shares held in the trust for the charitable beneficiary will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in that trust, will have no rights to dividends or other distributions and no rights to vote or other rights attributable to the shares held in that trust. The trustee of the trust for the charitable beneficiary will have all voting rights and rights to dividends or other distributions with respect to shares held in that trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that the shares have been transferred to the trust for the charitable beneficiary will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that any of our shares have been transferred to the trust for the charitable beneficiary, the trustee will sell those shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the Market Price (as defined in our declaration of trust) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares held in the trust for the charitable beneficiary will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the Market Price at the time of the devise or gift) and (ii) the Market Price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

All certificates evidencing our shares will bear a legend referring to the restrictions described above.

Every owner of more than five percent (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our outstanding shares, within 30 days after the end of each taxable year, is required to give us written notice, stating his or her name and address, the number of shares of each class and series of our shares which he or she beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each shareholder shall upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common shares or otherwise be in the best interest of the shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is American Stock Transfer and Trust Company.

Distributions

Our declaration of trust provides that our Board may authorize and we may declare such dividends or other distributions as our Board, in its discretion, determines. When making a determination of whether to authorize a dividend, the trustees will make the determination consistent with their duties as trustees. We will not make or pay a dividend, however, when the payment of such dividend would result in us being unable to pay our debts as they become due in the usual course of business or our assets being less than the sum of our total liabilities.

We have paid regular distributions to our shareholders. Because all of our operations are performed through our Operating Partnership, our ability to pay distributions depends on our Operating Partnership’s ability to make distributions to us and its other partners.

Provided we have sufficient cash flow to pay distributions, we intend to declare distributions to our shareholders on a quarterly basis and to pay the distributions in three equal monthly installments during the following quarter.

We are required to make distributions sufficient to satisfy the requirements for qualification as a REIT for tax purposes. Generally, income distributed to our shareholders will not be taxable to us under the Code so long as we distribute at least 90% of our taxable income each year. See “Material U.S. Federal Income Tax Considerations – Requirements for Qualification as a REIT.”

Distributions will be authorized at the discretion of our Board, in accordance with our earnings, cash flow and general financial condition. The Board’s discretion will be directed, in substantial part, by its obligation to cause us to comply with the REIT requirements. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular dividend period but may be made in anticipation of cash flow that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. We may borrow money, issue new securities or sell assets in order to make dividend distributions. Our Board, in its discretion, may retain any portion of our cash on hand for working capital. We cannot assure you that sufficient cash will be available to pay distributions to you.

The following tables summarize the cash dividends/distributions paid to holders of common shares and holders of OP units for the four quarters of 2008 and 2009 and the first quarter of 2010.

Whitestone Shareholders
Dividend per Common Share(1)	Quarterly Dividend Paid for Quarter Ended	Total Amount Paid (in thousands)
$0.4500	Qtr ended 03/31/08	$1,500
0.4500	Qtr ended 06/30/08	1,529
0.4500	Qtr ended 09/30/08	1,456
0.3375	Qtr ended 12/31/08	1,093
0.3375	Qtr ended 03/31/09	1,156
0.3375	Qtr ended 06/30/09	1,163
0.3375	Qtr ended 09/30/09	1,163
0.3375	Qtr ended 12/31/09	1,163
0.3375	Qtr ended 03/31/10	1,163

(1)	Dividends paid with respect to Class A common shares. Each Class B common share will be entitled to dividends equal to the dividends paid with respect to each Class A common share.

OP Unit Holders Including Noncontrolling Interests
Distribution per OP Unit	Date Distribution Paid	Total Amount Paid (in thousands)
$0.4500	Qtr ended 03/31/08	$2,317
0.4500	Qtr ended 06/30/08	2,423
0.4500	Qtr ended 09/30/08	2,113
0.3375	Qtr ended 12/31/08	1,585
0.3375	Qtr ended 03/31/09	1,648
0.3375	Qtr ended 06/30/09	1,655
0.3375	Qtr ended 09/30/09	1,735
0.3375	Qtr ended 12/31/09	1,735
0.3375	Qtr ended 03/31/10	1,735

For the quarter ended June 30, 2010, we declared a distribution per share and OP unit of $0.2850, which represents a decrease from the quarterly distribution rate of $0.3375 per share and OP unit declared previously.

We cannot assure you that our historical or expected level of distributions will be maintained or achieved in the future. Our ability to pay distributions will be impacted by our investing and financing strategies. In particular, we expect to continue to finance certain acquisitions and redevelopments partially through borrowings. As a result, our need to repay and/or refinance such indebtedness may adversely affect our ability to pay future distributions.

However, on occasion, we may have to make distributions in excess of our funds from operations generated in order to maintain our qualification as a REIT. On such occasions, we may have to borrow the excess funds required from third parties or make taxable distributions of our shares or debt securities. We refer you to the “Risk Factors – Risks Associated with Income Tax Laws – We may need to incur additional borrowings to meet the REIT minimum distribution requirement and avoid excise tax” and “Material U.S. Federal Income Tax Considerations – Requirements for Qualification as a REIT” sections in this prospectus.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION

OF TRUST AND BYLAWS

The following summary of certain provisions of Maryland law and of our declaration of trust and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our declaration of trust and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

We are organized under the laws of the state of Maryland. We have a perpetual duration. Our declaration of trust permits us to be terminated upon the affirmative vote of the holders of a majority of the outstanding shares entitled to vote and the approval of a majority of the entire Board. Our bylaws require us to conduct annual meetings of our shareholders for the purpose of electing trustees, each of whom will serve for a three-year term, and to transact any other business as may properly come before the shareholders.

Our Board of Trustees

Our declaration of trust provides that the number of our trustees may be determined pursuant to our bylaws and our bylaws provide that such number may be established, increased or decreased by the Board but may not be fewer than one or more than fifteen. Our Board is divided into three classes, with each trustee holding office for three years and until his successor is duly elected and qualifies. Any vacancy may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy will serve for the remainder of the full term of the trusteeship in which the vacancy occurred.

The Board is responsible for the management of our business and affairs. We currently have a total of six members on our Board. Of our six current trustees, five are considered independent trustees. Each trustee will serve until the annual meeting of shareholders at which his three-year term ends and until his successor has been duly elected and qualifies. Although the number of trustees may be increased or decreased, a decrease will not have the effect of shortening the term of any incumbent trustee. Any trustee may resign at any time and may be removed for cause by the shareholders upon the affirmative vote of not less than two-thirds of the shares then outstanding and entitled to vote generally in the election of trustees.

Our trustees must perform their duties in good faith and in a manner reasonably believed to be in our best interests. Further, trustees must act with such care as an ordinarily prudent person in a like position would use under similar circumstances, including exercising reasonable inquiry, when taking actions.

Removal of Trustees

Our declaration of trust provides that a trustee may be removed only for cause upon the affirmative vote of not less than two-thirds of the shares then outstanding and entitled to vote generally in the election of trustees. This provision, when coupled with the exclusive power of our Board to fill vacancies on the Board, precludes shareholders from (1) removing incumbent trustees except for cause upon a substantial affirmative vote and (2) filling the vacancies created by such removal with their own nominees.

Business Combinations

Under Maryland law, “business combinations” between a Maryland real estate investment trust and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested shareholder is defined as:

•	any person who beneficially owns ten percent or more of the voting power of the trust’s voting shares; or

•

an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding shares of the trust.

A person is not an interested shareholder under the statute if the board of trustees of the trust approved in advance the transaction by which he otherwise would have become an interested shareholder. However, in approving a transaction, the board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board.

After the five-year prohibition, any business combination between a Maryland real estate investment trust and an interested shareholder generally must be recommended by the board of trustees of the trust and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding voting shares of the trust; and

•

two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if the trust’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of trustees of the trust before the time that the interested shareholder becomes an interested shareholder. Pursuant to the statute, our Board has exempted any business combination involving any person. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any person. As a result, any person may be able to enter into business combinations with us that may not be in the best interest of our shareholders, without compliance with the super-majority vote requirements and the other provisions of the statute.

Should our Board later resolve to opt back into these provisions, the business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

Maryland law provides that control shares of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are trustees of the trust are excluded from shares entitled to vote on the matter. Control shares are voting shares which, if aggregated with all other shares owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the Board of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the trust may itself present the question at any shareholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the trust may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the trust to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction, or (b) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

The control share acquisition statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Subtitle 8

Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland real estate investment trust with a class of equity securities registered under the Securities Exchange Act of 1934 and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its Board and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of five provisions:

•	a classified board,

•	two-thirds vote requirement for removing a trustee,

•	a requirement that the number of trustees be fixed only by vote of the trustees,

•

a requirement that a vacancy on the board be filled only by the remaining trustees and for the remainder of the full term of the class in which the vacancy occurred until a successor is elected and qualifies, and

•	a majority requirement for the calling of a special meeting of shareholders.

Our bylaws already provide that, except as may be provided by our Board in setting the terms of any class or series of preferred shares, any vacancy on the Board may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy will serve for the remainder of the full term of the trusteeship in which the vacancy occurred and until a successor is elected and qualifies. Pursuant to Subtitle 8, we have elected to be subject to the remaining provisions described above.

Amendments to Our Declaration of Trust and Bylaws

Our declaration of trust may be amended by a majority of the trustees, without any action by the shareholders (i) to qualify as a REIT under the Code or under the Maryland REIT Law, (ii) in any respect in which the charter of a corporation may be amended under Maryland General Corporation Law, and (iii) as otherwise provided in our declaration of trust. All other amendments must be declared advisable by our Board and approved by the affirmative vote of holders of a majority of all shares entitled to vote on the matter, except that any amendment to the provisions of our declaration of trust addressing the removal of trustees and certain amendments to our declaration of trust must be approved by the affirmative vote of holders of two-thirds of all shares entitled to vote on the matter. Our Board has the exclusive power to adopt, amend and repeal any provision of our bylaws or to make new bylaws.

Meetings and Special Voting Requirements

An annual meeting of our shareholders will be held each year. Special meetings of shareholders may be called by the chairman of the Board, a majority of our trustees, our chief executive officer or our president and must be called by or at the direction of the chairman of the Board upon the written request of shareholders entitled to cast at least a majority of the votes entitled to be cast on any matter that may properly be considered at a meeting of shareholders. Upon receipt of such written request and other required information, the chairman of the Board will inform the requesting shareholders of the estimated cost of preparing and mailing a notice, payment for which must be received prior to the mailing of any notice. Our Board must designate a date for the special meeting within ten days of receiving the request, or if it does not, the date will be the 90th day after the record date, and the record date, unless otherwise set by our Board within 30 days of receiving the request, will be the 30th day after the date of delivery of the request. The presence, either in person or by proxy, of shareholders entitled to cast a majority of all votes entitled to be cast will constitute a quorum at any meeting of shareholders. Generally, the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is sufficient to take shareholder action, except that the approval of shareholders entitled to cast at least two-thirds of the votes entitled to be cast is required remove a trustee or to amend the declaration of trust provisions addressing the removal of trustees and certain amendments to our declaration of trust and the affirmative vote of shareholders entitled to cast at least a majority of the votes entitled to be cast is required for:

•

any other amendment of our declaration of trust, except that our Board may amend our declaration of trust without shareholder approval to increase or decrease the aggregate number of our shares or the number of our shares of any class or series that we have the authority to issue, to qualify as a REIT under the Code or the Maryland REIT Law or in any respect in which the charter of a Maryland corporation may be amended without stockholder approval;

•	any merger, consolidation or sale or other disposition of all or substantially all of our assets (which also requires the approval of our Board); and

•	our termination (which also must be approved by action of our Board).

Advance Notice of Trustee Nominations and New Business

Our bylaws provide that with respect to an annual meeting of shareholders, nominations of individuals for election to our Board and the proposal of business to be considered by shareholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of the Board or (iii) by a shareholder who is a shareholder of record both at the time of giving the advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of shareholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the Board at a special meeting may be made only (i) by or at the direction of the Board, or (ii) provided that the meeting has been called in accordance with our bylaws for the purpose of electing trustees, by a shareholder who is a shareholder of record both at the time of giving the advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of the bylaws.

Anti-Takeover Effect of Certain Provisions of Maryland Law and our Declaration of Trust and Bylaws

The business combination provisions of Maryland law (if our Board opts back into them), the control share acquisition provisions of Maryland law, the classification of our Board, the two-thirds vote and cause requirements for removing a trustee, the restrictions on transfer and ownership of shares in our declaration of trust, and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders.

Ownership Limit

Our declaration of trust provides that no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by value or by number of shares, whichever is more restrictive) of our outstanding common shares or more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of any class or series of our preferred shares. We refer to these restrictions as the “ownership limits.” For a fuller description of this restriction and the constructive ownership rules, see “Description of Securities – Restrictions on Ownership and Transfer.”

Limited Liability and Indemnification of Trustees, Officers, Employees and Other Agents

Maryland law permits us to include in our declaration of trust a provision limiting the liability of our trustees and officers to us and our shareholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and that is material to the cause of action. Our declaration of trust contains a provision that eliminates trustees’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by him on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Our declaration of trust authorizes our company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify any present or former trustee or officer or any individual who, while a trustee or officer and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a trustee, director, officer, partner, employee or agent, against any claim or liability arising from that status and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us to provide such indemnification and advance of expenses. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any person who served our predecessor in any of the capacities described above and any employee or agent of us or our predecessor.

SHARES ELIGIBLE FOR FUTURE SALE

General

Upon completion of this offering, we will have outstanding             Class B common shares (             Class B common shares if the underwriters exercise their over-allotment option in full) and 3,483,700 Class A common shares. In addition,             Class A common shares are reserved for issuance upon exchange of OP units and                  Class A common shares are reserved for issuance upon vesting of Class A restricted common share units.

The             Class B common shares sold in this offering (             Class B common shares if underwriters exercise their over-allotment option in full) will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our declaration of trust, except for any Class B common shares held by our “affiliates,” as that term is defined by Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. All of our Class B common shares held by our affiliates, including our officers and trustees, will be restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered under the securities laws or if they qualify for an exemption from registration under Rule 144, as described below. In addition, subject to the same limitations described above with respect to our Class B common shares, our Class A common shares are freely transferable. However, our Class A common shares will not be listed on a national securities exchange, and we do not expect a market to develop for our Class A common shares.

Exchange Offers

We intend to conduct one or more exchange offers in the future, no earlier than                     , 2010, which is six months from the date of this prospectus, that will allow for the exchange of one Class A common share into one Class B common share and the exchange of one OP unit into one Class B common share. As of March 31, 2010, we had 3,483,700 Class A common shares outstanding and 1,814,599 OP units, not held by us, outstanding.

Rule 144

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders), would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding common shares or the average weekly trading volume of our common shares reported through the NYSE Amex during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Share Repurchases/Redemptions

We received 97,987 of our Class A common shares and 356,150 OP units in exchange for the transfer of two properties to our former CEO and his designees as part of the settlement agreement described in “Certain Relationships and Related Transactions” in this prospectus.

The limited partners of our Operating Partnership have the right to cause our Operating Partnership to redeem their OP units for cash equal to the value of an equivalent number of our Class A common shares, or, at our option, we may convert their OP units to Class A common shares on a one-for-one basis.

Incentive Award Plan

On July 29, 2008, our shareholders approved the 2008 Long-Term Equity Incentive Ownership Plan, or the Plan. The Plan provides that awards may be made with respect to our Class A common shares or units in our Operating Partnership, which may be converted into our Class A common shares. The Plan authorizes awards in respect of an aggregate of 721,481 Class A common shares (12.5% of our outstanding Class A common shares and OP units). The maximum aggregate number of Class A common shares that may be issued under the Plan will be increased upon each issuance of our Class A common shares (including issuances pursuant to the Plan) so that at any time the maximum number of shares that may be issued under the Plan shall equal 12.5% of the aggregate number of our Class A common shares and OP units issued and outstanding (other than units issued to or held by Whitestone REIT).

The Compensation Committee of our Board administers the Plan, except with respect to awards to non-employee trustees, for which the Plan is administered by our Board. The Committee is authorized to grant share options, including both incentive share options and non-qualified share options, as well as share appreciation rights, either with or without a related option. The Committee is also authorized to grant restricted Class A common shares, restricted Class A common share units, performance awards and other share-based awards. No single participant may receive options or stock appreciation rights in any calendar year that, taken together, relate to more than 166,666 Class A common shares, subject to adjustment in certain circumstances.

For the three months ended March 31, 2010 we recognized approximately $71,000 in share-based compensation expense. For the year ended December 31, 2009, we recognized approximately $1.0 million in share-based compensation expense. No share-based compensation expense was recognized prior to 2009 as no awards had been granted. Following the completion of this offering, we intend to amend the plan to allow for awards of Class B common shares.

Lock-up Agreements and Other Contractual Restrictions on Resale

In addition to the limits placed on the sale of common shares by operation of Rule 144 and other provisions of the Securities Act, (i) our officers and trustees have agreed, subject to certain limited exceptions, not to sell or otherwise transfer or encumber any common shares or securities convertible into common shares (including OP units) owned by them at the completion of this offering or thereafter acquired by them for a period of 180 days after the date of this prospectus without the prior consent of the underwriters, and (ii) we have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement, with the exception of a shelf registration statement, under the Securities Act relating to, any common shares or securities convertible into or exchangeable or exercisable for any common shares (except for a registration statement on Form S-8 relating to our 2008 Plan or a registration statement on Form S-4 relating to an acquisition of a real estate company), or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the underwriters for a period of 180 days after the date of this prospectus, subject to certain limited exceptions.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the current material federal income tax consequences generally resulting from our election to be taxed as a REIT and the current material federal income tax considerations relating to the ownership and disposition of our common shares. As used in this section, the terms “we” and “our” refer solely to Whitestone REIT and not to our subsidiaries and affiliates which have not elected to be taxed as REITs under the Code. This discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations. This discussion does not address all aspects of taxation that may be relevant to particular investors in light of their personal investment or tax circumstances, or to certain types of investors that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the limited extent discussed below under “– Taxation of Tax-Exempt Shareholders”), financial institutions or broker-dealers, non-U.S. individuals and foreign corporations (except to the limited extent discussed below under “– Taxation of Non-U.S. Shareholders”) and other persons subject to special tax rules.

The statements in this section and the opinion of Bass, Berry & Sims PLC, described below, are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

We urge you to consult your own tax advisor regarding the specific tax consequences to you of ownership of our common shares and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such ownership and election, and regarding potential changes in applicable tax laws.

Taxation of Our Company

We elected to be taxed as a REIT under the federal income tax laws beginning with our taxable year ended December 31, 1999. We believe that, beginning with such taxable year, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the Code and intend to continue to operate in such a manner. However, no assurances can be given that our beliefs or expectations will be fulfilled, since qualification as a REIT depends on our continuing to satisfy numerous asset, income, share ownership and distribution tests described below, the satisfaction of which depends, in part, on our operating results.

The sections of the Code relating to qualification and operation as a REIT, and the federal income taxation of a REIT, are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions and the related rules and regulations.

In the opinion of Bass, Berry & Sims PLC, we qualified to be taxed as a REIT under the federal income tax laws for our taxable years ended December 31, 2006 through December 31, 2009 and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending December 31, 2010 and in the future. Investors should be aware that Bass, Berry & Sims PLC’s opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our properties and the future conduct of our business, and is not binding upon the IRS or any court and speaks only as of the date issued. In addition, Bass, Berry & Sims PLC’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change, possibly on a retroactive basis. Moreover, our continued qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual results, certain qualification tests set forth in the federal income tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. While Bass, Berry & Sims PLC has reviewed those matters in connection with the foregoing opinion, Bass, Berry & Sims PLC will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “– Requirements for Qualification as a REIT – Failure to Qualify as a REIT” below.

Pursuant to our declaration of trust, our Board has the authority to make any tax elections on our behalf that, in its sole judgment, are in our best interest. This authority includes the ability to revoke or otherwise terminate our status as a REIT. Our Board has the authority under our declaration of trust to make these elections without the necessity of obtaining the approval of our shareholders. In addition, our Board has the authority to waive any restrictions and limitations contained in our declaration of trust that are intended to preserve our status as a REIT during any period in which our Board has determined that it is no longer in our best interests to pursue or preserve our status as a REIT.

If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and shareholder levels, that generally results from owning shares in a corporation. However, we will be subject to federal tax in the following circumstances:

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We are subject to the corporate federal income tax on any taxable income, including net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the corporate “alternative minimum tax” on any items of tax preference, including any deductions of net operating losses.

•	We are subject to tax, at the highest corporate rate, on:

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net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”), as described below under “– Requirements for Qualification as a REIT – Gross Income Tests – Foreclosure Property,” that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

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We are subject to a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

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If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “– Requirements for Qualification as a REIT – Gross Income Tests,” but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

•	the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in either case, by

•	a fraction intended to reflect our profitability.

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If we fail to distribute during a calendar year at least the sum of: (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, then we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

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If we fail any of the asset tests (other than a de minimis failure of the 5% asset test or the 10% vote or value test), as described below under “– Requirements for Qualification as a REIT – Asset Tests,” as long as (1) the failure was due to reasonable cause and not to willful neglect, (2) we file a description of each asset that caused such failure with the IRS, and (3) we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest federal corporate income tax rate (currently 35%) multiplied by the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

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If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•	We may elect to retain and pay income tax on our net long-term capital gain, as described below under “– Taxation of Taxable U.S. Shareholders.”

•	We will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

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If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax generally is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

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We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “– Requirements for Qualification as a REIT – Recordkeeping Requirements.”

•	The earnings of our lower-tier entities that are C corporations, including taxable REIT subsidiaries, are subject to federal corporate income tax.

In addition, we may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

To qualify as a REIT, we must elect to be treated as a REIT, and we must meet various (a) organizational requirements, (b) gross income tests, (c) asset tests, and (d) annual distribution requirements.

Organizational Requirements. A REIT is a corporation, trust or association that meets each of the following requirements:

(1) It is managed by one or more trustees or directors;

(2) Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3) It would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4) It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

(5) At least 100 persons are beneficial owners of its shares or ownership certificates (determined without reference to any rules of attribution);

(6) Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year;

(7) It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8) It uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws; and

(9) It meets certain other qualifications, tests described below, regarding the nature of its income and assets and the distribution of its income.

We must meet requirements 1 through 4, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining information concerning the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. Our declaration of trust provides for restrictions regarding the ownership and transfer of our shares of beneficial interest that should allow us to continue to satisfy these requirements. The provisions of the declaration of trust restricting the ownership and transfer of our shares of beneficial interest are described in “Description of Securities – Restrictions on Ownership and Transfer.”

For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6. We believe we have issued sufficient shares of beneficial interest with enough diversity of ownership to satisfy requirements 5 and 6 set forth above.

A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. A “qualified REIT subsidiary” is a corporation, all of the capital stock of which is owned by its parent REIT and that has not elected to be a taxable REIT subsidiary. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of our Operating Partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, is treated as our assets and gross income for purposes of applying the various REIT qualification tests. For purposes of the 10% value test (described in “– Requirements for Qualification as a

REIT – Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by a partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital of the partnership.

A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries.” A taxable REIT subsidiary is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary will pay income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We may engage in activities indirectly through a taxable REIT subsidiary as necessary or convenient to avoid obtaining the benefit of income or services that would jeopardize our REIT status if we engaged in the activities directly. In particular, we would likely engage in activities through a taxable REIT subsidiary if we wished to provide services to unrelated parties which might produce income that does not qualify under the gross income tests described below. We might also dispose of an unwanted asset through a taxable REIT subsidiary as necessary or convenient to avoid the 100% tax on income from prohibited transactions. See description below under “Prohibited Transactions.” We do not currently own an interest in a taxable REIT subsidiary but may form one in the future.

Gross Income Tests. We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs (excluding dividends from our taxable REIT subsidiaries);

•	gain from the sale of real estate assets;

•	income and gain derived from foreclosure property; and

•

income derived from the temporary investment of new capital that is attributable to the issuance of our shares of beneficial interest or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we receive such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends (including dividends from any taxable REIT subsidiaries), gain from the sale or disposition of stock or securities, or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, any gains from “hedging transactions,” as defined in “– Hedging Transactions,” that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 95% gross income test. Income and gain from “hedging transactions” entered into after July 30, 2008 that are clearly and timely identified as such will also be excluded from both the numerator and the denominator for purposes of the 75% gross income test; however, income and gain from “hedging transactions” entered into on or before July 30, 2008 will be treated as non-qualifying income for purposes of the 75% gross income test. In addition, certain foreign currency gains recognized after July 30, 2008 will be excluded from gross income for purposes of one or both of the gross income tests. See “– Foreign Currency Gain.” The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property. Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the leases are entered into;

•	are not renegotiated during the term of the leases in a manner that has the effect of basing percentage rent on income or profits; and

•	conform with normal business practice.

More generally, the rent will not qualify as “rents from real property” if, considering the relevant lease and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. We have represented to Bass, Berry & Sims PLC that we intend to set and accept rents which are fixed dollar amounts or a fixed percentage of gross revenue, and not to any extent determined by reference to any person’s income or profits, in compliance with the rules above.

Second, we must not own, actually or constructively, 10% or more of the stock of any corporate tenant or the assets or net profits of any tenant, referred to as a related-party tenant, other than a taxable REIT subsidiary. The constructive ownership rules generally provide that, if 10% or more in value of our shares is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We do not own any stock or any assets or net profits of any tenant directly. Additionally, we have represented to Bass, Berry & Sims PLC that we will not rent any property to a related-party tenant. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a tenant (or a subtenant, in which case only rent attributable to the subtenant is disqualified) other than a taxable REIT subsidiary at some future date.

Under an exception to the related-party tenant rule described in the preceding paragraph, rent that we receive from a taxable REIT subsidiary will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related-party tenants, and (2) the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The “substantially comparable” requirement must be satisfied when the lease is entered into, when it is extended, and when the lease is modified, if the modification increases the rent paid by the taxable REIT subsidiary. If the requirement that at least 90% of the leased space in the related property is rented to unrelated tenants is met when a lease is entered into, extended, or modified, such requirement will continue to be met as long as there is no increase in the space leased to any taxable REIT subsidiary or related-party tenant. Any increased rent attributable to a modification of a lease with a taxable REIT subsidiary in which we own directly or indirectly more than 50% of the voting power or value of the stock (a “controlled taxable REIT subsidiary”) will not be treated as “rents from real property.”

Third, the rent attributable to any personal property leased in connection with a lease of real property must not be greater than 15% of the total rent received under the lease. The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year, or the personal property ratio. With respect to each of our leases, we believe that the personal property ratio generally is less than 15%. Where that is not, or may in the future not be, the case, we believe that any income attributable to personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus potentially lose our REIT status.

Fourth, we cannot furnish or render noncustomary services to the tenants of our properties, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost for performing such services) does not exceed 1% of our income from the related property. Finally, we may own up to 100% of the stock of one or more taxable REIT subsidiaries, which may provide noncustomary services to our tenants without tainting our rents from the related properties. We have not performed, and do not intend to perform, any services other than customary ones for our tenants, other than services provided through independent contractors or taxable REIT subsidiaries.

If a portion of the rent we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status, unless we qualified for certain statutory relief provisions. By contrast, in the following circumstances, none of the rent from a lease of property would qualify as “rents from real property”: (1) the rent is considered based on the income or profits of the tenant; (2) the lessee is a related-party tenant or fails to qualify for the exception to the related-party tenant rule for qualifying taxable REIT subsidiaries; or (3) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a taxable REIT subsidiary, in excess of 1% of our income from the related property. In any of these circumstances, we could lose our REIT status, unless we qualified for certain statutory relief provisions, because we would be unable to satisfy either the 75% or 95% gross income test.

Tenants may be required to pay, in addition to base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as a lessee’s proportionate share of a property’s operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as “rents from real property.” To the extent they do not, they should be treated as interest that qualifies for the 95% gross income test.

Interest. The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the profit or net cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property.

We may invest opportunistically from time to time in mortgage debt and mezzanine loans when we believe our investment will allow us to acquire control of the related real estate. Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if a loan is secured by real property and other property and the highest principal amount of such loan that was outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property – that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

Mezzanine loans are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. IRS Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests described below, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, we anticipate that the mezzanine loans we will acquire typically will not meet all of the requirements for reliance on this safe harbor. We intend to invest in mezzanine loans in manner that will enable us to continue to satisfy the gross income and asset tests.

Dividends. Our share of any dividends received from any corporation (including any taxable REIT subsidiary, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years (or, for sales made on or before July 30, 2008, four years);

•

the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period (or, for sales made on or before July 30, 2008, four-year period) preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;

•

either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year or (3) for sales made after July 30, 2008, the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;

•

in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years (or, for sales made on or before July 30, 2008, four years) for the production of rental income; and

•

if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of the safe-harbor provision in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.” We may, however, form or acquire a taxable REIT subsidiary to hold and dispose of those properties we conclude may not fall within the safe-harbor provisions.

Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions recognized subsequent to July 30, 2008, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. “Foreclosure property” is any real property, including interests in real property, and any personal property incident to such real property:

•

that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan or leased property was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the Secretary of the Treasury). This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

•

on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•

on which any construction takes place on the property, other than completion of a building or, any other improvement, where more than 10% of the construction was completed before default became imminent; or

•

which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Hedging Transactions. From time to time, we enter into hedging transactions with respect to our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. For hedging transactions entered into on or before July 30, 2008, income and gain from “hedging transactions” will be excluded from gross income for purposes of the 95% gross income test, but not the 75% gross income test. For hedging transactions entered into after July 30, 2008, income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests. A “hedging transaction” means either (1) any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets or (2) for transactions entered into after July 30, 2008, any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT; however, no assurance can be given that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the gross income tests.

Foreign Currency Gain. Certain foreign currency gains recognized after June 30, 2008 will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or an interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) debt obligations. Because passive foreign exchange gain includes real estate foreign exchange gain, real estate foreign exchange gain is excluded from gross income for purposes of both the 75% and 95% gross income test. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions will be available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, a schedule of the sources of our income is filed with the IRS in accordance with regulations prescribed by the Secretary of the Treasury.

We cannot predict, however, whether any failure to meet these tests will qualify for the relief provisions. As discussed above in “– Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of (1) the amount by which we fail the 75% gross income test, or (2) the amount by which we fail the 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests. To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs; and

•

investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets, or the “5% asset test.”

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities, or the “10% vote test” and “10% value test,” respectively.

Fourth, no more than 20% of the value of our total assets (or, beginning with our 2009 taxable year, 25% of the value of our total assets) may consist of the securities of one or more taxable REIT subsidiaries.

Fifth, no more than 25% of the value of our total assets may consist of the securities of taxable REIT subsidiaries and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

For purposes of the 5% asset test, the 10% vote test and 10% value test, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

•

“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled taxable REIT subsidiary hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•

a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	Any loan to an individual or an estate.

•	Any “section 467 rental agreement,” other than an agreement with a related-party tenant.

•	Any obligation to pay “rents from real property.”

•	Certain securities issued by governmental entities.

•	Any security issued by a REIT.

•

Any debt instrument issued by an entity treated as a partnership for federal income tax purposes in which we are a partner to the extent of our proportionate interest in the debt and equity securities of the partnership.

•

Any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “– Requirements for Qualification as a REIT – Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the preceding two bullet points above.

We believe that the assets that we hold satisfy the foregoing asset test requirements. However, we will not obtain independent appraisals to support our conclusions as to the value of our assets and securities. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

As noted above, we may invest opportunistically in loans secured by interests in real property when we believe our investment will allow us to acquire control of the related real property. If the outstanding principal balance of a loan during a taxable year exceeds the fair market value of the real property securing such loan as of the date the REIT agreed to originate or acquire the loan, a portion of such loan likely will not constitute a qualifying real estate asset under the federal income tax laws. Although the law on the matter is not entirely clear, it appears that the nonqualifying portion of such loan will be equal to the portion of the loan amount that exceeds the value of the associated real property that serves as security for that loan.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•

the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second bullet point above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

In the event that, at the end of any calendar quarter, we violate the 5% asset test, the 10% vote test or the 10% value test described above, we will not lose our REIT status if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (ii) we dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure.

In the event of any other failure of the asset tests, we will not lose our REIT status if (i) the failure was due to reasonable cause and not to willful neglect, (ii) we file a description of each asset causing the failure with the IRS, (iii) we dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, and (iv) we pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

We recently discovered that we may have inadvertently violated the 5% asset test for the quarter ended March 31, 2009 as a result of utilizing a certain cash management arrangement with a commercial bank. If this investment in a commercial paper investment account is not treated as cash, and is instead treated as a security for purposes of the quarterly 5% asset test described above, then we will have failed the 5% asset test for the first quarter of our 2009 taxable year by an amount that is greater than the threshold for de minimis failures of the 5% asset test described above. We believe, however, that if we in fact failed the test, our failure would be considered due to reasonable cause and not willful neglect. Consequently, we would not be disqualified as a REIT for failure of the 5% asset test, provided that we comply with certain reporting requirements and pay a tax equal to the greater of $50,000 or 35% of the net income from the commercial paper investment account during the period in which we failed to satisfy the 5% asset test. The amount of such tax is $50,000. We complied with the applicable reporting requirements, and we paid such tax on April 27, 2010.

Bass Berry & Sims PLC, our tax counsel, in providing the tax opinion set out under “—Taxation of Our Company,” has concluded that if we are considered to have failed the 5% asset test for the first quarter of our 2009 taxable year, such failure will be considered to be due to reasonable cause and not willful neglect such that the failure will not result in our disqualification as a REIT for our 2009 taxable year. Opinions of counsel are not, however, binding on the IRS or the courts. If, notwithstanding the opinion of Bass Berry & Sims PLC, the IRS were to assert that we failed the 5% asset test for the first quarter of our 2009 taxable year and that such failure was not due to reasonable cause, and the courts were to sustain that position, our status as a REIT would terminate for our 2009 taxable year. We would not be eligible to again elect REIT status until our 2014 taxable year. See “—Failure to Qualify as a REIT” below.

Annual Distribution Requirements. Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount not less than:

•	the sum of

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

Generally, we must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (a) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (b) we declare the distribution in October, November, or December of the taxable year, payable to shareholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January of the following calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for the year,

•	95% of our REIT capital gain income for the year, and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distributed. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain from a partnership in which we own an interest attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the 4% nondeductible excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred shares or, if possible, pay taxable dividends of our shares or debt securities.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

The IRS recently issued guidance that permits certain distributions made by a publicly traded REIT that (i) are declared on or after January 1, 2008 and on or before December 31, 2012 with respect to a taxable year ending on or before December 31, 2011 and (ii) consist of both cash and its shares to be treated as dividend distributions for purposes of satisfying the annual distribution requirements applicable to REITs. Based on that guidance, if we are publicly traded on an established securities market in the United States and if we satisfy certain requirements, including the requirement that at least 10% of the total value of any such distribution consists of cash, the cash and our shares that we distribute will be treated as a dividend, to the extent of our earnings and profits. If we make such a distribution to our shareholders, each of our shareholders will be required to treat the total value of the distribution that each shareholder receives as a dividend, to the extent of each shareholder’s pro-rata share of our earnings and profits, regardless of whether such shareholder receives cash, our shares or a combination of cash and our shares. For a general discussion of the federal income tax consequences to our shareholders on the receipt of dividends, see below, “– Taxation of Taxable U.S. Shareholders,” “– Taxation of Tax-Exempt Shareholders” and “– Taxation of Non-U.S. Shareholders.”

We advise each of our shareholders that the taxes resulting from your receipt of a distribution consisting of cash and our shares may exceed the cash that you receive in the distribution. We urge each of our shareholders to consult your tax advisor regarding the specific federal, state, local and foreign income and other tax consequences of distributions consisting of both cash and our shares.

Recordkeeping Requirements. We must maintain certain records in order to qualify as a REIT. In addition, to avoid paying a penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding common shares.

Failure to Qualify as a REIT. If we were to fail to qualify as a REIT in any taxable year and no relief provision applied, we would have the following consequences: We would be subject to federal income tax and any applicable alternative minimum tax at regular corporate rates applicable to regular C corporations on our taxable income, determined without reduction for amounts distributed to shareholders. We would not be required to make any distributions to shareholders. Unless we qualified for relief under specific statutory provisions, we would not be permitted to elect taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “– Requirements for Qualification as a REIT – Gross Income Tests” and “– Requirements for Qualification as a REIT – Asset Tests.” We cannot predict whether, in all circumstances, we would qualify for such relief provisions.

Taxable REIT Subsidiaries. As described above, we may own up to 100% of the stock of one or more taxable REIT subsidiaries. A taxable REIT subsidiary is a fully taxable corporation that is permitted to have income that would not be qualifying income if earned directly by us. A taxable REIT subsidiary may provide services to our tenants and engage in activities unrelated to our tenants, such as third-party management, development, and other independent business activities.

We and a subsidiary must elect for the subsidiary to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary directly or indirectly owns more than 35% of the value or voting power of all outstanding stock of a corporation, the corporation will automatically also be treated as a taxable REIT subsidiary.

Rent we receive from a taxable REIT subsidiary will qualify as “rents from real property” as long as at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related-party tenants, and the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The “substantially comparable” requirement must be satisfied when the lease is entered into, when it is extended, and when the lease is modified, if the modification increases the rent paid by the taxable REIT subsidiary. If the requirement that at least 90% of the leased space in the related property is rented to unrelated tenants is met when a lease is entered into, extended, or modified, such requirement will continue to be met as long as there is no increase in the space leased to any taxable REIT subsidiary or related-party tenant. Any increased rent attributable to a modification of a lease with a controlled taxable REIT subsidiary will not be treated as “rents from real property.” The taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to us to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a taxable REIT subsidiary and us or our tenants that are not conducted on an arm’s-length basis.

State and Local Taxes. We may be subject to taxation by various states and localities, including those in which we transact business or own property. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above.

Taxation of Taxable U.S. Shareholders

For purposes of our discussion, the term “U.S. shareholder” means a holder of our common shares that, for U.S. federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common shares, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common shares, you should consult your tax advisor regarding the consequences of the ownership and disposition of our common shares by the partnership.

As long as we qualify as a REIT, distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gains will be ordinary dividend income to taxable U.S. shareholders. A U.S. shareholder will not qualify for the dividends-received deduction generally available to corporations. Dividends paid to a U.S. shareholder generally will not qualify for the 15% tax rate for “qualified dividend income.” Legislation enacted in 2003 and 2006 reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years 2003 through 2010. Without future congressional action, the maximum tax rate on qualified dividend income will increase to 39.6% in 2011. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to most noncorporate U.S. shareholders. Because a REIT is not generally subject to federal income tax on the portion of its REIT taxable income distributed to its shareholders, our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. The 15% tax rate for qualified dividend income will apply, however, to our ordinary REIT dividends, if any, that are (i) attributable to dividends received by us from non-REIT corporations, such as any taxable REIT subsidiaries, and (ii) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income under such circumstances, a U.S. shareholder must hold our common shares for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common shares become ex-dividend.

Any distribution we declare in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any of those months will be treated as paid by us and received by the U.S. shareholder on December 31 of the year, provided we actually pay the distribution during January of the following calendar year.

Distributions to a U.S. shareholder which we designate as capital gain dividends will generally be treated as long-term capital gain, without regard to the period for which the U.S. shareholder has held our shares. We generally will designate our capital gain dividends as either 15% or 25% rate distributions. A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its common shares by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. shareholder’s common shares. Instead, the distribution will reduce the adjusted basis of the shares, and any amount in excess of both our current and accumulated earnings and profits and the adjusted basis will be treated as capital gain, long-term if the shares have been held for more than one year, provided the shares are a capital asset in the hands of the U.S. shareholder.

U.S. shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of common shares will not be treated as passive activity income; and, therefore, U.S. shareholders generally will not be able to apply any “passive activity losses,” such as, for example, losses from certain types of limited partnerships in which a U.S. shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of common shares generally will be treated as investment income for purposes of the investment interest limitations. We will notify U.S. shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Taxation of Taxable U.S. Shareholders on the Disposition of Common Shares. In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common shares as long-term capital gain or loss if the U.S. shareholder has held the shares for more than one year, and otherwise as short-term capital gain or loss. In general, a U.S. shareholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. shareholder’s adjusted tax basis. A U.S. shareholder’s adjusted tax basis generally will equal the U.S. shareholder’s acquisition cost, increased by the excess of undistributed net capital gains deemed distributed to the U.S. shareholder over the tax deemed paid by it and decreased by any returns of capital. However, a U.S. shareholder must treat any loss upon a sale or exchange of common shares held by such shareholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any actual or deemed distributions from us that such U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of common shares may be disallowed if the U.S. shareholder purchases other common shares within 30 days before or after the disposition.

Capital Gains and Losses. The tax-rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 35% (which rate currently is scheduled to apply through December 31, 2010). The maximum tax rate on long-term capital gain applicable to U.S. shareholders taxed at individual rates currently is 15% (which rate currently is scheduled to apply through December 31, 2010). The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property” (i.e., generally, depreciable real property) is 25% to the extent the gain would have been treated as ordinary income if the property were “section 1245 property” (i.e., generally, depreciable personal property). We generally may designate whether a distribution we designate as capital gain dividends (and any retained capital gain that we are deemed to distribute) is taxable to non-corporate shareholders at a 15% or 25% rate. The characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum of $3,000 annually. A non-corporate taxpayer may carry unused capital losses forward indefinitely. A corporate taxpayer must pay tax on its net capital gain at corporate ordinary-income rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding. We will report to our shareholders and to the IRS the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. A shareholder may be subject to backup withholding at a rate of up to 28% with respect to distributions unless the shareholder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us.

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities, generally are exempt from federal income taxation. However, they are subject to taxation on their “unrelated business taxable income.” While many investments in real estate generate unrelated business taxable income, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its acquisition of common shares with debt, a portion of the income it received from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions they receive from us as unrelated business taxable income.

Finally, in certain circumstances, a qualified employee pension or profit-sharing trust that owns more than 10% of our shares of beneficial interest (by value) must treat a percentage of the dividends it receives from us as unrelated business taxable income. This rule applies to a pension trust holding more than 10% of our shares only if:

•	the percentage of our dividends that the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

•

we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares of beneficial interest be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust; and

•	either:

•	one pension trust owns more than 25% of the value of our shares of beneficial interest; or

•	one or more pension trusts each individually holding more than 10% of the value of our shares of beneficial interest collectively owns more than 50% of the value of our shares of beneficial interest.

As a result of limitations included in our declaration of trust on the transfer and ownership of our shares, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described in this paragraph should be inapplicable to our shareholders. However, because our common shares are publicly traded, we cannot guarantee that this will always be the case.

Taxation of Non-U.S. Shareholders

For purposes of our discussion, the term “non-U.S. shareholder” means a holder of our common shares that is not a U.S. shareholder, a partnership (or an entity treated as a partnership for federal income tax purposes) or a tax-exempt shareholder. The rules governing U.S. federal income taxation of non-U.S. shareholders are complex. This section is only a summary of such rules.

We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, local and foreign income tax laws on the ownership of our common shares, including any reporting requirements.

Distributions. A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest,” or a USRPI, (discussed below) and that we do not designate a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, a non-U.S. shareholder generally will be subject to federal income tax at graduated rates on any distribution treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, in the same manner as U.S. shareholders are taxed on distributions. A corporate non-U.S. shareholder may, in addition, be subject to the 30% branch profits tax with respect to that distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. shareholder unless either:

•	a lower treaty rate applies and the non-U.S. shareholder submits an IRS Form W-8BEN to us evidencing eligibility for that reduced rate;

•	the non-U.S. shareholder submits an IRS Form W-8ECI to us claiming that the distribution is effectively connected income; or

•	the distribution is treated as attributable to a sale of a USRPI under FIRPTA (discussed below).

A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common shares. Instead, the excess portion of the distribution will reduce the adjusted basis of such shares. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of common shares, as described below. We may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Although we intend to withhold at a rate of 30% on the entire amount of any distribution (other than a distribution attributable to a sale of a USRPI), to the extent we do not do so, we may withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution. A non-U.S. shareholder may obtain a refund of amounts we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, may apply to our sale or exchange of a USRPI. A USRPI includes certain interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of USRPIs as if the gain were effectively connected with the conduct of a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution.

If our common shares are regularly traded on an established securities market in the United States, capital gain distributions to a non-U.S. shareholder of our common shares that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as the non-U.S. shareholder did not own more than 5% of our common shares any time during the one-year period prior to the distribution. As a result, non-U.S. shareholders owning 5% or less of our common shares generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on other distributions. We expect that our common shares will be regularly traded on an established securities market in the United States following this offering. If our common shares are not regularly traded on an established securities market in the United States or the non-U.S. shareholder owned more than 5% of our common shares any time during the one-year period prior to the distribution, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA, as described in the preceding paragraph. In such case, we must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against its tax liability for the amount we withhold. Moreover, if a non-U.S. shareholder disposes of our common shares during the 30-day period preceding a dividend payment, and such non-U.S. shareholder (or a person related to such non-U.S. shareholder) acquires or enters into a contract or option to acquire our common shares within 61 days of the 1st day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. shareholder, then such non-U.S. shareholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

Dispositions. Non-U.S. shareholders could incur tax under FIRPTA with respect to gain realized upon a disposition of our common shares. However, non-U.S. shareholders generally will not incur tax under FIRPTA with respect to gain on a sale of common shares as long as, at all times, non-U.S. persons hold, directly or indirectly, less than 50% in value of the outstanding common shares. We cannot assure you that this test will be met. In addition, a non-U.S. shareholder that owned, actually or constructively, 5% or less of the outstanding common shares of a REIT at all times during a specified testing period will not incur tax under FIRPTA on gain from a sale of common shares if the shares are “regularly traded” on an established securities market. We expect that our common shares will be “regularly traded” on an established securities market following this offering.

Even if we fail to be domestically controlled (as described above), we expect that a non-U.S. shareholder generally will not incur tax under FIRPTA on gain from a sale of our common shares unless it owns or has owned more than 5% of our common shares at any time during the five year period prior to such sale. Any gain subject to tax under FIRPTA will be treated in the same manner as it would be in the hands of U.S. shareholders subject to alternative minimum tax, but under a special alternative minimum tax in the case of nonresident alien individuals.

A non-U.S. shareholder generally will incur tax on gain from a disposition of our common shares not subject to FIRPTA if:

•

the gain is effectively connected with the conduct of the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to the gain; or

•

the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. shareholder will incur a 30% tax on capital gains.

Recent Legislation

On March 18, 2010, the President signed into law the Hiring Incentives to Restore Employment Act of 2010, or the HIRE Act. The HIRE Act imposes a U.S. withholding tax at a 30% rate on dividends and proceeds of sale in respect of our common shares received by U.S. shareholders who own their shares through foreign accounts or foreign intermediaries and certain non-U.S. shareholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. shareholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld. These new withholding rules are generally effective for payments made after December 31, 2012.

On March 30, 2010, the President signed into law the Health Care and Education Reconciliation Act of 2010, or the Reconciliation Act. The Reconciliation Act will require certain U.S. shareholders who are individuals, estates or trusts to pay a 3.8% Medicare tax on, among other things, dividends on and capital gains from the sale or other disposition of stock, subject to certain exceptions. This tax will apply for taxable years beginning after December 31, 2012. U.S. shareholders should consult their tax advisors regarding the effect, if any, of the Reconciliation Act on their ownership and disposition of our common shares.

Other Tax Consequences

Tax Aspects of Our Investments in Our Operating Partnership. The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investment in our Operating Partnership and any subsidiary partnerships or limited liability companies we form or acquire that are treated as partnerships for federal income tax purposes, each individually referred to as a “Partnership” and, collectively, as “Partnerships.” The following discussion does not address state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships. We are required to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses but only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity is treated as having only one owner or member for federal income tax purposes), rather than as a corporation or an association taxable as a corporation.

An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification, or the “check-the-box regulations”; and

•	is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for federal income tax purposes. We intend that each Partnership will be classified as a partnership for federal income tax purposes (or else a disregarded entity where there are not at least two separate owners for federal income tax purposes).

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or a substantial equivalent). A publicly traded partnership is generally treated as a corporation for federal income tax purposes, but will not be so treated if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership, at least 90% of the partnership’s gross income consisted of specified passive income, including real property rents (which includes rents that would be qualifying income for purposes of the 75% gross income test, with certain modifications that make it easier for the rents to qualify for the 90% passive income exception), gains from the sale or other disposition of real property, interest, and dividends, or the 90% passive income exception.

Treasury regulations, referred to as PTP regulations, provide limited safe harbors from treatment as a publicly traded partnership. If any partnership in which we own an interest does not qualify for any safe harbor and is treated as a publicly traded partnership, we believe that such partnership would have sufficient qualifying income to satisfy the 90% passive income exception and, therefore, would not be treated as a corporation for federal income tax purposes.

We have not requested, and do not intend to request, a ruling from the IRS that the Partnerships will be classified as partnerships for federal income tax purposes (or disregarded entities, if the entity has only one owner or member for federal income tax purposes). If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we may not be able to qualify as a REIT, unless we qualify for certain relief provisions. See “– Requirements for Qualification as a REIT – Gross Income Tests” and “– Requirements for Qualification as a REIT – Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “– Requirements for Qualification as a REIT – Annual Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and Their Partners

Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. We will therefore take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for each taxable year of the Partnership ending with or within our taxable year, even if we receive no distribution from the Partnership for that year or a distribution less than our share of taxable income. Similarly, even if we receive a distribution, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Partnership.

Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item.

Tax Allocations With Respect to Contributed Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution (the “704(c) Allocations”). The amount of such unrealized gain or unrealized loss, referred to as “built-in gain” or “built-in loss,” at the time of contribution is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at that time, referred to as a book-tax difference. A book-tax difference attributable to depreciable property generally is decreased on an annual basis as a result of the allocation of depreciation deductions to the contributing partner for book purposes, but not for tax purposes. The 704(c) Allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods.

Under certain available methods, including the “traditional method,” the carryover basis of contributed properties in the hands of our Operating Partnership (i) would cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of the economic or book gain allocated to us as a result of such sale, with a corresponding tax benefit to the contributing partners. An allocation described in (ii) above might cause us to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements and may result in a greater portion of our distributions being taxed as dividends.

Basis in Partnership Interest. Our adjusted tax basis in any partnership interest we own generally will be:

•	the amount of cash and the basis of any other property we contribute to the partnership;

•	increased by our allocable share of the partnership’s income (including tax-exempt income) and any increase in our allocable share of indebtedness of the partnership; and

•

reduced, but not below zero, by our allocable share of the partnership’s loss (excluding any non-deductible items), the amount of cash and the basis of property distributed to us, and any reduction in our allocable share of indebtedness of the partnership.

Loss allocated to us in excess of our basis in a partnership interest will not be taken into account until we again have basis sufficient to absorb the loss. A reduction of our share of partnership indebtedness will be treated as a constructive cash distribution to us, and will reduce our adjusted tax basis. Distributions, including constructive distributions, in excess of the basis of our partnership interest will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Sale of a Partnership’s Property. Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture.

Our share of any Partnership gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction subject to a 100% tax. Income from a prohibited transaction may have an adverse effect on our ability to satisfy the gross income tests for REIT status. See “– Requirements for Qualification as a REIT – Gross Income Tests.” We do not presently intend to acquire or hold, or to allow any Partnership to acquire or hold, any property that is likely to be treated as inventory or property held primarily for sale to customers in the ordinary course of our, or any Partnership’s, trade or business.

ERISA CONSIDERATIONS

General

The following is a summary of certain material considerations arising under the Employee Retirement Income Security Act of 1974, as amended, or ERISA, and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to a prospective purchaser. The following summary may also be relevant to a prospective purchaser that is not an employee benefit plan which is subject to ERISA, but is a tax-qualified retirement plan or an individual retirement account, individual retirement annuity, medical savings account or education individual retirement account, which we refer to collectively as an “IRA.” This discussion does not address all aspects of ERISA or Section 4975 of the Code or, to the extent not preempted, state law that may be relevant to particular employee benefit plan shareholders in light of their particular circumstances, including plans subject to Title I of ERISA, other employee benefit plans and IRAs subject to the prohibited transaction provisions of Section 4975 of the Code, and governmental, church, foreign and other plans that are exempt from all or certain provisions of ERISA and Section 4975 of the Code but that may be subject to other federal, state, local or foreign law requirements.

A fiduciary making the decision to invest in our Class B common shares on behalf of a prospective purchaser which is an ERISA plan or an IRA or other employee benefit plan is advised to consult its legal advisor regarding the specific considerations arising under ERISA, Section 4975 of the Code, and, to the extent not preempted, state law with respect to the purchase, ownership or sale of our Class B common shares by the plan or IRA.

Plans should also consider the entire discussion under the heading “Material U.S. Federal Income Tax Considerations,” as material contained in that section is relevant to any decision by an employee benefit plan, tax-qualified retirement plan or IRA to purchase our common shares.

Employee Benefit Plans, Tax-Qualified Retirement Plans and IRAs

Each fiduciary of an “ERISA plan,” which is an employee benefit plan subject to Title I of ERISA, should carefully consider whether an investment in shares of our Class B common shares is consistent with its fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Subtitle B of Title I of ERISA require that:

•	an ERISA plan make investments that are prudent and in the best interests of the ERISA plan, its participants and beneficiaries;

•	an ERISA plan make investments that are diversified in order to reduce the risk of large losses, unless it is clearly prudent for the ERISA plan not to do so;

•	an ERISA plan’s investments are authorized under ERISA and the terms of the governing documents of the ERISA plan; and

•	the fiduciary not cause the ERISA plan to enter into transactions prohibited under Section 406 of ERISA (and certain corresponding provisions of the Code).

In determining whether an investment in our Class B common shares is prudent for ERISA purposes, the appropriate fiduciary of an ERISA plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the ERISA plan’s portfolio for which the fiduciary has investment responsibility, to meet the objectives of the ERISA plan, taking into consideration the risk of loss and opportunity for gain or other return from the investment, the diversification, cash flow and funding requirements of the ERISA plan, and the liquidity and current return of the ERISA plan’s portfolio. A fiduciary should also take into account the nature of our business, the length of our operating history and other matters described in the section entitled “Risk Factors.”

The fiduciary of an IRA or an employee benefit plan not subject to Title I of ERISA because it is a governmental or church plan (if no election has been made under Section 410(d) of the Code) or because it does not cover common law employees should consider that it may only make investments that are either authorized or not prohibited by the appropriate governing documents, not prohibited under Section 4975 of the Code and permitted under applicable state law.

Our Status Under ERISA

In some circumstances where an ERISA plan holds an interest in an entity, the assets of the entity are deemed to be ERISA plan assets. This is known as the “look-through rule.” Under those circumstances, the obligations and other responsibilities of plan sponsors, plan fiduciaries and plan administrators, and of parties in interest and disqualified persons, under Parts 1 and 4 of Subtitle B of Title I of ERISA and Section 4975 of the Code, as applicable, may be expanded, and there may be an increase in their liability under these and other provisions of ERISA and the Code (except to the extent (if any) that a favorable statutory or administrative exemption or exception applies). For example, a prohibited transaction may occur if our assets are deemed to be assets of investing ERISA plans and persons who have certain specified relationships to an ERISA plan (“parties in interest” within the meaning of ERISA, and “disqualified persons” within the meaning of the Code) deal with these assets. Further, if our assets are deemed to be assets of investing ERISA plans, any person that exercises authority or control with respect to the management or disposition of the assets is an ERISA plan fiduciary.

ERISA plan assets are defined in ERISA Section 3(42), and the U.S. Department of Labor has issued regulations that outline the circumstances under which an ERISA plan’s interest in an entity will be subject to the look-through rule. The Department of Labor regulations apply to the purchase by an ERISA plan of an “equity interest” in an entity, such as shares of a REIT. The look-through rule generally is not triggered unless 25% or more of the value of any class of equity interests in the entity is held by benefit plan investors. In calculating this 25% threshold, the interests held by certain persons are disregarded, including persons (other than benefit plan investors) who have discretionary authority or control with respect to the entity’s assets, persons who provide investment advice for a fee with respect to the assets, and the affiliates of such persons.

Department of Labor regulations also provide an exception to the look-through rule for equity interests that are “publicly offered securities.” Under the Department of Labor regulations, a “publicly offered security” is a security that is:

•	freely transferable;

•	part of a class of securities that is widely held; and

•

either part of a class of securities that is registered under Section 12(b) or 12(g) of the Exchange Act or sold to an ERISA plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and the class of securities of which this security is a part is registered under the Exchange Act within 120 days, or longer if allowed by the SEC, after the end of the fiscal year of the issuer during which this offering of these securities to the public occurred.

Whether a security is considered “freely transferable” depends on the facts and circumstances of each case. Under the Department of Labor regulations, if the security is part of an offering in which the minimum investment is $10,000 or less, then any restriction on or prohibition against any transfer or assignment of the security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes will not ordinarily prevent the security from being considered freely transferable. Additionally, limitations or restrictions on the transfer or assignment of a security which are created or imposed by persons other than the issuer of the security or persons acting for or on behalf of the issuer will ordinarily not prevent the security from being considered freely transferable.

A class of securities is considered “widely held” if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control.

Our Class B common shares offered in this prospectus may meet the criteria of the publicly offered securities exception to the look-through rule. First, the Class B common shares could be considered to be freely transferable, as the minimum investment will be less than $10,000 and the only restrictions upon its transfer are those generally permitted under the Department of Labor regulations, those required under federal tax laws to maintain our status as a REIT, resale restrictions under applicable federal securities laws with respect to securities not purchased pursuant to this prospectus and those owned by our officers, trustees and other affiliates, and voluntary restrictions agreed to by the selling shareholder regarding volume limitations.

Second, we expect (although we cannot confirm) that our Class B common shares will be held by 100 or more investors, and we expect that at least 100 or more of these investors will be independent of us and of one another.

Third, our Class B common shares will be part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the Class B common shares will be registered under the Exchange Act.

In addition, the Department of Labor regulations provide exceptions to the look-through rule for equity interests in some types of entities, including any entity which qualifies as either a “real estate operating company” or a “venture capital operating company.”

Under the Department of Labor regulations, a “real estate operating company” is defined as an entity which on certain testing dates has at least 50% of its assets, other than short-term investments pending long-term commitment or distribution to investors, valued at cost:

•	invested in real estate which is managed or developed and with respect to which the entity has the right to substantially participate directly in the management or development activities; and

•	which, in the ordinary course of its business, is engaged directly in real estate management or development activities.

According to those same regulations, a “venture capital operating company” is defined as an entity which on certain testing dates has at least 50% of its assets, other than short-term investments pending long-term commitment or distribution to investors, valued at cost:

•	invested in one or more operating companies with respect to which the entity has management rights; and

•	which, in the ordinary course of its business, actually exercises its management rights with respect to one or more of the operating companies in which it invests.

We have not endeavored to determine whether we will satisfy the “real estate operating company” or “venture capital operating company” exceptions.

If for any reason our assets are deemed to be ERISA “plan assets” because we do not qualify for any exception under the Department of Labor regulations, certain transactions that we might enter into, or may have entered into, in the ordinary course of our business might constitute non-exempt “prohibited transactions” under Section 406 of ERISA or Section 4975 of the Code and might have to be rescinded and may give rise to prohibited transaction excise taxes and fiduciary liability, as described above. In addition, if our assets are deemed to be ERISA “plan assets,” our management may be considered to be fiduciaries under ERISA and Section 4975 of the Code. Moreover, if our underlying assets were deemed to be assets constituting “plan assets,” there are several other provisions of ERISA that could be implicated for an ERISA plan if it were to acquire and hold our Class B common shares either directly or by investing in an entity whose underlying assets are deemed to be assets of the ERISA plan.

Prior to making an investment in the shares offered in this prospectus, prospective employee benefit plan investors (whether or not subject to ERISA or section 4975 of the Code) should consult with their legal and other advisors concerning the impact of ERISA and the Code (and, particularly in the case of non-ERISA plans and arrangements, any additional state, local and foreign law considerations), as applicable, and the potential consequences in their specific circumstances of an investment in such shares.

UNDERWRITING

We intend to offer the Class B common shares through the underwriters. Wunderlich Securities, Inc. and Ladenburg Thalmann & Co. Inc. are acting as the representatives of the underwriters named below. Subject to the terms and conditions described in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of Class B common shares listed opposite their names below.

Underwriter	Number of Shares
Wunderlich Securities, Inc.
Ladenburg Thalmann & Co. Inc.
J.J.B. Hilliard, W.L. Lyons, LLC
Maxim Group LLC
Southwest Securities, Inc.

Total

The underwriters have agreed to purchase all of the Class B common shares sold under the underwriting agreement if any of these Class B common shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of those liabilities. We have also paid to Wunderlich Securities a retainer of $10,000 and agreed to pay an additional $15,000 upon closing of the offering. We have also agreed to reimburse Wunderlich Securities for up to $50,000 of its expenses incurred in connection with the offering.

The underwriters are offering the Class B common shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Class B common shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the Class B common shares to the public at the public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $             per share. After the public offering, the public offering price and concession may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Class B Common Share	Without Option	With Option
Public offering price
Underwriting discount(1)
Proceeds, before expenses, to us

(1)	The expenses of the offering, not including the underwriting discount, are estimated at $ and are payable by us.

Overallotment Option

We have granted to the underwriters an option to purchase up to              additional Class B common shares at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days after the date of this prospectus solely to cover overallotments. To the extent that the underwriters exercise this option, each underwriter will purchase a number of additional Class B common shares from us proportionate to that underwriter’s initial amount reflected in the table above.

No Sales of Similar Securities

We, and each of our trustees and executive officers, have agreed not to sell or otherwise transfer any common shares for 180 days after the date of this prospectus without first obtaining the written consent of the representatives. Specifically, we and these other persons have agreed not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common shares,

•	sell any option or contract to purchase any common shares,

•	purchase any option or contract to sell any common shares,

•	grant any option, right or warrant for the sale of any common shares,

•	otherwise dispose of or transfer any common shares,

•	request or demand that we file a registration statement related to the common shares, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common shares whether any such swap or transaction is to be settled by delivery of common shares or other securities, in cash or otherwise.

This lockup provision applies to common shares and to securities convertible into or exchangeable or exercisable for or repayable with the common shares. It also applies during the lockup period to common shares acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Each restricted period will be automatically extended if (1) during the last 17 days of the restricted period, we issue an earnings release or material news or a material event relating to us occurs or (2) before the expiration of such restricted period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of such restricted period, in which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless the representatives of the underwriters waive, in writing, such an extension.

There are no agreements between the representatives and any of our shareholders or affiliates releasing them from these lockup agreements prior to the expiration of the lockup periods described above.

NYSE Amex Exchange Listing

Our Class B common shares have been approved for listing on the NYSE Amex, subject to official notice of issuance, under the symbol “WSR.” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of Class B common shares to a minimum number of beneficial owners as required by that exchange.

Before this offering, there has been no public market for our Class B common shares. The initial public offering price will be determined through negotiation between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price may include:

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us,

•	our financial information,

•	the history of, and the prospects for, our company and the industry in which we compete,

•	an assessment of our officers of our past and present operations, and the prospects for, and timing of, our future revenues,

•	the present state of our development, and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for our Class B common shares may not develop. It is also possible that after the offering the Class B common shares will not trade in the public market at or above the initial public offering price.

Price Stabilization and Short Positions

Until the distribution of the Class B common shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Class B common shares. However, the representatives may engage in transactions that stabilize the price of the common shares, such as bids or purchases to peg, fix or maintain that price.

If the underwriters create a short position in the Class B common shares in connection with the offering, i.e., if they sell more Class B common shares than are listed on the cover of this prospectus, the representatives may reduce that short position by purchasing common shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the underwriters’ option to purchase additional Class B common shares described above. Purchases of our Class B common shares to stabilize the price or to reduce a short position may cause the price of our Class B common shares to be higher than it might be in the absence of such purchases.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Class B common shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class B common shares or preventing or retarding a decline in the market price of our Class B common shares. As a result, the price of our Class B common shares may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Class B common shares. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the representatives may facilitate Internet distribution for this offering to certain of its Internet subscription customers. An electronic prospectus is available on the Internet website maintained by the representatives. Other than the prospectus in electronic format, the information on the representatives’ websites is not part of this prospectus.

Other Relationships

Some of the underwriters and their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates and they may receive customary fees and commissions for these transactions.

LEGAL MATTERS

Certain legal matters, including our qualification as a REIT for federal income tax purposes, will be passed upon for us by Bass, Berry & Sims PLC, Memphis, Tennessee, and for the underwriters by Hunton & Williams LLP, Richmond, Virginia. Venable LLP, Baltimore, Maryland, will issue an opinion to us regarding certain matters of Maryland law, including the validity of the common shares offered hereby.

EXPERTS

The financial statements as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 included in this prospectus have been so included in reliance on the report of Pannell Kerr Forster of Texas, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are presently subject to the reporting requirements of the Securities Exchange Act of 1934 and periodically file reports with the SEC pursuant to such requirements. We have filed with the SEC, a registration statement on Form S-11, including exhibits, schedules and amendments filed with this registration statement, under the Securities Act with respect to our common shares to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement and the exhibits related thereto filed with the SEC. For further information with respect to us and our common shares to be sold in this offering, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules thereto, as well as periodic reports and information filed by us, may be examined without charge at the public reference room of the Securities and Exchange Commission, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s website, www.sec.gov.

All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Whitestone REIT and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	March 31, 2010	December 31, 2009
	(Unaudited)
ASSETS
Real estate assets, at cost
Property	$193,268	$192,832
Accumulated depreciation	(35,809)	(34,434)

Total real estate assets	157,459	158,398
Cash and cash equivalents	4,762	6,275
Escrows and acquisition deposits	6,108	8,155
Accrued rents and accounts receivable, net of allowance for doubtful accounts	4,470	4,514
Unamortized lease commissions and loan costs	3,750	3,973
Prepaid expenses and other assets	1,038	685

Total assets	$177,587	$182,000

LIABILITIES AND EQUITY
Liabilities:
Notes payable	$101,569	$101,782
Accounts payable and accrued expenses	6,513	9,954
Tenants’ security deposits	1,634	1,630
Dividends and distributions payable	596	1,775

Total liabilities	110,312	115,141

Commitments and contingencies:
Equity:
Preferred shares, $0.001 par value per share; 50,000,000 shares authorized; none issued and outstanding at March 31, 2010 and December 31, 2009, respectively	—	—
Common shares, $0.001 par value per share; 400,000,000 shares authorized; 10,451,101 and 10,337,307 issued and outstanding as of March 31, 2010 and December 31, 2009, respectively	10	10
Additional paid-in-capital	70,568	69,952
Accumulated deficit	(26,486)	(26,372)

Total Whitestone REIT shareholders’ equity	44,092	43,590
Noncontrolling interest in subsidiary	23,183	23,269

Total equity	67,275	66,859

Total liabilities and equity	$177,587	$182,000

See accompanying notes to Consolidated Financial Statements

Whitestone REIT and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2010	2009
		(revised)
Property revenues
Rental revenues	$6,404	$6,505
Other revenues	1,305	1,539

Total property revenues	7,709	8,044

Property expenses
Property operation and maintenance	1,801	2,137
Real estate taxes	1,152	1,049

Total property expenses	2,953	3,186

Other expenses (income)
General and administrative	1,200	1,429
Depreciation and amortization	1,734	1,708
Involuntary conversion	—	241
Interest expense	1,407	1,428
Interest income	(7)	(11)

Total other expense	4,334	4,795

Income from continuing operations before loss on disposal of assets and income taxes	422	63
Provision for income taxes	(54)	(54)
Loss on disposal of assets	(33)	(41)

Net income (loss)	335	(32)
Less: Net income (loss) attributable to noncontrolling interests	118	(11)

Net income (loss) attributable to Whitestone REIT	$217	$(21)

Earnings per share—basic
Net income (loss) attributable to common shareholders excluding amounts attributable to unvested restricted shares	$0.02	$(0.00)

Earnings per share—diluted
Net income (loss) attributable to common shareholders excluding amounts attributable to unvested restricted shares	$0.02	$(0.00)

Weighted average number of common shares outstanding:
Basic	9,721	9,707
Diluted	9,910	9,707
Dividends declared per common share	$0.1125	$0.1125

See accompanying notes to Consolidated Financial Statements

Whitestone REIT and Subsidiaries

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

(Unaudited)

(in thousands, except per share data)

	Common Shares		Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Equity	Noncontrolling Interests		Total Equity
	Shares	Amount				Units	Amount
Balance, December 31, 2009	10,337	$10	$69,952	$(26,372)	$43,590	5,444	$23,269	$66,859
Share-based compensation	114	—	10	—	10	—	—	10
Dividends and distributions	—	—	—	(331)	(331)	—	(204)	(535)
Reclassification of dividend reinvestment plan shares with expired rescission rights to equity from liabilities at $9.50 per share	—	—	606	—	606	—	—	606
Net income	—	—		217	217	—	118	335

Balance, March 31, 2010	10,451	$10	$70,568	$(26,486)	$44,092	5,444	$23,183	$67,275

See accompanying notes to Consolidated Financial Statements

Whitestone REIT and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Three Months Ended March 31,
	2010	2009
		(revised)
Cash flows from operating activities:
Net income (loss)	$335	$(32)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,734	1,708
Loss on disposal of assets	33	41
Bad debt expense	29	218
Share-based compensation	71	241
Changes in operating assets and liabilities:
Escrows and acquisition deposits	2,047	2,404
Accrued rent and accounts receivable	15	(364)
Unamortized lease commissions and loan costs	(71)	(88)
Prepaid expenses and other assets	114	(55)
Accounts payable and accrued expenses	(2,837)	(2,838)
Tenants’ security deposits	4	33

Net cash provided by operating activities	1,474	1,268

Cash flows from investing activities:
Acquisitions of real estate	—	(5,619)
Additions to real estate	(499)	(1,249)

Net cash used in investing activities	(499)	(6,868)

Cash flows from financing activities:
Dividends paid on common shares and common share equivalents	(1,163)	(1,156)
Distributions paid to OP unit holders	(610)	(531)
Proceeds from notes payable	—	9,791
Repayments of notes payable	(715)	(423)
Payments of loan origination costs	—	(288)

Net cash provided by (used in) financing activities	(2,488)	7,393

Net increase (decrease) in cash and cash equivalents	(1,513)	1,793
Cash and cash equivalents at beginning of period	6,275	12,989

Cash and cash equivalents at end of period	$4,762	$14,782

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,409	$1,200
Noncash investing and financing activities:
Disposal of fully depreciated real estate	$20	$456
Financed insurance premiums	$502	$579
Acquisition of real estate in exchange for OP units	$—	$3,625

See accompanying notes to Consolidated Financial Statements

WHITESTONE REIT AND SUBSIDIARY

Notes to Consolidated Financial Statements

(unaudited)

March 31, 2010

The use of the words “we,” “us,” “our,” “Company” or “Whitestone” refers to Whitestone REIT and our consolidated subsidiaries, except where the context otherwise requires.

1. Interim Financial Statements

The consolidated financial statements included in this report are unaudited; however, amounts presented in the consolidated balance sheet as of December 31, 2009 are derived from our audited consolidated financial statements at that date. The unaudited financial statements as of March 31, 2010 have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information on a basis consistent with the annual audited consolidated financial statements and with the instructions to Form 10-Q.

The consolidated financial statements presented herein reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the financial position of Whitestone and our subsidiaries as of March 31, 2010, and the results of operations for the three month periods ended March 31, 2010 and 2009, the consolidated statement of changes in equity for the three month period ended March 31, 2010 and cash flows for the three month periods ended March 31, 2010 and 2009. All of these adjustments are of a normal recurring nature. The results of operations for the interim period are not necessarily indicative of the results expected for a full year. The statements should be read in conjunction with the audited consolidated financial statements and the notes thereto which are included in our Annual Report on Form 10-K for the year ended December 31, 2009.

Business. Whitestone was formed as a real estate investment trust, pursuant to the Texas Real Estate Investment Trust Act on August 20, 1998. In July 2004, Whitestone changed its state of organization from Texas to Maryland pursuant to a merger of Whitestone directly with and into a Maryland real estate investment trust formed for the sole purpose of effectuating the reorganization and the conversion of each outstanding common share of beneficial interest of the Texas entity into 1.42857 common shares of beneficial interest of the Maryland entity (the “Common Shares”). Whitestone serves as the general partner of Whitestone REIT Operating Partnership, L.P. (the “Operating Partnership”), which was formed on December 31, 1998 as a Delaware limited partnership. Whitestone currently conducts substantially all of its operations and activities through the Operating Partnership. As the general partner of the Operating Partnership, Whitestone has the exclusive power to manage and conduct the business of the Operating Partnership, subject to certain customary exceptions. As of March 31, 2010 and December 31, 2009, Whitestone owned and operated 36 commercial properties in and around Houston, Dallas, San Antonio, Chicago and Phoenix.

2. Summary of Significant Accounting Policies

Basis of Consolidation. We are the sole general partner of the Operating Partnership and possess full legal control and authority over the operations of the Operating Partnership. As of March 31, 2010 and December 31, 2009, we owned a majority of the partnership interests in the Operating Partnership. Consequently, the accompanying consolidated financial statements include the accounts of the Operating Partnership. All significant inter-company balances have been eliminated. Noncontrolling interest in the accompanying consolidated financial statements represents the share of equity and earnings of the Operating Partnership allocable to holders of partnership interests other than us. Net income or loss is allocated to noncontrolling interests based on the weighted-average percentage ownership of the Operating Partnership during the year. Issuance of additional Common Shares and units of limited partnership interest in the Operating Partnership that are convertible into cash or, at our option, Common Shares on a one-for-one basis (the “OP Units”) changes the ownership interests of both the noncontrolling interests and Whitestone.

WHITESTONE REIT AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

(unaudited)

March 31, 2010

Basis of Accounting. Our financial records are maintained on the accrual basis of accounting whereby revenues are recognized when earned and expenses are recorded when incurred.

Use of Estimates. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates that we use include the estimated fair values of properties acquired, the estimated useful lives for depreciable and amortizable assets and costs, the estimated allowance for doubtful accounts and estimates supporting our impairment analysis for the carrying values of our real estate assets. Actual results could differ from those estimates.

Reclassifications. We have reclassified certain prior fiscal year amounts in the accompanying consolidated financial statements in order to be consistent with the current fiscal year presentation. These reclassifications had no effect on net loss or equity.

Share-Based Compensation. From time to time, we award nonvested restricted common share awards or restricted common share unit awards which may be converted into common shares, to trustees, executive officers and employees under our 2008 Long-Term Equity Incentive Ownership Plan (the “2008 Plan”). The vast majority of the awarded shares and units vest when certain performance conditions are met. We recognize compensation expense when achievement of the performance conditions is probable based on management’s most recent estimates using the fair value of the shares as of the grant date. For the three months ended March 31, 2010 and 2009, we recognized $0.1 million and $0.2 million in share-based compensation expense, respectively.

Noncontrolling Interests. Noncontrolling interests is the portion of equity in a subsidiary not attributable to a parent. The ownership interests not held by the parent are considered noncontrolling interests. Accordingly, we have reported noncontrolling interests in equity on the consolidated balance sheets but separate from Whitestone’s equity. On the consolidated statements of income (loss), subsidiaries are reported at the consolidated amount, including both the amount attributable to Whitestone and noncontrolling interests. Consolidated statements of changes in equity are included for quarterly financial statements, including beginning balances, activity for the period and ending balances for shareholders’ equity, noncontrolling interests and total equity.

See Whitestone’s Annual Report on Form 10-K for the year ended December 31, 2009 for further discussion on significant accounting policies.

Recent Accounting Pronouncements. In January 2010, the Financial Accounting Standards Board (“FASB”) provided additional disclosure requirements for fair value measurements under Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures” (“ASC 820”). The new pronouncement requires a reporting entity to disclose the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers. In addition, the reconciliation for fair value measurements using significant unobservable inputs (Level 3) should present separately information about purchases, sales, issuances and settlements (that is, on a gross basis rather than as one net number). The Company adopted the pronouncement in January 2010, and it did not have a material effect on the Company’s financial statements.

In January 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-01, “Equity (Topic 505): Accounting for Distributions to Shareholders with Components of Stock and Cash.” This update requires

WHITESTONE REIT AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

(unaudited)

March 31, 2010

that dividends declared and payable in a combination of stock and cash be included in earnings per share prospectively and not considered a stock dividend for purposes of computing earnings per share. To date, the Company has not declared dividends in this manner so this update has had no impact on the Company’s computation of earnings per share.

Effective January 1, 2010, the Company implemented the requirements of ASU No. 2009-17, “Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” (“ASU No. 2009-17”). ASU No. 2009-17 requires enterprises to perform a qualitative approach to determining whether or not a variable interest entity (“VIE”) will need to be consolidated on a continuous basis. This evaluation is based on an enterprise’s ability to direct and influence the activities of a VIE that most significantly impact that entity’s economic performance. Adoption of ASU No. 2009-17 did not have a material effect on the Company’s financial statements.

3. Accrued Rent and Accounts Receivable, net

Accrued rent and accounts receivable, net, consists of amounts accrued, billed and due from tenants, allowance for doubtful accounts and other receivables as follows (in thousands):

	March 31, 2010	December 31, 2009
Tenant receivables	$1,634	$1,770
Accrued rent and recoveries	3,675	3,636
Allowance for doubtful accounts	(844)	(894)
Other receivables	5	2

Total	$4,470	$4,514

4. Unamortized Leasing Commissions and Loan Costs

Costs which have been deferred consist of the following (in thousands):

	March 31, 2010	December 31, 2009
Leasing commissions	$4,649	$4,601
Deferred financing cost	2,209	2,208

Total cost	6,858	6,809
Less: leasing commissions accumulated amortization	(2,415)	(2,246)
Less: deferred financing cost accumulated amortization	(693)	(590)

Total cost, net of accumulated amortization	$3,750	$3,973

WHITESTONE REIT AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

(unaudited)

March 31, 2010

5. Debt

Mortgages and other notes payable consist of the following (in thousands):

Description	March 31, 2010	December 31, 2009
Fixed rate notes:
$10.0 million 6.04% Note, due 2014	$9,611	$9,646
$11.2 million 6.52% Note, due 2015	11,010	11,043
$21.4 million 6.53% Notes, due 2013	20,580	20,721
$24.5 million 6.56% Note, due 2013	24,336	24,435
$9.9 million 6.63% Notes, due 2014	9,694	9,757
$0.5 million 3.25% Note, due 2010	402	—
$0.5 million 5.05% Note, due 2010	—	52
Floating rate note:
$26.9 million LIBOR + 2.60% Note, due 2013	25,936	26,128

Total	$101,569	$101,782

As of March 31, 2010, we had $101.2 million in notes secured by 21 properties with a carrying value of $107.9 million. Our loans contain restrictions that would require the payment of prepayment penalties for the acceleration of outstanding debt and are secured by deeds of trust on certain of our properties and assignment of certain rents and leases associated with those properties. As of March 31, 2010, we are in compliance with all loan covenants.

Annual maturities of notes payable as of March 31, 2010 are due as set forth below:

Year	Amount Due (in thousands)
2010	$2,137
2011	2,423
2012	2,555
2013	66,386
2014	17,799
2015 and thereafter	10,269

Total	$101,569

6. Earnings Per Share

Basic earnings per share for Whitestone’s common shareholders is calculated by dividing net income (loss) attributable to common shareholders excluding amounts attributable to unvested restricted shares by Whitestone’s weighted-average common shares outstanding during the period. Diluted earnings per share is computed by dividing net income (loss) attributable to common shareholders excluding amounts attributable to unvested restricted shares by the weighted-average number of common shares including any dilutive unvested restricted shares.

WHITESTONE REIT AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

(unaudited)

March 31, 2010

Certain of Whitestone’s performance restricted common shares are considered participating securities which require the use of the two-class method for the computation of basic and diluted earnings per share. During the three months ended March 31, 2010 and 2009, we excluded 5,443,797 OP Units and 5,443,797 OP Units and 175,020 restricted common shares, respectively, from the calculation of diluted earnings per share because their effect would be anti-dilutive.

For the three months ended March 31, 2010 and 2009, distributions of $71,000 and $64,000, respectively, were made to the holders of certain restricted common shares, of which $61,000 and $57,000, respectively, were charged against earnings. See Note 10 for information related to restricted common shares under the 2008 Plan.

	Three Months Ended March 31,
(in thousands, except per share data)	2010	2009
Numerator:
Net income (loss)	$335	$(32)
Less: Net loss (income) attributable to noncontrolling interests	(118)	11
Dividends paid on unvested restricted shares	(10)	(7)
Undistributed earnings attributable to unvested restricted shares	—	—

Net income (loss) attributable to common shareholders excluding amounts attributable to unvested restricted shares	$207	$(28)

Denominator:
Weighted average number of common shares—basic	9,721	9,707
Effect of dilutive securities:
Unvested restricted shares	189	—

Weighted average number of common shares—dilutive	9,910	9,707

Earnings Per Share:
Basic:
Net income (loss) attributable to common shareholders excluding amounts attributable to unvested restricted shares	$0.02	$(0.00)

Diluted:
Net income (loss) attributable to common shareholders excluding amounts attributable to unvested restricted shares	$0.02	$(0.00)

7. Income Taxes

Federal income taxes are not assessed against us because we intend to and believe we qualify as a real estate investment trust (“REIT”) under the provisions of the Internal Revenue Code of 1986, as amended. Our shareholders include their proportionate taxable income in their individual tax returns. As a REIT, we must distribute at least 90% of our ordinary taxable income to our shareholders and meet certain income sources and investment restriction requirements. In addition, REITs are subject to a number of organizational and operational requirements. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate tax rates.

We recently discovered that we may have inadvertently violated the “5% asset test,” as set forth in Section 856(c)(4)(B)(iii)(I) of the Code, for the quarter ended March 31, 2009 as a result of utilizing a certain

WHITESTONE REIT AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

(unaudited)

March 31, 2010

cash management arrangement with a commercial bank. If our investment in a commercial paper investment sweep account through such cash management agreement is not treated as cash, and is instead treated as a security of a single issuer for purposes of the “5% asset test,” then we failed the “5% asset test” for the first quarter of our 2009 taxable year. We believe, however, that if we failed the “5% asset test,” our failure would be considered due to reasonable cause and not willful neglect and, therefore, we would not be disqualified as a REIT for our 2009 taxable year. We were, however, subject to a tax equal to the greater of $50,000 or 35% of the net income from the commercial paper investment account during the period in which we failed to satisfy the “5% asset test.” The amount of such tax was $50,000, and we paid such tax on April 27, 2010.

If the IRS were to assert that we failed the “5% asset test” for the first quarter of our 2009 taxable year and that such failure was not due to reasonable cause, and the courts were to sustain that position, our status as a REIT would terminate as of December 31, 2008. We would not be eligible to again elect REIT status until our 2014 taxable year. Consequently, we would be subject to federal income tax on our taxable income at regular corporate rates without the benefit of the dividends-paid deduction, and our cash available for distributions to shareholders would be reduced.

Taxable income differs from net income for financial reporting purposes principally due to differences in the timing of recognition of interest, real estate taxes, depreciation, share-based compensation and rental revenue.

In May 2006, the State of Texas adopted the Texas Margin Tax effective with franchise tax reports filed on or after January 1, 2008. The Texas Margin Tax is computed by applying the applicable tax rate (1% for us) to the profit margin, which generally will be determined for us as total revenue less a 30% standard deduction. Although House Bill 3 states that the Texas Margin Tax is not an income tax, SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”) which is codified in FASB ASC 740, Income Taxes (“ASC 740”) applies to the Texas Margin Tax. We have recorded a margin tax provision of approximately $54,000 for the three months ended March 31, 2010 and 2009.

8. Equity

Dividends and distributions. The following table summarizes the cash dividends/distributions paid to holders of Common Shares and holders of OP Units (noncontrolling interests) for the four quarters of 2009 and the first quarter of 2010.

Total Dividends and Distributions Paid
Amount Per Common Share / OP Unit	Quarter Paid	Total Amount (in thousands)
$0.1125	03/31/2009	$1,687
0.1125	06/30/2009	1,694
0.1125	09/30/2009	1,772
0.1125	12/31/2009	1,773
0.1125	03/31/2010	1,773

WHITESTONE REIT AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

(unaudited)

March 31, 2010

Dividend reinvestment plan. Our dividend reinvestment plan allowed our shareholders to elect to have dividends from our common shares reinvested in additional common shares. The purchase price per share under our dividend reinvestment plan was $9.50. On March 27, 2007, we gave the required ten day notice to participants informing them that we intended to terminate our dividend reinvestment plan. As a result, our dividend reinvestment plan terminated on April 6, 2007. Shares issued under our dividend reinvestment plan were registered on our Registration Statement on Form S-11 originally filed with the SEC on December 31, 2003 (File No. 333-111674), as amended. We did not amend or supplement our Registration Statement following our change in management on October 2, 2006, and the events that occurred thereafter. As a result, shareholders that received approximately 64,000 common shares issued under our dividend reinvestment plan on or after that date could have been entitled to rescission rights. These rights would have entitled these shareholders to recovery of their purchase price less any income received on their shares. The rescission rights on those 64,000 common shares lapsed, and we reclassified approximately $606,000 from accounts payable and accrued expenses to additional paid-in capital on our Consolidated Balance Sheets for the period ended March 31, 2010.

9. Commitments and Contingencies

We are subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance. While the resolution of these matters cannot be predicted with certainty, management believes the final outcome of such matters will not have a material adverse effect on our consolidated financial statements.

Hurricane Ike. In September 2008, Hurricane Ike caused minor to moderate harm to our 31 properties in Houston, ranging from broken signage to uprooted landscaping; other properties had more significant issues, such as damaged roofing and exterior siding. We have accrued $2.7 million in expenses representing the cost to complete the remaining repairs. A portion of the $2.7 million accrual is estimated and is sensitive to the scope requirements of our lenders and labor and material cost of our vendors. We completed a settlement of our insurance claims during the third quarter of 2009 for $7.0 million.

10. Incentive Share Plan

On July 29, 2008, our shareholders approved our 2008 Plan which provides that awards may be made with respect to Common Shares or OP Units, which may be converted into Common Shares of Whitestone. The 2008 Plan authorizes awards in respect of an aggregate of 2,189,505 Common Shares. The maximum aggregate number of Common Shares that may be issued under the 2008 Plan will be increased upon each issuance of Common Shares by Whitestone (including issuances pursuant to the 2008 Plan) so that at any time the maximum number of shares that may be issued under the 2008 Plan shall equal 12.5% of the aggregate number of Common Shares of Whitestone and OP Units issued and outstanding (other than treasury shares and/or units issued to or held by Whitestone).

The Compensation Committee of Whitestone’s Board of Trustees administers the 2008 Plan, except with respect to awards to non-employee trustees, for which the 2008 Plan is administered by Whitestone’s Board of Trustees. The Committee is authorized to grant stock options, including both incentive stock options and non-qualified stock options, as well as stock appreciation rights, either with or without a related option. The Committee is also authorized to grant restricted Common Shares, restricted common share units, performance awards and other share-based awards.

On January 6, 2009, the Compensation Committee, pursuant to the Plan, granted to certain of its officers restricted common share awards and restricted common share unit awards subject to certain restrictions. The

WHITESTONE REIT AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

(unaudited)

March 31, 2010

restricted Common Shares and restricted common share units will vest based on certain performance goals (as specified in the award agreement). The grantee is the record owner of the restricted Common Shares and has all rights of a shareholder with respect to the restricted Common Shares, including the right to vote the restricted Common Shares and to receive dividends and distributions with respect to the restricted Common Shares. The grantee has no rights of a shareholder with respect to the restricted common share units, including no right to vote the restricted common share units and no right to receive current dividends and distributions with respect to the restricted common share units until the units are fully vested and convertible to Common Shares of Whitestone.

A summary of the share-based incentive plan activity as of and for the three months ended March 31, 2010 is as follows:

	Shares	Weighted-Average Grant Date Fair Value
Non-vested at December 31, 2009	1,765,687	$4.13
Granted	24,000	3.71
Vested	(167,094)	4.16
Forfeited	(11,475)	3.71

Non-vested at March 31, 2010	1,611,118	$4.13

Total compensation recognized in earnings for share-based payments for the three months ended March 31, 2010 and 2009 was $0.1 and $0.2 million, respectively. Total compensation recognized in earnings for share-based payments for the year ended December 31, 2009 was $1.0 million, which represented achievement of the first performance-based target. With our current asset base, management does not expect to achieve the next performance-based target. Should we increase our asset base, we may achieve the next performance-based target. As a result, as of March 31, 2010, there was no unrecognized compensation cost related to outstanding nonvested shares based on management’s current estimates. The fair value of the shares granted was determined based on observable market transactions occurring near the date of the grants.

11. Grants to Trustees

On March 25, 2009, each of our five independent trustees was granted 5,000 restricted Common Shares which vest in equal installments in 2010, 2011, and 2012. On March 25, 2010, 8,335 of these restricted shares vested. These shares were granted pursuant to individual grant agreements and were not pursuant to our 2008 Plan. The 25,000 shares had a weighted average grant date fair value of $4.94 per share, resulting in total unrecognized compensation cost of $0.1 million as of March 31, 2010, which is expected to be recognized over a weighted-average period of approximately two years. The fair value of the shares granted during 2009 was determined based on observable market transactions occurring near the date of the grants.

12. Segment Information

Historically, our management has not differentiated results of operations by property type or location and therefore does not present segment information.

WHITESTONE REIT AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

(unaudited)

March 31, 2010

13. Related Party Transactions

Spoerlein Commons Acquisition

On January 16, 2009, we, through our Operating Partnership, acquired Spoerlein Commons, a property located in Buffalo Grove, Illinois. Our Operating Partnership acquired Spoerlein Commons pursuant to the terms and conditions of the purchase, sale and contribution agreement dated December 18, 2008, between our Operating Partnership and Bank One Chicago, NA as trustee under a trust agreement dated January 29, 1986 (“Seller”). Midwest Development Venture IV (“Midwest”) is the sole beneficiary of the Seller under the Trust Agreement.

In exchange for Spoerlein Commons, our Operating Partnership paid the Seller $5.5 million, received credit for net prorations of $0.3 million and issued 703,912 OP Units, valued at $5.15 per unit, or an aggregate of $3.6 million, for a total purchase price of $9.4 million.

Midwest, the sole beneficiary of the Seller, was entitled to all earnings and proceeds from the sale of Spoerlein Commons. James C. Mastandrea, our Chairman, President and Chief Executive Officer, is the controlling limited partner in Midwest. Because of Mr. Mastandrea’s relationship with the Seller, a special committee of the independent trustees determined the terms of the transaction, which included the use of an independent appraiser to value Spoerlein Commons.

Our OP Units were issued in reliance on the exemption from registration provided by Section 4(2) under the Securities Act of 1933, as amended. The issuance was not effected using any form of general advertising or general solicitation, and the issuance was made to a qualified investor.

The OP Units received by Midwest were convertible on a one-for-one basis into cash or, at our option, our common shares at any time after July 1, 2009 in accordance with the terms of the partnership agreement. The Seller was not entitled to any distributions with respect to the OP Units prior to June 30, 2009. The results of Spoerlein Commons are included in our consolidated financial statements as of the date of the acquisition.

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of

Whitestone REIT

We have audited the accompanying consolidated balance sheets of Whitestone REIT and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity and cash flows, for each of the three years in the period ended December 31, 2009. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedules as listed in the accompanying index. These consolidated financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Whitestone REIT and subsidiaries as of December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ PANNELL KERR FORSTER OF TEXAS, P.C.

Houston, Texas

March 11, 2010

WHITESTONE REIT AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share data)

	December 31,
	2009	2008
ASSETS
Real estate assets, at cost:
Property	$192,832	$180,397
Accumulated depreciation	(34,434)	(29,550)

Total real estate assets	158,398	150,847
Cash and cash equivalents	6,275	12,989
Escrows and acquisition deposits	8,155	4,076
Accrued rent and accounts receivable, net of allowance for doubtful accounts	4,514	4,880
Unamortized lease commissions and loan costs	3,973	4,338
Prepaid expenses and other assets	685	815

Total assets	$182,000	$177,945

LIABILITIES AND EQUITY
Liabilities:
Notes payable	$101,782	$100,003
Accounts payable and accrued expenses	9,954	7,422
Tenants’ security deposits	1,630	1,629
Dividends and distributions payable	1,775	1,719

Total liabilities	115,141	110,773

Commitments and Contingencies:
Equity:
Preferred shares, $0.001 par value per share; 50,000,000 shares authorized; none issued and outstanding at December 31, 2009 and 2008	—	—
Common shares, $0.001 par value per share; 400,000,000 shares authorized; 10,337,307 and 9,707,307 issued and outstanding at December 31, 2009 and 2008, respectively	10	10
Additional paid-in capital	69,952	69,188
Accumulated deficit	(26,372)	(23,307)

Total Whitestone REIT shareholders’ equity	43,590	45,891
Noncontrolling interest in subsidiary	23,269	21,281

Total equity	66,859	67,172

Total liabilities and equity	$182,000	$177,945

See notes to consolidated financial statements.

WHITESTONE REIT AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (loss)

(in thousands, except per share data)

	Year Ended December 31,
	2009	2008	2007
		(Revised)	(Revised)
Property revenues
Rental revenues	$26,449	$24,999	$23,769
Other revenues	6,236	6,202	5,605

Total property revenues	32,685	31,201	29,374

Property expenses
Property operation and maintenance	8,519	8,862	8,607
Real estate taxes	4,472	3,973	3,629

Total property expenses	12,991	12,835	12,236

Other expenses (income)
General and administrative	6,072	6,708	6,721
Depreciation & amortization	6,958	6,859	6,048
Involuntary conversion	(1,542)	358	—
Interest expense	5,749	5,857	5,402
Interest income	(36)	(182)	(577)

Total other expense	17,201	19,600	17,594

Income (loss) from continuing operations before loss on disposal of assets, change in fair value of derivative instrument and income taxes	2,493	(1,234)	(456)
Provision for income taxes	(222)	(219)	(217)
Loss on sale or disposal of assets	(196)	(223)	(9)
Change in fair value of derivative instrument	—	—	(30)

Income (loss) from continuing operations	2,075	(1,676)	(712)
Income (loss) from discontinued operations	—	(188)	589
Gain on sale of properties from discontinued operations	—	3,619	—

Net income (loss)	2,075	1,755	(123)
Less: Net income (loss) attributable to noncontrolling interests	733	621	(46)

Net income (loss) attributable to Whitestone REIT	$1,342	$1,134	$(77)

See notes to consolidated financial statements.

WHITESTONE REIT AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (loss)

(in thousands, except per share data)

	Year Ended December 31,
	2009	2008	2007
		(Revised)	(Revised)
Earnings per share – basic
Income (loss) from continuing operations attributable to Whitestone REIT excluding amounts attributable to unvested restricted shares	$0.14	$(0.11)	$(0.04)
Income from discontinued operations attributable to Whitestone REIT	—	0.23	0.03

Net income (loss) attributable to common shareholders excluding amounts attributable to unvested restricted shares	$0.14	$0.12	$(0.01)

Earnings per share – diluted
Income (loss) from continuing operations attributable to Whitestone REIT excluding amounts attributable to unvested restricted shares	$0.13	$(0.11)	$(0.04)
Income from discontinued operations attributable to Whitestone REIT	—	0.23	0.03

Net income (loss) attributable to common shareholders excluding amounts attributable to unvested restricted shares	$0.13	$0.12	$(0.01)

Weighted average number of common shares outstanding:
Basic	9,707	9,830	9,999
Diluted	9,904	9,830	9,999

Dividends declared per common share	$0.45	$0.53	$0.60

Condensed Consolidated Statements of Comprehensive Income (Loss)

Net income (loss)	$2,075	$1,755	$(123)
Other comprehensive gain (loss)
Unrealized gain (loss) on cash flow hedging activities	—	368	(368)

Comprehensive income (loss)	2,075	2,123	(491)

Less: Comprehensive income (loss) attributable to noncontrolling interests	733	759	(184)

Comprehensive income (loss) attributable to Whitestone REIT	$1,342	$1,364	$(307)

See notes to consolidated financial statements.

WHITESTONE REIT AND SUBSIDIARIES

Condensed Consolidated Statements of Changes in Equity

(in thousands, except per share and unit data)

	Common Shares		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity	Noncontrolling Interests		Total Equity
	Shares	Amount					Units	Dollars
Balance, December 31, 2006	9,974	$10	$72,012	$(13,108)	$—	$58,914	5,808	$31,709	$90,623
Issuance of shares under dividend reinvestment plan at $9.50 per share	27	—	261	—	—	261	—	—	261
Dividends and distributions	—	—	—	(6,025)	—	(6,025)	—	(3,486)	(9,511)
Unrealized loss on change in fair value of cash flow hedges	—	—	—	—	(230)	(230)	—	(138)	(368)
Net income	—	—	—	(77)	—	(77)	—	(46)	(123)

Balance, December 31, 2007	10,001	$10	$72,273	$(19,210)	$(230)	$52,843	5,808	$28,039	$80,882
Repurchase of common stock and units	(294)	—	(2,479)	—	—	(2,479)	(1,068)	(4,762)	(7,241)
Reclassification of dividend reinvestment plan shares with rescission rights to liabilities at $9.50 per share	—	—	(606)	—	—	(606)	—	—	(606)
Dividends and distributions	—	—	—	(5,231)	—	(5,231)	—	(2,755)	(7,986)
Unrealized loss on change in fair value of cash flow hedges	—	—	—	—	230	230	—	138	368
Net income	—	—	—	1,134	—	1,134	—	621	1,755

Balance, December 31, 2008	9,707	$10	$69,188	$(23,307)	$—	$45,891	4,740	$21,281	$67,172
OP units issued at $5.15 per unit in connection with property acquisition	—	—	—	—	—	—	704	3,625	3,625
Share-based compensation	630	—	764	—	—	764	—	—	764
Dividends and distributions	—	—	—	(4,407)	—	(4,407)	—	(2,370)	(6,777)
Net income	—	—	—	1,342	—	1,342	—	733	2,075

Balance, December 31, 2009	10,337	$10	$69,952	$(26,372)	$—	$43,590	5,444	$23,269	$66,859

See notes to consolidated financial statements.

WHITESTONE REIT AND SUBSIDIARY

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2009	2008	2007
		(Revised)	(Revised)
Cash flows from operating activities:
Net income (loss) from continuing operations attributable to Whitestone REIT	$1,342	$(1,049)	$(444)
Net income from discontinued operations attributable to Whitestone REIT	—	2,183	367

	1,342	1,134	(77)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	6,958	6,859	6,048
Noncontrolling interests	733	(627)	(268)
Loss on sale or disposal of assets	196	223	9
Bad debt expense	877	731	440
Share-based compensation	1,013	—	—
Change in fair value of derivative instrument	—	—	30
Changes in operating assets and liabilities:
Escrows and acquisition deposits	(3,700)	(3,590)	(104)
Accrued rent and accounts receivable	(511)	(225)	(1,292)
Unamortized lease commissions and loan costs	(634)	(813)	(1,210)
Prepaid expenses and other assets	527	417	205
Accounts payable and accrued expenses	2,096	655	115
Tenants’ security deposits	1	31	201

Net cash provided by operating activities	8,898	2,612	3,730

Net cash provided by operating activities of discontinued operations	—	8	901

Cash flows from investing activities:
Acquisitions of real estate	(5,619)	—	(8,248)
Additions to real estate	(3,611)	(5,153)	(1,957)
Proceeds from sale of real estate	—	—	265
Repayment of note receivable	—	—	604

Net cash used in investing activities	(9,230)	(5,153)	(9,336)

Net cash used in investing activities of discontinued operations	—	(8)	(29)

Cash flows from financing activities:
Dividends paid	(4,645)	(5,578)	(6,022)
Distributions paid to OP unit holders	(2,281)	(3,094)	(3,485)
Proceeds from issuance of common shares	—	—	261
Proceeds from notes payable	9,557	95,053	22,392
Repayments of notes payable	(8,725)	(78,990)	(5,752)
Payments of loan origination costs	(288)	(2,672)	(147)

Net cash provided by (used in) financing activities	(6,382)	4,719	7,247

Net increase (decrease) in cash and cash equivalents	(6,714)	2,178	2,513
Cash and cash equivalents at beginning of period	12,989	10,811	8,298

Cash and cash equivalents at end of period	$6,275	$12,989	$10,811

Supplemental disclosure of cash flow information
Cash paid for interest	$5,535	$5,189	$5,344
Cash paid for taxes	223	224	—

Noncash investing and financing activities:
Disposal of fully depreciated real estate	$564	$698	$1,844
Financed insurance premiums	568	476	458
Disposal of real estate in settlement of lawsuit	—	7,844	—

See notes to consolidated financial statements.

WHITESTONE REIT AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2009

1. DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS

Whitestone REIT (“Whitestone”) was formed as a real estate investment trust, pursuant to the Texas Real Estate Investment Trust Act on August 20, 1998. In July 2004, Whitestone changed its state of organization from Texas to Maryland pursuant to a merger of Whitestone directly with and into a Maryland real estate investment trust formed for the sole purpose of the reorganization and the conversion of each outstanding common share of beneficial interest of the Texas entity into 1.42857 common shares of beneficial interest of the Maryland entity. Whitestone serves as the general partner of Whitestone REIT Operating Partnership, L.P. (the “Operating Partnership” or “WROP” or “OP”), which was formed on December 31, 1998 as a Delaware limited partnership. Whitestone currently conducts substantially all of its operations and activities through the Operating Partnership. As the general partner of the Operating Partnership, Whitestone has the exclusive power to manage and conduct the business of the Operating Partnership, subject to certain customary exceptions. As of December 31, 2009, 2008 and 2007 we owned and operated 36, 35, and 37 retail, warehouse and office properties in and around Houston, Dallas, San Antonio, Chicago and Phoenix.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation. We are the sole general partner of the Operating Partnership and possess full legal control and authority over the operations of the Operating Partnership. As of December 31, 2009, 2008 and 2007, we owned a majority of the partnership interests in the Operating Partnership. Consequently, the accompanying consolidated financial statements include the accounts of the Operating Partnership. All significant inter-company balances have been eliminated. Noncontrolling interest in the accompanying consolidated financial statements represents the share of equity and earnings of the Operating Partnership allocable to holders of partnership interests other than us. Net income or loss is allocated to noncontrolling interests based on the weighted-average percentage ownership of the Operating Partnership during the year. Issuance of additional common shares of beneficial interest in Whitestone (“common shares”) and units of limited partnership interest in the Operating Partnership that are convertible into cash or, at our option, common shares on a one for one basis (“OP Units”) changes the ownership interests of both the noncontrolling interests and Whitestone.

Basis of Accounting. Our financial records are maintained on the accrual basis of accounting whereby revenues are recognized when earned and expenses are recorded when incurred.

Use of Estimates. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates that we use include the estimated useful lives for depreciable and amortizable assets and costs, the estimated allowance for doubtful accounts, the estimated fair value of interest rate swaps and the estimates supporting our impairment analysis for the carrying values of our real estate assets. Actual results could differ from those estimates.

Reclassifications. We have reclassified certain prior fiscal year amounts in the accompanying consolidated financial statements in order to be consistent with the current fiscal year presentation, including changes resulting from the adoption of revised provisions regarding classification of noncontrolling interests within the Consolidation Topic of the Accounting Standards Codification (the “Codification”), as discussed later in this Note 2. These reclassifications had no effect on net income or equity other than the changes resulting from the implementation of revised provisions regarding classification of noncontrolling interests.

Share-Based Compensation. From time to time we award nonvested restricted common share awards or restricted common share unit awards which may be converted into common shares, to trustees, executive officers

WHITESTONE REIT AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009

and employees under our 2008 Long-Term Equity Incentive Ownership Plan (the “2008 Plan”). The vast majority of the awarded shares and units vest when certain performance conditions are met. We recognize compensation expense when achievement of the performance conditions is probable based on management’s most recent estimates using the fair value of the shares as of the grant date. For the year ended December 31, 2009, we recognized $1.0 million in share-based compensation expense. No share-based compensation expense was recognized prior to 2009 as no awards had been granted.

Noncontrolling Interests. In December 2007, the FASB issued SFAS No. 160, which is codified in ASC 810, which is effective for fiscal years beginning on or after December 15, 2008. We adopted SFAS No. 160 effective January 2009. Noncontrolling interests is the portion of equity in a subsidiary not attributable to a parent. The ownership interests not held by the parent are considered noncontrolling interests. Accordingly, we have reported noncontrolling interests in equity on the condensed consolidated balance sheets but separate from Whitestone’s equity as prescribed by SFAS No. 160. On the consolidated statements of operations and comprehensive income (loss), the subsidiaries are reported at the consolidated amount, including both the amount attributable to Whitestone and noncontrolling interests. Consolidated statements of changes in equity are included for both quarterly and annual financial statements, including beginning balances, activity for the period and ending balances for shareholders’ equity, noncontrolling interests and total equity.

Revenue Recognition. All leases on our properties are classified as operating leases, and the related rental income is recognized on a straight-line basis over the terms of the related leases. Differences between rental income earned and amounts due per the respective lease agreements are capitalized or charged, as applicable, to accrued rent receivable. Percentage rents are recognized as rental income when the thresholds upon which they are based have been met. Recoveries from tenants for taxes, insurance, and other operating expenses are recognized as revenues in the period the corresponding costs are incurred. We have established an allowance for doubtful accounts against the portion of tenant accounts receivable which is estimated to be uncollectible.

Cash and Cash Equivalents. We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents as of December 31, 2009 and 2008 consist of demand deposits at commercial banks.

Real Estate

Development Properties. Land, buildings and improvements are recorded at cost. Expenditures related to the development of real estate are carried at cost which includes capitalized carrying charges, acquisition costs and development costs. Carrying charges, primarily interest, real estate taxes and loan acquisition costs, and direct and indirect development costs related to buildings under construction, are capitalized as part of construction in progress. The capitalization of such costs ceases when the property, or any completed portion, becomes available for occupancy. We capitalize acquisition costs once the acquisition of the property becomes probable. Prior to that time, we expense these costs as acquisition expense. No interest was capitalized during the year ended December 31, 2009. Interest in the amounts of $0.4 million and $0.1 million was capitalized on properties under development during the years ended December 31, 2008 and 2007, respectively.

Acquired Properties and Acquired Lease Intangibles. We allocate the purchase price of the acquired properties to land, building and improvements, identifiable intangible assets and to the acquired liabilities based on their respective fair values. Identifiable intangibles include amounts allocated to acquired out-of-market leases, the value of in-place leases and customer relationship value, if any. We determine fair value based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market

WHITESTONE REIT AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009

information. Estimates of future cash flows are based on a number of factors including the historical operating results, known trends and specific market and economic conditions that may affect the property. Factors considered by management in our analysis of determining the as-if-vacant property value include an estimate of carrying costs during the expected lease-up periods considering market conditions, and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and estimates of lost rentals at market rates during the expected lease-up periods, tenant demand and other economic conditions. Management also estimates costs to execute similar leases including leasing commissions, tenant improvements, legal and other related expenses. Intangibles related to out-of-market leases and in-place lease value are recorded as acquired lease intangibles and are amortized as an adjustment to rental revenue or amortization expense, as appropriate, over the remaining terms of the underlying leases. Premiums or discounts on acquired out-of-market debt are amortized to interest expense over the remaining term of such debt.

Depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of 5 to 39 years for the buildings and improvements. Tenant improvements are depreciated using the straight-line method over the life of the improvement or remaining term of the lease, whichever is shorter.

Impairment. We review our properties for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of the assets, including accrued rental income, may not be recoverable through operations. We determine whether an impairment in value has occurred by comparing the estimated future cash flows (undiscounted and without interest charges), including the estimated residual value of the property, with the carrying cost of the property. If impairment is indicated, a loss will be recorded for the amount by which the carrying value of the property exceeds its fair value. Management has determined that there has been no impairment in the carrying value of our real estate assets as of December 31, 2009.

Accrued Rent and Accounts Receivable. Included in accrued rent and accounts receivable are base rents, tenant reimbursements and receivables attributable to recording rents on a straight-line basis. An allowance for the uncollectible portion of accrued rents and accounts receivable is determined based upon customer credit-worthiness (including expected recovery of our claim with respect to any tenants in bankruptcy), historical bad debt levels, and current economic trends. As of December 31, 2009 and 2008, we had an allowance for uncollectible accounts of $0.9 million and $1.5 million respectively. During 2009, 2008 and 2007, we recorded bad debt expense in the amount of $0.9 million, $0.7 million and $0.4 million respectively, related to tenant receivables that we specifically identified as potentially uncollectible based on our assessment of the tenant’s credit-worthiness. Bad debt expenses and any related recoveries are included in property operation and maintenance expense in the consolidated statements of operations.

Unamortized Lease Commissions and Loan Costs. Leasing commissions are amortized using the straight-line method over the terms of the related lease agreements. Loan costs are amortized on the straight-line method over the terms of the loans, which approximates the interest method. Costs allocated to in-place leases whose terms differ from market terms related to acquired properties are amortized over the remaining life of the respective leases.

Prepaids and Other Assets. Prepaids and other assets include escrows established pursuant to certain mortgage financing arrangements for real estate taxes and insurance and acquisition deposits which include earnest money deposits on future acquisitions.

Income Taxes. Federal – We elected to be taxed as a REIT under the Code beginning with our taxable year ended December 31, 1999. As a REIT, we generally are not subject to federal income tax on income that we

WHITESTONE REIT AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009

distribute to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate rates. We believe that we are organized and operate in a manner to qualify and be taxed as a REIT, and we intend to operate so as to remain qualified as a REIT for federal income tax purposes.

State Taxes. In May 2006, the State of Texas adopted House Bill 3, which modified the state’s franchise tax structure, replacing the previous tax based on capital or earned surplus with one based on margin (often referred to as the “Texas Margin Tax”) effective with franchise tax reports filed on or after January 1, 2008. The Texas Margin Tax is computed by applying the applicable tax rate (1% for us) to the profit margin, which, generally, will be determined for us as total revenue less a 30% standard deduction. Although House Bill 3 states that the Texas Margin Tax is not an income tax, Financial Accounting Standards Board (“FASB”) ASC 740, “Income Taxes” (“ASC 740”) applies to the Texas Margin Tax. We have recorded a margin tax provision of $0.2 million for the Texas Margin Tax for each of the years ended December 31, 2009, 2008 and 2007.

Derivative Instruments. We have initiated a program designed to manage exposure to interest rate fluctuations by entering into financial derivative instruments. The primary objective of this program is to comply with debt covenants on a credit facility. We sometimes enter into interest rate swap agreements with respect to amounts borrowed under certain of our credit facilities, which effectively exchanges existing obligations to pay interest based on floating rates for obligations to pay interest based on fixed LIBOR rates.

We have adopted provisions of ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”) which require for items appropriately classified as cash flow hedges that changes in the market value of the instrument and in the market value of the hedged item be recorded as other comprehensive income or loss with the exception of the portion of the hedged items that are considered ineffective. The derivative instruments are reported at fair value as other assets or other liabilities as applicable. As of December 31, 2009 and 2008 we did not have any interest rate swaps. As of December 31, 2007, we had a $70 million dollar interest rate swap which was designated as a cash flow hedge. The fair value of this interest rate swap as of December 31, 2007 was approximately ($0.4) million. Additionally for a previous interest rate swap which was not designated as a cash flow hedge, approximately ($0.03) million is included in other expense and other income on the consolidated statements of operations for the year ended December 31, 2007.

Fair Value of Financial Instruments. Our financial instruments consist primarily of cash, cash equivalents, accounts receivable, derivative instruments, accounts and notes payable. The carrying value of cash, cash equivalents, accounts receivable and accounts payable are representative of their respective fair values due to the short-term nature of these instruments. The fair value of our debt obligations is representative of its carrying value based upon current rates offered for similar types of borrowing arrangements. The fair value of interest rate swaps (used for hedging purposes) is the estimated amount that the financial institution would receive or pay to terminate the swap agreements at the reporting date, taking into account current interest rates and the current credit worthiness of the swap counterparties.

Concentration of Risk. Substantially all of our revenues are obtained from office, warehouse and retail locations in the Houston, Dallas and San Antonio, Texas metropolitan areas. We maintain cash accounts in major U.S. financial institutions. The terms of these deposits are on demand to minimize risk. The balances of these accounts occasionally exceed the federally insured limits, although no losses have been incurred in connection with these deposits.

Comprehensive Loss. In October 2007, we entered into an interest rate swap which was designated as a cash flow hedge. Amounts recorded to other comprehensive income are $0.0 million, $0.4 million and ($0.4) million for the years ended December 31, 2009, 2008 and 2007, respectively. This swap matured in October 2008.

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Notes to Consolidated Financial Statements—(Continued)

December 31, 2009

Recent Accounting Pronouncements. In June 2009, FASB issued the Codification. Effective July 1, 2009, the Codification is the single source of authoritative accounting principles recognized by the FASB to be applied by non-governmental entities in the preparation of financial statements in conformity with GAAP. We adopted the Codification during the third quarter of 2009 and the adoption did not materially impact our financial statements, however our references to accounting literature within our notes to the consolidated financial statements have been revised to conform to the Codification classification.

In December 2009, the FASB issued ASU 2009-17, “Consolidations (Topic 810) – Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities,” which codified the previously issued SFAS 167, “Amendments to FASB Interpretation No. 46R.” ASU 2009-17 changes the consolidation analysis for Variable Interest Entities (“VIEs”) and requires a qualitative analysis to determine the primary beneficiary of the VIE. The determination of the primary beneficiary of a VIE is based on whether the entity has the power to direct matters which most significantly impact the activities of the VIE and has the obligation to absorb losses, or the right to receive benefits, of the VIE which could potentially be significant to the VIE. The ASU requires an ongoing reconsideration of the primary beneficiary and also amends the events triggering a reassessment of whether an entity is a VIE. ASU 2009-17 requires additional disclosures for VIEs, including disclosures about a reporting entity’s involvement with VIEs, how a reporting entity’s involvement with a VIE affects the reporting entity’s financial statements, and significant judgments and assumptions made by the reporting entity to determine whether it must consolidate the VIE. ASU 2009-17 is effective for us beginning January 1, 2010. Our adoption of ASU 2009-17 will not have a material effect on our financial statements.

In January 2010, the FASB issued ASU 2010-01, “Equity (Topic 505): Accounting for Distributions to Shareholders with Components of Stock and Cash.” The ASU clarifies when the stock portion of a distribution allows shareholders to elect to receive cash or stock, with a potential limitation on the total amount of cash which all shareholders could elect to receive in the aggregate, the distribution would be considered a share issuance as opposed to a stock dividend and the share issuance would be reflected in earnings per share prospectively. We adopted ASU 2010-01 effective October 1, 2009, and the adoption did not have an impact on our financial statements.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” which is codified in FASB ASC 855, “Subsequent Events” (“ASC 855”). ASC 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. We adopted ASC 855 in the second quarter of 2009 and evaluated all events or transactions through the date of this filing. During this period, we did not have any material subsequent events that impacted our consolidated financial statements.

3. DERIVATIVES AND HEDGING

On September 28, 2007, we entered into an interest rate swap transaction which was designated as a cash flow hedge. The effective date of the swap transaction was October 1, 2007, which had a total notional amount of $70 million, and fixed the swap rate at 4.77% plus the LIBOR margin through October 1, 2008. The purpose of this swap was to mitigate the risk of future fluctuations in interest rates on our variable rate debt. We determined that this swap was highly effective in offsetting future variable interest cash flows on variable rate debt. During 2008, the balance in other comprehensive loss as of December 31, 2007 was amortized to interest expense.

On September 28, 2007, in conjunction with the execution of the $70 million interest rate swap transaction, we terminated an interest rate swap transaction that was initiated on March 16, 2006. This swap transaction had a

WHITESTONE REIT AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009

total notional amount of $30 million, was at a fixed rate of 5.09% plus the LIBOR margin and was set to mature on March 11, 2008. As a result of this termination ($0.03) million is included in other income in our consolidated statements of operations for the year ended December 31, 2007.

4. REAL ESTATE

As of December 31, 2009, we owned 36 commercial properties in the Houston, Dallas, San Antonio, Phoenix and Chicago areas comprising approximately 3.0 million square feet of total area.

In January 2009, we acquired a property containing 41,396 leasable square feet located in Buffalo Grove, Illinois for approximately $9.4 million, including cash of $5.6 million, issuance of 703,912 OP Units valued at approximately $3.6 million and credit for net prorations of $0.2 million. The property, Spoerlein Commons, is a two-story complex of retail, medical and professional office tenants. We acquired the property from Midwest Development Venture IV (“Midwest”), an Illinois limited partnership controlled by James C. Mastandrea, our Chairman, President and Chief Executive Officer. Because of Mr. Mastandrea’s relationship with the seller, a special committee consisting solely of the independent trustees, negotiated the terms of the transaction, which included the use of an independent appraiser to value the property.

5. ACCRUED RENT AND ACCOUNTS RECEIVABLE, NET

Accrued rent and accounts receivable, net, consists of amounts accrued, billed and due from tenants, allowance for doubtful accounts and other receivables as follows (in thousands):

	December 31,
	2009	2008
Tenant receivables	$1,770	$2,733
Accrued rent	3,636	3,644
Allowance for doubtful accounts	(894)	(1,497)
Other receivables	2	—

Totals	$4,514	$4,880

6. UNAMORTIZED LEASING COMMISSIONS AND LOAN COSTS

Costs which have been deferred consist of the following (in thousands):

	December 31,
	2009	2008
Leasing commissions	$4,601	$4,412
Deferred financing costs	2,208	1,921

Total cost	6,809	6,333
Less: leasing commissions accumulated amortization	(2,246)	(1,842)
Less: deferred financing cost accumulated amortization	(590)	(153)

Total cost, net of accumulated amortization	$3,973	$4,338

WHITESTONE REIT AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009

A summary of expected future amortization of deferred costs is as follows (in thousands):

Years Ended December 31,	Leasing Commissions	Deferred Financing Costs	Total
2010	$711	$412	$1,123
2011	570	412	982
2012	423	412	835
2013	269	337	606
2014	162	32	194
Thereafter	220	13	233

Total	$2,355	$1,618	$3,973

7. FUTURE MINIMUM LEASE INCOME

We lease the majority of our properties under noncancelable operating leases which provide for minimum base rentals plus, in some instances, contingent rentals based upon a percentage of the tenants’ gross receipts.

A summary of minimum future rentals to be received (exclusive of renewals, tenant reimbursements, and contingent rentals) under noncancelable operating leases in existence at December 31, 2009 is as follows (in thousands):

Years Ended December 31,
2010	$24,391
2011	19,755
2012	15,394
2013	9,947
2014	6,340
Thereafter	8,248

Total	$84,075

8. DEBT

Notes payable

Below is a detailed explanation of notes payable including key terms and maturities (in thousands):

	Year Ended December 31,
Description	2009	2008
Fixed rate notes
$10.0 million 6.04% Note, due 2014	$9,646	$9,782
$11.2 million 6.52% Note, due 2015	11,043	11,159
$21.4 million 6.53% Notes, due 2013	20,721	21,263
$24.5 million 6.56% Note, due 2013	24,435	24,500
$9.9 million 6.63% Notes, due 2014	9,757	—
$0.5 million 5.05% Notes, due 2010 and 2009	52	40

Floating rate notes
$6.4 million LIBOR + 2.00% Note, due 2009	—	6,400
$26.9 million LIBOR + 2.60% Note, due 2013	26,128	26,859

	$101,782	$100,003

WHITESTONE REIT AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009

Our debt was collateralized by 21 operating properties as of December 31, 2009 with a combined net book value of $108.7 million and 18 operating properties at December 31, 2008 with a combined net book value of $108.3 million. Our loans contain restrictions that would require the payment of prepayment penalties for the acceleration of outstanding debt and are secured by deeds of trust on certain of our properties and the assignment of certain rents and leases associated with those properties.

On February 3, 2009, Whitestone, operating through its subsidiary, Whitestone Centers LLC, executed four promissory notes (the “Sun Life Promissory Notes II”), totaling $9.9 million payable to Sun Life Assurance Company of Canada with an applicable interest rate of 6.63% per annum and a maturity date of March 1, 2014. The Sun Life Promissory Notes II are non-recourse loans secured by the Whitestone Centers LLC’s properties and a limited guarantee by Whitestone.

Our loans are subject to customary financial covenants. As of December 31, 2009, we were in compliance with all loan covenants.

Annual maturities of notes payable as of December 31, 2009 are due during the following years (in thousands):

Year	Amount Due (in thousands)
2010	$2,350
2011	2,423
2012	2,555
2013	66,386
2014	17,799
2015 and thereafter	10,269

Total	$101,782

9. EARNINGS PER SHARE

Basic earnings per share for Whitestone’s common shareholders is calculated by dividing income (loss) from continuing operations excluding amounts attributable to unvested restricted shares, income from discontinued operations, and the net income (loss) attributable to non-controlling interests by Whitestone’s weighted-average common shares outstanding during the period. Diluted earnings per share is computed by dividing the net income (loss) attributable to common shareholders excluding amounts attributable to unvested restricted shares, income from discontinued operations, and the net income (loss) attributable to non-controlling interests by the weighted-average number of common shares including any dilutive unvested restricted shares.

Certain of Whitestone’s performance restricted common shares are considered participating securities which require the use of the two-class method for the computation of basic and diluted earnings per share. During the years ended December 31, 2009, 2008 and 2007, 5,443,798, 4,739,886 and 5,808,337 OP Units, respectively, were excluded from the calculation of diluted earnings per share because their effect would be anti-dilutive.

For the year ended December 31, 2009, distributions of $277,000 were made to the holders of certain restricted common shares, $250,000 of which were charged against earnings. No distributions were made on the performance restricted common shares prior to 2009. See Note 13 for information related to restricted common shares under the 2008 Plan.

WHITESTONE REIT AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009

	Year Ended December 31,
(in thousands, except per share data)	2009	2008	2007
Numerator:
Income (loss) from continuing operations	$2,075	$(1,676)	$(712)
Less: Net loss (income) attributable to noncontrolling interests	(733)	627	268
Dividends paid on unvested restricted shares	(27)	—	—
Undistributed earnings attributable to unvested restricted shares	—	—	—

Income (loss) from continuing operations attributable to Whitestone REIT excluding amounts attributable to unvested restricted shares	1,315	(1,049)	(444)

Income from discontinued operations attributable to Whitestone REIT	—	3,431	589
Less: Net income attributable to noncontrolling interests	—	(1,248)	(222)

Income from discontinued operations attributable to Whitestone REIT	—	2,183	367

Net income (loss) attributable to common shareholders excluding amounts attributable to unvested restricted shares	$1,315	$1,134	$(77)

Denominator
Weighted average number of common shares – basic	9,707	9,830	9,999
Effect of dilutive securities:
Unvested restricted shares	197	—	—

Weighted average number of common shares – dilutive	9,904	9,830	9,999

Basic earnings per common share:
Income (loss) from continuing operations attributable to Whitestone REIT excluding amounts attributable to unvested restricted shares	$0.14	$(0.11)	$(0.04)
Income from discontinued operations attributable to Whitestone REIT	—	0.23	0.03

Net income (loss) attributable to common shareholders excluding amounts attributable to unvested restricted shares	$0.14	$0.12	$(0.01)

Diluted earnings per common share:
Income (loss) from continuing operations attributable to Whitestone REIT excluding amounts attributable to unvested restricted shares	$0.13	$(0.11)	$(0.04)
Income from discontinued operations attributable to Whitestone REIT	—	0.23	0.03

Net income (loss) attributable to common shareholders excluding amounts attributable to unvested restricted shares	$0.13	$0.12	$(0.01)

10. FEDERAL INCOME TAXES

Federal income taxes are not provided because we intend to and believe we qualify as a REIT under the provisions of the Internal Revenue Code and because we have distributed and intend to continue to distribute all of our taxable income to our shareholders. Our shareholders include the portions of our distributions to them that constitute taxable income in their individual tax returns. As a REIT, we must distribute at least 90% of our real estate investment trust taxable income to our shareholders and meet certain income sources and investment restriction requirements. In addition, REITs are subject to a number of organizational and operational requirements. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate tax rates.

Taxable income differs from net income for financial reporting purposes principally due to differences in the timing of recognition of interest, real estate taxes, depreciation and rental revenue.

WHITESTONE REIT AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009

For federal income tax purposes, the cash dividends distributed to shareholders are characterized as follows for the years ended December 31:

	2009	2008	2007
Ordinary income (unaudited)	40.5%	3.8%	15.0%
Return of capital (unaudited)	59.5%	67.6%	84.1%
Capital gain distributions (unaudited)	0.0%	28.6%	0.9%

Total	100.0%	100.0%	100.0%

11. RELATED PARTY TRANSACTIONS

Spoerlein Commons Acquisition

Spoerlein Commons Acquisition. On January 16, 2009, we, through our Operating Partnership, acquired Spoerlein Commons, a property located in Buffalo Grove, Illinois. Our Operating Partnership acquired Spoerlein Commons pursuant to the terms and conditions of the purchase, sale and contribution agreement dated December 18, 2008, between our Operating Partnership and Bank One Chicago, NA as trustee under a trust agreement dated January 29, 1986 (“Seller”). Midwest is the sole beneficiary of the Seller under the Trust Agreement.

In exchange for Spoerlein Commons, our Operating Partnership paid the Seller $5.5 million, received credit for net prorations of $0.3 million and issued 703,912 OP Units, valued at $5.15 per unit, or an aggregate of $3.6 million, for a total purchase price of $9.4 million.

Midwest, the sole beneficiary of the Seller, was entitled to all earnings and proceeds from the sale of Spoerlein Commons. James C. Mastandrea, our Chairman, President and Chief Executive Officer, is the controlling limited partner in Midwest. Because of Mr. Mastandrea’s relationship with the Seller, a special committee of the independent trustees determined the terms of the transaction, which included the use of an independent appraiser to value Spoerlein Commons.

Our OP Units were issued in reliance on the exemption from registration provided by Section 4(2) under the Securities Act of 1933, as amended. The issuance was not effected using any form of general advertising or general solicitation, and the issuance was made to a qualified investor.

The OP Units received by Midwest are convertible on a one-for-one basis into cash or, at our option, our common shares at any time after July 1, 2009 in accordance with the terms of the partnership agreement. The Seller was not entitled to any distributions with respect to the OP Units prior to June 30, 2009. The results of Spoerlein Commons are included in our consolidated financial statements as of the date of the acquisition.

12. EQUITY

Under our declaration of trust, we have authority to issue 400 million common shares of beneficial interest, $0.001 par value per share, and 50 million preferred shares of beneficial interest, $0.001 par value per share.

On September 15, 2004, our Registration Statement on Form S-11, originally filed with the SEC on December 31, 2003 (file No. 333-111674), as amended, with respect to our public offering of up to 10 million common shares of beneficial interest offered at a price of $10 per share was declared effective under the

WHITESTONE REIT AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009

Securities Act of 1933. The Registration Statement also covered up to 1 million shares available pursuant to our dividend reinvestment plan offered at a price of $9.50 per share. The shares were offered to investors on a best efforts basis. Post-Effective Amendments No. 1, 2 and 3 to the Registration Statement were declared effective by the SEC on June 27, 2005, March 9, 2006 and May 3, 2006, respectively.

On October 2, 2006, our Board terminated the public offering. On March 27, 2007, we gave the required ten day notice to participants informing them that we intend to terminate our dividend reinvestment plan. As a result, our dividend reinvestment plan terminated on April 6, 2007.

As of December 31, 2007, 2.8 million shares had been issued pursuant to our public offering with net offering proceeds received of $24.6 million. An additional 165,000 shares had been issued pursuant to the dividend reinvestment plan in lieu of dividends totaling $1.6 million. Shareholders that received approximately 64,000 shares pursuant to our dividend reinvestment plan on or after October 2, 2006 could be entitled to rescission rights.

All net proceeds of our public offering were contributed to the Operating Partnership in exchange for OP Units. The Operating Partnership used the proceeds to acquire additional properties and for general working capital. In accordance with the Operating Partnership’s Agreement of Limited Partnership, in exchange for the contribution of net proceeds from sales of stock, we received an equivalent number of OP Units as shares of stock that are sold.

Operating Partnership Units

Substantially all of our business is conducted through the Operating Partnership. We are the sole general partner of the Operating Partnership. As of December 31, 2009, we owned a 64.7% interest in the Operating Partnership.

Limited partners in the Operating Partnership holding OP Units have the right to convert their OP Units into cash or, at our option, common shares at a ratio of one OP Unit for one common share. Distributions to OP Unit holders are paid at the same rate per unit as dividends per share of Whitestone. Subject to certain restrictions, OP Units are not convertible into common shares until the later of one year after acquisition or an initial public offering of the common shares. As of December 31, 2009 and December 31, 2008, there were 15,418,622 and 14,085,705 OP Units outstanding, respectively. We owned 9,974,824 and 9,345,820 OP Units as of December 31, 2009 and December 31, 2008, respectively. The balance of the OP Units is owned by third parties, including certain trustees. Our weighted-average share ownership in the Operating Partnership was approximately 64.67%, 64.62% and 62.40% for the years ended December 31, 2009, 2008 and 2007, respectively.

WHITESTONE REIT AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009

Dividends and distributions

The following tables summarize the cash dividends paid to holders of common shares and distributions paid to holders of OP Units during the years ended December 31, 2009 and 2008 and the quarter ended March 31, 2010.

Whitestone Shareholders
Dividend per Common Share	Quarter Dividend Paid	Total Amount Paid (in thousands)
$0.1500	Qtr ended 03/31/08	$1,500
0.1500	Qtr ended 06/30/08	1,529
0.1500	Qtr ended 09/30/08	1,456
0.1125	Qtr ended 12/31/08	1,093
0.1125	Qtr ended 03/31/09	1,156
0.1125	Qtr ended 06/30/09	1,163
0.1125	Qtr ended 09/30/09	1,163
0.1125	Qtr ended 12/31/09	1,163
0.1125	Qtr ended 03/31/10	1,163

OP Unit Holders Including Noncontrolling Interests
Distribution per OP Unit	Date Distribution Paid	Total Amount Paid (in thousands)
$0.1500	Qtr ended 03/31/08	$2,317
0.1500	Qtr ended 06/30/08	2,423
0.1500	Qtr ended 09/30/08	2,113
0.1125	Qtr ended 12/31/08	1,585
0.1125	Qtr ended 03/31/09	1,648
0.1125	Qtr ended 06/30/09	1,655
0.1125	Qtr ended 09/30/09	1,735
0.1125	Qtr ended 12/31/09	1,735
0.1125	Qtr ended 03/31/10	1,735

13. INCENTIVE SHARE PLAN

On July 29, 2008, our shareholders approved the 2008 Long-Term Equity Incentive Ownership Plan (the “Plan”). The Plan provides that awards may be made with respect to common shares of Whitestone or units in the Operating Partnership, which may be converted into common shares of Whitestone. The Plan authorizes awards in respect of an aggregate of 2,164,444 common shares. The maximum aggregate number of common shares that may be issued under the Plan will be increased upon each issuance of common shares by Whitestone (including issuances pursuant to the Plan) so that at any time the maximum number of shares that may be issued under the Plan shall equal 12.5% of the aggregate number of common shares of Whitestone and units of the Operating Partnership issued and outstanding (other than treasury shares and/or units issued to or held by Whitestone).

The Compensation Committee of Whitestone’s Board of Trustees administers the Plan, except with respect to awards to non-employee trustees, for which the Plan is administered by Whitestone’s Board of Trustees. The Compensation Committee is authorized to grant stock options, including both incentive stock options and non-qualified stock options, as well as stock appreciation rights, either with or without a related option. The Compensation Committee is also authorized to grant restricted common shares, restricted common share units,

WHITESTONE REIT AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009

performance awards and other share-based awards. No single participant may receive options or stock appreciation rights in any calendar year that, taken together, relate to more than 500,000 common shares, subject to adjustment in certain circumstances.

On January 6, 2009, the Compensation Committee, pursuant to the Plan, granted to certain of its officers restricted common share awards and restricted common share unit awards subject to certain restrictions. The restricted common shares and restricted common share units will vest based on certain performance goals (as specified in the award agreement). The grantee is the record owner of the restricted common shares and has all rights of a shareholder with respect to the restricted common shares, including the right to vote the restricted common shares and to receive dividends and distributions with respect to the restricted common shares. The grantee has no rights of a shareholder with respect to the restricted common share units, including no right to vote the restricted common share units and no right to receive current dividends and distributions with respect to the restricted common share units until the units are fully vested and convertible into common shares of Whitestone.

A summary of the share-based incentive plan activity as of and for the year ended December 31, 2009 is as follows:

	Shares	Weight-Average Grant Date Fair Value
Non-vested at January 1, 2009	—	$—
Granted	1,802,187	4.12
Vested	—	—
Forfeited	(36,500)	3.71

Non-vested at December 31, 2009	1,765,687	$4.13

Total compensation recognized in earnings for share-based payments for the year ended December 31, 2009 was $1.0 million, which represents achievement of the first performance-based target. With our current asset base, management does not expect to achieve the next performance-based target. Should we increase our asset base, we may achieve the next performance-based target. As a result, as of December 31, 2009, there was no unrecognized compensation cost related to outstanding nonvested shares based on management’s current estimates. There was no share-based compensation expense prior to 2009. The fair value of the shares granted during the year ended December 31, 2009 was determined based on observable market transactions occurring near the date of the grants.

14. COMMITMENTS AND CONTINGENCIES

We are a participant in various legal proceedings and claims that arise in the ordinary course of our business. These matters are generally covered by insurance. While the resolution of these matters cannot be predicted with certainty, we believe that the final outcome of these matters will not have a material effect on our financial position, results of operations, or cash flows.

Hurricane Ike. In September 2008, Hurricane Ike caused minor to moderate harm to our 31 properties in Houston, ranging from broken signage to uprooted landscaping; other properties had more significant issues, such as damaged roofing and exterior siding. We have incurred $1.5 million in hurricane-related repairs for the year ended December 31, 2009 and have accrued $3.6 million in additional expenses representing the cost to complete the remaining repairs. A portion of the $3.6 million accrual is estimated and is sensitive to the scope requirements of our lenders and labor and material cost of our vendors. We completed a settlement of our insurance claims during the third quarter of 2009 for $7.0 million. The $7.0 million in insurance proceeds were

WHITESTONE REIT AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009

allocated between loss of rents and casualty losses for $0.5 million and $6.5 million, respectively. The $0.5 million in loss of rents proceeds are included in the rental revenues of the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the year ended December 31, 2009.

15. SEGMENT INFORMATION

Our management historically has not differentiated by property types and therefore does not present segment information.

16. SELECT QUARTERLY FINANCIAL DATA (unaudited)

The following is a summary of our unaudited quarterly financial information for the years ended December 31, 2009 and 2008 (in thousands, except per share data):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2009
Revenues from continuing operations	$8,044	$8,203	$8,484	$7,954
Income (loss) from continuing operations attributable to Whitestone REIT	(21)	47	601	715
Income from discontinued operations attributable to Whitestone REIT	—	—	—	—
Net income (loss) attributable to Whitestone REIT	(21)	47	601	715

Basic earnings per share:
Income (loss) from continuing operations attributable to Whitestone REIT	$—	$—	$0.06	$0.08
Income from discontinued operations attributable to Whitestone REIT	—	—	—	—

Net income (loss) attributable to Whitestone REIT	$—	$—	$0.06	$0.08

Diluted earnings per share:
Income (loss) from continuing operations attributable to Whitestone REIT	$—	$—	$0.06	$0.07
Income from discontinued operations attributable to Whitestone REIT	—	—	—	—

Net income (loss) attributable to Whitestone REIT	$—	$—	$0.06	$0.07

2008
Revenues from continuing operations	$7,756	$7,750	$7,643	$8,052
Loss from continuing operations attributable to Whitestone REIT	(191)	(529)	(173)	(156)
Income from discontinued operations attributable to Whitestone REIT	122	2,061	—	—
Net income (loss) attributable to Whitestone REIT	69	1,532	(173)	(156)

Basic and diluted earnings per share:
Loss from continuing operations attributable to Whitestone REIT	$(0.02)	$(0.05)	$(0.02)	$(0.02)
Income from discontinued operations attributable to Whitestone REIT	0.02	0.21	—	—

Net income (loss) attributable to Whitestone REIT	$—	$0.16	$(0.02)	$(0.02)

17. SUBSEQUENT EVENTS

The Company evaluated subsequent events through March 11, 2010, which is the date the December 31, 2009 consolidated financial statements were issued and has no items to disclose.

WHITESTONE REIT AND SUBSIDIARY

Schedule II – Valuation and Qualifying Accounts

	(in thousands)
Description	Balance at Beginning of Period	Charged to Costs and Expense	Deductions from Reserves	Balance at End of Period
Allowance for doubtful accounts:
Year ended December 31, 2009	$1,497	$877	(1,480)	$894
Year ended December 31, 2008	865	731	(99)	1,497
Year ended December 31, 2007	586	440	(161)	865

WHITESTONE REIT AND SUBSIDIARY

Schedule III – Real Estate and Accumulated Depreciation

December 31, 2009

	Initial Cost (in thousands)		Costs Capitalized Subsequent to Acquisition (in thousands)		Gross Amount at which Carried at End of Period (in thousands)(1)(2)
Property Name	Land	Building and Improvements	Improvements (net)	Carrying Costs	Land	Building and Improvements	Total
Retail Properties:
Bellnot Square	$1,154	$4,638	$302	$—	$1,154	$4,940	$6,094
Bissonnet Beltway	415	1,947	411	—	415	2,358	2,773
Centre South	481	1,596	389	—	481	1,985	2,466
Greens Road	354	1,284	137	—	354	1,421	1,775
Holly Knight	320	1,293	166	—	320	1,459	1,779
Kempwood Plaza	733	1,798	1,009	—	733	2,807	3,540
Lion Square	1,546	4,289	852	—	1,546	5,141	6,687
Providence	918	3,675	791	—	918	4,466	5,384
Shaver	184	633	26	—	184	659	843
South Richey	778	2,584	342	—	778	2,926	3,704
Spoerlein Commons	2,340	7,296	113	—	2,340	7,409	9,749
SugarPark Plaza	1,781	7,125	267	—	1,781	7,392	9,173
Sunridge	276	1,186	232	—	276	1,418	1,694
Torrey Square	1,981	2,971	779	—	1,981	3,750	5,731
Town Park	850	2,911	266	—	850	3,177	4,027
Webster Point	720	1,150	218	—	720	1,368	2,088
Westchase	423	1,751	2,099	—	423	3,850	4,273
Windsor Park	2,621	10,482	370	—	2,621	10,852	13,473

	$17,875	$58,609	$8,769	$—	$17,875	$67,378	$85,253
Office/Flex Properties:
Brookhill	$186	$788	$144	$—	$186	$932	$1,118
Corporate Park Northwest	1,534	6,306	830	—	1,534	7,136	8,670
Corporate Park West	2,555	10,267	796	—	2,555	11,063	13,618
Corporate Park Woodland	652	5,330	392	—	652	5,722	6,374
Dairy Ashford	226	1,211	116	—	226	1,327	1,553
Holly Hall	608	2,516	155	—	608	2,671	3,279
Interstate 10	208	3,700	457	—	208	4,157	4,365
Main Park	1,328	2,721	419	—	1,328	3,140	4,468
Plaza Park	902	3,294	897	—	902	4,191	5,093
West Belt Plaza	568	2,165	631	—	568	2,796	3,364
Westgate	672	2,776	276	—	672	3,052	3,724

	$9,439	$41,074	$5,113	$—	$9,439	$46,187	$55,626
Office Properties:
9101 LBJ Freeway	$1,597	$6,078	$1,053	$—	$1,597	$7,131	$8,728
Featherwood	368	2,591	358	—	368	2,949	3,317
Pima Norte	1,086	7,162	795	517	1,086	8,474	9,560
Royal Crest	509	1,355	161	—	509	1,516	2,025
Uptown Tower	1,621	15,551	2,123	—	1,621	17,674	19,295
Woodlake Plaza	1,107	4,426	767	—	1,107	5,193	6,300
Zeta Building	636	1,819	273	—	636	2,092	2,728

	$6,924	$38,982	$5,530	$517	$6,924	$45,029	$51,953

Grand Totals	$34,238	$138,665	$19,412	$517	$34,238	$158,594	$192,832

WHITESTONE REIT AND SUBSIDIARY

Schedule III – Real Estate and Accumulated Depreciation

December 31, 2009

(Continued)

Property Name	Encumbrances	Accumulated Depreciation (in thousands)	Date of Construction	Date Acquired	Depreciation Life
Retail Properties:
Bellnot Square		$1,011		1/1/2002	5-39 years
Bissonnet Beltway		927		1/1/1999	5-39 years
Centre South		701		1/1/2000	5-39 years
Greens Road		560		1/1/1999	5-39 years
Holly Knight	(3)	583		8/1/2000	5-39 years
Kempwood Plaza	(3)	1,213		2/2/1999	5-39 years
Lion Square	(3)	1,424		1/1/2000	5-39 years
Providence	(3)	1,077		3/30/2001	5-39 years
Shaver		214		12/17/1999	5-39 years
South Richey	(3)	800		8/25/1999	5-39 years
Spoerlein Commons		176		1/16/2009	5-39 years
SugarPark Plaza	(3)	998		9/8/2004	5-39 years
Sunridge	(3)	349		1/1/2002	5-39 years
Torrey Square	(3)	1,234		1/1/2000	5-39 years
Town Park	(3)	1,188		1/1/1999	5-39 years
Webster Point		442		1/1/2000	5-39 years
Westchase		594		1/1/2002	5-39 years
Windsor Park	(4)	1,628		12/16/2003	5-39 years

		$15,119
Office/Flex Properties:
Brookhill		$299		1/1/2002	5-39 years
Corporate Park Northwest		1,713		1/1/2002	5-39 years
Corporate Park West	(5)	2,651		1/1/2002	5-39 years
Corporate Park Woodland	(6)	1,809	11/1/2000		5-39 years
Dairy Ashford		446		1/1/1999	5-39 years
Holly Hall	(6)	600		1/1/2002	5-39 years
Interstate 10	(6)	1,722		1/1/1999	5-39 years
Main Park	(6)	955		1/1/1999	5-39 years
Plaza Park	(6)	1,189		1/1/2000	5-39 years
West Belt Plaza	(6)	1,058		1/1/1999	5-39 years
Westgate	(6)	698		1/1/2002	5-39 years

		$13,140
Office Properties:
9101 LBJ Freeway	(7)	$993		8/10/2005	5-39 years
Featherwood		904		1/1/2000	5-39 years
Pima Norte		308		10/4/2007	5-39 years
Royal Crest		425		1/1/2000	5-39 years
Uptown Tower	(7)	2,081		11/22/2005	5-39 years
Woodlake Plaza	(7)	833		3/14/2005	5-39 years
Zeta Building		631		1/1/2000	5-39 years

		$6,175

Grand Total		$34,434

WHITESTONE REIT AND SUBSIDIARY

Schedule III – Real Estate and Accumulated Depreciation

December 31, 2009

(Continued)

(1)	Reconciliations of total real estate carrying value for the three years ended December 31, follows:

		(in thousands)
	2009	2008	2007
Balance at beginning of period	$180,397	$172,315	$164,132
Additions during the period:
Acquisitions	9,636	—	8,248
Improvements	3,770	9,402	1,957

	13,406	9,402	10,205
Deductions – cost of real estate sold or retired	(971)	(1,320)	(2,022)

Balance at close of period	$192,832	$180,397	$172,315

(2)	The aggregate cost of real estate (in thousands) for federal income tax purposes is $162,742.
(3)	These properties secure a $21.4 million and a $9.9 million mortgage notes.
(4)	This property secures a $10.0 million mortgage note.
(5)	This property secures an $11.2 million mortgage note.
(6)	These properties secure a $26.9 million mortgage note.
(7)	These properties secure a $24.5 million mortgage note

Class B Common Shares

Prospectus

                , 2010

Until                     , 2010, 25 days after the date of this prospectus, all dealers that buy, sell or trade our Class B common shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Wunderlich Securities	Ladenburg Thalmann & Co. Inc.

J.J.B. Hilliard, W.L. Lyons, LLC	Maxim Group LLC	Southwest Securities, Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the Registrant.

SEC registration fee	$2,790
FINRA filing fee	$5,500
NYSE Amex listing fee	$70,000
Printing and engraving fees
Legal fees and expenses
Accounting fees and expenses
Blue sky fees and expenses
Transfer Agent and Registrar fees
Miscellaneous
Total

All expenses, except the SEC registration fee, the FINRA filing fee and the NYSE Amex listing fee are estimated.

Item 32.	Sales to Special Parties

None.

Item 33.	Recent Sales of Unregistered Securities

None.

Item 34.	Indemnification of Trustees and Officers

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our declaration of trust contains such a provision which eliminates trustees’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations.

Section 2-418 of the Maryland General Corporation Law (MGCL) provides that, in general, a corporation may indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made by reason of their service in those or other capacities, except for liability (1) where the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or involved active and deliberate dishonesty; (2) for any transaction from which the director or officer actually received an improper personal benefit in money, property or services; and (3) in the case of a criminal proceeding, if the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Our declaration of trust authorizes our company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify any present or former trustee or officer or any individual who, while a trustee or officer and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a trustee, director, officer, partner, employee or agent, against any claim or liability arising from that status and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us to provide such indemnification and advance of expenses. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any person who served our predecessor in any of the capacities described above and any employee or agent of us or our predecessor. These provisions do not limit or eliminate our rights or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a trustee’s duties.

Item 35.	Treatment of Proceeds From Stock Being Registered

Not applicable.

Item 36.	Financial Statements and Exhibits

(a) Financial Statements. See page F-1 for an index of the financial statements included in the Registration Statement.

(b) Exhibits. The exhibits are incorporated by reference to the Exhibit Index attached hereto and a part hereof by reference.

Item 37.	Undertakings

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned Registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 15th day of July, 2010.

Whitestone REIT
By:	/s/ JAMES C. MASTANDREA
James C. Mastandrea
Chief Executive Officer and Chairman (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ JAMES C. MASTANDREA James C. Mastandrea	Chief Executive Officer and Chairman (Principal Executive Officer)	July 15, 2010

/s/ DAVID K. HOLEMAN David K. Holeman	Chief Financial Officer (Principal Financial and Accounting Officer)	July 15, 2010

* Daryl J. Carter	Trustee	July 15, 2010

* Daniel G. DeVos	Trustee	July 15, 2010

* Donald F. Keating	Trustee	July 15, 2010

* Jack L. Mahaffey	Trustee	July 15, 2010

*By:	/S/ DAVID K. HOLEMAN
Attorney-in-Fact

Exhibit Index

Exhibit No.	Description
1*	Form of Underwriting Agreement, by and among the Registrant, Whitestone REIT Operating Partnership, LP and Wunderlich Securities, Inc.

3.1	Articles of Amendment and Restatement of Whitestone REIT (previously filed as and incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on July 31, 2008)

3.2	Articles Supplementary (previously filed as and incorporated by reference to Exhibit 3(i).1 to the Registrant’s Current Report on Form 8-K, filed December 6, 2006)

3.3	Amended and Restated Bylaws of Whitestone REIT (previously filed as and incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed October 9, 2008)

3.4	Form of Articles of Amendment

3.5†	Form of Articles Supplementary

4.1	Specimen certificate for common shares of beneficial interest, par value $.001 per share (previously filed as and incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-11, Commission File No. 333-111674, filed on December 31, 2003)

5.1*	Opinion of Venable LLP, with respect to the legality of the shares being registered

8.1†	Opinion of Bass, Berry & Sims PLC with respect to tax matters

10.1	Agreement of Limited Partnership of Hartman REIT Operating Partnership, L.P. (previously filed as and incorporated by reference to Exhibit 10.1 to the Registrant’s General Form for Registration of Securities on Form 10, filed on April 30, 2003)

10.2	Certificate of Formation of Hartman REIT Operating Partnership II GP, LLC (previously filed as and incorporated by reference to Exhibit 10.3 to the Registrant’s General Form for Registration of Securities on Form 10, filed on April 30, 2003)

10.3	Limited Liability Company Agreement of Hartman REIT Operating Partnership II GP, LLC (previously filed as and incorporated by reference to Exhibit 10.4 to the Registrant’s General Form for Registration of Securities on Form 10, filed on April 30, 2003)

10.4	Agreement of Limited Partnership of Hartman REIT Operating Partnership II, L.P. (previously filed as and incorporated by reference to Exhibit 10.6 to the Registrant’s General Form for Registration of Securities on Form 10, filed on April 30, 2003)

10.5	Form of Amendment to the Agreement of Limited Partnership of Hartman REIT Operating Partnership, L.P. (previously filed in and incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-11, Commission File No. 333-111674, filed on December 31, 2003)

10.8+	Summary Description of Whitestone REIT Trustee Compensation Arrangements (previously filed and incorporated by reference to Exhibit 10.11 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 31, 2005)

10.9	Revolving Credit Agreement among Hartman REIT Operating Partnership, L.P., Hartman REIT Operating Partnership III LP, and KeyBank National Association (together with other participating lenders), dated March 11, 2005 (previously filed as and incorporated by reference to Exhibit 10.13 to Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-11, Commission File No. 333-111674, filed on June 7, 2005)

Exhibit No.	Description
10.10	Form of Revolving Credit Note under Revolving Credit Agreement among Hartman REIT Operating Partnership, L.P., Hartman REIT Operating Partnership III LP, and KeyBank National Association (together with other participating lenders) (previously filed as and incorporated by reference to Exhibit 10.14 to Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-11, Commission File No. 333-111674, filed on June 17, 2005)

10.11	Guaranty under Revolving Credit Agreement among Hartman REIT Operating Partnership, L.P., Hartman REIT Operating Partnership III LP, and KeyBank National Association (together with other participating lenders), dated March 11, 2005 (previously filed as and incorporated by reference to Exhibit 10.15 to Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-11, Commission File No. 333-111674, filed on June 17, 2005)

10.12	Form of Negative Pledge Agreement under Revolving Credit Agreement among Hartman REIT Operating Partnership, L.P., Hartman REIT Operating Partnership III LP, and KeyBank National Association (together with other participating lenders) (previously filed as and incorporated by reference to Exhibit 10.16 to Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-11, Commission File No. 333-111674, filed on June 17, 2005)

10.13	Form of Collateral Assignment of Partnership Interests under Revolving Credit Agreement among Hartman REIT Operating Partnership, L.P., Hartman REIT Operating Partnership III LP, and KeyBank National Association (together with other participating lenders) (previously filed as and incorporated by reference to Exhibit 10.17 to Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-11, Commission File No. 333-111674, filed on June 17, 2005)

10.14	Waiver and Amendment No. 1 between Hartman REIT Operating Partnership, L.P., Hartman REIT Operating Partnership III, L.P., and KeyBank National Association, as agent for the consortium of lenders, dated May 8, 2006 (previously filed and incorporated by reference to Exhibit 10.23 to the Registrant’s Quarterly Report on Form 10-Q, filed on May 12, 2006)

10.15	Amendment No. 2 between Hartman REIT Operating Partnership, L.P., Hartman REIT Operating Partnership III, L.P., and KeyBank National Association, as agent for the consortium of lenders, dated May 19, 2006 (previously filed and incorporated by reference to Exhibit 10.24 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 30, 2007)

10.16	Promissory Note between HCP REIT Operating Company IV LLC and MidFirst Bank, dated March 1, 2007 (previously filed and incorporated by reference to Exhibit 10.25 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 30, 2007)

10.17	Amendment No. 3 between Hartman REIT Operating Partnership, L.P., Hartman REIT Operating Partnership III, L.P., and KeyBank National Association, as agent for the consortium of lenders, dated March 26, 2007 (previously filed and incorporated by reference to Exhibit 10.26 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 30, 2007)

10.18	Amendment No. 5 between Hartman REIT Operating Partnership, L.P., Hartman REIT Operating Partnership III, L.P., and KeyBank National Association, as agent for the consortium of lenders, dated October 31, 2007 (previously filed and incorporated by reference to Exhibit 10.27 to the Registrant’s Quarterly Report on Form 10-Q, filed on November 14, 2007)

10.19	Amendment No.6 between Whitestone REIT Operating Partnership, L.P., Whitestone REIT Operating Partnership III, L.P., and KeyBank National Association, as agent for the consortium of lenders, dated March 11, 2008 (previously filed as and incorporated by reference to Exhibit 10.28 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007, filed on March 31, 2008)

Exhibit No.	Description
10.20	Term Loan Agreement among Whitestone REIT Operating Partnership, L.P., Whitestone Pima Norte LLC, Whitestone REIT Operating Partnership III LP, Hartman REIT Operating Partnership III LP LTD, Whitestone REIT Operating Partnership III GP LLC and KeyBank National Association, dated January 25, 2008 (previously filed as and incorporated by reference to Exhibit 10.29 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007, filed on March 31, 2008)

10.21	Settlement Agreement between Whitestone and Hartman dated May 30, 2008 (previously filed and incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K, filed May 30, 2008)

10.22	Mutual Release between Whitestone and Hartman dated May 30, 2008 (previously filed and incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K, filed May 30, 2008)

10.23+	Whitestone REIT 2008 Long-Term Equity Incentive Ownership Plan (previously filed and incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed July 31, 2008)

10.24	Promissory Note among Whitestone Corporate Park West, LLC and MidFirst Bank dated August 5, 2008 (previously filed and incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K, filed August 8, 2008)

10.25	Promissory Note among Whitestone Centers LLC and Sun Life Assurance Company of Canada dated October 1, 2008 (previously filed and incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K, filed October 7, 2008)

10.26	Promissory Note among Whitestone Centers LLC and Sun Life Assurance Company of Canada dated October 1, 2008 (previously filed and incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K, filed October 7, 2008)

10.27	Promissory Note among Whitestone Centers LLC and Sun Life Assurance Company of Canada dated October 1, 2008 (previously filed and incorporated by reference to Exhibit 99.3 to the Registrant’s Current Report on Form 8-K, filed October 7, 2008)

10.28	Promissory Note among Whitestone Centers LLC and Sun Life Assurance Company of Canada dated October 1, 2008 (previously filed and incorporated by reference to Exhibit 99.4 to the Registrant’s Current Report on Form 8-K, filed October 7, 2008)

10.29	Promissory Note among Whitestone Centers LLC and Sun Life Assurance Company of Canada dated October 1, 2008 (previously filed and incorporated by reference to Exhibit 99.5 to the Registrant’s Current Report on Form 8-K, filed October 7, 2008)

10.30	Promissory Note among Whitestone Offices LLC and Nationwide Life Insurance Company dated October 1, 2008 (previously filed and incorporated by reference to Exhibit 99.6 to the Registrant’s Current Report on Form 8-K, filed October 7, 2008)

10.31	Extension of Revolving Credit Agreement among Whitestone REIT Operating Partnership, L.P., Whitestone REIT Operating Partnership III, L.P., and KeyBank National Association (together with other participating lenders), dated October 1, 2008 (previously filed and incorporated by reference to Exhibit 99.7 to the Registrant’s Current Report on Form 8-K, filed October 7, 2008)

10.32	Promissory Note among Whitestone Industrial-Office LLC and Jackson Life Insurance Company dated October 3, 2008 (previously filed and incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed October 9, 2008)

Exhibit No.	Description
10.33+	Form of Restricted Common Share Award Agreement (Performance Vested) (previously filed and incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed January 7, 2009)

10.34+	Form of Restricted Common Share Award Agreement (Time Vested) (previously filed and incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed January 7, 2009)

10.35+	Form of Restricted Unit Award Agreement (previously filed and incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed January 7, 2009)

10.36	Promissory Note among Whitestone Centers LLC and Sun Life Assurance Company of Canada dated February 3, 2009 (previously filed and incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed February 10, 2009)

10.37	Promissory Note among Whitestone Centers LLC and Sun Life Assurance Company of Canada dated February 3, 2009 (previously filed and incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed February 10, 2009)

10.38	Promissory Note among Whitestone Centers LLC and Sun Life Assurance Company of Canada dated February 3, 2009 (previously filed and incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed February 10, 2009)

10.39	Promissory Note among Whitestone Centers LLC and Sun Life Assurance Company of Canada dated February 3, 2009 (previously filed and incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K, filed February 10, 2009)

10.40	Purchase, Sale and Contribution Agreement between Whitestone REIT Operating Partnership, L.P. and Bank One, Chicago, NA, as trustee for Midwest Development Venture IV dated December 18, 2008 (previously filed and incorporated by reference to Exhibit 10.8 to Registrant’s Quarterly Report on Form 10-Q, filed on May 15, 2009)

10.41+	Grant Agreement for Restricted Shares between Whitestone REIT and Daryl J. Carter (previously filed and incorporated by reference to Exhibit 10.9 to Registrant’s Quarterly Report on Form 10-Q, filed on May 15, 2009)

10.42+	Grant Agreement for Restricted Shares between Whitestone REIT and Daniel G. DeVos (previously filed and incorporated by reference to Exhibit 10.10 to Registrant’s Quarterly Report on Form 10-Q, filed on May 15, 2009)

10.43+	Grant Agreement for Restricted Shares between Whitestone REIT and Donald F. Keating (previously filed and incorporated by reference to Exhibit 10.11 to Registrant’s Quarterly Report on Form 10-Q, filed on May 15, 2009)

10.44+	Grant Agreement for Restricted Shares between Whitestone REIT and Jack L. Mahaffey (previously filed and incorporated by reference to Exhibit 10.12 to Registrant’s Quarterly Report on Form 10-Q, filed on May 15, 2009)

10.45+	Grant Agreement for Restricted Shares between Whitestone REIT and Chris A. Minton (previously filed and incorporated by reference to Exhibit 10.13 to Registrant’s Quarterly Report on Form 10-Q, filed on May 15, 2009)

21.1	List of subsidiaries of Whitestone REIT (previously filed and incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K, filed on March 11, 2010)

23.1	Consent of Pannell Kerr Forster of Texas, P.C. (Registrant’s independent registered public accounting firm)

Exhibit No.	Description
23.2*	Consent of Venable LLP (included in its opinion filed as Exhibit 5.1 hereto)

23.3†	Consent of Bass, Berry & Sims PLC (included in its opinion filed as Exhibit 8.1 hereto)

24.1	Power of attorney (included in the signature page to this Registration Statement)

+	Denotes management contract or compensatory plan or arrangement.
*	To be filed by amendment.
†	Previously filed.